As filed with the Securities and Exchange Commission on March 9, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sandy Spring Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	6021	52-1532952
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17801 Georgia Avenue
Olney, Maryland 20832
(301) 774-6400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald E. Kuykendall
Executive Vice President, General Counsel & Secretary
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
(301) 774-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Kenneth R. Morrow, Esq. Dickstein Shapiro LLP 1825 Eye Street N.W. Washington, D.C. 20006 (202) 420-2200	Noel M. Gruber, Esq. Kennedy & Baris, L.L.P. 4701 Sangamore Road, Suite P-15 Bethesda, Maryland 20816 (301) 229-3400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Share	Price(2)	Registration Fee(3)
Common Stock, $1.00 par value	729,146	N/A	$27,054,073	$845.48

(1)	Represents the maximum number of shares of common stock of Sandy Spring Bancorp, Inc. (“Bancorp”) issuable pursuant to the Agreement and Plan of Merger dated as of December 13, 2006 as amended, by and between CN Bancorp, Inc. (“CNB”) and Bancorp, in connection with the merger of CNB with and into Bancorp, based on (i) the number of shares of CNB common stock outstanding, or reserved for issuance under various plans immediately prior to the merger and (ii) the exchange ratio applicable in the merger (0.6657 of a share of Bancorp common stock for each share of CNB common stock) multiplied by 60% (the maximum portion of the merger consideration consisting of Bancorp common stock). Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares that may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the average of the bid and asked price for the CNB common stock as reported by the OTC Bulletin Board on March 7, 2007.

(3)	Calculated in accordance with Rule 457(f) of the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED MARCH [ • ], 2007, SUBJECT TO COMPLETION

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

CN BANCORP, INC.
7401 Ritchie Highway
Glen Burnie, Maryland 21060

[          ], 2007

Dear Stockholder:

On December 13, 2006, CN Bancorp, Inc. entered into an agreement and plan of merger with Sandy Spring Bancorp, Inc., pursuant to which CNB will merge with and into Bancorp. You are invited to attend a special meeting of stockholders of CNB to be held on [          ], 2007 at [          ] a.m., local time, at [          ]. At this special meeting, you will be asked to approve the merger agreement so that the merger can occur.

In the merger, each outstanding share of CNB common stock (other than shares as to which stockholders have properly exercised dissenters’ rights) will be converted into the right to receive either $25.00 in cash, without interest, or 0.6657 of a share of Bancorp common stock. Proration procedures set forth in the merger agreement and described in this proxy statement/prospectus provide that at least 50% but no more than 60% of the outstanding shares of CNB common stock will be converted into Bancorp common stock and at least 40% but not more than 50% of the outstanding shares of CNB common stock will be converted into cash. Although you may elect to receive cash in exchange for your shares of CNB common stock, because of the fixed allocation of the merger consideration between cash and Bancorp common stock, there is no assurance that you will receive cash that you elect with respect to all shares of CNB common stock that you hold. As of [               ], 2007, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the closing sale price for one share of Sandy Spring Bancorp, Inc. common stock was $[          ]. The market price of Sandy Spring Bancorp, Inc. common stock will fluctuate prior to the merger. We urge you to obtain current market information for the Sandy Spring Bancorp, Inc. common stock.

Your board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of CNB and its stockholders, has approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the merger as described in this proxy statement/prospectus and “FOR” a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the merger agreement and the merger. The proposed merger requires the receipt of bank regulatory approvals and the approval of the merger agreement by holders of at least 80% of the outstanding shares of CNB common stock. Please carefully review this document, which explains the proposed merger in detail. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” on page 19 of this proxy statement/prospectus.

Stockholders owning or controlling shares of CNB common stock representing approximately 37% of the outstanding shares of CNB common stock as of the date of the merger agreement have entered into a voting agreement with Bancorp in which they have agreed to vote all of such shares in favor of the proposal to approve the merger agreement and the merger.

Bancorp common stock is listed on the NASDAQ Global Select Market under the symbol “SASR” and CNB common stock is quoted on the OTC Bulletin Board under the symbol “CNBE.”

It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting. Abstentions and failures to vote will have the same effect as votes against the proposal to approve the merger agreement and the merger.

Accordingly, please complete, date, sign and return promptly your proxy card in the enclosed postage pre-paid envelope. You may attend the meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

Sincerely,

Jan W. Clark
President and CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Sandy Spring Bancorp, Inc. common stock are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated [          ], 2007 and is first being mailed to CNB stockholders on or about [          ], 2007.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Sandy Spring Bancorp, Inc. from documents that are not included in or delivered with this document. This information includes documents of Sandy Spring Bancorp, Inc. incorporated by reference in this proxy statement/prospectus, including exhibits to such documents that are specifically incorporated by reference in this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of these documents by accessing the Securities and Exchange Commission’s Internet web site maintained at www.sec.gov or by requesting them from Sandy Spring Bancorp, Inc. at the following address:

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Attention: Ronald E. Kuykendall, Executive Vice President, General Counsel and Secretary
(301) 774-6400

If you would like to request documents, please do so by [       ,      ], 2007, in order to receive them before the special meeting of CNB stockholders.

See “Where You Can Find More Information” beginning on page 71 for further information.

CN BANCORP, INC.
7401 RITCHIE HIGHWAY
GLEN BURNIE, MARYLAND 21060

[                    ], 2007

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [          ], 2007

To the Stockholders of CN Bancorp, Inc.:

We will hold a special meeting of stockholders of CN Bancorp, Inc. on [          ], 2007, at [          ] a.m., local time, at [          ], for the following purposes:

1. To consider and vote upon a proposal to approve an agreement and plan of merger, dated as of December 13, 2006, between CN Bancorp, Inc. (“CNB”) and Sandy Spring Bancorp, Inc. (“Bancorp”) and the merger contemplated thereby, pursuant to which CNB will merge with and into Bancorp upon the terms and subject to the conditions set forth in the agreement and plan of merger. This proposal is more fully described in the accompanying proxy statement/prospectus. A copy of the agreement and plan of merger, as amended, is attached as Appendix A to the accompanying proxy statement/prospectus.

2. To consider and vote upon a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger and the merger contemplated thereby.

3. To transact any other business as may properly come before the special meeting or any adjournment or postponements of the special meeting.

We have fixed the close of business on [          ], 2007 as the record date for determining those CNB stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only CNB stockholders of record on that date are entitled to notice of, and to vote at, the special meeting of CNB stockholders and any adjournments or postponements of the special meeting.

By order of the Board of Directors,

Shirley Palmer
Secretary

Glen Burnie, Maryland
[          ], 2007

The board of directors of CNB unanimously recommends that you vote “FOR” approval of the agreement and plan of merger and the merger contemplated thereby and “FOR” the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger and the merger contemplated thereby.

The enclosed proxy is solicited by and on behalf of the CNB board of directors. Whether you plan to attend the meeting or not, please sign and return the enclosed proxy so that CNB may be assured of the presence of a quorum at the meeting. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

CNB stockholders have the right to exercise dissenters’ rights with respect to the merger and demand in writing that the surviving corporation in the merger pay the fair value of their shares of CNB common stock under applicable provisions of Maryland law. In order to exercise and perfect dissenters’ rights, CNB stockholders must give written notice of their intent to demand payment for their shares to CNB before voting on the merger at the special meeting and must not vote in favor of or consent to the merger. A copy of the applicable Maryland statutory provisions is included in the accompanying proxy statement/prospectus as Appendix C, and a description of the procedures to demand and perfect dissenters’ rights is included in the section entitled “The Merger — Dissenters’ Rights” beginning on page 41.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	6
SELECTED FINANCIAL INFORMATION	15
COMPARATIVE PER SHARE DATA	18
RISK FACTORS	19
THE SPECIAL MEETING OF CNB STOCKHOLDERS	22
Date, Time and Place of Meeting	22
Purpose of the Special Meeting	22
Record Date and Outstanding Shares	22
Vote Required to Approve the Merger Agreement and the Merger	22
Vote Required to Approve the Proposal, If Necessary, to Adjourn the Special Meeting	22
Quorum; Abstentions and Broker Non-Votes	23
Voting by Directors and Executive Officers	23
Voting and Revocation of Proxies	23
Election to Receive Cash Merger Consideration	24
Solicitation of Proxies and Expenses	24
Board Recommendation	24
Dissenters’ Rights	25
THE COMPANIES	26
Bancorp	26
SSB	26
CN Bancorp, Inc. and County National Bank	26
THE MERGER	27
General	27
Background of and Reasons for the Merger; Recommendation of the CNB Board	27
Recommendation of CNB’s Board of Directors	30
Opinion of CNB’s Financial Advisor	30
Accounting Treatment	37
Source of Financing	38
Regulatory Approvals Required for the Merger	38
Material United States Federal Income Tax Consequences	38
United States Federal Income Tax Consequences of the Merger	39
Dissenters’ Rights	41
Voting Agreement	43
THE MERGER AGREEMENT	44
Explanatory Note Regarding the Summary of the Merger Agreement	44
Structure of the Merger	44
Merger Consideration	44
Election Procedure	45
Proration	45
Election Form	46
Procedures for Surrendering CNB Stock Certificates	47
Treatment of CNB Options	48
Bancorp Employee Benefit Plans and Severance for CNB Employees	48
Change of Control and Severance Payments	49
Restrictions on Resales by CNB Affiliates	50
Effective Time	50

i

Conditions to the Completion of the Merger	50
Shares Subject to Properly Exercised Dissenters’ Rights	51
Representations and Warranties	52
CNB Stockholder Approval	53
Conduct of CNB’s Business Pending the Merger	53
Termination of the Merger Agreement	57
Termination Fee Payable by CNB	58
Amendments/Waivers	59
Expenses	59
INTERESTS OF CERTAIN PERSONS IN THE MERGER	59
Options and Rights to Purchase Shares	60
Change in Control Payments	60
Employment Agreements of Jan W. Clark and John G. Warner	60
Indemnification and Insurance	61
Appointment of Advisory Board	61
DESCRIPTION OF BANCORP CAPITAL STOCK	62
Authorized Capital Stock	62
Bancorp Common Stock	62
Transfer Agent	62
Stock Exchange Listing	62
COMPARATIVE STOCK PRICES AND DIVIDENDS	63
CNB’s PRINCIPAL STOCKHOLDERS	64
COMPARATIVE RIGHTS OF STOCKHOLDERS	64
Authorized Capital Stock	64
Voting Rights	64
Dividends	65
Size of Board of Directors	65
Removal of Directors	66
Filling Vacancies on the Board of Directors	66
Nomination of Director Candidates	66
Special Meetings of Stockholders	67
Stockholder Proposals	67
Amendments to Articles of Incorporation	67
Amendments to Bylaws	68
Stockholder Vote on Fundamental Issues	68
Anti-Takeover Provisions	68
Directors and Officers Liability and Indemnification	69
Reporting	70
LEGAL MATTERS	71
EXPERTS	71
WHERE YOU CAN FIND MORE INFORMATION	71
APPENDIX A: AGREEMENT AND PLAN OF MERGER, AS AMENDED	A-1
APPENDIX B: OPINION OF SANDLER O’NEILL & PARTNERS, LP	B-1
APPENDIX C: SECTIONS 3-201 THROUGH 3-213 OF THE MARYLAND GENERAL CORPORATION LAW	C-1
APPENDIX D: ANNUAL REPORT OF CNB ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2006	D-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The Merger and the Special Meeting of CNB Stockholders

Q: What matters will be considered at the special meeting of stockholders?

A: At the special meeting, CNB’s stockholders will be asked to vote on (1) the agreement and plan of merger, as amended, by and between Sandy Spring Bancorp, Inc. (“Bancorp”) and CN Bancorp, Inc. (“CNB”), under which CNB will merge with and into Bancorp, with Bancorp surviving the merger, and (2) a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger and the merger contemplated thereby. The agreement and plan of merger and the merger contemplated thereby are referred to in this proxy statement/prospectus as the “merger agreement” and “merger,” respectively. The merger agreement, as amended, is attached to this proxy statement/prospectus as Appendix A.

Q: What stockholder vote is necessary?

A: At the special meeting, the affirmative vote of holders of at least 80% of the shares of outstanding CNB common stock is required to approve the merger agreement and the merger and the affirmative vote of a majority of the shares present or represented at the special meeting is required to approve the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies. CNB stockholders owning or controlling approximately [37]% of the outstanding shares of CNB common stock as of the record date for the special meeting have entered into a voting agreement with Bancorp whereby they have agreed to vote their shares for approval of the merger agreement and the merger.

Q: Does CNB’s board of directors recommend that CNB stockholders approve the merger agreement and the merger and the proposal to approve, if necessary, an adjournment of the special meeting to permit further solicitation of proxies?

A: Yes. CNB’s board of directors unanimously recommends that its stockholders vote “FOR” approval of the merger agreement and the merger and “FOR” the proposal to approve, if necessary, an adjournment of the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

Q: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want to vote with respect to the proposal to approve the merger agreement and the merger and the proposal, if necessary, to adjourn the special meeting to a later date to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting. The proxy card should be mailed in accordance with the instructions provided thereon. If you want to make an election to receive cash merger consideration, complete, sign, date and mail the election form and letter of transmittal, which will be provided separately, to the exchange agent at the address listed on page 3, together with the stock certificates representing the shares of CNB common stock with respect to which you wish to make a cash election, in accordance with the instructions described in this proxy statement/prospectus. In a separate mailing you will receive an Election Form/Letter of Transmittal to use in making an election to receive cash merger consideration. Do not send your election form, letter of transmittal or stock certificates with your proxy card to CNB or Bancorp. The proxy card should be mailed in accordance with the instructions set forth thereon.

Q. How do I change my vote after I have mailed my signed proxy card?

A: You may change your vote at any time before your proxy is voted by revoking your proxy in any of the following three ways:

•	by delivering a written notice to the secretary of CNB stating that you would like to revoke your proxy;

•	by submitting another duly executed proxy with a later date; or

•	by attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not by itself revoke your proxy). If you hold your shares in “street name,” you will need additional documentation from your bank or broker in order to vote in person at the special meeting.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the proposal to approve the merger agreement and the merger without your instructions. You should therefore instruct your broker how to vote your shares. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement and the merger.

Q: What if I abstain from voting?

A: If you abstain from voting it will have the same effect as a vote against the merger agreement and the merger but will have no effect on the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies.

Q: Am I entitled to dissenters’ rights?

A: Yes. Under Maryland law, you may exercise dissenters’ rights in connection with the merger. The provisions of Maryland law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise dissenters’ rights. A CNB stockholder may take actions that prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect such rights. A copy of Sections 3-201 through 3-213 of the Maryland General Corporation Law (the “MGCL”) is attached to this proxy statement/prospectus as Appendix C.

For a more complete description of dissenters’ rights, please refer to the section of this proxy statement/prospectus entitled “The Merger — Dissenters’ Rights” beginning on page 41.

Q: When do you expect to complete the merger?

A: We presently expect to complete the merger in the second quarter of 2007. However, we cannot assure you when or if the merger will occur. Stockholders of CNB holding at least 80% of the outstanding shares of CNB common stock must first approve the merger agreement and the merger at the special meeting and we must obtain the necessary regulatory consents and approvals.

Q: Is consummation of the merger subject to any conditions?

A: Yes. In addition to the approval of the stockholders of CNB, consummation of the merger requires the receipt of the necessary regulatory consents and approvals, and the satisfaction of other conditions specified in the merger agreement. See “The Merger — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to the Completion of the Merger” beginning on pages 38 and 50 of this proxy statement/prospectus, respectively.

Merger Consideration

Q: What will I receive in the merger?

A: As a result of the merger, each share of CNB common stock (other than shares with respect to which dissenters’ rights have been properly exercised and perfected) will be converted into the right to receive either $25.00 in cash, without interest, or 0.6657 of a share of Bancorp common stock, in each case subject to the proration procedures described in this proxy statement/prospectus.

Q: What are the tax consequences of the merger to me?

A: We expect that for United States federal income tax purposes, in general, CNB stockholders who receive cash in whole or in part in exchange for their CNB common stock will recognize gain equal to the lesser of the realized gain or the cash received, and the merger will not be a taxable event to those CNB stockholders who receive solely Bancorp common stock in exchange for their CNB common stock. If, however, a CNB stockholder who receives cash in the merger actually or constructively owns shares of Bancorp common stock after the merger, such stockholder might be subject to dividend treatment in certain circumstances. See “Material United States Federal Income Tax Consequences” on page 38.

Bancorp and CNB will have no obligation to complete the merger until they have received an opinion to the effect that the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that the merger will have certain United States federal income tax results. However, this opinion will not bind the Internal Revenue Service, which could take a different view of the transaction.

We urge you to consult your personal tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances.

Q: How do I elect to receive cash merger consideration in the merger?

A: In a separate mailing, record holders of CNB common stock are being provided with an election form and letter of transmittal. The election form and letter of transmittal allow each CNB stockholder to specify the number of shares with respect to which such CNB stockholder elects to receive cash. No election is necessary if you prefer to receive Bancorp common stock. The election procedures and deadline for making elections are described in the materials accompanying the election form and letter of transmittal and also beginning on page 45 of this proxy statement/prospectus. All elections and non-elections are subject to the allocation and proration procedures described in this proxy statement/prospectus beginning on page 45. To make a valid election, record holders of shares of CNB common stock must properly complete, sign and send the election form and letter of transmittal, together with the stock certificates with respect to which an election is being made, to the exchange agent at the following address:

By Mail:	By Hand or Courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, NY 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Ave Brooklyn, NY 11219

Do not send your election form, letter of transmittal or stock certificates with your proxy card to Bancorp or to CNB. If you make an election to receive cash merger consideration, the election form, letter of transmittal and your stock certificates should be sent to the exchange agent at the address listed above. The proxy card should be mailed in accordance with the instructions set forth thereon.

If you own shares of CNB common stock in “street name” through a broker or other financial institution and you wish to make an election, you will receive or should seek instructions from the institution holding your shares concerning how to make your election. “Street name” holders may be subject to an earlier election deadline than stated below. Therefore, if you are a street name holder, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow your broker’s directions for changing those instructions.

Election forms must be received by 5:00 p.m., Eastern Time on [          ], 2007 (the “election deadline”) for the election to be valid. If you do not make a valid election by the election deadline, you will receive Bancorp common stock in exchange for your shares of CNB common stock, subject to the allocation and proration procedures described in this proxy statement/prospectus, which will depend upon the elections of the other CNB stockholders. Questions related to elections to receive merger consideration and the election form should be directed to Shirley Palmer, CNB’s Secretary, at (410) 760-7000.

Do not return your election form or your stock certificates with your proxy card. Doing so will not constitute a valid election, and may delay your receipt of the merger consideration.

Q: Will I always receive the form of merger consideration I desire to receive?

A: No. Bancorp will pay cash for at least 40% but not more than 50% of the outstanding shares of CNB common stock and issue shares of Bancorp common stock for at least 50% but not more than 60% of the outstanding shares of CNB common stock. If the number of CNB shares for which an election to receive cash is made is higher than 50% of the outstanding shares of CNB common stock, a pro rata portion of those shares will be converted into the right to receive Bancorp common stock in order to result in a 50% cash and 50% stock allocation. If the number of CNB shares for which an election to receive cash is made is lower than 40% of the outstanding shares of CNB common stock, a pro rata portion of the shares for which no election is made will be converted into the right to receive cash in order to result in a 40% cash and 60% stock allocation. Accordingly, there is no assurance that you will receive the form of merger consideration that you desire to receive with respect to all of the shares of CNB common stock you hold. The allocation and proration procedures are described beginning on page 45 of this proxy statement/prospectus.

Q. What do I do if I want to revoke my election after I have mailed my signed election form?

A: If you are the record holder of your shares, you may revoke your election by sending a signed written notice to the exchange agent identifying the shares of CNB common stock for which you are revoking your election. For a notice of revocation to be effective, it must be received by the exchange agent prior to the election deadline. The election procedure, including revocation of an election, is described beginning on page 45 of this proxy statement/prospectus. If you hold your shares in “street name,” you must follow your broker’s instructions for revoking an election.

Q: When should I send in my stock certificates?

A: If you make an election to receive cash, you must send the stock certificates representing the shares of CNB common stock with respect to which you have made an election with your completed election form and letter of transmittal to the exchange agent at the address set forth on page 3 so that they are received by the exchange agent no later than the election deadline. If you hold your shares in “street name,” you should comply with the election deadline set by your broker, which may be earlier. If you do not make an election to receive cash, you will receive a letter of transmittal from the exchange agent after the completion of the merger with instructions for sending in your stock certificates.

Q: Is there other information about Bancorp I should consider that is not included in this proxy statement/prospectus?

A: Yes. Much of the business and financial information about Bancorp that may be important to you is not included in this proxy statement/prospectus. Instead, that information is incorporated by reference to documents separately filed by Bancorp with the Securities and Exchange Commission (the “SEC”). This means that Bancorp may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Where You Can Find More Information” beginning on page 71 for a list of documents that Bancorp has incorporated by reference into this proxy statement/prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: What if there is a conflict between documents of Bancorp?

A: You should rely on the LATER FILED DOCUMENT. Information in this proxy statement/prospectus may update information contained in one or more of the Bancorp documents incorporated by reference. Similarly, information in documents that Bancorp may file after the date of this proxy statement/prospectus may update information contained in this proxy statement/prospectus or information in previously filed documents.

Q: Who can I call with questions or to obtain copies of this proxy statement/prospectus?

A: You may contact Shirley Palmer of CN Bancorp, Inc. at (410)-760-7000.

Q: What will happen to my CNB stock options?

A: Each option to acquire CNB stock under CNB’s stock option plan that is outstanding at the effective time of the merger will be converted into an option to purchase a number of shares of Bancorp common stock equal to 0.6657 times the number of shares of CNB stock underlying such CNB option and the exercise price of the CNB option will be ratably adjusted in accordance with such conversion. However, Bancorp, in its sole and complete discretion, may require CNB or County National to offer to cancel any CNB option immediately prior to the effective time of the merger in exchange for a cash payment in an amount equal to $25.00 minus the per share exercise price for each share of CNB stock underlying such CNB option, subject to any required withholding of taxes.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read the entire proxy statement/prospectus carefully and the other documents to which we refer to understand fully the transactions contemplated by the merger agreement. See “Where You Can Find More Information” on page 71.

Information about Bancorp, SSB, CNB and County National (See Page 26).

Sandy Spring Bancorp, Inc.
Sandy Spring Bank
17801 Georgia Avenue
Olney, Maryland 20832
(301) 774-6400

Sandy Spring Bancorp, Inc. (“Bancorp”)

Bancorp is the holding company for Sandy Spring Bank and Sandy Spring Bank’s principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Bancorp is the third largest publicly traded banking company headquartered in Maryland. As of December 31, 2006, Bancorp had total assets of approximately $2.60 billion, total net loans of approximately $1.80 billion, total deposits of approximately $1.99 billion and approximately $237.8 million in stockholders’ equity. Through its subsidiaries, Bancorp also offers a comprehensive menu of leasing, insurance and investment management services. Bancorp’s common stock is listed on the NASDAQ Global Select Market under the symbol “SASR”. The deposits associated with Bancorp’s affiliated banks are insured by the Federal Deposit Insurance Corporation.

Sandy Spring Bank (“SSB”)

SSB is a community banking organization that focuses its lending and other services on businesses and consumers in the Baltimore-Washington region. SSB was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 33 community offices and 77 ATMs located throughout Maryland. SSB is affiliated with the Allpoint ATM Network, which offers free nationwide access at 34,000 ATM locations.

On February 15, 2007, Bancorp completed its acquisition of Potomac Bank of Virginia (“Potomac”). The transaction was structured as a merger of Potomac with and into SSB, with SSB as the surviving bank in the merger. The shareholders of Potomac received an aggregate of 887,146 shares of Bancorp common stock and an aggregate of $31,410,436.50 in cash as a result of the merger of Potomac into SSB.

The acquisition of Potomac added to SSB approximately $247 million in total assets, approximately $193 million in gross loans, approximately $192 million in total deposits, and five full service branches located in the Virginia communities of Fairfax, Lansdowne, Vienna and Chantilly.

CN Bancorp, Inc.
County National Bank
7401 Ritchie Highway
Glen Burnie, MD 21060
(410) 760-7000

CN Bancorp, Inc. (“CNB”) and County National Bank (“County National”)

CNB was organized in 1996 under the laws of the State of Maryland to serve as the holding company for County National. County National, a national banking association organized under the laws of the United States, commenced operations in December 1996. County National is engaged in a general commercial and consumer banking business, serving individuals and businesses from its main office in Glen Burnie, Maryland, and its branch offices located in Pasadena, Odenton and Millersville, Maryland. As of December 31, 2006,

CNB had assets of approximately $160.8 million, total loans of approximately $100 million, total deposits of approximately $138.7 million, and total stockholders’ equity of approximately $20.7 million. CNB’s common stock is quoted on the OTC Bulletin Board under the symbol “CNBE.”

Detailed information about the business and results of operations of CNB and County National is included in CNB’s Annual Report on Form 10-KSB for the year ended December 31, 2006, which is attached to this proxy statement/prospectus as Appendix D.

The Merger and the Bank Merger (See Page 27).

Bancorp and CNB have entered into an agreement and plan of merger that provides for the merger of CNB with and into Bancorp, with Bancorp surviving the merger. In connection with the merger agreement, SSB, a wholly-owned subsidiary of Bancorp, and County National, a wholly-owned subsidiary of CNB, entered into a related agreement and plan of merger, under which County National will merge with and into SSB, with SSB surviving the merger. In this proxy statement/prospectus, we refer to the agreement and plan of merger between Bancorp and CNB as the “merger agreement” and the related agreement and plan of merger between SSB and County National as the “bank merger agreement” and the mergers contemplated thereby as the “merger” and the “bank merger,” respectively. The bank merger will be consummated immediately following the effective time of the merger. The merger agreement, as amended, is attached as Appendix A to this proxy statement/prospectus. You should read the merger agreement in its entirety because it is the legal document that governs the merger.

Special Meeting of CNB Stockholders (See Page 22).

The special meeting of CNB stockholders will be held at [          ] a.m., eastern time, on [          ], 2007, at [          ,          ,          ], Maryland. At the special meeting, CNB stockholders will be asked to vote to approve the merger agreement and the merger, and a proposal, if necessary, to adjourn the special meeting to a later date or dates to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger. You can vote at the special meeting if you were a record holder of CNB common stock at the close of business on [          ], 2007, the record date for the special meeting. As of that date, there were [1,728,011] shares of CNB common stock outstanding and entitled to be voted at the special meeting. Approval of the merger agreement and the merger requires the affirmative vote of holders at least 80% of the outstanding shares of CNB common stock outstanding at the record date. Approval of the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies requires a majority vote of the stockholders present or represented at the special meeting. Stockholders of CNB owning or controlling approximately [37]% of the outstanding shares of CNB common stock as of the record date have agreed to vote their shares to approve the merger agreement and the merger.

What CNB Stockholders Will Receive in the Merger (See Page 44).

The merger agreement provides that at the effective time of the merger each outstanding share of CNB common stock (other than shares with respect to which dissenters’ rights have properly been exercised and perfected) will be converted into the right to receive either $25.00 in cash, without interest, or 0.6657 of a share of Bancorp common stock, subject to the allocation and proration procedures described in this proxy statement/prospectus. Bancorp will not issue any fractional shares of Bancorp common stock in the merger. Under the merger agreement, holders of CNB common stock entitled to receive fractional shares will be entitled to receive an amount in cash, without interest, determined by multiplying the closing sale price of a share of Bancorp common stock on the NASDAQ Global Select Market (on the trading day immediately preceding the effective time of the merger) by the fraction of a share of Bancorp common stock to which such holder of CNB common stock would otherwise have been entitled. In this proxy statement/prospectus, we refer to the cash and shares of Bancorp common stock to be received in the merger by CNB stockholders as the “merger consideration.”

On [          ], 2007, the most recent practicable trading date prior to the date of this proxy statement/prospectus, the closing price of Bancorp common stock was $[          ] per share.

No assurance can be given that the current market price of Bancorp common stock will be equivalent to the market price of Bancorp common stock on the date that stock is received by a CNB stockholder or at any other time. The market price of Bancorp common stock when received by a CNB stockholder may be greater or less than the current market price of Bancorp common stock.

You May Elect to Receive Cash Merger Consideration (See Page 44).

You may elect to receive cash in exchange for any or all of your shares of CNB common stock by completing the election form and letter of transmittal provided in a separate mailing and submitting your stock certificates as provided herein and in the separate election form/letter of transmittal. If you do not make a valid election to receive cash, the merger consideration you receive will be shares of Bancorp common stock, subject to the allocation and proration procedures described in this proxy statement/prospectus, which will depend on the elections made by the other CNB stockholders.

Bancorp will pay cash for at least 40% but no more than 50% of the CNB common stock outstanding at the effective time of the merger, and issue shares of Bancorp common stock for at least 50% but no more than 60% of the CNB common stock outstanding at the effective time of the merger. If the number of CNB shares for which an election to receive cash is made is higher than 50% of the outstanding shares of CNB common stock, a pro rata portion of those shares will be converted into the right to receive Bancorp common stock in order to result in a 50% cash and 50% stock allocation. If the number of CNB shares for which an election to receive cash is made is lower than 40% of the outstanding shares of CNB common stock, then a pro rata portion of the shares for which no election is made will be converted into the right to receive cash in order to result in a 40% cash and 60% stock allocation. The proration procedures are described further under the section entitled “The Merger Agreement — Proration” beginning on page 45 of this proxy statement/prospectus. Because of the allocation and proration procedures, you cannot be certain of receiving the form of merger consideration that you desire with respect to all of your shares of CNB common stock.

An election form and letter of transmittal is being mailed separately to the CNB stockholders of record as of the record date. CNB stockholders who hold shares of CNB common stock in “street name” must follow instructions provided by their broker to make an election. If you do not make a valid election by 5:00 p.m., eastern time, on [          ], 2007, you will be deemed to have not made an election. All elections and deemed non-elections are subject to the allocation and proration procedures described in this proxy statement/prospectus. See “The Merger Agreement — Proration” beginning on page 45 of this proxy statement/prospectus.

Your completed election form and stock certificates should be returned to the exchange agent at the following address:

By Mail:	By Hand or Courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, NY 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Ave Brooklyn, NY 11219

Do not return your stock certificates or election form with your proxy card to CNB or Bancorp. Doing so will not constitute a valid election, and may delay your receipt of the merger consideration.

Treatment of Outstanding Options to Purchase CNB Common Stock (See Page 48).

Each option to acquire CNB common stock under CNB’s stock option plan that is outstanding at the effective time of the merger will be converted into an option to purchase a number of shares of Bancorp common stock in accordance with:

•	the terms and conditions of the option plan under which the option was issued;

•	the agreement evidencing the grant of such option to purchase CNB stock; and

•	any other agreement between CNB and the option holder regarding such CNB stock option;

provided, however,

•	that from and after the effective time of the merger, each such CNB stock option shall be exercisable only for Bancorp common stock;

•	the number of shares of Bancorp common stock that may be acquired under such CNB stock option will be the number of shares of CNB common stock subject to such CNB stock option multiplied by 0.6657, rounded down to the nearest whole share; and

•	the exercise price per share of such CNB stock option shall be equal to such exercise price divided by 0.6657, rounded down to the nearest cent.

Notwithstanding the foregoing, Bancorp, in its sole and complete discretion, may require CNB or County National to offer to cancel any CNB option immediately prior to the effective time of the merger in exchange for a cash payment at closing in an amount equal to $25.00 minus the per share exercise price for each share of CNB common stock underlying such CNB option, subject to any required withholding of taxes.

CNB’s Board of Directors Unanimously Recommends Stockholder Approval of the Merger Agreement and the Merger and Stockholder Approval of the Proposal, If Necessary, to Adjourn the Special Meeting to Permit Further Solicitation of Proxies. (See Page 30).

CNB’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of CNB and its stockholders and unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger. CNB’s board of directors unanimously recommends that CNB stockholders vote “FOR” approval of the merger agreement and the merger and “FOR” the approval of the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

The affirmative vote of holders of at least 80% of the outstanding shares of CNB common stock as of the record date is required to approve the merger agreement and the merger and the affirmative vote of a majority of the shares present or represented at the special meeting is required to approve the proposal, if necessary, to adjourn the special meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.

As of the record date, the directors and officers of CNB owned and were entitled to vote an aggregate of [613,466] shares of CNB common stock, representing approximately [37%] of the outstanding shares of CNB common stock. These individuals, in their capacities as stockholders, have entered into a voting agreement with Bancorp, under which they have agreed to vote all of their shares in favor of the merger agreement and against any competing transaction.

CNB’s Reasons for the Merger (See Page 27).

In reaching the conclusion that the merger agreement and the merger are in the best interests of and advisable for CNB and its stockholders and in approving the merger agreement and the merger, CNB’s board of directors considered and reviewed with management and CNB’s financial and legal advisors a number of factors, including the following:

•	The per share consideration offered by Bancorp, at $25.00 cash or 0.6657 of a share of Bancorp common stock, is in line with the prices paid in comparable transactions and represents a significant premium over the market value of CNB’s common stock, which is quoted on the OTC Bulletin Board.

•	The consideration offered by Bancorp equals or exceeds the value which CNB could reasonably expect to achieve if it maintained independent operations.

•	Bancorp’s common stock is traded on The NASDAQ Global Select Market, and has substantially greater liquidity than CNB’s common stock, which is quoted on the OTC Bulletin Board.

•	The opinion of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) dated as of December 13, 2006, that the consideration to be received by CNB stockholders is fair from a financial point of view to CNB’s stockholders.

•	The risks to stockholder value in continued independent operations, including risks relating to the inherent uncertainties about future growth and performance, management and board succession, the impact and costs of increased regulatory compliance obligations, including those related to the Sarbanes-Oxley Act, and the market for bank acquisitions.

•	Certain interests of officers and directors that are different from, or in addition to, the interest of stockholders generally.

Additional factors are discussed under the section entitled “The Merger — Background of and Reasons for the Merger; Recommendation of the CNB Board” beginning on page 27 of this proxy statement/prospectus.

Opinion of CNB’s Financial Advisor (See Page 30).

Sandler O’Neill has served as financial advisor to CNB in connection with the merger agreement and the merger and has given its opinion to CNB’s board of directors that, as of December 13, 2006, the merger consideration was fair to CNB stockholders from a financial point of view. It is a condition to CNB’s obligation to consummate the merger that Sandler O’Neill update its opinion as of the date of this proxy statement/prospectus. A copy of the opinion delivered by Sandler O’Neill is attached to this proxy statement/prospectus as Appendix B. Sandler O’Neill’s opinion is summarized under the section entitled “The Merger— Opinion of CNB’s Financial Advisor,” beginning on page 30 of this proxy statement/prospectus. CNB stockholders should read Sandler O’Neill’s opinion carefully and completely. Sandler O’Neill’s opinion outlines the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing its opinion.

Sandler O’Neill’s opinion is directed to CNB’s board of directors and does not constitute a recommendation to any CNB stockholder as to any matters relating to the merger. CNB has agreed to pay Sandler O’Neill a fee of $75,000, plus reimbursement of expenses incurred.

CNB’s Officers and Directors Have Some Interests in the Merger That Are Different than or in Addition to Their Interests as Stockholders (See Page 59).

In addition to their interests as stockholders, certain directors and officers of CNB have interests in the transactions contemplated by the merger agreement that are different from or in addition to your interests as CNB stockholders. These interests relate to or arise from, among other things:

•	the potential retention of CNB’s directors as members of an existing advisory board of SSB after the effective time of the merger and the fee that those individuals will receive for service on such advisory board;

•	the receipt by certain officers and employees of CNB of change in control or severance payments;

•	the employment of Jan W. Clark, CNB’s president and chief executive officer, with SSB upon the completion of the merger pursuant to an employment agreement between SSB and Mr. Clark; and

•	the employment of John G. Warner, CNB’s executive vice president, with SSB upon the completion of the merger pursuant to an employment agreement between SSB and Mr. Warner.

CNB’s board of directors was aware of the interests described above and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. For information concerning these interests, please see “Interests of Certain Persons in the Merger” on page 59.

In addition, certain employees of CNB are expected to be employed by Bancorp or SSB after the effective time of the merger. As employees of Bancorp or SSB, they will be eligible for certain employee benefits as discussed under the section entitled “The Merger Agreement — Bancorp Employee Benefit Plans and Severance for CNB Employees” on page 48.

Material United States Federal Income Tax Consequences (See Page 38).

We have structured the merger as a “reorganization” for United States federal income tax purposes. Accordingly, it is expected that:

•	holders of shares of CNB common stock will generally not recognize any gain or loss for United States federal income tax purposes on the exchange of their shares of CNB common stock for Bancorp common stock in the merger;

•	such holders will recognize gain (or dividend income) or (in certain cases) loss realized in connection with any cash received as part of the merger consideration; and

•	the companies themselves will not recognize gain or loss as a result of the merger.

It is a condition to the closing of the merger that Bancorp and CNB receive an opinion from KPMG to the effect that the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that the merger will have certain United States federal income tax results which are discussed in this proxy statement/prospectus.

The United States federal income tax consequences described above may not apply to all holders of CNB common stock, including certain holders specifically referred to on pages 38 and 39. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Dissenters’ Rights (See Page 41).

CNB stockholders are entitled to object to the merger and, if the merger is completed and they perfect their rights as objecting stockholders (“dissenters’ rights”), to receive payment in cash in an amount equal to the appraised fair value of their shares of CNB common stock. In general, to preserve dissenters’ rights, CNB stockholders who wish to exercise these rights must:

•	deliver to CNB a written objection to the proposed transaction at or before the time the vote is taken at the special meeting;

•	not vote their shares for approval of the merger agreement and the merger;

•	within 20 days after the Maryland Department of Assessments and Taxation accepts the articles of merger, make a written demand on Bancorp for payment of their shares, stating the number of shares for which payment is demanded; and

•	comply with the other procedures set forth in Sections 3-201 through 3-213 of the MGCL.

The text of Sections 3-201 through 3-213 of the MGCL governing dissenters’ rights is attached to this proxy statement/prospectus as Appendix C. Failure to comply with the procedures described in Appendix C will result in the loss of dissenters’ rights under the MGCL. We urge you to carefully read the text of Sections 3-201 through 3-213 of the MGCL governing dissenters’ rights.

The Merger Will Be Accounted for Under the Purchase Method of Accounting (See Page 37).

The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States of America. A comparison of the most recent annual financial statements of Bancorp and CNB indicates that Bancorp’s investment in CNB will represent less than 10% of Bancorp’s assets after giving effect to the merger.

Completion of the Merger Is Subject to Certain Conditions (See Page 50).

Completion of the merger is subject to a number of conditions, including the approval of the merger agreement and the merger by stockholders of CNB holding at least 80% of the outstanding shares of CNB common stock and the receipt of necessary regulatory consents and approvals. Certain conditions to the merger may be waived by Bancorp or CNB, as applicable.

We Can Not Complete the Merger without All Required Regulatory Approvals (See Page 38).

The merger requires the receipt of certain regulatory consents and approvals, including, but not limited to, the approval of the Board of Governors of the Federal Reserve System and the Maryland Commissioner of Financial Regulation. Although we have made or will make filings and notifications for these purposes and we expect to obtain all necessary regulatory approvals, we cannot be certain if or when we will obtain them. If a regulator fails to provide a required regulatory approval, then Bancorp and CNB may not be able to consummate the transactions contemplated by the merger agreement. In addition, a regulator could impose conditions to its approval that might be unacceptable to Bancorp. See also “The Merger Agreement — Conditions to the Completion of the Merger.”

The Merger Is Expected to Occur in the Second Quarter of 2007 (See Page 50).

The merger is expected to occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the second quarter of 2007. However, we cannot assure you when or if the merger will occur.

Termination of the Merger Agreement (See Page 57).

Bancorp and CNB can mutually agree to abandon the merger and terminate the merger agreement at any time prior to the time the merger is completed, even after CNB stockholder approval. Also, either CNB or Bancorp can decide, without the consent of the other, to abandon the merger and terminate the merger agreement in a number of situations, including if:

•	the merger has not been consummated on or before September 13, 2007, except that neither Bancorp nor CNB can terminate the merger agreement for this reason if the delay was caused by its breach of a provision under the merger agreement;

•	CNB’s stockholders fail to give the necessary approval at the special meeting of CNB stockholders, or

•	there is a permanent legal prohibition to completing the merger.

Bancorp can terminate the merger agreement if:

•	there is a breach on the part of CNB of the merger agreement that would cause certain conditions to be unsatisfied and such conditions are incapable of being satisfied by September 13, 2007;

•	CNB fails to hold the special meeting of CNB stockholders to approve the merger agreement and the merger;

•	CNB willfully and materially breaches its agreements to hold the special meeting of stockholders and to refrain from soliciting another acquisition proposal;

•	CNB’s board of directors fails to make, withdraws, or modifies in a manner adverse to Bancorp its approval or recommendation of the merger agreement and the merger; or

•	CNB enters into, or publicly announces its intention to enter into, a definitive agreement or agreement in principle with respect to a Superior Proposal (as defined on page 55 of this proxy statement/prospectus).

CNB can terminate the merger agreement if:

•	there is a breach on the part of Bancorp of the merger agreement that would cause certain conditions to be unsatisfied and such conditions are incapable of being satisfied by September 13, 2007;

•	CNB’s board of directors authorizes CNB to enter into an agreement concerning a Superior Proposal, and both

•	CNB gives Bancorp at least 72 hours prior written notice of its intention to terminate to accept a Superior Proposal, and

•	Bancorp does not make during this 72 hour period an offer that is at least as favorable to CNB’s stockholders as the Superior Proposal.

or,

•	the average closing price of Bancorp’s common stock during the 10 consecutive days ending on the 7th calendar day immediately prior to the effective time of the merger is less than $30.05 and Bancorp’s common stock price has underperformed the NASDAQ Bank Index by 20% or more since December 13, 2006, provided that this termination right:

•	may only be exercised by CNB during the three-day period following the 7th calendar day prior to the effective date of the merger; and

•	is subject to Bancorp’s right to increase the merger consideration payable to holders of CNB common stock to be converted into Bancorp common stock by issuing additional shares of Bancorp common stock and/or cash (subject to a maximum amount of cash equal to 57% of the total merger consideration), in either case as necessary to cure either of the above described conditions, but only to the extent that the cure would not jeopardize the tax-free nature of the stock portion of the merger consideration.

CNB Must Pay Bancorp a Termination Fee under Certain Circumstances (See Page 58).

CNB has agreed to pay Bancorp a fee of $1,764,000 if:

•	Bancorp terminates the merger agreement as a result of:

•	CNB failing to hold the special meeting of CNB stockholders to approve the merger agreement and the merger,

•	CNB’s board failing to recommend to CNB’s stockholders the approval of the merger agreement and the merger, or withdrawing such recommendation or modifying such recommendation in a manner adverse to Bancorp, or

•	CNB entering into or its public announcement of its intent to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal,

or,

•	CNB terminates the merger agreement to enter into a written agreement concerning a Superior Proposal, but only after CNB’s compliance with its obligation to give Bancorp 72 hours advance written notice and Bancorp’s failure to make an offer during such 72 hour period that is at least as favorable to CNB’s stockholders as the Superior Proposal.

or,

•	the merger agreement is terminated by Bancorp due to either of the following two events:

•	failure of Bancorp and CNB to consummate the merger by September 13, 2007 (provided that the failure of the merger to be consummated by this date was not due to a breach of any provision of the merger agreement by Bancorp); or

•	the failure of CNB’s stockholders to approve the merger and merger agreement, in accordance with Maryland law, at the CNB stockholder meeting,

but, with respect to a termination as a result of either of the above two events, only if prior to such termination an acquisition proposal has been publicly proposed (other than by Bancorp or any of its affiliates) or a third party has publicly announced its intention to make an acquisition proposal or such acquisition proposal or intention becomes widely known to CNB’s stockholders and within nine months of the date of such termination (12 months if CNB does not reject such proposal or does not reconfirm its recommendation of the merger upon Bancorp’s request):

•	CNB merges into, or is acquired, by a third party;

•	a third party acquires more than 50% of the total assets of CNB and its subsidiaries;

•	a third party acquires more than 50% of the outstanding CNB shares;

•	CNB adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding CNB shares or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of CNB and its subsidiaries; or

•	CNB or its subsidiaries enter into a definitive agreement to do any of these.

Effect of Merger on Rights of CNB Stockholders (See Page 64).

The rights of CNB stockholders are governed by Maryland law, as well as CNB’s articles of incorporation and bylaws and the rights of Bancorp stockholders are governed by Maryland law as well as Bancorp’s articles of incorporation and bylaws. After completion of the merger, the rights of the former CNB stockholders receiving Bancorp common stock in the merger will be governed by Maryland law, as well as Bancorp’s articles of incorporation and bylaws. Although the articles of incorporation and bylaws of CNB and Bancorp are similar in many ways, there are some substantive and procedural differences that will affect the rights of such CNB stockholders.

Market Price Information (See Page 63).

Bancorp’s common stock is listed on the NASDAQ Global Select Market under the symbol “SASR.” CNB’s common stock is quoted on the OTC Bulletin Board under the symbol “CNBE.” The following tables set forth the historical price of Bancorp common stock and CNB common stock as of the date preceding the first public announcement of the merger and as of the latest practicable date preceding the date of this proxy statement/prospectus.

	Bancorp	CNB
	Common	Common
Date	Stock	Stock

December 13, 2006	$37.40	$16.05
[ ,], 2007	$—	$—

SELECTED FINANCIAL INFORMATION

The following tables set forth certain consolidated financial information of Bancorp and CNB. Bancorp’s consolidated financial information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of Bancorp contained in its annual report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this proxy statement/prospectus. CNB’s consolidated financial information is based on, and should be read in conjunction with, the consolidated financial statements and related notes of CNB contained in its annual report on Form 10-KSB for the year ended December 31, 2006, which is attached to this proxy statement/prospectus as Appendix D. See “Where You Can Find More Information” on page 71.

SANDY SPRING BANCORP, INC.
Selected Consolidated Financial Data

	As of and for the Years Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share data)

Results of Operations:
Interest income	$153,443	$122,160	$108,981	$112,048	$122,380
Interest expense	58,687	33,982	34,768	37,432	44,113
Net interest income	94,756	88,178	74,213	74,616	78,267
Provision for loan and lease losses	2,795	2,600	0	0	2,865
Net interest income after provision for loan and lease losses	91,961	85,578	74,213	74,616	75,402
Noninterest income, excluding securities gains	38,894	33,647	30,409	32,973	27,937
Securities gains	1	3,262	540	996	2,016
Noninterest expenses	85,096	77,194	92,474	67,040	63,843
Income before taxes	45,760	45,293	12,688	41,545	41,512
Income tax expense (benefit)	12,889	12,195	(1,679)	9,479	10,927
Net income	32,871	33,098	14,367	32,066	30,585

Per Share Data:
Net income — basic	$2.22	$2.26	$0.99	$2.21	$2.11
Net income — diluted	2.20	2.24	0.98	2.18	2.08
Dividends declared	0.88	0.84	0.78	0.74	0.69
Book value (at year end)	16.04	14.73	13.34	13.35	12.25
Tangible book value (at year end)(1)	14.48	13.09	12.16	12.03	10.76

Financial Condition (at year end):
Assets	$2,610,457	$2,459,616	$2,309,343	$2,334,424	$2,308,486
Deposits	1,994,223	1,803,210	1,732,501	1,561,830	1,492,212
Loans and leases	1,805,579	1,684,379	1,445,525	1,153,428	1,063,853
Securities	540,908	567,432	666,108	998,205	1,046,258
Borrowings	351,540	417,378	361,535	563,381	613,714
Stockholders’ equity	237,777	217,883	195,083	193,449	178,024

Performance Ratios (for the year):
Return on average equity	14.33%	16.21%	7.27%	17.29%	18.89%
Return on average assets	1.28	1.41	0.60	1.37	1.42
Net interest margin	4.26	4.39	3.68	3.78	4.21
Efficiency ratio — GAAP based	63.67	61.71	87.93	61.74	58.99
Efficiency ratio — traditional	58.71	58.16	62.86	56.26	54.09
Dividends declared per share to diluted net income per share	40.00	37.50	79.59	33.94	33.17

SANDY SPRING BANCORP, INC.
Selected Consolidated Financial Data
(Con’t)

	As of and for the Years Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share data)

Capital and Credit Quality Ratios:
Average equity to average assets	8.95%	8.68%	8.21%	7.91%	7.49%
Allowance for loan and lease losses to loans and leases	1.08	1.00	1.01	1.29	1.41
Non-performing assets to total assets	0.15	0.06	0.08	0.13	0.12
Net charge-offs to average loans and leases	0.01	0.02	0.02	0.01	0.05

(1)	Total stockholders’ equity, net of goodwill and other intangible assets, divided by the number of shares of common stock outstanding at the end of the applicable period.

CN BANCORP, INC.
Selected Financial Data

	As of and for the Years Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands except per share data)

Results of Operations Data:
Interest income	$8,981	$7,091	$5,714	$4,963	5,190
Interest expense	2,843	1,950	1,243	1,253	1,688
Net interest income	6,138	5,141	4,471	3,710	3,502
Provision for loan losses	163	184	151	135	125
Net interest income after provision for loan losses	5,975	4,957	4,320	3,575	3,377
Other income	1,210	1,178	950	894	829
Other expense	4,990	4,484	4,391	3,782	3,640
Income before taxes	2,195	1,651	879	687	566
Income taxes	794	567	297	222	171
Net income	$1,401	$1,084	$582	$465	$395

Per Share Data:
Earnings per share, basic	$0.82	$0.76	$0.43	$0.48	$0.46
Earnings per share, diluted	0.81	0.71	0.40	0.38	0.35
Cash dividends	0.35	0.25	0.21	0.12	0.15
Book value per share	11.97	11.47	11.34	11.18	10.46
Tangible book value per share	11.97	11.47	11.34	11.18	10.46
Weighted average shares outstanding, basic	1,715,073	1,435,278	1,358,954	961,686	860,000
Weighted average shares outstanding, diluted	1,738,699	1,521,542	1,462,875	1,137,135	1,114,858
Shares outstanding at end of period	1,728,011	1,664,342	1,384,565	1,264,745	860,000

CN BANCORP, INC.
Selected Financial Data
(Con’t)

	As of and for the Years Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands except per share data)

Financial Condition (at year end):
Total Assets	$160,792	$147,596	$136,871	$116,438	$104,044
Securities available for sale, at fair value	16,279	23,881	26,214	17,506	9,090
Securities held to maturity, at cost	7,742	8,162	10,359	8,209	7,532
Loans receivable, net of unearned income	99,978	89,426	79,695	70,879	64,113
Allowance for loan losses	1,010	864	800	720	745
Premises and equipment, net	3,685	3,914	4,179	4,053	3,365
Non-interest bearing deposits	37,947	36,867	30,078	27,098	21,488
Interest bearing deposits	100,716	89,418	89,232	72,212	71,473
Total deposits	138,663	126,285	119,310	99,310	92,961
Securities sold under agreements to repurchase	$291	$548	$523	$1,453	$988
Stockholders’ equity	20,692	19,097	15,695	14,136	8,995

Performance Ratios (for the year):
Return on average stockholders’ equity	6.96%	6.54%	3.82%	4.38%	4.52%
Return on average assets	0.92%	0.74%	0.44%	0.43%	0.40%
Net interest margin	4.34%	3.80%	3.69%	3.69%	3.84%
Other income to average assets	0.79%	0.81%	0.73%	0.82%	0.83%
Other expenses to average assets	3.27%	3.07%	3.35%	3.47%	3.66%
Dividend payout ratio	43.04%	35.09%	49.14%	26.79%	32.66%
Number of branches	4	4	4	3	3
Allowance for loan losses to total loans	1.01%	0.97%	1.00%	1.02%	1.16%
Non-performing loans to total loans	0.04%	0.07%	0.06%	0.16%	0.43%
Allowance for loan losses to non-performing loans	2,525.00%	1,386.13%	1,567.79%	648.65%	270.91%

Applicable Company Capital Ratios:
Tier 1 risk-based capital	19.5%	19.9%	18.1%	18.6%	12.8%
Total risk-based capital	20.5%	20.8%	19.0%	19.6%	13.9%
Leverage capital	13.1%	12.9%	11.2%	12.3%	8.5%
Stockholders’ equity to total assets	12.9%	12.9%	11.5%	12.1%	8.6%

COMPARATIVE PER SHARE DATA

The following table shows certain historical per share data for Bancorp and CNB for the periods indicated. The information in this table is based on, and should be read together with, the historical financial information that we have included in this proxy statement/prospectus or presented in Bancorp’s and CNB’s prior filings with the SEC. See “Where You Can Find More Information” on page 71.

Comparative Per Common Share Data

	Year Ended	Year Ended
	December 31, 2006	December 31, 2005

EARNINGS PER COMMON SHARE:

Basic
Bancorp	$2.22	$2.26
CNB	$0.82	$0.76

Diluted
Bancorp	$2.20	$2.24
CNB	$0.81	$0.71

CASH DIVIDENDS PER COMMON SHARE:
Bancorp	$0.88	$0.84
CNB	$0.35	$0.25

STOCKHOLDERS’ EQUITY PER COMMON SHARE:
Bancorp	$16.04	$14.73
CNB	$11.97	$11.47

RISK FACTORS

In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, the following factors should be considered carefully when evaluating the proposal to approve the merger agreement and the merger at the special meeting of CNB stockholders, as well as your election or non-election to receive cash merger consideration.

Because the market price of Bancorp common stock may fluctuate, you cannot be sure of the value of the stock portion of the merger consideration that you may receive.

Upon completion of the merger, each share of CNB common stock will be converted into the right to receive merger consideration consisting of cash or shares of Bancorp common stock. Because Bancorp is issuing its shares at a fixed exchange ratio as part of the merger consideration, any change in the price of Bancorp common stock prior to completion of the merger will affect the value of any shares of Bancorp common stock you receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of Bancorp and CNB, and regulatory considerations. Many of these factors are beyond the control of Bancorp and CNB. Accordingly, at the time of the special meeting of stockholders, you will not be able to determine the value of the Bancorp common stock you may receive upon completion of the merger.

The market price of the shares of Bancorp common stock may be affected by factors different from those affecting the shares of CNB common stock.

Upon completion of the merger, certain holders of CNB common stock will become holders of Bancorp common stock. Some of Bancorp’s current businesses and markets differ from those of CNB, and accordingly, the results of operations of Bancorp after the merger may be affected by factors different from those currently affecting the results of operations of CNB. For further information on the business of Bancorp and the factors to consider in connection with its business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” on page 71. For further information on the business of CNB and the factors to consider in connection with its business, see CNB’s Form 10-KSB for the year ended December 31, 2006, which is attached as Appendix D to this proxy statement/prospectus.

You cannot be certain of the form of merger consideration that you will receive.

Bancorp will pay cash, at a price of $25.00 per share, without interest, for at least 40% but not more than 50% of the CNB common stock outstanding at the effective time of the merger and issue shares of Bancorp common stock, based upon the exchange ratio of 0.6657, for at least 50% but no more than 60% of the CNB common stock outstanding at the effective time of the merger. If the number of CNB shares for which an election to receive cash is made is higher than 50% of the outstanding shares of CNB common stock, a pro rata portion of the shares for which an election to receive cash is made will be converted into the right to receive Bancorp common stock in order to result in a 50% cash and 50% stock allocation. If the number of CNB shares for which an election to receive cash is made is lower than 40% of the outstanding shares of CNB common stock, then a pro rata portion of the shares for which no election is made will be converted into the right to receive cash in order to result in a 40% cash and 60% stock allocation. Accordingly, there is a risk that you will receive merger consideration in the form that you do not desire, which could result in, among other things, tax consequences that differ from those that would have resulted had you received your desired form of consideration, including the recognition of taxable gain or dividend income to the extent cash is received.

We may fail to realize the cost savings we estimate for the merger.

The success of the merger will depend, in part, on our ability to realize the estimated cost savings from combining the businesses of Bancorp and CNB, including the combination of the businesses of SSB and County National following the bank merger. While we believe, as of the date of this proxy statement/

prospectus, that these cost savings estimates are achievable, it is possible that the potential cost savings could turn out to be more difficult to achieve than we anticipated. Our cost savings estimates also depend on our ability to combine the businesses of Bancorp and CNB, including the combination of the businesses of SSB and County National in a manner that permits those cost savings to be realized. If our estimates turn out to be incorrect or we are not able to combine successfully these two banks, the anticipated cost savings may not be realized fully or at all or may take longer to realize than expected.

Combining SSB and County National may be more difficult, costly or time-consuming than we expect or could result in the loss of customers.

Bancorp and CNB have operated, and until the completion of the merger will continue to operate and control their respective subsidiaries independently. In particular, SSB and County National have operated, and until the completion of the bank merger, will continue to operate their respective banking businesses, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each bank’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. There also may be disruptions that cause a loss of customers or cause customers to withdraw their deposits. There can be no assurance that customers will readily accept changes to their banking arrangements after the merger.

Certain officers and directors of CNB have potential conflicts of interest in the merger.

CNB stockholders should be aware of potential conflicts of interest and the benefits available to CNB officers and directors when considering CNB’s board of directors’ recommendation to approve the merger agreement and the merger. After the merger, directors of CNB will be offered the opportunity to become advisory board members of SSB and certain officers and employees of CNB will become officers and employees of SSB. In addition, CNB’s president and chief executive officer and CNB’s executive vice president will each be employed by SSB pursuant to an employment agreement with SSB effective as of the effective time of the merger. In addition, certain officers of CNB will receive change in control or severance payments upon or shortly after the effective date of the merger and certain officers of CNB have supplemental employee retirement plans under which they are entitled to receive certain retirement benefits, which have been restated in connection with the merger. See “Interests of Certain Persons in the Merger — Change in Control Payments” on page 59.

Restrictions in Bancorp’s articles of incorporation and bylaws with respect to unfriendly acquisitions could prevent a takeover of Bancorp.

Bancorp’s articles of incorporation and bylaws contain provisions that could discourage takeover attempts that are not approved by Bancorp’s board of directors. These provisions include supermajority provisions for the approval of certain business combinations, certain provisions relating to meetings of stockholders, a staggered board of directors and provisions authorizing the issuance of additional shares without stockholder approval. The MGCL also includes provisions that make an acquisition of Bancorp more difficult. These provisions may prevent a future takeover attempt in which Bancorp’s stockholders otherwise might receive a substantial premium for their shares over then-current market prices. See “Comparative Rights of Stockholders — Anti-Takeover Provisions” beginning on page 68.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This document contains information and statements about possible or assumed future results of operation or the performance of Bancorp and CNB after the merger is completed. This proxy statement/prospectus and Bancorp’s and CNB’s public documents contain forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief and the underlying management assumptions. These “forward-looking statements” can be identified by words such as “believes,”

“expects,” “anticipates,” “intends” and similar expressions, although not all forward-looking statements contain such words or expressions. Forward-looking statements appear in the discussions of matters such as the benefits of the merger between CNB and Bancorp, including future financial and operating results and cost saving enhancements to revenue that may be realized from the merger, and Bancorp’s and CNB’s plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based upon the current reasonable expectations and assessments of the respective management teams of Bancorp and CNB and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Bancorp and CNB. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

In addition to factors that Bancorp and CNB have previously disclosed in their respective reports filed with the SEC and those that are referenced elsewhere in this proxy statement/prospectus, including in CNB’s Annual Report on Form 10-KSB, which is included as Appendix D to this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the businesses of Bancorp and CNB, including the businesses of SSB and County National, may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected;

•	Bancorp may experience lower than expected revenues after the merger and the bank merger, higher than expected operating costs after the mergers or higher than expected losses of deposits, customers and business after the mergers;

•	after the merger and the bank merger, Bancorp may experience lower than expected cost savings from the mergers, or delays in obtaining, or an inability to obtain, cost savings from the mergers;

•	customer relationship losses, increases in operating costs and business disruption following the mergers may be greater than expected;

•	technological changes and systems integration may be more difficult or expensive than Bancorp expects;

•	adverse effects on relationships with employees may be greater than expected;

•	the regulatory approvals required for the mergers may not be obtained on the proposed terms or on the anticipated time schedule;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may adversely affect net interest income;

•	adverse effects may be caused by adverse changes to credit quality;

•	competition from other financial services companies in Bancorp’s and CNB’s markets could adversely affect operations;

•	an economic slowdown could adversely affect credit quality and loan originations, especially if such a slowdown were to occur in a market where Bancorp or CNB operates;

•	social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on the businesses of Bancorp and CNB and the economy; and

•	changes in securities markets could impact Bancorp’s stock price.

Forward-looking statements are made as of the date of the applicable document and, except as required by applicable law, Bancorp and CNB assume no obligation to update these forward-looking statements or to update the reasons why actual results could differ from those in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

THE SPECIAL MEETING OF CNB STOCKHOLDERS

CNB is providing this document to you as its proxy statement in connection with the solicitation of proxies by CNB’s board of directors to be voted at the special meeting of CNB stockholders to be held on [          ], 2007 and at any adjournments or postponements of the special meeting. Bancorp is also providing this document to you as a prospectus in connection with the offer and sale by Bancorp of its shares of common stock as a result of the proposed merger.

Date, Time and Place of Meeting The special meeting of CNB stockholders is scheduled to be held as follows:

•	Date: [ ], 2007

•	Time: [ ], local time

•	Place: [ ]

Purpose of the Special Meeting

At the special meeting, stockholders of CNB will be asked to:

•	approve the merger agreement, under which CNB will merge with and into Bancorp, with Bancorp surviving the merger, and, as described in this proxy statement/prospectus, each outstanding share of CNB common stock will be converted into the right to receive cash or shares of Bancorp common stock (See “The Merger Agreement — Merger Consideration” on page 44);

•	approve a proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies if and to the extent there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger; and

•	transact any other business that may properly come before the special meeting or any postponements or adjournments of the special meeting.

Record Date and Outstanding Shares

CNB’s board of directors has fixed the close of business on [          ], 2007 as the record date for the special meeting of CNB stockholders and only stockholders of record of CNB common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. Each holder of record of CNB common stock at the close of business on the record date is entitled to one vote for each share of CNB common stock then held on each matter voted on by stockholders at the special meeting. At the close of business on the record date, there were [1,728,011] shares of CNB common stock issued and outstanding and entitled to vote.

Vote Required to Approve the Merger Agreement and the Merger

The approval of the merger agreement and the merger requires the affirmative vote of holders of at least 80% of the outstanding shares of CNB common stock as of the record date (i.e., at least [1,382,409] shares of CNB common stock).

Vote Required to Approve the Proposal, If Necessary, to Adjourn the Special Meeting

The approval of the proposal to adjourn the special meeting if and to the extent necessary to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger requires a majority vote of the shares present or represented at the special meeting and entitled to vote on the matter.

Quorum; Abstentions and Broker Non-Votes

Holders of a majority of the issued and outstanding shares of CNB common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. Accordingly, at least [864,006] shares of CNB common stock must be present at the special meeting to constitute a quorum for the conduct of business. If a share is represented for any purpose at the special meeting, it is deemed to be present for the transaction of all business. Abstentions are counted for purposes of determining whether a quorum exists.

Notwithstanding the foregoing, pursuant to CNB’s bylaws, the special meeting may be adjourned by a majority of the shares present or represented at the special meeting.

If you hold your shares of CNB common stock in “street name” through a broker, bank or other nominee, generally the nominee may only vote your CNB common stock in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may only vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to approve the merger agreement and the merger. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” with respect to that matter. Broker shares that are not voted on any matter at the special meeting will, however, be counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists. In the event that a quorum is not present at the special meeting of CNB stockholders, it is expected that the special meeting will be adjourned or postponed to permit further solicitation of proxies.

For purposes of the vote with respect to the merger agreement and the merger, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect under Maryland law as a vote against approval of the merger agreement and the merger.

Voting by Directors and Executive Officers

As of the record date, CNB directors and officers beneficially owned [613,466] shares of CNB common stock, or approximately [37%] of the shares entitled to vote at the special meeting of CNB stockholders. The directors and officers of CNB, in their capacity as stockholders of CNB, have entered into a voting agreement with Bancorp whereby each has agreed to vote their respective shares for approval of the merger agreement and the merger at the special meeting and each has granted an irrevocable proxy that enables Bancorp to vote these shares to approve the merger agreement and the merger. CNB’s directors and officers were not paid any additional consideration in connection with the voting agreement or the irrevocable proxy granted thereby. The voting agreement terminates upon any termination of the merger agreement. See “The Merger — Voting Agreement” on page 43.

Voting and Revocation of Proxies

After carefully reading and considering the information presented in this proxy statement/prospectus, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the special meeting of CNB stockholders. You can also vote at the special meeting, but we encourage you to submit your proxy now in any event.

All shares of CNB common stock represented by each properly executed and valid proxy received by the secretary of CNB before the special meeting will be voted in accordance with the instructions given on the proxy. If a CNB stockholder executes a proxy card without giving instructions, the shares of CNB common stock represented by that proxy card will be voted “FOR” approval of the merger agreement and the merger and “FOR” the approval of the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger. CNB’s board of directors is not aware of any other matters to be voted on at the special meeting of CNB stockholders. If any other matter properly comes before the special meeting, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion.

You may revoke your proxy at any time before the proxy is voted by one of the following means:

•	by delivering a written notice to the secretary of CNB stating that you would like to revoke your proxy;

•	by submitting another duly executed proxy with a later date; or

•	by attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not by itself revoke your proxy). If you hold your shares in “street name,” you will need additional documentation from your bank or broker to vote your shares in person at the meeting.

Election to Receive Cash Merger Consideration

If you make an election to receive cash merger consideration, you must send the stock certificates representing the shares of CNB common stock with respect to which you have made an election with your completed election form and letter of transmittal. The completed election form and letter of transmittal and related stock certificates must be received by the exchange agent no later than 5:00 p.m. eastern time on [       ], 2007. If you do not submit stock certificates representing all of your shares of CNB common stock in connection with your election, you will receive a letter of transmittal from the exchange agent after the completion of the merger with instructions for sending in your stock certificates. See “The Merger Agreement — Procedures for Surrendering CNB Stock Certificates” beginning on page 47. You should not send your election form, letter of transmittal or CNB stock certificates with your proxy card to Bancorp or to CNB.

Solicitation of Proxies and Expenses

The accompanying proxy is being solicited by CNB’s board of directors, and CNB will pay for the entire cost of the solicitation, other than certain costs of preparing and filing this proxy statement/prospectus with the SEC, which are being borne by Bancorp. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of CNB common stock held of record by those persons, and CNB may reimburse the brokerage houses, custodians, nominees and fiduciaries for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by CNB’s directors, officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services.

CNB may engage a proxy solicitation firm to assist it in obtaining proxies from stockholders on a timely basis and Bancorp may, in its discretion, require CNB to do so. As of the date of this proxy statement/prospectus, CNB has not engaged a firm for the purpose of soliciting proxies and Bancorp has not requested CNB to do so. However, Bancorp reserves the right, under the merger agreement, to require CNB to engage a proxy solicitation firm in connection with the special stockholders meeting or any adjournment thereof. The cost of any proxy solicitation firm engaged by CNB, whether or not at the request of Bancorp, will be paid solely by CNB.

Board Recommendation

CNB’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of CNB and its stockholders. Accordingly, CNB’s board of directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that CNB’s stockholders vote “FOR” the proposal to approve the merger agreement and the merger and “FOR” the proposal, if necessary, to approve an adjournment of the special meeting to permit the further solicitation of proxies in the event that there are not sufficient votes at the special meeting to approve the merger agreement and the merger.

The proposed merger is of great importance to the stockholders of CNB. You are urged to read and carefully consider the information presented in this proxy statement/prospectus and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

Dissenters’ Rights

Under Maryland law, you may exercise dissenters’ rights in connection with the merger. The provisions of Maryland law governing dissenters’ rights are complex and you should review them carefully. A CNB stockholder may take actions that prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly exercise and perfect these rights. A copy of Sections 3-201 through 3-213 of the MGCL (the provisions of the MGCL governing dissenters’ rights) is attached to this proxy statement/prospectus as Appendix C.

For a more complete description of dissenters’ rights, please refer to the section of this proxy statement/prospectus entitled “The Merger — Dissenters’ Rights” beginning on page 41.

THE COMPANIES

Sandy Spring Bancorp, Inc. (“Bancorp”)

Bancorp is the holding company for SSB and SSB’s principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Bancorp is the third largest publicly traded banking company headquartered in Maryland. As of December 31, 2006, Bancorp had total assets of approximately $2.60 billion, total loans and leases of approximately $1.80 billion, total deposits of approximately $1.99 billion and approximately $237.8 million in stockholders’ equity. Bancorp’s common stock is listed on the NASDAQ Global Select Market under the symbol “SASR”. Through its subsidiaries, Bancorp offers a comprehensive menu of leasing, insurance and investment management services.

The principal executive offices of Bancorp are located at 17801 Georgia Avenue, Olney, Maryland 20832 and Bancorp’s telephone number is 301-774-6400.

Sandy Spring Bank (“SSB”)

SSB is a wholly owned subsidiary of Bancorp. SSB is a community banking organization that focuses its lending and other services on businesses and consumers in the Baltimore-Washington region. SSB was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 33 community offices and 77 ATMs located throughout Maryland. SSB is affiliated with the Allpoint ATM Network, which offers free nationwide access at 34,000 ATM locations.

Recent Developments

Acquisition of Potomac Bank of Virginia

On February 15, 2007, Bancorp completed its acquisition of Potomac Bank of Virginia (“Potomac”). The transaction was structured as a merger of Potomac with and into SSB, with SSB as the surviving bank in the merger. The shareholders of Potomac received an aggregate of 887,146 shares of Bancorp common stock and an aggregate of $31,410,436.50 in cash as a result of the merger of Potomac into SSB.

The acquisition of Potomac added to SSB approximately $247 million in total assets, approximately $193 million in gross loans, approximately $192 million in total deposits, and five full service branches located in the Virginia communities of Fairfax, Lansdowne, Vienna and Chantilly.

CN Bancorp, Inc. (“CNB”) and County National Bank (“County National”)

CNB was organized in 1996 under the laws of the State of Maryland to serve as the holding company for County National. County National is a national banking association that commenced operations in December 1996. County National is engaged in a general commercial and consumer banking business, serving individuals and businesses from its main office in Glen Burnie, Maryland, and its branch offices located in Pasadena, Odenton and Millersville, Maryland. As of December 31, 2006, CN Bancorp had assets of approximately $160.8 million, total loans of approximately $100 million, total deposits of approximately $138.7 million, and total stockholders’ equity of approximately $20.7 million.

CNB’s principal executive offices are located at 7401 Ritchie Highway, Glen Burnie, Maryland 21060 and its telephone number is (410) 760-7000. County National’s common stock is quoted on the OTC Bulletin Board under the symbol “CNBE.”

Detailed information about the business and results of operations of CNB and County National is included in CNB’s Annual Report on Form 10-KSB for the year ended December 31, 2006, which is attached to this proxy statement/prospectus as Appendix D.

THE MERGER

General

The merger agreement provides for the merger of CNB with and into Bancorp, with Bancorp surviving the merger.

We have attached a copy of the merger agreement, as amended, as Appendix A to this proxy statement/prospectus. We urge you to read the merger agreement in its entirety because it is the legal document that governs the merger and the transactions contemplated thereby. In connection with the merger agreement, SSB, a wholly-owned subsidiary of Bancorp, and County National, a wholly-owned subsidiary of CNB, entered into a related agreement and plan of merger, under which County National will merge with and into SSB, with SSB surviving the bank merger. The bank merger will be consummated immediately after the consummation of the merger.

Background of and Reasons for the Merger; Recommendation of the CNB Board

Background of the Merger

Over the last several years, the board of directors of CNB has considered the future operations of CNB and County National, and the ability of CNB to maintain and increase stockholder value, particularly in light of the increasingly competitive market in which CNB and County National operate, and the advancing age of the founding management and directors of CNB and County National.

At a strategic planning session in late 2004, management and the board of directors of CNB determined that a path of continued independence, with an emphasis on efforts to continue to increase earnings and to expand County National’s branch network, was the appropriate course to follow, as it would lead to enhanced stockholder value in the long term. The board of directors recognized, however, that CNB faced numerous challenges. Jan Clark, President and Chief Executive Officer of CNB, and John Warner, Executive Vice President and Chief Operating Officer of CNB, were at or nearing normal retirement age and a number of the members of the board of directors of CNB and County National were beyond normal retirement age. In addition, County National faced increasing competitive challenges from other institutions in and entering its market. The increased competition for deposits was causing unfavorable margin pressure. At the same time, the increased compliance requirements of the Sarbanes-Oxley Act were expected to increase legal and accounting expenses for CNB.

In the fall of 2005, a banking market analyst included CNB on a list of companies which appeared to be likely merger candidates. Soon thereafter, CNB began receiving unsolicited contacts from other institutions and investors, inquiring about CNB’s interest in discussing a potential transaction with another institution. As a result of the interest expressed and the increasing competition for loans and deposits, the board of directors determined that it would be in the best interests of CNB, its stockholders and the other constituencies served by CNB and County National to investigate a potential sale.

During late 2005 through spring 2006, Mr. Clark, on behalf of CNB, held a series of discussions with representatives of a number of institutions regarding a potential transaction involving CNB. The discussions involved a number of alternatives, including the potential acquisition of CNB by a third party and potential “merger of equals” transactions. None of the discussions relating to potential mergers of equals resulted in an acceptably priced or structured transaction. Three of the discussions related to the acquisition of CNB resulted in preliminary indications of interest at prices of $19.00, $21.00 and $23.50 per share. As a result of the inadequate level of consideration and/or structural issues relating to the proposed transaction, none of these discussions relating to the $19.00 and $21.00 per share proposals proceeded to due diligence or negotiation of a definitive agreement.

During the spring and summer of 2006, CNB permitted due diligence investigations by the party offering $23.50 per share, and succeeded in negotiating an increase in the offered consideration to $24.00 per share. However, the parties were unable to agree on certain structural and management issues regarding the proposed transaction, and the board of directors terminated negotiations in early September 2006.

In August 2006, Mr. Clark was contacted by a representative of Bancorp who was known to CNB because of his former employment with one of County National’s correspondent banks. He inquired into CNB’s interest in discussing a merger transaction with Bancorp. After conferring with members of the CNB board of directors, Mr. Clark met with Hunter Hollar, President and Chief Executive Officer of Bancorp and SSB, on September 8, 2006, to discuss Bancorp’s interest in acquiring CNB, and to discuss the possible terms of a transaction. This discussion was followed by a letter from Bancorp, dated September 13, 2006, reflecting Bancorp’s non-binding expression of interest, which outlined the basic terms of a proposed merger between Bancorp and CNB.

On September 18, 2006 the board of directors of CNB met to discuss the indication of interest and summary of terms. SSB, as an established, successful community bank operating in and around the market in which County National operates, was well known to Mr. Clark and some of the members of the CNB and County National boards of directors. The board of directors of CNB believed that there were positive cultural similarities between County National and SSB and that an affiliation with SSB would provide: (i) excellent opportunities for most of the employees of County National; (ii) enhanced services and banking opportunities for the customers and communities served by County National; and (iii) an increase in value to the CNB stockholders. Following a discussion of the merits of the indication of interest, the reputation of Bancorp, and its merits as a potential acquiror, the CNB board of directors authorized Mr. Clark to enter into discussions toward a definitive agreement exclusively with Bancorp, and authorized Bancorp to conduct due diligence. On September 19, 2006, Bancorp and CNB entered into an exclusivity agreement, pursuant to which CNB agreed not engage in any negotiations or discussions with any third party regarding an acquisition transaction involving CNB or County National for a period of 45 days, as well as a confidentiality agreement. CNB proceeded to provide copies of documents for Bancorp’s due diligence review.

On September 28, 2006, Mr. Clark met with representatives of Kennedy & Baris, L.L.P. (“Kennedy & Baris”), which had been retained as special legal counsel to represent CNB in its negotiations with Bancorp, to review the terms of the proposed transaction. During October 2006, Bancorp continued its due diligence investigation, and representatives of CNB, Kennedy & Baris and Sandler O’Neill, conducted a due diligence investigation of Bancorp. Sandler O’Neill was retained to: (i) review the terms of the Bancorp expression of interest; (ii) provide appropriate materials to assist the board of directors in evaluating the potential transaction; and (iii) provide its opinion as to the fairness from a financial point of view of the consideration offered to stockholders in any transaction with Bancorp. Sandler O’Neill had previously been retained to provide similar services in connection with an earlier proposed transaction involving CNB. On November 1, 2006, CNB and Bancorp extended the term of the exclusivity agreement until November 17, 2006.

On November 3, 2006, CNB and its legal and financial advisors received the initial draft of the proposed definitive agreement. Counsel for CNB and Mr. Clark spoke frequently to discuss proposed revisions and additions to the draft agreement and delivered proposed changes to such agreement to Dickstein Shapiro LLP, counsel for Bancorp, on November 10, 2006. On November 15, 2006, the board of directors reviewed with Kennedy & Baris and Sandler O’Neill the initial draft of the agreement and the changes proposed by CNB.

Counsel to CNB led CNB’s board of directors in a discussion of the principal terms of the draft definitive agreement and the proposed changes, as well as the continuing conversations with Bancorp and its counsel. The directors of CNB discussed those issues which they believed required satisfactory changes, and other issues relating to employees and benefit plans which would have to be resolved, prior to execution of a definitive agreement. Counsel to CNB made a presentation on, and led CNB’s board of directors in a discussion of, the fiduciary obligations of the board.

At the November 15, 2006 meeting, a representative of Sandler O’Neill presented its analysis to date of the proposed transaction. The presentation reviewed, among other things, (i) the financial terms of the proposed transaction; (ii) Bancorp’s potential earnings and capital dilution resulting from the transaction; (iii) the pricing relative to certain comparable transactions; (iv) CNB’s historic and potential future performance given industry risks and risks peculiar to CNB; and (v) a historical analysis of Bancorp.

After a general discussion of the presentations, CNB’s board of directors directed Mr. Clark and Kennedy & Baris to continue discussions with Bancorp and its counsel in an effort to achieve the desired changes, and to resolve other outstanding issues. On November 15, 2006, the term of the exclusivity agreement was extended until December 1, 2006.

After numerous discussions between counsel for CNB and counsel for Bancorp, counsel for Bancorp provided a revised draft of the definitive agreement on November 22, 2006. Over the course of the next four weeks, counsel to CNB, Mr. Clark and other members of management reviewed and discussed the November 22, 2006 draft of the definitive agreement, drafts of the other agreements to be executed in connection with the merger, proposed employment agreements for Mr. Clark and Mr. Warner, and the treatment of the supplemental retirement plans between CNB and certain senior management employees of CNB. Counsel to CNB, Mr. Clark and other members of management spoke frequently during the period through early December to discuss further proposed changes and Bancorp’s responses.

On December 13, 2006, the boards of directors of CNB and County National met in joint session to review with counsel and Sandler O’Neill a revised draft of the merger agreement. Counsel gave a presentation on the procedures carried out to date, the changes to the merger agreement since the November 15, 2006 meeting and the proposed resolution to the other issues noted by the CNB board of directors, and again reviewed with the CNB board of directors its fiduciary obligations. A representative of Sandler O’Neill reviewed its presentation and delivered its opinion that the consideration to be received in the transaction was fair from a financial point of view to CNB’s stockholders. Following extensive discussion, the board of directors of CNB unanimously approved the merger agreement and the merger and authorized Mr. Clark to execute the merger agreement on behalf of CNB. CNB and Bancorp exchanged signature pages to the merger agreement after the close of business on December 13, 2006.

In reaching the conclusion that the merger agreement and the merger are in the best interests of and advisable for CNB and its stockholders, and in approving the merger agreement and the merger, CNB’s board of directors considered and reviewed with management and CNB’s financial and legal advisors a number of factors, including the following:

•	The per share consideration offered by Bancorp, at $25.00 cash or 0.6657 of a share of Bancorp common stock, is in line with the prices paid in comparable transactions, and represents a significant premium over the market value of CNB’s common stock.

•	The consideration offered by Bancorp equals or exceeds the value which CNB could reasonably expect to achieve if it maintained independent operations.

•	There are risks to stockholder value in continued independent operations, including risks relating to the inherent uncertainties about future growth and performance, management and board succession, the impact and costs of increased regulatory compliance obligations, including those related to the Sarbanes Oxley Act, and the market for bank acquisitions.

•	Bancorp common stock is traded on the NASDAQ Global Select Market, and has substantially greater liquidity than that of CNB’s common stock, which is quoted on the OTC Bulletin Board.

•	Bancorp common stock currently pays a dividend at a per share rate of $0.88 (or approximately $0.586 per share of CNB common stock converted into Bancorp common stock), which rate has increased annually for at least 25 years, representing a substantial increase over the $0.35 per share paid by CNB, including special dividends.

•	The belief of CNB’s board of directors that a merger with Bancorp makes strategic sense for CNB, in light of the higher lending limits, wider array of products and services, greater opportunity for employees, and the increasingly competitive environment in which CNB operates.

•	The banking philosophy and community orientation of SSB and County National are very similar and SSB is a stable, profitable community bank.

•	SSB expects to retain substantially all customer contact employees, enabling customers to continue banking with the same people, while enjoying a wider and more diversified array of products than County National offers.

•	Sandler O’Neill’s opinion, as of December 13, 2006, that the consideration to be received by CNB stockholders was fair from a financial point of view to CNB’s stockholders.

•	The merger will generally allow stockholders to defer recognition of taxable gain, to the extent they receive Bancorp common stock.

•	The interests of officers and directors that are different from, or in addition to, the interest of stockholders generally.

•	The likelihood of the merger being approved by regulatory authorities without burdensome conditions or delay and in accordance with the terms proposed.

The above discussion of the information and factors considered by CNB’s board of directors is not intended to be exhaustive, but indicates the material matters considered by CNB’s board of directors. In reaching its determination to approve the merger agreement and the merger, CNB’s board of directors did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual directors may have considered various factors differently. CNB’s board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate determination. Moreover, in considering the factors and information described above, individual directors may have given differing weights to different factors. CNB’s board of directors based its determination on the totality of the information presented.

Recommendation of CNB’s Board of Directors

CNB’s board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote “FOR” the merger agreement and the merger, and “FOR” the proposal, if necessary, to adjourn the special meeting to permit the further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement and the merger.

Opinion of CNB’s Financial Advisor

By letter dated August 16, 2006 CNB retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to CNB in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 13, 2006 meeting at which CNB’s board considered and approved the merger and the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the consideration to be received in the transaction was fair to CNB’s stockholders from a financial point of view. It is a condition to CNB’s obligation to consummate the merger that Sandler O’Neill update its opinion by delivering to the board an updated opinion dated as of the date of this proxy statement/prospectus. The full text of Sandler O’Neill’s opinion, is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full opinion included as Appendix B. CNB stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the board of CNB and is directed only to the fairness of the merger consideration to CNB stockholders from a financial point of view. It does not address the underlying business decision of CNB to engage in the merger or any other aspect of the merger and is not a recommendation to any CNB stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its December 13, 2006 opinion, Sandler O’Neill reviewed and considered, among other things:

(i)	the merger agreement;

(ii)	certain publicly available financial statements and other historical financial information of CNB that Sandler O’Neill deemed relevant;

(iii)	certain publicly available financial statements and other historical financial information of Bancorp that Sandler O’Neill deemed relevant;

(iv)	internal financial projections for CNB for the year ending December 31, 2006 prepared by and reviewed with management of CNB and an estimated growth rate for the years ended December 31, 2007 and December 31, 2008;

(v)	earnings per share estimates for Bancorp for the years ending December 31, 2006 and 2007 published by I/B/E/S and reviewed with the management of Bancorp and an assumed long term growth rate reviewed with senior management of Bancorp;

(vi)	the pro forma financial impact of the merger on Bancorp, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of CNB and Bancorp;

(vii)	the publicly reported historical price and trading activity for CNB’s and Bancorp’s common stock, including a comparison of certain financial and stock market information for CNB and Bancorp with similar publicly available information for certain other companies the securities of which are publicly traded;

(viii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(ix)	the current market environment generally and the banking environment in particular; and

(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of CNB the business, financial condition, results of operations and prospects of Bancorp and held similar discussions with certain members of senior management of Bancorp regarding the business, financial condition and results of operations of Bancorp.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise provided to Sandler O’Neill by CNB and further relied on the assurances of management of CNB that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any such information and they did not assume any responsibility or liability for the accuracy or completeness of any such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of CNB or Bancorp or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of CNB or Bancorp, nor did it review any individual credit files relating to CNB or Bancorp. With CNB’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both CNB and Bancorp were adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with CNB’s consent, that there has been no material change in CNB’s and Bancorp’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to it that CNB and Bancorp will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Finally, with CNB’s consent, Sandler O’Neill relied upon the advice that CNB received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

In rendering its December 13, 2006 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to CNB or Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of CNB or Bancorp and the companies to which they are being compared, which were used in Sandler O’Neill’s analyses.

The internal projections and estimated growth rates for CNB for the years ended December 31, 2006 and 2007 as used by Sandler O’Neill in its analysis were provided by and discussed with senior management of CNB. The consensus earnings projections used and relied upon by Sandler O’Neill in its analyses were the publicly available estimates for Bancorp as published by I/B/E/S, which were reviewed with management of Bancorp. Sandler O’Neill expressed no opinion as to such financial estimates and projections or the assumptions on which they were based. These estimates and projections, as well as all other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such estimates and projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of CNB, Bancorp and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the CNB board at its December 13, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of CNB’s common stock or Bancorp’s common stock or the prices at which CNB’s or Bancorp’s common stock may be sold at any time.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction. Under the terms of the merger agreement, each share of CNB common stock, par value $10.00 per share, issued and outstanding immediately prior to the merger, other than dissenters’ shares, the holders of which have perfected such rights in the manner set forth in the merger agreement, will be converted into the right to receive (a) cash in an amount equal to $25.00 per share, without interest or (b) 0.6657 of a share of common stock, par value $1.00 per share, of Bancorp, subject to the election and proration procedures set forth in the merger agreement. Based upon per-share financial information for CNB for the twelve months ended September 30, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last twelve months’ earnings per share	30.1	x
Transaction value/Tangible book value per share	210%
Tangible book premium/Core deposits(1)	20.7%
Premium to Market	55.8%

(1)	Assumes CNB’s total core deposits are $116.1 million. Excludes CDs greater than $100,000.

The aggregate offer value was approximately $44.1 million, based upon 1,728,011 shares of CNB common stock outstanding and including the intrinsic value of options to purchase an aggregate of 97,500 shares with a weighted average strike price of $14.36 per share. Sandler O’Neill noted that the transaction value represented a 55.8% premium over the December 8, 2006 closing value of CNB’s publicly traded common stock.

Stock Trading History.  Sandler O’Neill reviewed the history of the reported trading prices and volume of CNB’s and Bancorp’s common stock for the one-year and three-year periods ended December 8, 2006. As described below, Sandler O’Neill then compared the relationship between the movements in the prices of CNB’s and Bancorp’s common stock to movements in the prices of the NASDAQ Bank Index, the S&P 500 Index, and the S&P Bank Index. During the one-year period ended December 8, 2006, CNB outperformed each of the indices to which it was compared; during the three-year period ended December 8, 2006, CNB underperformed each of the indices to which it was compared.

	CNB’s Stock Performance
	Beginning Index Value	Ending Index Value
	December 8, 2005	December 8, 2006

CNB	100.0%	121.9%
NASDAQ Bank Index	100.0	106.6
S&P 500 Index	100.0	112.3
S&P Bank Index	100.0	109.4

	Beginning Index Value	Ending Index Value
	December 8, 2003	December 8, 2006

CNB	100.0%	116.1%
NASDAQ Bank Index	100.0	117.2
S&P 500 Index	100.0	132.1
S&P Bank Index	100.0	122.3

During the one-year and three-year periods ended December 8, 2006, Bancorp underperformed each of the indices to which it was compared.

	Bancorp’s Stock Performance
	Beginning Index Value	Ending Index Value
	December 8, 2005	December 8, 2006

Bancorp	100.0%	98.7%
NASDAQ Bank Index	100.0	106.6
S&P 500 Index	100.0	112.3
S&P Bank Index	100.0	109.4

	Beginning Index Value	Ending Index Value
	December 8, 2003	December 8, 2006

Bancorp	100.0%	93.7%
NASDAQ Bank Index	100.0	117.2
S&P 500 Index	100.0	132.1
S&P Bank Index	100.0	122.3

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information of CNB and Bancorp with groups of financial institutions as selected by Sandler O’Neill. The CNB Regional Peer Group consisted of the following publicly traded regional banking institutions located in Maryland, Virginia or Washington D.C., each having assets between $125 million and $175 million as of their most recent regulatory filing and excluding banks for which adequate financial data was not available:

Regional Comparable Group

Bank of McKenney Bank of Richmond NA Citizens Community Bank County First Bank Easton Bancorp Inc. Farmers and Merchants Bank	Farmers Bank of Appomattox Howard Bancorp, Inc. Pioneer Bankshares Inc. Regal Bancorp Inc. Virginia Bank Bankshares, Inc. Virginia Community Bankshares

The analysis compared publicly available financial information for CNB as of and for the twelve months ended September 30, 2006 with that of the CNB Regional Peer Group as of and for the twelve month period ended June 30, 2006 or September 30, 2006, depending on the date of their most recent regulatory filing. The table below sets forth the data for CNB and the median data for the CNB Regional Peer Group, with pricing data as of December 8, 2006.

	Comparable Group Analysis
		CNB Regional
	CNB	Peer Group

Total Assets ($mm)	$151	$150
Tangible equity/Tangible assets	13.6%	11.1%
Last twelve months Return on Average Assets	0.94%	1.26%
Last twelve months Return on Average Equity	7.2%	12.0%
Price/Tangible book value per share	135%	150%
Price/Last twelve months earnings per shares	19.3x	12.4x
Market Capitalization ($mm)	$27.7	$23.7

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Bancorp. The Bancorp Peer Group consisted of publicly traded regional banking institutions located in Virginia, Maryland or Washington D.C. with total assets greater than $1 billion and excluding those banks for which adequate financial information was not available:

Regional Comparable Group

Cardinal Financial Corp. FNB Corp. First Community Bancshares Inc. First Mariner Bancorp First United Corp.	Provident Bankshares Corp. Union Bankshares Corp. Virginia Commerce Bancorp, Inc. Virginia Financial Group

The analysis compared publicly available financial information for Bancorp with that of each of the companies in the Bancorp Peer Group as of and for the twelve months ended September 30, 2006. The table below sets forth the data for Bancorp and the median data for the Bancorp peer group, with pricing data as of December 8, 2006.

	Comparable Group Analysis
		Bancorp
	Bancorp	Peer Group

Total Assets ($mm)	$2,598	$1,593
Tangible equity/Tangible assets	8.14%	7.07%
Last twelve months Return on Average Assets	1.29%	1.23%
Last twelve months Return on Average Equity	14.7%	13.7%
Price/Tangible book value per share	265%	229%
Price/Last twelve months’ earnings per share	17.1x	15.2x
Market Capitalization ($mm)	$555	$296

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed the following three (3) categories of transactions in its analysis of precedent transactions: 1) 97 nationwide bank transactions announced between January 1, 2006 and December 8, 2006 with transaction values between $10 million — $100 million, 2) eleven (11) District of Columbia, Maryland and Virginia regional transactions announced between January 1, 2004 and December 8, 2006 with transaction values between $10 million — $1 billion and 3) 41 nationwide bank transactions announced between January 1, 2006 and December 8, 2006 with target tangible equity / tangible assets greater than 10%. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings, transaction price to tangible book value, tangible book premium to core deposits, and premium to market value. The median multiples from these three (3) groups were compared to the proposed transaction ratios.

	Comparable Transaction Metrics
				Median
		Median		Target TE / TA
	Bancorp/ CNB	Nationwide	Median	> 10%
	Metric	Metric	DC, MD & VA Metric	Metric

Transaction price/Last twelve months’ earnings per share	30.1x	24.8x	27.3x	23.4x
Transaction price/Tangible book value	210%	234%	246%	220%
Tangible book premium/Core deposits(1)	20.7%	20.2%	22.4%	20.8%
Market Premium(2)	55.8%	26.9%	27.8%	25.7%

(1)	Assumes CNB’s core deposits total $116.1 million.

(2)	Based on CNB’s closing price of $16.05 per share as of December 8, 2006.

Net Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the projected earnings of CNB through December 31, 2008 under various circumstances, assuming CNB performed in accordance with the earnings and growth projections reviewed with and confirmed by management of CNB. As illustrated in the following tables, this analysis indicated an imputed range of values per share for CNB’s common stock of $9.37 to $16.05 when applying the price to earnings multiples to the matched discount rates and $7.34 to $18.87 when applying the price to earnings multiples and a 15.33% discount rate to the -25% / +25% variance above the base case earnings per share projections.

Discount	Earnings Per Share Multiples
Rate	12x	14x	16x	18x	20x

13.0%	$9.98	$11.50	$13.02	$14.53	$16.05
14.0%	$9.77	$11.26	$12.74	$14.22	$15.71
15.0%	$9.57	$11.02	$12.47	$13.92	$15.37
16.0%	$9.37	$10.79	$12.21	$13.63	$15.05

With Projected Net Income Variance:

EPS	Earnings Per Share Multiples
Variance	12x	14x	16x	18x	20x

25.0%	$11.66	$13.46	$15.27	$17.07	$18.87
15.0%	$10.80	$12.46	$14.11	$15.77	$17.43
10.0%	$10.37	$11.95	$13.54	$15.12	$16.71
5.0%	$9.93	$11.45	$12.96	$14.47	$15.99
0.0%	$9.50	$10.94	$12.38	$13.82	$15.27
(5.0%)	$9.07	$10.44	$11.81	$13.18	$14.55
(10.0%)	$8.64	$9.93	$11.23	$12.53	$13.82
(15.0%)	$8.21	$9.43	$10.65	$11.88	$13.10
(25.0%)	$7.34	$8.42	$9.50	$10.58	$11.66

In connection with its analyses, Sandler O’Neill considered and discussed with the CNB board of directors how the projected earnings analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the projected earnings model is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Sandler O’Neill performed an analysis that estimated the projected earnings of Bancorp through December 31, 2008 under various circumstances, assuming Bancorp performed in accordance with the earnings and growth projections as published by I/B/E/S reviewed with management of Bancorp. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Bancorp’s common stock of $28.93 to $38.90 when applying the price to earnings multiples to the matched discount rates and $23.00 to $46.30 when applying the price to earnings multiples and a 13.43% discount rate to the -25% / +25% variance above the base case earnings per share projections.

Discount	Earnings Per Share Multiples
Rate	14x	15x	16x	17x	18x

12.0%	$30.67	$32.73	$34.79	$36.84	$38.90
13.0%	$30.08	$32.09	$34.11	$36.12	$38.14
14.0%	$29.50	$31.47	$33.45	$35.43	$37.40
15.0%	$28.93	$30.87	$32.81	$34.75	$36.69

With Projected Net Income Variance:

EPS	Earnings Per Share Multiples
Variance	14x	15x	16x	17x	18x

25.0%	$36.59	$39.02	$41.44	$43.87	$46.30
15.0%	$33.87	$36.10	$38.34	$40.57	$42.80
10.0%	$32.51	$34.65	$36.78	$38.92	$41.06
5.0%	$31.15	$33.19	$35.23	$37.27	$39.31
0.0%	$29.79	$31.74	$33.68	$35.62	$37.56
(5.0%)	$28.43	$30.28	$32.12	$33.97	$35.81
(10.0%)	$27.08	$28.82	$30.57	$32.32	$34.07
(15.0%)	$25.72	$27.37	$29.02	$30.67	$32.32
(25.0%)	$23.00	$24.45	$25.91	$27.37	$28.82

In connection with its analyses, Sandler O’Neill considered and discussed with the CNB board of directors how the projected earnings analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the projected earnings model is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on March 31, 2007; (2) each share of CNB common stock would be converted into $12.50 cash plus the product of 0.3482 times the Bancorp closing price; (3) Bancorp will liquidate CNB securities to fund a portion of purchase price; (4) 3.5% core deposit intangible amortized on a straight-line basis over 8 years; (5) restructuring charges of $205,000 pre-tax securities mark and $1,239,000 pre-tax contract and other one-time charges; (6) 5.1% opportunity cost of cash; and (7) CNB options are exchanged for Bancorp options.

Based upon those assumptions, Sandler O’Neill’s analysis indicated that during the years ended December 31, 2007, December 31, 2008 and December 31, 2009, the merger would be accretive to Bancorp’s earnings per share in all years.

From the perspective of a CNB stockholder, the analysis indicated that at the years ended December 31, 2007, December 31, 2008 and December 31, 2009, the merger would be accretive to CNB’s earnings per share in all years. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill Relationship.  CNB has agreed to pay Sandler O’Neill an opinion fee of $75,000 in cash at the time the opinion is rendered. CNB has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to CNB and Bancorp and their affiliates. Sandler O’Neill may also actively trade the debt or equity securities of CNB and/or Bancorp or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Accounting Treatment

Bancorp will account for the merger as a purchase, as that term is used under accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of CNB as of the effective time of the merger will be recorded at their respective fair values and added to those of Bancorp. The amount by which the purchase price paid by Bancorp exceeds the fair value of the net tangible and identifiable intangible assets acquired by Bancorp through the merger will be recorded as goodwill. Financial statements of Bancorp issued after the effective time of the merger will reflect the values of such CNB assets and will not be restated retroactively to reflect the historical financial position or results of operations of CNB. A comparison of the most recent annual financial statements of Bancorp and CNB indicates that Bancorp’s investment in CNB will represent less than 10% of Bancorp’s assets.

Source of Financing

Bancorp expects to finance the cash portion of the merger consideration through the use of cash on hand and through funds received as a dividend from SSB of its undistributed profits prior to the bank merger.

Regulatory Approvals Required for the Merger

Bancorp and CNB have agreed to use their best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, which include the approval of the Board of Governors of the Federal Reserve System and the Maryland Commissioner of Financial Regulation. Bancorp and CNB have also agreed to the provision of notice and fulfillment of customary conditions imposed by the Office of Comptroller of the Currency in connection with the mergers. Neither the merger nor the bank merger can proceed without these regulatory approvals and notices and Bancorp and CNB have made applications and other filings for the purpose of obtaining such approvals and providing such notices. It is presently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. Although Bancorp and CNB expect to obtain all necessary regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained, or whether a regulatory agency with jurisdiction over Bancorp, SSB, CNB or County National will impose conditions upon the parties before providing their approval. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

A governmental authority’s approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of Bancorp, CNB or any of their respective subsidiaries, or Bancorp’s ownership of CNB, or requiring asset divestitures. It is a condition to Bancorp’s obligation to consummate the merger that all governmental approvals are granted without the imposition of any condition that, in the reasonable judgment of Bancorp, is likely to have, among other things, a material adverse effect on CNB or Bancorp. We can provide no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to the closing of the merger or within the time frame contemplated by Bancorp and CNB. See “The Merger Agreement — Conditions to the Completion of the Merger” on page 50.

Material United States Federal Income Tax Consequences

General

The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger generally applicable to the CNB stockholders who exchange their CNB common stock for common stock of Bancorp and/or cash in the merger.

This discussion addresses only such CNB stockholders who hold their shares of CNB common stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their particular circumstances or to stockholders who are subject to special rules, such as, without limitation:

•	mutual funds, banks, thrifts or other financial institutions;

•	partnerships and their partners, subchapter S corporations and their shareholders or other pass-through entities and their members;

•	regulated investment companies, real estate investment trusts, or cooperatives;

•	tax-exempt organizations or pension funds;

•	insurance companies;

•	brokers or dealers in securities or currencies;

•	traders in securities or currencies who elect to apply a mark-to-market method of accounting;

•	foreign holders or U.S. expatriates;

•	persons who hold their shares as part of a hedge, appreciated financial position, straddle, wash sale, synthetic security, constructive sale, conversion transaction or other integrated investment;

•	holders of restricted stock;

•	holders whose functional currency is not the U.S. dollar;

•	holders who acquired their shares through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation; and

•	holders of any employee stock options.

The following discussion is not binding on the IRS. It is based upon the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, administrative rulings and court decisions, all as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This discussion does not purport to be a comprehensive analysis or description of all potential United States federal income tax consequences of the transactions. Tax consequences under the federal alternative minimum tax laws; federal estate, gift and other non-income tax laws; state, local and foreign laws, and federal laws other than United States federal income tax laws, are not addressed.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF SUCH TRANSACTION TO ANY PARTICULAR CNB STOCKHOLDER WILL DEPEND ON THAT STOCKHOLDER’S PARTICULAR SITUATION. CNB STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

United States Federal Income Tax Consequences of the Merger

It is a condition to the closing of the merger, that Bancorp and CNB receive an opinion from KPMG to the effect that the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that the merger will have certain United States federal income tax results.

KPMG has been provided with two separate, complementary letters with facts, representations, and assumptions from Bancorp and CNB pertinent to the United States federal income tax consequences. By agreement, its opinion is based on those facts, representations, and assumptions.

It is a condition to the closing of the merger that the KPMG opinion will contain the following opinions with respect to certain federal income tax consequences of the merger:

•	The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

•	Bancorp and CNB will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

•	No gain or loss will be recognized by Bancorp or CNB by reason of the merger.

•	A CNB stockholder will treat the receipt of cash for a fractional share interest in Bancorp common stock as if such stockholder first received the fractional share interest in the merger and then received cash for such fractional share interest in a redemption occurring after and separate from the merger.

•	A CNB stockholder will recognize no gain or loss on the receipt of Bancorp common stock solely in exchange for a share of CNB common stock.

•	A CNB stockholder will recognize gain, but not loss, on the receipt of Bancorp common stock and cash in exchange for CNB common stock. The amount of gain recognized will not exceed the cash received. Such gain will be capital gain or dividend income (which generally are taxable at the same rates, in the case of long-term capital gains) depending on whether the receipt of the cash has the effect of a dividend distribution, as provided in Section 356(a)(2) of the Internal Revenue Code with the application of Section 318(a) of the Internal Revenue Code, and not in excess of the CNB stockholder’s ratable share of earnings and profits. A CNB stockholder will not recognize a loss if such stockholder’s tax basis in a share of CNB common stock is greater than the fair market value of the Bancorp common stock and cash received therefor, and may not offset such a loss against a gain recognized on another share of CNB common stock.

•	A CNB stockholder’s total tax basis in the shares of Bancorp common stock received in exchange for shares of CNB common stock (including a fractional share interest in Bancorp common stock) will be the same as the total tax basis of shares of CNB common stock surrendered therefor, decreased by the cash received by the stockholder, and increased by the amount that was treated as a dividend and the amount of gain which the stockholder recognized in the exchange (not including the portion of the gain treated as a dividend). The allocation of the total tax basis to particular shares of Bancorp common stock must follow the rules under Treasury Regulation Section 1.358-2.

•	A CNB stockholder’s holding period in a share of Bancorp common stock received in exchange for a share of CNB common stock (including a fractional share interest in Bancorp common stock) will include the holding period in the share of CNB common stock surrendered therefor, provided that such share of CNB common stock surrendered was held as a capital asset at the effective time of the merger.

•	Provided that the redemption of a fractional share interest in Bancorp common stock is not essentially equivalent to a dividend paid to a CNB stockholder, a CNB stockholder will recognize gain or loss on the receipt of such cash equal to the difference between the amount of cash and that stockholder’s tax basis in the fractional share interest.

•	A CNB stockholder who surrenders a share of CNB common stock or exercises dissenters’ rights with respect to a share and receives solely cash therefor will recognize gain or loss on each share of CNB common stock so surrendered equal to the difference between cash received for a share of CNB common stock and such stockholder’s tax basis in such share of CNB common stock.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with cash payments for shares of CNB common stock pursuant to the merger. Backup withholding at a rate of 28% may apply to cash paid to a CNB stockholder, unless such CNB stockholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal. Any amount withheld under the backup withholding rules will be allowable as a refund or credit against United States federal income tax liability, provided required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Reporting Requirements

Generally, CNB stockholders that are treated as “significant holders” (defined below) pursuant to Treasury Regulations must include a statement with their 2007 United States federal income tax returns. The statement must include:

•	The names and employer identification numbers of Bancorp and CNB;

•	Date of the merger; and

•	Fair market value, determined immediately before the merger, of all the shares of CNB common stock held by the significant holder that were transferred in the merger and such holder’s basis, determined immediately before the merger, in each share of CNB common stock.

The Treasury Regulations generally treat a CNB stockholder as a significant holder if such stockholder (i) owned at least five percent (by vote or value) of the total outstanding stock of CNB or (ii) had a basis in the shares of CNB common stock of $1 million or more.

In addition, all CNB stockholders will be required to retain records including information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of the merger.

Dissenters’ Rights

Under Sections 3-201 through 3-213 of the MGCL, CNB stockholders have the right to object to the merger and to demand and receive “fair value” of their CNB common stock, determined as of the date of the meeting at which the merger is approved, without reference to any appreciation or depreciation in value resulting from the merger or its proposal. These rights are also known as dissenters’ rights. Sections 3-201 through 3-213 of the MGCL, which set forth the procedures a stockholder requesting payment for his or her shares must follow, is reprinted in its entirety as Appendix C to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to dissenters’ rights under Sections 3-201 through 3-213 of the MGCL, and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Sections 3-201 through 3-213 of the MGCL will result in the loss of dissenters’ rights.

General requirements

Sections 3-201 through 3-213 of the MGCL generally require the following:

•	Written Objection to the Proposed Transaction. CNB stockholders who desire to exercise their dissenters’ rights must file with CNB, before the vote on the merger is taken at the special meeting, a written objection to the proposed transaction. A vote against the merger agreement or the merger will not satisfy such objection requirement. The written objection should be delivered or addressed to CN Bancorp, Inc., 7401 Ritchie Highway, Glen Burnie, Maryland 21060, Attention: Shirley Palmer.

•	Refrain from voting for or consenting to the merger proposal. If you wish to exercise your dissenters’ rights, you must not vote in favor of the merger agreement or the merger. If you return a properly executed proxy that does not instruct the proxy holder to vote against or to abstain on the merger, or otherwise vote in favor of the merger agreement or the merger, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the merger in order to preserve your dissenters’ rights.

•	Continuous ownership of CNB shares. You must continuously hold your shares of CNB common stock from the date you provide notice of your intent to demand payment for your shares through the closing of the merger. You will lose your right to demand fair value of your CNB common stock if you transfer your CNB common stock prior to the date the merger is completed. A demand for payment of the fair value must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. Therefore, if your CNB common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity.

Bancorp Written Notice

Under Section 3-207 of the MGCL, Bancorp, as the successor to CNB, shall promptly notify each objecting stockholder in writing of the date the articles of merger were accepted for record by the Maryland Department of Assessments and Taxation. Bancorp may also send a written offer to pay the objecting holders of CNB common stock what it considers to be the fair value of the stock. If Bancorp chooses to do this, it will provide each objecting stockholder of CNB with: (i) a balance sheet as of a date not more than 6 months before the date of the offer; (ii) a profit and loss statement for the 12 months ending on the date of that balance sheet; and (iii) any other information Bancorp considers important.

Written Demand for Payment

Within 20 days after acceptance of the articles of merger by the Maryland Department of Assessments and Taxation, you must make a written demand on Bancorp for payment of your stock that states the number and class of shares for which payment is demanded. A demand for payment of the fair value must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. Therefore, if your CNB common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity. All written demands for payment of the fair value of CNB common stock should be delivered or addressed to Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, Attention: Ronald E. Kuykendall.

Petition for Appraisal

Within 50 days after the date the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, Bancorp or any holder of CNB common stock who has complied with the statutory requirements summarized above may file a petition with a court of equity in Montgomery County, Maryland demanding a determination of the fair value of CNB common stock (an “appraisal”). Bancorp is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of CNB common stock. Accordingly, it is the obligation of objecting holders of CNB common stock to initiate all necessary action to perfect their dissenters’ rights within the time period prescribed by Section 3-208 of the MGCL.

If a petition for an appraisal is timely filed, after a hearing on the petition, the court will determine the holders of CNB common stock that are entitled to dissenters’ rights and will appoint three disinterested appraisers to determine the fair value of the CNB common stock on terms and conditions the court considers proper. Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court shall, upon motion of any party, enter an order either confirming, modifying, or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment shall be made. If the appraisers’ report is rejected, the court may determine the fair value of the stock of the objecting stockholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the CNB stockholders’ vote on the merger. Costs of the proceeding shall be determined by the court and may be assessed against Bancorp or, under certain circumstances, the objecting stockholder(s), or both. The court’s judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.

Fair Value

You should be aware that the fair value of your CNB common stock as determined under Section 3-202 of the MGCL could be more than, the same as or less than the value of the cash and/or Bancorp stock you would receive in the merger if you did not seek appraisal of your CNB common stock. You should further be aware that, if you have duly demanded the payment of the fair value of your CNB common stock in compliance with Section 3-203 of the MGCL, you will not, after making such demand, be entitled to vote the CNB common stock subject to the demand for any purpose or be entitled to, with respect to such shares of stock, the payment of dividends or other distributions payable to holders of record on a record date occurring after the close of business on the date the stockholders approved the merger and the merger agreement.

If you fail to comply strictly with these procedures you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, we strongly urge you to consult a legal advisor before attempting to exercise your dissenters’ rights.

U.S. Federal Income Tax Consequences

With respect to the tax consequences of exercising dissenters’ rights, please refer to the section of the proxy statement/prospectus entitled “Material United States Federal Income Tax Consequences” on page 38.

Voting Agreement

As an inducement to Bancorp to enter into the merger agreement, each director and officer of CNB, in his or her capacity as a CNB stockholder, entered into a voting agreement with Bancorp and agreed to vote all of their shares in favor of the merger agreement and the merger. As of the record date, such shares represented approximately [37%] of the issued and outstanding shares of CNB common stock.

Pursuant to the voting agreement, CNB’s directors and officers also agreed that they would vote against the approval of any action or agreement that would result in a breach of any covenant, representation, warranty or any other obligation of CNB under the merger agreement and against any extraordinary corporate transaction involving CNB (other than the merger contemplated by the merger agreement), including, without limitation, a merger, consolidation, or other business combination involving CNB or a sale of a material amount of CNB’s assets. In the voting agreement, CNB’s directors and officers also agreed to waive their dissenters’ rights with respect to the merger. The foregoing agreements do not, however, restrict CNB’s directors from acting in accordance with their fiduciary duties in their capacities as directors.

Under the voting agreement, CNB’s directors and officers revoked any and all previous proxies and granted an irrevocable proxy appointing Bancorp as their attorney-in-fact and proxy, with authority to vote their shares at the special meeting of CNB’s stockholders. CNB’s directors and officers also agreed they would not grant any proxies or enter into any other agreement with respect to the voting of their shares or sell, transfer, encumber or otherwise dispose of any of their shares of CNB common stock. The voting agreement terminates upon any termination of the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the merger agreement, as amended, which is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

Explanatory Note Regarding the Summary of the Merger Agreement

The following summary of the merger agreement is intended to provide information about the terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about Bancorp or CNB. Bancorp’s and CNB’s public disclosures are those set forth in its reports filed with the SEC. The merger agreement, although included as an appendix to this proxy statement/prospectus, is not intended to change or supplement the disclosures in Bancorp’s or CNB’s SEC filings.

Structure of the Merger

The merger agreement provides for Bancorp’s acquisition of CNB through a merger of CNB with and into Bancorp with Bancorp being the surviving corporation in the merger. Each share of CNB common stock issued and outstanding at the effective time of the merger will be converted into the right to receive either an amount of cash or a number of shares of Bancorp common stock, as described below. After completion of the merger, the Bancorp charter will be the charter of the surviving corporation and the Bancorp bylaws will be the bylaws of the surviving corporation.

Immediately following the effective time of the merger, County National will merge with and into SSB with SSB as the surviving bank in the bank merger.

Merger Consideration

At the effective time of the merger, each issued and outstanding share of CNB common stock will be converted into the right to receive either:

•	$25.00 in cash without interest; or

•	shares of Bancorp common stock at an exchange ratio of 0.6657 of a share of Bancorp common stock.

Bancorp will pay cash, at the per share price referenced above, for at least 40%, but no more than 50% of the CNB shares of common stock outstanding at the effective time of the merger, and issue shares of Bancorp common stock, in accordance with the exchange ratio referred to above, for at least 50%, but no more than 60% of the CNB common stock outstanding at the effective time of the merger. No fractional shares of Bancorp common stock will be issued to any holder of CNB common stock. For each fractional share of Bancorp common stock that would otherwise be issued, Bancorp will pay cash in an amount equal to the product of such fraction multiplied by the closing sale price of a share of Bancorp common stock on the NASDAQ Global Select Market, on the trading day immediately preceding the effective time of the merger. CNB stockholders will have the right to make an election to receive cash merger consideration, subject to the election procedures and the proration procedures which are described below.

CNB stockholders who perfect their rights in accordance with Maryland law will have dissenters’ rights and will be entitled to receive the fair value of their shares in lieu of the merger consideration. See the sections entitled “Dissenters’ Rights” on page 41 and “Shares Subject to Properly Exercised Dissenters’ Rights” on page 51.

In the merger agreement, Bancorp has agreed to have the shares of Bancorp common stock to be issued as merger consideration to be approved for listing on the NASDAQ Global Select Market, subject to the official notice of issuance.

No assurance can be given that the current market price of the Bancorp common stock will be equal to the market price of Bancorp common stock on the date that stock merger consideration is received by a CNB stockholder or at any other time. The market price of Bancorp common stock when received by a CNB stockholder pursuant to the merger agreement may be greater or less than the current market price of Bancorp common stock.

Subject to Bancorp’s right to “cure” as described below, CNB may, during a three day period commencing on the seventh calendar day prior to the effective date of the merger, terminate the merger agreement if:

•	the average closing price of the Bancorp common is less than $30.05; and

•	Bancorp’s common stock has underperformed the NASDAQ Bank Index by 20% or more since December 13, 2006, the date of the merger agreement.

This termination right is subject to Bancorp’s right to increase the merger consideration paid to holders of CNB common stock whose shares are to be converted into Bancorp common stock by issuing additional shares of Bancorp common stock and/or cash (subject to a maximum amount of cash equal to 57% of the total merger consideration). See the section entitled “Termination of the Merger Agreement” on page 57.

If, between the date of the merger agreement and effective time, the shares of Bancorp common stock or CNB common stock are changed into a different number or class of shares by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend is declared with a record date within that period, appropriate adjustments will be made to the exchange ratio and the cash election price.

Election Procedure

CNB stockholders will have the right to elect to convert their shares of CNB common stock into cash, subject to any proration necessary to result in cash merger consideration being paid for at least 40% and not more than 50% of the CNB common stock outstanding at the effective time of the merger.

Cash Election Shares.  CNB stockholders who validly elect to receive cash for some or all of their shares will, subject to proration, receive $25.00 in cash, without interest, for each share of CNB common stock for which a valid cash election is made. Shares for which CNB stockholders have made valid cash elections are referred to as “cash election shares.”

Non-Election Shares.  CNB stockholders who do not make a valid election to receive cash for some or all of their shares of CNB common stock will receive 0.6657 of a share of Bancorp common stock for each share of CNB common stock for which no valid cash election is made, subject to any proration necessary to result in shares of Bancorp common stock being paid for at least 50% and not more than 60% of the CNB common stock outstanding at the effective time of the merger. Shares held by CNB stockholders who have not made a valid cash election are referred to as “non-election shares.”

Proration

As mentioned above, Bancorp will pay cash for at least 40%, but no more than 50% of the CNB shares outstanding at the effective time of the merger and issue shares of Bancorp common stock for at least 50%, but no more than 60% of the shares of CNB common stock outstanding at the effective time of the merger. Because the cash/stock allocation must fall within the range provided for in the merger agreement and because there can be no assurance that elections will be made in the proportions within the range provided for in the merger agreement, you cannot be certain of receiving the form of merger consideration you prefer with respect to all of your shares of CNB common stock.

If, after elections are made, the number of cash election shares is greater than 50% of the total number of shares of CNB common stock outstanding as of the effective date of the merger (the “maximum cash election number”), a pro rata portion of the cash election shares will be converted into the right to receive Bancorp common stock in order to result in a 50% cash/50% stock allocation.

If, after elections are made, the number of cash election shares is less than 40% of the total number of shares of CNB common stock outstanding as of the effective time of the merger (the “minimum cash election number”), a pro rata portion of the shares for which no election is made will be converted into the right to receive cash in order to result in a 40% cash/60% stock allocation. Any shares of CNB common stock that are held by stockholders who have not voted in favor of the merger and who have properly demanded appraisal of such shares will be treated as cash election shares for purposes of proration.

Over-election of Cash.  If there is an over-election of cash as described above, then:

•	each non-election share will be converted into the right to receive 0.6657 of a share of Bancorp common stock;

•	a number of cash election shares of each holder of CNB common stock making a cash election equal to the product of (x) the minimum cash election number divided by the total number of cash election shares and (y) the total number of cash election shares held by such stockholder, will be converted into the right to receive $25.00 in cash, without interest; and

•	each cash election share that is not converted into the right to receive $25.00 in cash, without interest, pursuant to the above bullet point will be converted into the right to receive 0.6657 of a share of Bancorp common stock.

Under-election of Cash.  If there is an under-election of cash as described above, then:

•	each cash election share will be converted into the right to receive $25.00 in cash, without interest;

•	a number of non-election shares of each stockholder equal to the product of (x) the quotient of (1) the difference between the minimum cash election number and the total number of cash election shares divided by (2) the total number of non-electing shares and (y) the total number of non-election shares of such stockholder, will be converted into the right to receive $25.00 in cash, without interest; and

•	each non-election share that has not been converted into the right to receive $25.00 in cash, without interest, pursuant to the prior bullet point will be converted into the right to receive 0.6657 of a share of Bancorp common stock.

•	Cash Election Shares in the 40% – 50% range. If the number of cash election shares is greater than or equal to the minimum cash election number and less than or equal to the maximum cash election number, then each cash election share will be converted into the right to receive $25.00 in cash, without interest, and each non-election share will be converted into the right to receive 0.6657 of a share of Bancorp common stock.

Because of the United States federal income tax consequences of receiving cash, Bancorp common stock, or both cash and Bancorp common stock will differ, CNB stockholders are urged to read carefully the information set forth under the section entitled “Material United States Federal Income Tax Consequences” on page 38 and to consult their tax advisors for a full understanding of the merger’s tax consequences to them. In addition, because the stock consideration may fluctuate in value, the economic value per share received by CNB stockholders who receive the stock consideration may, as of the date of receipt by them, be more or less than the $25.00 cash election price set forth in the merger agreement.

Election Form

Record holders of CNB common stock will receive an election form and letter of transmittal in a separate mailing. The election form allows each CNB stockholder to specify the number of shares with respect to which he/she may elect to receive cash.

CNB stockholders should carefully review and follow the instructions set forth in the election form and letter of transmittal. Shares of CNB common stock as to which the holder has not made a valid cash election prior to the election deadline, which is 5:00 p.m., eastern time, on [          ], 2007, will be deemed to be non-election shares.

To make a valid cash election, a properly completed election form and letter of transmittal, along with the stock certificates representing the shares of CNB common stock as to which a cash election will be made, must be received by the exchange agent on or prior to the election deadline in accordance with the instructions on the election form and letter of transmittal. Do not send your election form, letter of transmittal or stock certificates with your proxy card to CNB or Bancorp. The proxy card should be mailed in accordance with the instructions stated thereon.

Any election form may be revoked or changed at or prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of CNB common stock corresponding to such election form will become non-election shares and the certificates representing such shares of CNB common stock will be promptly returned without charge.

If you own shares of CNB common stock in “street name” through a broker or other financial institution and you wish to make an election to receive cash, you will receive or should seek instructions from the institution holding your shares concerning how to make your election. “Street name” holders may be subject to an election deadline earlier than 5:00 p.m., eastern time, on [          ] 2007. Therefore, you should

carefully read any materials you receive from your broker. If you instructed a broker to submit an election for your shares, you must follow that person’s directions for changing those instructions.

Under the terms of the merger agreement, Bancorp and CNB have the right to make rules not inconsistent with the merger agreement governing the validity and effectiveness of the election forms and letters of transmittal.

Your completed election form, letter of transmittal and stock certificates should be returned to the exchange agent at the following address:

By Mail:	By Hand or Courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, NY 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

Do not return your stock certificates or election form with your proxy card to Bancorp or CNB. Doing so will not constitute a valid election, and may delay your receipt of the merger consideration.

Procedures for Surrendering CNB Stock Certificates

Soon after the election deadline, the exchange agent will determine the merger consideration to be received by each CNB stockholder as a result of the elections/non-elections and the application, if necessary, of the proration factors described above, in each case such that the cash/stock allocation is within the range described above on page 45. At or promptly after the effective time of the merger, Bancorp will, or will cause the exchange agent to send a letter of transmittal to each person who was a CNB stockholder at the effective time of the merger but did not previously deliver its shares to the exchange agent with a duly completed election form. This mailing will contain instructions on how to surrender shares of CNB common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

Until you surrender your CNB stock certificates for exchange, you will accrue, but will not be paid any dividends or other distributions declared on the Bancorp common stock after the effective time of the merger with respect to Bancorp common stock into which any of your CNB shares may have been converted. When you surrender your CNB certificates, Bancorp will pay to you any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of CNB of any shares of CNB common stock.

If certificates representing shares of CNB common stock are presented for transfer after the completion of the merger, they will be canceled and exchanged for the merger consideration provided for and in accordance with the procedures set forth in the merger agreement.

If any portion of the merger consideration is to be paid to a person other than that in which the CNB certificate surrendered in exchange is registered, it is a condition of the payment that the CNB certificate surrendered in exchange be properly endorsed in proper form for transfer and that the person requesting such transfer pay the exchange agent any required transfer or other taxes, or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

If a certificate representing shares of CNB common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant and a bond in a reasonable amount determined by Bancorp as indemnity against a claim made against it with respect to such certificate.

Treatment of CNB Options

As of the effective time of the merger, each outstanding option to acquire a share of CNB common stock under CNB’s stock option plan will be converted into an option to purchase a number of shares of Bancorp common stock in accordance with:

•	the terms and conditions of the CNB stock option plan pursuant to which such CNB option was issued;

•	the agreement evidencing the grant of such CNB option; and

•	any other agreement between CNB and such optionee regarding such CNB option;

provided, however, that:

•	from and after the effective time of the merger, each CNB option shall be exercisable only for Bancorp common stock;

•	the number of shares of Bancorp common stock that may be acquired pursuant to such CNB option shall be the number of shares of CNB common stock subject to such CNB option multiplied by 0.6657, rounded down to the nearest whole share; and

•	the exercise price per share shall be equal to the exercise price per CNB share of common stock divided by 0.6657, rounded down to the nearest cent.

Bancorp has agreed to file a registration statement on Form S-8 registering any shares of Bancorp common stock issuable upon exercise of a CNB option that is assumed by Bancorp under the merger agreement.

Notwithstanding the foregoing, Bancorp in its sole and complete discretion may require CNB or County National to offer to cancel any CNB option immediately prior to the effective time of the merger for a cash payment in an amount equal to $25 per share of CNB common stock with respect to which such CNB option is exercisable minus the exercise price of such CNB option and subject to any required withholding of taxes.

Bancorp Employee Benefit Plans and Severance for CNB Employees

Employee Benefit Plans.  Following the effective time of the merger, former CNB employees who become employees of Bancorp or SSB will be eligible to participate in those Bancorp benefit plans in which similarly situated employees of Bancorp or SSB participate; provided, however, that Bancorp may instead continue the CNB employee benefit plans for the benefit of such employees. With respect to participation in Bancorp’s employee benefit plans after the merger, prior service with CNB will be credited for purposes of determining eligibility and vesting, but not for accrual of benefits under defined benefit pension plans and provided that such service shall not be recognized to the extent that it would result in a duplication of benefits.

At the closing of the merger or as soon as practicable thereafter, CNB’s 401(k) plan will, subject to applicable law and the applicable plan provisions, be merged into Bancorp’s cash and deferred profit sharing plan. If it is not feasible to merge the plans due to applicable law, regulation or plan provisions, the CNB 401(k) plan will be terminated and the account balances will be distributed to the plan participants in accordance with applicable law and CNB’s 401(k) plan.

After the effective time, certain CNB employees who are not covered by special severance or change in control agreements will be eligible, upon execution of an appropriate release in a form reasonably determined by Bancorp, to receive severance benefits equivalent to two weeks pay per year of service (four weeks minimum) if such employees: (i) are involuntarily terminated other than for cause; or (ii) voluntarily terminate their employment after a decision by Bancorp to transfer such employees to a division of Bancorp or SSB other than the CNB division of Bancorp, if such involuntary or voluntary termination occurs within one year after the effective time of the merger.

County National has existing Supplemental Employee Retirement Plan (“SERP”) agreements with Jan W. Clark, John G. Warner, Michael L. Derr, Michael T. Storm, Douglas W. DeVaughn, Ralph F. Ebbenhouse and

Janet M. King. Each of these individuals and SSB has entered into an amended and restated SERP agreement, which will take effect upon the closing of the merger, and which clarifies the amounts to which these individuals are entitled based upon the current projected amounts under the existing SERPS. The restatements of the SERP agreements are not intended to change such projected amounts. Each restatement provides for a retirement benefit to be paid in 120 equal monthly payments, commencing at a specified retirement date, with payments continuing to the individual’s beneficiary if the individual dies after payments have commenced. The monthly amounts payable under the restated SERP agreements are as follows: Jan W. Clark, $2,087.28; John G. Warner, $1,506.56; Michael L. Derr, $1,629.56; Michael T. Storm, $1,629.56; Douglas W. DeVaughn, $1,091.88; Ralph F. Ebbenhouse, $454.47; and Janet M. King, $149.29. Each of the restated SERP agreements also provides for a pre-retirement death benefit, the dollar amount of which increases as the individual approaches the individual’s specified retirement date. In the case of Jan W. Clark and John G. Warner, because they have already attained their specified retirement date, their pre-retirement death benefit is a set dollar amount.

Upon the effectiveness of the bank merger, SSB will acquire life insurance policies owned by County National, as described in the attached Form 10-KSB for CNB, which provide death benefits payable with respect to certain of the individuals who are parties to the amended and restated SERP agreements.

In addition, Messrs. Storm and Derr will also receive reimbursement for up to 12 months of premiums with respect to COBRA coverage under the Bancorp group health and dental plans.

Change of Control and Severance Payments

Under the merger agreement, Bancorp agreed to pay certain CNB employees the amounts listed below upon the closing of the merger subject to the individual’s execution of a satisfactory agreement that the designated payment is full satisfaction of all amounts to which such employee might otherwise be entitled as a result of the merger. The timing of the payment of these amounts is subject to Section 409A of the Internal Revenue Code. See “Interests of Certain Persons in the Merger” on page 59.

Amount of Change
of Control or
CNB Employee	Severance Payment

Jan W. Clark	$514,050
John G. Warner	$494,867
Michael T. Storm	$207,076
Michael L. Derr	$159,906
Shirley S. Palmer	$30,000

Restrictions on Resales by CNB Affiliates

Shares of Bancorp common stock to be issued to CNB stockholders in the merger have been registered under the Securities Act of 1933 (the “1933 Act”) and may be traded freely and without restriction by those CNB stockholders who are not deemed to be affiliates (as that term is defined under the 1933 Act) of CNB. However, any subsequent transfer of shares by any person who is an affiliate of CNB at the time the merger is submitted for a vote of CNB stockholders will, under existing law, require either:

•	the further registration under the 1933 Act of the Bancorp common stock to be transferred;

•	compliance with Rule 145 under the 1933 Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration under the 1933 Act.

The above described restrictions are expected to apply to the directors and executive officers of CNB and the holders of 10% or more of CNB common stock as well as certain of their relatives or spouses and any trusts, estates, corporations or other entities in which they have a 10% or greater beneficial or equity interest.

The certificates representing the shares of Bancorp common stock to be received by affiliates of CNB will be endorsed with a legend summarizing these restrictions.

If any person who is an affiliate of CNB becomes an affiliate of Bancorp, such person may only transfer shares of Bancorp common stock in a manner permitted by Rule 144 under the 1933 Act.

Under the merger agreement, CNB agreed to use its reasonable best efforts to obtain a written agreement intended to comply with the 1933 Act from each person that may, to CNB’s knowledge, be deemed an affiliate of CNB for purposes of Rule 145 under the 1933 Act, in each case at least 30 days prior to the closing.

Effective Time

The merger will become effective at the time the Maryland State Department of Assessments and Taxation issues the certificate of merger in accordance with Maryland law or the later effective time set forth in the certificate of merger. Upon and following the merger, the separate existence of CNB will cease and Bancorp will be the surviving corporation.

The bank merger will become effective at the time the Maryland Commissioner of Financial Regulation issues the certificate of merger in accordance with Maryland law or the later time set forth in the certificate of merger. The bank merger is conditioned upon the occurrence of the effective time of the merger and is expected to become effective immediately thereafter. Upon and following the bank merger, the separate existence of SSB and County National will cease and SSB will be the surviving corporation.

We anticipate that the merger will be completed during the second quarter of 2007. However, completion of the merger could be delayed if there is a delay in satisfying any of the conditions to the merger. There can be no assurances as to whether, or when, Bancorp and CNB will complete the merger. If the merger is not completed on or before September 13, 2007, either Bancorp or CNB may terminate the merger agreement, unless the failure to complete the merger by that date is due to such party’s breach of a provision of the merger agreement. See “The Merger — Regulatory Approvals Required for the Merger” on page 38 and “Conditions to the Completion of the Merger” below.

Conditions to the Completion of the Merger

The obligations of Bancorp and CNB to consummate the merger are subject to the satisfaction of the following conditions:

•	the approval and adoption of the merger agreement and the merger by stockholders of CNB holding at least 80% of the outstanding shares of CNB common stock in accordance with Maryland law;

•	the absence of any governmental or judicial order restraining or prohibiting the merger or any pending proceeding challenging or seeking to restrain or prohibit the merger or the bank merger;

•	the making of all required filings, the receipt of all necessary approvals and the expiration of any applicable waiting periods in connection with the consummation of the merger;

•	the effectiveness of the registration statement to which this proxy statement/prospectus relates and the absence of any SEC stop order (or a proceeding seeking a stop order) suspending the effectiveness of the registration statement;

•	the approval for listing on the NASDAQ Global Select Market, subject to official notice of issuance, of the shares of Bancorp common stock to be issued in the merger; and

•	the delivery of an opinion to the effect that the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that the merger will have certain United States federal income tax results.

The obligations of Bancorp to consummate the merger are subject to the satisfaction or Bancorp’s waiver of the following additional conditions:

•	the accuracy of CNB’s representations and warranties in the merger agreement and CNB’s compliance with its covenants under the merger agreement as of the closing date;

•	there being no outstanding litigation or other proceedings that would have a material adverse effect on CNB or Bancorp;

•	CNB’s delivery of a certificate to Bancorp that CNB is not and has not been within five years of such certification, a United States real property holding corporation;

•	there being no enforcement action, regulatory order, directive or supervisory resolution applicable to CNB that, in the reasonable good faith opinion of Bancorp, adversely affects the anticipated economic benefit of the merger;

•	the receipt of all governmental approvals without the imposition of any condition that would reasonably be expected to have, after the effective time, a material adverse effect on Bancorp and SSB taken as a whole;

•	there being no material adverse change in the financial condition, business or results of operation of CNB;

•	Bancorp’s receipt of documentation to its satisfaction that any existing employment or change of control agreements between CNB and its employees and all stock purchase plans will be terminated as of the effective time of the merger; and

•	holders of less than 6.5% of CNB’s outstanding common stock having perfected dissenters’ rights under Maryland law.

The obligations of CNB to consummate the merger are subject to the satisfaction or CNB’s waiver of the following additional conditions:

•	the accuracy of Bancorp’s representations and warranties in the merger agreement and Bancorp’s compliance with its covenants in the merger agreement as of the closing date; and

•	CNB’s financial advisors having delivered a fairness opinion, substantially in the form attached to this proxy statement/prospectus as Appendix B, dated as of the date of this proxy statement/prospectus.

Shares Subject to Properly Exercised Dissenters’ Rights

CNB stockholders who do not vote their shares of CNB common stock in favor of the merger and who properly exercise dissenters’ rights for their shares in accordance with the MGCL will not have their shares converted into the right to receive cash and/or shares of Bancorp common stock to which they would otherwise be entitled pursuant to the merger agreement, but will instead have the right to receive the appraised value of such shares held by them pursuant to the MGCL. If any CNB stockholder fails to make an effective demand for payment or otherwise withdraws or loses his, her or its dissenters’ rights, such stockholder’s shares will be treated as cash election shares.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by both Bancorp and CNB as to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due and valid authorization, execution and delivery of the merger agreement;

•	governmental authorization;

•	consents and approvals;

•	the absence of any conflict with organizational documents and the absence of any violation of material agreements, laws or regulations as a result of the consummation of the merger;

•	capitalization;

•	subsidiaries;

•	SEC reports;

•	financial statements;

•	the absence of material misstatements or omissions from information provided for inclusion in this proxy statement/prospectus;

•	absence of certain changes since December 31, 2005;

•	the absence of undisclosed material liabilities;

•	compliance with laws and court orders;

•	litigation;

•	fees payable to financial advisors in connection with the merger;

•	required filings with and approvals of governmental authorities;

•	third-party consents and approvals necessary to complete the merger;

•	the absence of matters taken or known facts or circumstances that would prevent the merger from qualifying as a tax free reorganization; and

•	bank regulatory compliance and any agreements, memoranda of understanding or similar arrangements with bank regulatory agencies.

Bancorp also made representations and warranties relating to recent purchases of Bancorp common stock on the NASDAQ Global Select Market, the availability of sufficient cash and cash equivalents for Bancorp to pay the cash portion of the merger consideration and the reservation of a sufficient number of shares of Bancorp common stock to issue the stock portion of the merger consideration.

CNB also made representations and warranties relating to its loan portfolio, reserves and other loan matters, tax matters, property and assets, employees, employee benefit matters, material agreements and instruments, environmental matters, real estate, intellectual property, insurance, inapplicability of state takeover statutes and rights plans, accounting controls, its compliance with and ratings under the Community Reinvestment Act and its receipt of a fairness opinion from its financial advisors dated as of the date of the merger agreement.

Certain of the above described representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, certain conditions will not be taken into account in determining whether there has been or will be a material adverse effect.

The representations and warranties in the merger agreement do not survive after the effective time of the merger or the termination of the merger agreement.

CNB Stockholder Approval

The affirmative vote of holders of at least 80% of the shares of outstanding CNB common stock is required to adopt and approve the merger agreement in accordance with Maryland law and CNB’s articles of incorporation and bylaws. CNB agreed to hold a special meeting of its stockholders for the purpose of such approval as soon as reasonably practicable.

Conduct of CNB’s Business Pending the Merger

Interim Operations of CNB.  CNB’s operations are subject to certain restrictions until either the effective time of the merger or the termination of the merger agreement. In general, CNB is required to conduct its business in the ordinary course consistent with past practice and to use its best efforts to preserve intact its present business organizations and relationships and to keep available the services of its present officers and employees.

Specifically, during the period from the date of the merger agreement to the effective time, except as required by law or regulation, CNB agreed that unless it obtained the prior written consent of Bancorp, neither CNB nor any of its subsidiaries would:

•	adopt or propose any change to its articles of incorporation or bylaws;

•	split, combine, subdivide or reclassify its outstanding capital stock;

•	declare, set aside or pay any dividend, other than regular quarterly dividends not to exceed the amount paid per share on CNB common stock for the quarter ended September 30, 2006 and a special year end dividend in an amount per share not to exceed the amount paid per share on CNB common stock for the quarter ended September 30, 2006;

•	reacquire any of CNB’s outstanding shares, other than pursuant to the tender of CNB common stock in payment of all or any portion of the exercise price of the CNB options in accordance with the provisions of the CNB option plan;

•	sell, pledge or otherwise encumber any shares of its capital stock, except in connection with the issuance of CNB shares upon the exercise of CNB options outstanding as of the date of the merger agreement;

•	merge or consolidate with another entity or person or acquire a material amount of stock or assets from another entity or person;

•	lease, license, sell, or otherwise dispose of any material subsidiary or any material amount of assets, securities or property, except pursuant to contracts or commitments made available to Bancorp prior to the date of the merger agreement or in the ordinary course of business consistent with past practice;

•	take any action that would make any representation and warranty of CNB under the merger agreement inaccurate in any material respect at, or any time prior to, the effective time of the merger;

•	grant any severance or termination pay to any director, officer or employee of CNB, other than severance payments in accordance with the merger agreement;

•	enter into any employment, deferred compensation or other similar agreement with any director, officer or employee of CNB;

•	amend or otherwise increase any benefits payable under any severance or termination pay policies or employment or change of control agreements;

•	permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a change in control to become a party to any such agreement or a participant in any such plan;

•	amend the terms of any employee director stock options or other stock based awards;

•	increase or amend the terms of any employment benefit plan, program or arrangement of any type for directors, officers or employees of CNB;

•	enter into a new line of business;

•	originate, purchase, extend or grant any loan other than in accordance with current lending policies and consistent with past practice;

•	offer to any third party the sale of any loan participation, unless CNB or such subsidiary first offered Bancorp the right to participate in such sale and Bancorp shall not have accepted such sale within five days;

•	make any capital expenditure, other than those in CNB’s annual budget, in excess of $100,000;

•	except as permitted by the merger agreement, pay any bonuses to any employee, officer, director or other person or authorize any severance pay or other benefit for any employee, officer, director or other person;

•	enter into any new, or amend any existing employment, consulting, non-competition or independent contractor agreement or alter the terms of any existing incentive bonus or commission plan, except for the hire of personnel at or below an annual compensation rate of $100,000 to satisfy CNB’s staffing needs in the ordinary course of business;

•	adopt any new or amend in any material respect any existing employee benefit plan or grant any general increase in compensation to employees as a class or to officers or employees, except for ordinary salary increases of not more than six percent (6%) of such employee’s annual base salary for the prior calendar year and not more than five percent (5%) of the total annual base salary paid to the employees of CNB and its subsidiaries during 2006; and

•	grant any increase in fees or other compensation or in other benefits to any directors.

CNB Stockholder Meeting.  The merger agreement provides that CNB cause a meeting of its stockholders to be called as soon as reasonably practicable for the purpose of voting on the approval and adoption of the merger agreement and the merger and that CNB’s board of directors recommend such approval and adoption except under the circumstances discussed below under “No Solicitation by CNB.”

No Solicitation by CNB.  CNB agreed that it would not, and would not authorize any officer, director, employee, investment banker, attorney, accountant, consultant or other representative of CNB to, directly or indirectly, solicit, initiate or take any action to facilitate or encourage any Acquisition Proposal (as defined below). In addition, CNB agreed that it would not, and it would not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of CNB to directly or indirectly:

•	enter into or participate in any discussions or negotiations with, furnish any information relating to CNB or any of its subsidiaries or afford access to the business, properties, assets, books or records of CNB or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of CNB or any of its subsidiaries; or

•	enter into any agreement with respect to any Acquisition Proposal.

Notwithstanding the above and in compliance with the conditions set forth below, CNB’s board of directors, directly or indirectly, through advisors, agents or other intermediaries, may:

•	engage in negotiations or discussions with any third party that has made an unsolicited bona fide Acquisition Proposal that CNB’s board of directors reasonably believes will lead to a Superior Proposal;

•	furnish to a third party that has made an Acquisition Proposal as described in the preceding bullet point nonpublic information relating to CNB or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to CNB than those contained in the confidentiality agreement between Bancorp and CNB; and/or

•	following receipt of an Acquisition Proposal described in the first bullet point above, fail to make, withdraw, or modify in a manner adverse to Bancorp its approval recommendation of the merger to its stockholders.

CNB’s board of directors may only take the actions described in the three bullet points above if it determines, in good faith by a majority vote after consultation with outside legal counsel, that taking such action is in the best interests of CNB and its stockholders and that such action is necessary to comply with its fiduciary duties under Maryland law. In addition, CNB’s board of directors may not take any of the actions described in the three bullet points above unless CNB has provided Bancorp with prior written notice advising Bancorp that it intends to take such action, after which CNB is required to continuously advise Bancorp.

“Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of CNB and its subsidiaries or over 20% of any class of equity or voting securities of CNB or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of CNB, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of CNB or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of CNB, (C) a merger, consolidation, share exchange, business combination, sale of all or substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving CNB or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of CNB or (D) any other transaction to which CNB or the County National is a party, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or the bank merger or that could reasonably be expected to dilute materially the benefits to Bancorp of the transactions contemplated hereby by the merger agreement.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal on terms that CNB’s board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of CNB’s stockholders than as provided under the merger agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by CNB’s board of directors.

CNB also agreed to terminate any discussions or negotiations with any third parties existing as of the date of the merger agreement.

Indemnification and Insurance for CNB Directors and Officers. The merger agreement provides that for six years after the effective time of the merger, Bancorp will indemnify and hold harmless the directors and officers of CNB and advance any expenses in connection with any proceeding related to acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by Maryland law or any other applicable laws or provided under CNB’s articles of incorporation or bylaws as in effect as of the date of the merger agreement. For six years after the effective time of the merger, Bancorp will provide officers’ and directors’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering the individuals currently covered by CNB’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount that are no less favorable than those of such policy in effect on the date of the merger agreement, provided that Bancorp is not obligated to pay premiums in excess of 300% of the amount per annum that CNB paid in its last full fiscal year. See “Interests of Certain Persons in the Merger — Indemnification and Insurance” on page 61.

Registration Statement; Proxy Statement.  Bancorp agreed to (subject to its receipt of the necessary information from CNB) promptly prepare and file a registration statement to register under the 1933 Act the shares of Bancorp common stock to be issued in the merger and such registration statement will include CNB’s proxy statement to solicit proxies for approval of CNB’s stockholders of the merger agreement and the merger and to use its reasonable efforts to cause the registration statement to become effective at the earliest practicable date.

Best Efforts Covenant.  Bancorp and CNB have agreed to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement and the bank merger agreement.

Other Covenants.  The merger agreement contains additional covenants, including:

CNB’s agreement to:

•	refrain from, and cause its subsidiaries to refrain from, taking any actions with respect to tax matters that are inconsistent with past practices of CNB and its subsidiaries;

•	to the extent required by GAAP, establish and cause its subsidiaries to establish in accordance with GAAP on or before the effective time of the merger, an adequate accrual for all material taxes of CNB or its subsidiaries due with respect to any period or portion thereof ending prior to or as of the effective time of the merger;

•	pay all taxes incurred in connection with and due before the merger and file all necessary tax returns due before the merger;

•	use reasonable best efforts to deliver to Bancorp, not less than 30 days prior to the effective time, agreements from all persons known to CNB who may be deemed affiliates of CNB under Rule 145 of the 1933 Act with respect to compliance with the 1933 Act and the Rules promulgated thereunder;

•	take all actions necessary to terminate all stock plans effective as of the effective time of the merger; and

•	if requested by Bancorp, retain a proxy solicitor reasonably acceptable to Bancorp for the purpose of soliciting proxies on behalf of CNB’s board of directors to obtain the requisite vote at the CNB stockholder meeting.

Bancorp’s agreement to:

•	conduct its business in the ordinary course consistent with past practices and not take any actions that would cause its representations or warranties to become materially inaccurate;

•	use its best efforts to cause the shares of Bancorp common stock to be issued as merger consideration to be listed on the NASDAQ Global Select Market;

•	file a Form S-8 registration statement to register Bancorp’s issuance of shares of Bancorp common stock upon exercise of the CNB options that are assumed in the merger;

•	deliver to holders of CNB options which have been converted into options to acquire Bancorp stock, a notice setting forth a statement of the modified terms thereof;

•	subject to Bancorp’s governance policies and effective as of the effective time of the merger, cause SSB to offer each director of CNB and/or County National membership on an advisory board of SSB or a newly created advisory board; and

•	cause SSB to develop signage or other appropriate means to communicate County National’s brand as a division of SSB, subject to regulatory requirements, for a period of at least one year after the closing of the merger.

mutual covenants relating to:

•	cooperation regarding filings with governmental and other agencies and organizations;

•	obtaining any governmental or third-party consents or approvals;

•	public announcements;

•	further assurances;

•	confidential treatment of non-public information;

•	access to information;

•	notices of certain events;

•	qualification of the merger as a reorganization under Section 368 of the Internal Revenue Code;

•	approval of the bank merger and bank merger agreement; and

•	prohibited purchases and sales of Bancorp stock.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval by CNB’s stockholders, in any of the following ways:

•	by mutual written agreement of Bancorp and CNB;

•	by either Bancorp or CNB, if:

•	the merger has not been consummated on or before September 13, 2007, except that neither Bancorp nor CNB can terminate the merger agreement for this reason if the delay was caused by its breach of any provision under the merger agreement,

•	CNB’s stockholders fail to give the necessary approval in accordance with Maryland law at a duly-held stockholders’ meeting, or

•	there is a permanent legal prohibition to completing the merger by a final order;

•	by Bancorp if:

•	there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of CNB in the merger agreement that would cause the condition requiring CNB’s representations and warranties to be materially accurate not to be satisfied and such condition is not satisfied by September 13, 2007 or CNB has willfully breached its obligations under the merger agreement with respect to the stockholder meeting and solicitation of other offers,

•	CNB fails to hold the special meeting of CNB stockholders to approve the merger agreement and the merger;

•	CNB’s board of directors fails to make, withdraws, or modifies in a manner adverse to Bancorp, its approval or recommendation of the merger agreement to CNB’s stockholders;

or,

•	CNB enters into, or publicly announces its intention to enter into, a definitive agreement or agreement in principle with respect to a Superior Proposal;

or,

•	by CNB if:

•	there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Bancorp in the merger agreement that would cause the condition requiring Bancorp’s representations and warranties to be materially accurate not to be satisfied and such condition is not satisfied by September 13, 2007;

•	CNB’s board of directors authorizes CNB (subject to compliance with the merger agreement) to enter into an agreement concerning a Superior Proposal, and

•	CNB gives Bancorp at least 72 hours prior written notice of its intention to terminate and to accept a Superior Proposal, and

•	Bancorp does not make during this period an offer that is at least as favorable to CNB stockholders as the Superior Proposal;

or,

•	the average closing price of Bancorp’s common stock during the ten consecutive trading days ending on the 7th calendar day immediately prior to the effective time of the merger is less than $30.05 and Bancorp’s common stock price has underperformed the NASDAQ Bank Index by 20% or more since December 13, 2006, provided that this termination right:

•	may only be exercised by CNB during the three-day period beginning on the 7th calendar day prior to the closing date of the merger; and

•	is subject to Bancorp’s right to increase the merger consideration payable to holders of CNB common stock to be converted into Bancorp common stock by issuing additional shares of Bancorp common stock and/or cash (subject to a maximum amount of cash equal to 57% of the total merger consideration), in either case as necessary to cure either of the above described conditions, but this cure right is not available to the extent that it would jeopardize the tax-free nature of the stock portion of the merger consideration.

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to payment of expenses, governing law, jurisdiction, waiver of jury trial and confidentiality will continue in effect notwithstanding termination of the merger agreement.

Termination Fee Payable by CNB

CNB has agreed to pay Bancorp a fee of $1,764,000 if:

•	Bancorp terminates the merger agreement as a result of:

•	CNB’s breach of its obligations with respect to the provisions in the merger agreement related to the stockholders meeting and solicitation of other offers;

•	the failure of CNB’s board to recommend to CNB’s stockholders the approval of the merger agreement and the merger; or

•	CNB entering into or its public announcement to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal;

or,

•	CNB terminates the merger agreement as a result of its board of directors authorizing it to enter into an agreement concerning a Superior Proposal (after CNB’s compliance with its obligations under the merger agreement), or,

•	the merger is terminated by Bancorp due to either of the following two events:

•	failure of Bancorp and CNB to consummate the merger by September 13, 2007 (provided that the failure of the merger to be consummated by this date was not due to a breach of any provision of the merger agreement by Bancorp); or

•	failure of CNB’s stockholders to approve the merger and merger agreement, in accordance with Maryland law, at the CNB stockholder meeting;

but, with respect to a termination as a result of either of the above two events, only if prior to such termination a Superior Proposal has been publicly proposed (other than by Bancorp or any of its affiliates) or a third party has publicly announced its intention to make a Superior Proposal or such Superior Proposal or intention becomes widely known to CNB’s stockholders and, within nine months of the date of such termination (12 months if CNB does not reject such proposal or does not reconfirm its recommendation of the merger upon Bancorp’s request):

•	CNB merges into, or is acquired, by a third party;

•	a third party acquires more than 50% of the total assets of CNB and its subsidiaries;

•	a third party acquires more than 50% of the outstanding CNB shares; or

•	CNB adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding CNB shares or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of CNB and its subsidiaries.

Amendments and Waivers

The merger agreement may be amended and provisions therein may be waived at any time prior to the effective time of the merger, before or after the approval of CNB’s stockholders, by an agreement in writing, executed, in the case of an amendment, by each party to the merger agreement and, in the case of a waiver, by each waiving party. However, after the adoption of the merger agreement by CNB’s stockholders, no amendment or waiver may reduce the amount or change the form of merger consideration to be received in exchange for CNB stock.

Expenses

The merger agreement provides that, unless specified therein, all costs and expenses incurred in connection with the merger agreement shall be paid by the party incurring such cost or expense.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of CNB board of directors that CNB stockholders vote in favor of the proposal to approve the merger agreement and the merger, CNB stockholders should be aware that CNB’s directors and officers may have interests in the transactions contemplated by the merger agreement, including the merger, that may be different from, or in addition to, their interests as stockholders of CNB. CNB’s board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Options and Rights to Purchase Shares

As of the record date, CNB’s directors and officers owned, in the aggregate, options to purchase 52,000 shares of CNB common stock under CNB’s equity compensation plans. Each issued and outstanding option to purchase shares of CNB common stock as of the effective time will be converted into an option to purchase a number of shares of Bancorp common stock in accordance with:

•	the terms and conditions of the CNB option plan pursuant to which such CNB option was issued;

•	the agreement evidencing the grant of such CNB option; and

•	any other agreement between CNB and such optionee regarding such CNB option;

provided that from and after the effective time each CNB option will be exercisable only for Bancorp common stock and the number of shares of Bancorp common stock that may be acquired pursuant to such CNB option will be the number of shares of CNB common stock subject to such CNB option multiplied by 0.6657, rounded down to the nearest whole share; and the exercise price per share shall be equal to the exercise price per CNB share of common stock divided by 0.6657, rounded down to the nearest cent.

Bancorp in its sole discretion may require CNB or County National to offer to cancel any CNB option for a cash payment equal to $25.00 per share minus the per share exercise price of such CNB option and subject to any required withholding of taxes.

Change in Control and Severance Payments

CNB currently has employment agreements with each of Jan W. Clark, its president and chief executive officer, John G. Warner, its executive vice president and chief operating officer, and Michael T. Storm, its senior vice president and chief financial officer. Each of these agreements will be terminated as of the effective time and Mr. Clark, Mr. Warner and Mr. Storm will each receive a change of control payment or special severance. In addition, Michael L. Derr, CNB’s vice president, and Shirley S. Palmer, CNB’s Secretary, will each be entitled to a change in control payment or special severance.

The timing of the payment of the change of control payments and special severance payments is subject to Section 409A of the Internal Revenue Code and the amounts of such payments are set forth under the section entitled “The Merger Agreement — Change of Control Payments” on page 49.

Employment Agreements of Jan W. Clark and John G. Warner

Jan W. Clark, the president and chief executive officer of CNB, entered into an agreement with SSB that will become effective upon, and is contingent upon, the closing of the merger. The employment agreement provides that Mr. Clark will be employed as the president of the CNB division of SSB for the one year period that begins on the effective date of the merger. Mr. Clark will be entitled to a base salary of $200,870 and will be eligible to participate in discretionary bonuses that SSB’s board of directors may award from time to time to senior management employees. Pursuant to the employment agreement, Mr. Clark will also participate in any other fringe benefits available to other senior management employees of SSB.

SSB may terminate Mr. Clark’s employment agreement with or without just cause. The employment agreement will terminate upon Mr. Clark’s death or disability or upon the occurrence of certain regulatory events. Mr. Clark may terminate the employment agreement by giving at least 60 days prior written notice to SSB. If Mr. Clark’s employment agreement is terminated by SSB without just cause or is terminated by Mr. Clark for good reason, he will be entitled to receive his salary through the remainder of the one-year term of the agreement. Under his employment agreement, both during the term of the agreement, and at any time thereafter, Mr. Clark is bound by certain confidentiality provisions. In addition, Mr. Clark’s employment agreement provides that during the term of the agreement and for three years thereafter, Mr. Clark is subject to certain non-competition, non-solicitation and non-interference restrictions. In consideration of Mr. Clark’s compliance with the confidentiality, non-competition, non-solicitation and non-interference obligations under this employment agreement, he is to be paid $275,000, in 36 equal monthly installments of $7,638.89 each, commencing at the end of the term of Mr. Clark’s employment.

John G. Warner, the executive vice president and chief operating officer of CNB, entered into an agreement with SSB that will become effective upon, and is contingent upon, the closing of the merger. The employment agreement provides that Mr. Warner will be employed as the chief operating officer of the CNB division of SSB for a one year period that begin on the effective date of the merger. Mr. Warner will be entitled to a base salary of $181,790 and will be eligible to participate in discretionary bonuses that SSB’s board of directors may award from time to time to senior management employees. Pursuant to the employment agreement, Mr. Warner will also participate in any other fringe benefits available to other senior management employees of SSB.

SSB may terminate Mr. Warner’s employment agreement with or without just cause. The employment agreement will terminate upon Mr. Warner’s death or disability or upon the occurrence of certain regulatory events. Mr. Warner may terminate the employment agreement by giving at least 60 days prior written notice to SSB. If Mr. Warner’s employment agreement is terminated by SSB without just cause or is terminated by Mr. Warner for good reason, he will be entitled to receive his salary through the remainder of the one-year term of the agreement. Under his employment agreement, both during the term of the agreement, and at any time thereafter, Mr. Warner is bound by the certain confidentiality provisions. In addition, his employment agreement provides that during the term of the agreement and for three years thereafter, he is subject to certain non-competition, non-solicitation and non-interference restrictions. In consideration of Mr. Warner’s compliance with the confidentiality, non-competition, non-solicitation and non-interference obligations under his employment agreement, he is to be paid $275,000, in 36 equal monthly installments of $7,638.89 each, commencing at the end of the term of Mr. Warner’s employment.

County National and seven individuals have entered into SERP agreements, which will be amended and restated as of the effective time of the merger. See “The Merger Agreement — Bancorp Employee Benefit Plans and Severance for CNB Employees” on page 48 of this proxy statement/prospectus.

Indemnification and Insurance

The merger agreement provides that for six years after the effective time of the merger, Bancorp will indemnify and hold harmless the directors and officers of CNB and advance any expenses in connection with any proceeding related to acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by Maryland law or any other applicable laws or provided under CNB’s articles of incorporation or bylaws as of the date of the merger agreement. For six years after the effective time of the merger, Bancorp will provide officers’ and directors’ liability insurance for acts or omissions occurring at or prior to the effective time of the merger covering the individuals currently covered by CNB’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount that are no less favorable than those of such policy in effect on the date of the merger agreement, provided that Bancorp shall not be obligated to pay premiums in excess of 300% of the amount per annum that CNB paid in its last full fiscal year.

Appointment of Advisory Board

Subject to Bancorp’s Board of Directors Governance Policy, Bancorp shall, effective as of the effective time, cause SSB to offer each individual who is currently serving as a director of CNB and/or County National membership on an existing advisory board of SSB or, if Bancorp shall in its discretion determine, on a newly created separate advisory board.

DESCRIPTION OF BANCORP CAPITAL STOCK

Authorized Capital Stock

Bancorp is authorized to issue 50,000,000 shares of capital stock, par value $1.00 per share, all of which were initially designated as common stock. Bancorp’s board of directors may reclassify unissued shares of Bancorp’s capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions and dividends, qualifications or terms or conditions of redemption of such shares of stock. As of [        , 2007]:

•	[15,723,367] shares of Bancorp common stock were issued and outstanding;

•	no unissued shares of Bancorp common stock had been reclassified as preferred stock; and

•	options or other rights to purchase an aggregate of [833,924] shares of Bancorp common stock were outstanding under Bancorp’s equity compensation plans, including equity compensation plans of Potomac Bank of Virginia that were assumed by Bancorp in its recent acquisition of Potomac.

Bancorp Common Stock

Bancorp Common Stock Outstanding.  The outstanding shares of Bancorp common stock are, and the shares of Bancorp common stock issuable in the merger will be, when issued in accordance with the terms of the merger agreement, duly authorized, validly issued, fully paid and nonassessable.

Voting Rights.  Each share of Bancorp common stock is entitled to one vote, and except as otherwise provided in respect of any Bancorp preferred stock, the exclusive voting power for all purposes is vested in the holders of Bancorp common stock. Shares of Bancorp common stock are not entitled to cumulative voting rights.

Dividend Rights.  Subject to applicable law and any preferential dividend rights granted to the holders of any shares of Bancorp preferred stock that may at the time be outstanding, holders of Bancorp common stock are entitled to receive dividends at such time and in such amounts as Bancorp’s board of directors may deem advisable. The principal source of funds for any dividends that may be paid by Bancorp to holders of Bancorp common stock are dividends that Bancorp receives from its subsidiaries. The payment of dividends by such subsidiaries to Bancorp is subject to applicable state and federal law restrictions as well as to the laws of the subsidiary’s state of incorporation.

Rights Upon Liquidation.  Holders of shares of Bancorp common stock are entitled to share ratably, upon any liquidation, dissolution or winding up of Bancorp, whether voluntary or involuntary, in the remaining net assets of Bancorp available for distribution to stockholders after payment or provision for payment of the debts and other liabilities of Bancorp and the amount to which the holders of any shares of outstanding Bancorp preferred stock may be entitled.

Preemptive Rights.  Holders of shares of Bancorp common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities of Bancorp.

Transfer Agent

American Stock Transfer & Trust Co.  is the transfer agent and registrar for the shares of Bancorp common stock.

Stock Exchange Listing

Bancorp’s common stock is listed on the NASDAQ Global Select Market. It is a condition to CNB’s obligation to consummate the merger that the shares of Bancorp common stock issuable in the merger be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Bancorp’s common stock is listed on the NASDAQ Global Select Market under the symbol “SASR.” CNB’s common stock is quoted on the OTC Bulletin Board under the symbol “CNBE.” The following table sets forth, for the periods indicated, the high and low sales prices per share for Bancorp’s common stock and the high and low bid prices for CNB common stock as reported on the NASDAQ Global Select Market, with respect to Bancorp, and the OTC Bulletin Board, with respect to CNB, and the cash dividends declared per share for Bancorp and CNB. The information listed below reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

	Bancorp			CNB
			Cash			Cash
	High	Low	Dividend	High	Low	Dividend

Quarter Ended:
March 31, 2007	[ ]	[ ]		[ ]	[ ]
Quarter Ended:
December 31, 2006	$39.12	$34.75	$0.22	$26.00	$16.05	$.14
September 30, 2006	$37.58	$34.05	$0.22	$17.00	$15.65	$.07
June 30, 2006	$37.85	$33.88	$0.22	$17.00	$15.75	$.07
March 31, 2006	$37.99	$33.59	$0.22	$16.00	$14.35	$.07
Quarter Ended:
December 31, 2005	$38.55	$31.51	$0.22	$16.50	$13.90	$.10
September 30, 2005	$38.00	$32.37	$0.21	$16.50	$14.10	$.05
June 30, 2005	$35.50	$30.40	$0.21	$16.50	$13.70	$.05
March 31, 2005	$38.77	$31.65	$0.20	$14.70	$13.70	$.05
Quarter Ended:
December 31, 2004	$38.94	$32.58	$0.20	$16.00	$13.70	$.04
September 30, 2004	$35.55	$30.76	$0.20	$14.75	$13.70	$.04
June 30, 2004	$40.10	$33.00	$0.19	$14.75	$13.60	$.04
March 31, 2004	$38.37	$34.12	$0.19	$14.70	$14.05	$.09

On [          ,          ], 2007, the most recent practicable date preceding the date of this proxy statement/prospectus, the last reported sale price of Bancorp’s common stock was [$     ], and the last reported sale price for CNB’s common stock was [$     .] On December 13, 2006, the trading day immediately before the first public announcement of the merger, the last sale prices of Bancorp’s common stock and CNB’s common stock were $37.40 and $16.05, respectively. As of [          ,          , 2007], the most recent practicable date preceding the date of this proxy statement/prospectus, there were [          ] holders of record of Bancorp’s common stock and there were [          ] holders of record of CNB’s common stock.

Bancorp’s dividend amount is established by Bancorp’s board of directors each quarter. In making its decision on dividends, Bancorp’s board considers operating results, financial condition, capital adequacy, regulatory requirements, stockholder returns and other factors. Bank and bank holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by SSB. In addition, the Federal Reserve has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. CNB’s dividend amount is established by CNB’s board of directors each quarter. In making its decision on dividends, CNB’s board considers operating results, financial condition, capital adequacy, regulatory requirements, stockholder returns and other factors. Bank and bank holding company regulations, as well as regulations of the OCC, impose certain restrictions on dividend payments by County National. In addition, the Federal Reserve has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. Under the merger agreement, between the date of the merger agreement and the effective time of the merger, CNB may not set aside or pay any dividend, other than regular quarterly dividends not to exceed the amount paid per share of CNB common stock for the quarter ended September 30,

2006 and a special year end dividend in an amount per share not to exceed such amount. See “The Merger Agreement — Conduct of CNB’s Business Pending the Merger” on page 53.

CNB’S PRINCIPAL STOCKHOLDERS

Information concerning the number and percentage of whole shares of CNB’s common stock beneficially owned by CNB’s and County National’s directors, executive officers and by the directors and all executive officers as a group as of March 6, 2007 as well as information regarding each other person known by CNB to own in excess of five percent of the outstanding CNB common stock is included in CNB’s Form 10-KSB for the year ended December 31, 2006, which is attached to this proxy statement/prospectus as Appendix D.

COMPARATIVE RIGHTS OF STOCKHOLDERS

The rights of CNB stockholders are currently governed by the MGCL and the charter and bylaws of CNB. The rights of Bancorp stockholders are currently governed by the MGCL and the charter and bylaws of Bancorp. The following discussion summarizes the material differences between the current rights of CNB stockholders and the rights they will have as Bancorp stockholders if they receive Bancorp common stock in the merger.

The following discussion does not purport to be a complete statement of all differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to Maryland law, CNB’s articles of incorporation and bylaws and Bancorp’s articles of incorporation and bylaws. See “Where You Can Find More Information” at page 71.

Authorized Capital Stock

Bancorp.  Bancorp is authorized to issue 50,000,000 shares of capital stock, par value $1.00 per share, all of which have initially been designated as common stock. Bancorp’s board of directors may redesignate unissued shares of Bancorp’s common stock as preferred stock. As of [               ], 2007, [15,723,367] shares of Bancorp common stock were issued and outstanding and no unissued shares of Bancorp common stock had been redesignated as preferred stock. As of the date of the merger agreement, options or other rights to purchase an aggregate of [833,924] shares of Bancorp common stock under Bancorp’s equity compensation plans were outstanding. It is not possible to state the actual effect that any reclassification of unissued shares of Bancorp common stock into shares of Bancorp preferred stock and the subsequent issuance of such shares of Bancorp preferred stock might have upon the rights of holders of Bancorp common stock unless and until Bancorp’s board of directors effects such a reclassification and designates the specific rights of such preferred stock. However, the effects might include:

•	restricting dividends on Bancorp common stock;

•	diluting the voting power of Bancorp common stock;

•	impairing liquidation rights of Bancorp common stock; or

•	delaying or preventing a change in control of Bancorp without further action by stockholders of CNB.

CNB.  CNB is authorized to issue 10,000,000 shares, consisting of 5,000,000 shares of common stock, with a par value of $10.00 per share, and 5,000,000 shares of preferred stock, with a par value of $.01 per share. As of [               ], 2007, [1,728,411] shares of CNB common stock were issued and outstanding and no shares of CNB preferred stock were issued and outstanding. As of [               ], 2007, there were options to purchase [97,500] shares of CNB common stock outstanding.

Voting Rights

Bancorp.  Each share of Bancorp common stock is entitled to one vote, and, except as otherwise provided with respect to any class of stock redesignated in accordance with Bancorp’s articles of incorporation, the holders of the common stock exclusively possess all voting power. Cumulative voting in the election of directors is not permitted for any class of stock of Bancorp.

CNB.  Each holder of record of capital stock of CNB is entitled to one vote for each share of capital stock standing in the name of such holder on the stock ledger of CNB on the record date for the determination of the stockholders entitled to vote on such matter. Cumulative voting in the election of directors is not permitted for any class of stock of CNB.

Dividends

Bancorp.  Maryland law provides that, subject to a corporation’s articles of incorporation and any applicable laws, a corporation’s board of directors may declare dividends to be paid in cash, property or stock. Maryland law provides that if authorized by its board of directors, a corporation may make distributions to its stockholders, subject to any restriction in its articles of incorporation, but no distribution may be made if, after giving effect to the distribution:

•	the corporation would not be able to pay indebtedness of the corporation as the indebtedness becomes due in the usual course of business; or

•	the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless the articles of incorporation permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Bancorp’s articles of incorporation provide that dividends may be paid on Bancorp common stock and any other class of stock that is entitled to receive dividends, out of assets legally available for the payment of dividends, but only as declared by the board of directors.

CNB.  CNB’s articles of incorporation provide that the declaration of dividends shall be governed by the applicable provisions of Maryland law.

Size of Board of Directors

Bancorp.  Bancorp currently has 15 directors, which number may be decreased by the action of the board taken in accordance with Maryland law, but may not be increased beyond the current number, which is the maximum number set forth in Bancorp’s articles of incorporation, unless increased by an amendment to Bancorp’s certificate of incorporation. Bancorp’s board of directors consists of three classes with each class having a number of directors as nearly equal as the total number of directors permits. Bancorp’s articles of incorporation provide that at each annual stockholders’ meeting, one class of directors shall be elected for a term of three years, except that successor directors who fill vacancies are elected to a term that expires on the date that the term of the other directors of such class expires.

CNB.  The CNB articles of incorporation provide that the number of directors shall be six, which number may be increased or decreased in accordance with CNB’s bylaws, but shall never be less than three, unless the number of stockholders is less than three, in which case the number of directors shall be set at the number of stockholders. CNB’s bylaws provide that the number of directors may be increased or decreased by the board of directors, pursuant to a resolution adopted by 80% of the members of the board of directors. CNB’s board of directors consists of three classes with each class having a number of directors as nearly equal as the total number of directors permits. CNB’s articles of incorporation provide that at each annual stockholders’ meeting, one class of directors shall be elected for a term of three years, except that successor directors who fill vacancies are elected to a term that expires on the date that the term of the other directors of such class expires.

Removal of Directors

Bancorp.  Bancorp’s articles of incorporation provide that directors may only be removed for cause if:

•	there is an affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors; and

•	the director subject to removal receives service of the specific charges, adequate notice and full opportunity to refute charges.

The Bancorp articles of incorporation define “cause” as final conviction of a felony, unsound mind, adjudication of bankruptcy, non-acceptance of office or conduct prejudicial to the interests of the corporation.

CNB.  CNB’s articles of incorporation and bylaws provide that notwithstanding any provision of the MGCL to the contrary, a director may only be removed from office upon the affirmative vote of stockholders holding at least 80% of the shares of outstanding CNB common stock.

Filling Vacancies on the Board of Directors

Bancorp.  Under Bancorp’s articles of incorporation, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by vote of a majority of directors remaining in office or by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation then entitled to vote generally in the election of directors. Bancorp’s articles of incorporation provide that a director may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of Bancorp entitled to vote generally in the election of directors. Bancorp’s articles of incorporation also provide that in the event of a vacancy:

•	a director chosen by the stockholders shall hold office for the remainder of the term of the class to which the director is assigned;

•	a director elected by the board of directors to fill a vacancy resulting from the removal of a director shall hold office for the remainder of the term of the removed director; and

•	a director elected by the board of directors to fill a vacancy resulting from any cause other than removal of a director shall hold office for a term expiring at the next following annual meeting of stockholders.

CNB.  CNB’s articles of incorporation provide that newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the remaining directors, and the directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which successors shall be elected and shall qualify.

Nomination of Director Candidates

Bancorp.  Bancorp’s bylaws provide that a stockholder entitled to vote for the election of directors may nominate candidates for election as a director if such nomination is made in writing and delivered to the secretary of Bancorp not later than 90 days prior to the anniversary of the date the proxy materials regarding the last election of directors were mailed to stockholders. The notice must contain specific information as set forth in Bancorp’s bylaws.

CNB.  CNB’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors. However, stockholders may nominate candidates only if written notice of such stockholder’s intent to make such nomination has been given to the secretary of CNB not less than sixty days nor more than ninety days prior to the meeting; provided that if less than seventy days prior public disclosure of the date of the meeting is made, notice must be received not later than the tenth day following the day on which such prior public disclosure of the date of the meeting is made by the company with respect to an election to be held at the annual meeting of stockholders. The nomination notice must contain specific information as set forth in CNB’s bylaws.

Special Meetings of Stockholders

Bancorp.  Under Maryland law, the secretary of a corporation must call a special meeting of the stockholders on the written request of the stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting. A request for a special meeting must state the purpose of the meeting and the matters proposed to be acted on at the meeting. The secretary is required to:

•	inform the stockholders who make the request of the reasonably estimated cost of preparing and mailing a notice of the meeting; and

•	on payment of these costs to the corporation, notify each stockholder entitled to notice of the meeting.

Bancorp’s bylaws provide that special meetings of stockholders may be called at any time for any purpose by Bancorp’s president, chairman, a majority of the board or upon the written request of Bancorp stockholders owning not less than 25% of the votes entitled to be cast at the meeting. The notice to call a meeting must contain certain information specified in Bancorp’s bylaws.

CNB.  CNB’s bylaws provide that special meetings of stockholders may be called at any time for any purpose by CNB’s chairman, president, a vice president or 80% of the members of the board of directors upon the written request of the holders of at least 50% of all shares outstanding and entitled to vote on the business to be transacted at such meeting. The notice to request a special meeting must contain certain information specified in CNB’s bylaws.

Stockholder Proposals

Bancorp.  Bancorp’s bylaws provide that to submit a stockholder proposal at an annual meeting, a stockholder must deliver written notice to the secretary of Bancorp not less than 30 or more than 90 days prior to the date of any such annual meeting, provided that if less than 45 days notice of the date of the meeting is given to stockholders, such notice by a stockholder must be received by the secretary not later than the close of business on the 15th day following the day on which notice of the date of the meeting was mailed to the stockholder or two days before the date of the meeting, whichever is earlier. The notice must contain information as set forth in Bancorp’s bylaws.

CNB.  CNB’s bylaws provide that to submit a stockholder proposal at an annual meeting, a stockholder must deliver written notice to the secretary at least 60, but no more than 90 days prior to the meeting at which directors are to be elected. However, if less than 70 days prior public disclosure of the meeting is made by the company, any notice must be received by the secretary by the day that is no later than the tenth day after the day on which the company gives notice of the meeting. All written notices must contain specific information as provided in CNB’s bylaws.

Amendments to Articles of Incorporation

Bancorp.  Maryland law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the stockholders, and such amendment receives the requisite stockholder approval which, unless a corporation’s articles of incorporation provide otherwise, is two-thirds of the shares of outstanding common stock.

Bancorp’s articles of incorporation provide that the following provisions contained therein may not be repealed, altered, amended or rescinded in any respect, unless the same is approved by at least 80% of the shares of outstanding common stock of the corporation entitled to vote generally in the election of directors:

•	Article VI (Authorization of Issuance of Stock);

•	Article IX (Directors);

•	Article XII (Approval of Certain Transactions);

•	Article XIII (Approval of Business Combinations with Controlling Parties);

•	Article XIV (Evaluation of Business Combinations); and

•	Article XIX (Amendment of Articles of Incorporation).

CNB.  CNB’s articles of incorporation provide that notwithstanding the provisions of the MGCL permitting or requiring any action to be approved by two-thirds of the shares of outstanding common stock, any such provision shall only be effective and valid if taken or approved by stockholders holding at least 80% of the shares of outstanding common stock.

Amendments to Bylaws

Bancorp.  Bancorp’s board of directors may amend, alter, suspend or repeal Bancorp’s bylaws by a majority vote. In addition, Bancorp’s bylaws may be repealed, altered, amended or rescinded by the stockholders of the corporation by a vote of not less than 80% of the shares of outstanding common stock of the corporation (provided that notice of such proposed action is included in the notice of such meeting).

CNB.  CNB’s board of directors may amend, alter or repeal the bylaws or any provision thereof by resolution adopted by a majority of all directors, at any regular or special meeting. However, the affirmative vote of 80% of the members of the board of directors is required to amend or repeal, or adopt any provision inconsistent with, the provisions of Article I, Section 2 (special meeting of stockholders) or Article II, Section 2 (number and term of office of directors), Section 4 (removal of directors) and Section 8 (special meeting of directors).

Stockholder Vote on Fundamental
Issues

Bancorp.  Bancorp’s articles of incorporation provide that, unless approved by at least a majority of the board of directors, the affirmative vote of not less than 80% of the shares of outstanding common stock of Bancorp is required to authorize:

•	a merger or consolidation of the corporation; or

•	a sale, exchange, or lease of all or substantially all of the assets of the corporation to any person or entity.

CNB.  CNB’s articles of incorporation provide that notwithstanding any provision of the MGCL that permits or requires an action to be taken by the affirmative vote of two-thirds of the shares of outstanding common stock, any such action shall only be effective and valid if taken or approved by the affirmative vote of stockholders holding at least 80% of the shares of outstanding common stock.

Under the MGCL, matters that require the affirmative vote of two-thirds of the shares of outstanding common stock include amendment of the articles of incorporation, any merger, share exchange, consolidation or sale of all or substantially all of the assets of a corporation.

Anti-Takeover Provisions

Bancorp.  There are a number of charter and Maryland law provisions which may have a deterrent effect on unsolicited takeover attempts and may delay or make it more difficult to achieve a change of control of Bancorp. Among these are Bancorp’s classified board of directors, the power of Bancorp’s board to fix the number of directors and fill vacancies on the board, the requirement of a majority vote of stockholders to remove directors (and then only for cause), and an 80% supermajority stockholder approval requirement for certain transactions.

Bancorp is also subject to the Maryland Business Combination Act (the “MBCA”). The MBCA prohibits certain future acquirors of 10% or more of Bancorp’s common stock (“interested stockholders”), and their affiliates from engaging in business combinations (as defined below) with Bancorp for a period of five years after such acquisition. After the five year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only:

•	with a vote of 80% of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates); or

•	if certain stringent fair price tests are met.

“Business combination” is broadly defined in the MBCA to include mergers, consolidations, certain share exchanges, asset transfers and other transactions. The MBCA does not preclude or restrict any business combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.

Bancorp’s articles of incorporation provide that any of the following transactions with a controlling stockholder requires the affirmative vote of the holders of not less than 80% of the shares of outstanding common stock of the corporation and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock of the corporation held by non-interested stockholders:

•	any merger or consolidation of the corporation;

•	any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or substantially all of the assets of the corporation;

•	any reverse stock split involving the common stock of the corporation; and

•	any agreement, contract or other arrangement providing for any of the transactions referenced above.

In addition to the MBCA, Bancorp is subject to the provisions of the Maryland Control Share Act (“MCSA”). The MCSA causes persons who acquire beneficial ownership of stock at levels of 10%, 33% and more than 50% (“control share acquisitions”) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of the shares of outstanding common stock (excluding stock held by the acquiring stockholder or Bancorp’s officers or employee directors). The MCSA affords a cash-out election (at an appraised value) for stockholders other than the acquiring stockholder, payable by Bancorp, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock. Under certain circumstances, Bancorp may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved.

CNB.  CNB has a classified board of directors and CNB’s board of directors has the power to fix the number of directors and to fill vacancies on the board. CNB also requires an 80% supermajority vote of the stockholders to remove directors, amend certain bylaws and take certain fundamental actions. CNB is also subject to the MBCA and the MCSA.

Directors and Officers Liability and Indemnification

Bancorp.  Maryland law provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that:

•	the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or

•	the director actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

To the extent that a director has been successful in defense of any proceeding, Maryland law provides that such director shall be indemnified against reasonable expenses incurred in connection therewith. Maryland law also provides that reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

•	a written affirmation by the director of the director’s good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized under Maryland law has been satisfied; and

•	a written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

Bancorp’s articles of incorporation provide that an officer or director of Bancorp shall not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duty as an officer or director, unless:

•	it is proved that the individual officer or director actually received an improper benefit or profit in money, property, or services from the corporation; or

•	a judgment or other final adjudication adverse to the individual officer or director is entered in a proceeding based on a finding in the proceeding that the individual’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Bancorp’s articles of incorporation also provide that if the General Laws of the State of Maryland are amended to further eliminate or limit the personal liability of officers and directors, the liability of officers and directors of the corporation will be eliminated or limited to the fullest extent permitted by Maryland law, as so amended.

Maryland law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against him, and incurred in his capacity as a director or officer or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under Maryland law.

CNB.  CNB’s articles of incorporation provide that:

•	CNB will indemnify and advance expenses to a director or officer in connection with a proceeding to the fullest extent permitted by, and in accordance with, Maryland law; and

•	with respect to personnel other than an officer or director, CNB may, as determined by its board of directors, indemnify and advance expenses to such employee or agent in connection with a proceeding to the fullest extent permitted by, and in accordance with, Maryland law.

CNB’s bylaws contain the provisions in the previous two bullet points and further provide that:

•	the indemnification and advancement of expenses provided for in the bylaws and articles of incorporation are not exclusive of any right to which those individuals seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise; and

•	CNB my purchase insurance for any person who is or was a director, officer, employee or agent of CNB against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, regardless of whether CNB would have the power to indemnify such person under Maryland law.

Reporting

Bancorp.  Bancorp’s common stock is registered under the Securities Exchange Act of 1934, and therefore, Bancorp files with the SEC annual reports on Form 10-K (which contain audited financial statements), quarterly reports on Form 10-Q (which contained unaudited financial statements), current reports on Form 8-K (which report certain material events) and proxy or information statements in connection with its annual stockholder meetings.

CNB.  CNB is required to file annual reports on Form 10-KSB (which contain audited financial statements), quarterly reports on Form 10-QSB (which contained unaudited financial statements), and current reports on Form 8-K (which report certain material events) with the SEC, but is not subject to the proxy rules, and therefore, does not file proxy or information statements in connection with its annual stockholder meetings.

LEGAL MATTERS

Certain legal matters in connection with the validity of Bancorp common stock to be issued in connection with the merger will be passed upon by Dickstein Shapiro LLP, Washington, DC.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus by reference to Bancorp’s annual report on Form 10-K for the year ended December 31, 2006 have been audited by McGladrey & Pullen, LLP an independent registered public accounting firm, as stated in their reports appearing in such annual report on Form 10-K, and are so incorporated in reliance on such reports and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CNB for the fiscal year ended December 31, 2006 included in CNB’s Annual Report on Form 10-KSB for the year ended December 31, 2006, which is attached hereto as Appendix D, have been audited by Rowles & Company, CNB’s independent registered public accounting firm, to the extent and as stated in their report appearing in such Form 10-KSB and are included in this proxy statement/prospectus in reliance on such report and upon authority of said firm as experts in accounting and auditing.

The consolidated financial statements of CNB for the fiscal year ended December 31, 2005 included in CNB’s Annual Report on Form 10-KSB for the year ended December 31, 2006, which is attached hereto as Appendix D, have been audited by Beard Miller Company LLP, CNB’s former independent registered public accounting firm, to the extent and as stated in their report appearing in such Form 10-KSB and are included in this proxy statement/prospectus in reliance on such report and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Bancorp and CNB file annual, quarterly and current reports, proxy statements (in the case of Bancorp) and other information with the SEC. You may read and copy this information relating to Bancorp and CNB at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that has reports, proxy statements and other information about Bancorp and CNB. The address of that site is http://www.sec.gov.

You may obtain free copies of the documents filed by Bancorp with the SEC by writing to Ronald E. Kuykendall, Bancorp’s executive vice president, general counsel and secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, or by accessing Bancorp’s investor relations website maintained at www.sandyspringbank.com.

CNB’s annual report on Form 10-KSB for the year ended December 31, 2006 is attached to this proxy statement/prospectus as Appendix D. You may obtain free copies of other documents filed by CNB with the SEC by writing Shirley Palmer, CNB Secretary, at CN Bancorp, Inc., 7401 Ritchie Highway, Glen Burnie, Maryland 21060.

Bancorp filed a registration statement on Form S-4 to register with the SEC the shares of Bancorp common stock to be issued to CNB stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Bancorp in addition to being a proxy statement of CNB for CNB’s special meeting of stockholders. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

The SEC allows Bancorp to “incorporate by reference” information into this proxy statement/prospectus. This means that Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Bancorp has previously filed with the SEC (other than the portions of those documents deemed furnished but not filed). These documents contain important information about Bancorp and its financial performance.

Bancorp documents incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 6, 2007;

•	Proxy Statement on Schedule 14A filed with the SEC on March 6, 2007 in connection with Bancorp’s 2007 Annual Meeting of Stockholders;

•	the description of Bancorp capital stock contained in Item 5 of Bancorp’s Annual Report on Form 10-K for the year ended December 31, 1997, filed with the SEC on March 30, 1998.

Bancorp is also incorporating by reference additional documents that it may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those documents deemed furnished but not filed) between the date of this proxy statement/prospectus and the date of the special meeting.

Bancorp has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Bancorp, and CNB has supplied all information relating to CNB.

You can obtain any of the Bancorp documents incorporated by reference from Bancorp or the SEC. Bancorp documents incorporated by reference are available from Bancorp without charge, excluding all exhibits, unless Bancorp has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain these documents incorporated by reference by requesting them from the appropriate party at the following address:

Sandy Spring Bancorp, Inc.
17901 Georgia Avenue
Olney, Maryland 20832
Attn: Ronald E. Kuykendall
Executive Vice President, General Counsel and Secretary
Telephone: (301) 774-6400

If you would like to request documents, please do so by [        , 2007] to receive them before the special meeting of CNB stockholders. We will send the documents by first-class mail within one business day of receiving your request.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the CNB merger agreement proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [                , 2007.] You should not assume that the information in it is accurate as of any other date, and neither its mailing to CNB’s stockholders nor the issuance of Bancorp common stock in the merger shall create any implication to the contrary.

Appendix A

Execution Copy

AGREEMENT AND PLAN OF MERGER
dated as of
December 13, 2006
between
SANDY SPRING BANCORP, INC.
and
CN BANCORP, INC.

Article 1	Definitions	A-1
1.1	Definitions	A-1
1.2	Other Definitional and Interpretative Provisions	A-6

Article II	The Merger; Certain Related Matters	A-6
2.1	The Merger; Closing	A-6

Article III	Conversion of the Company Shares; Cash Election; Exchange of Certificates	A-7
3.1	Conversion of the Company Shares	A-7
3.2	Elections	A-7
3.3	Proration of Election Price	A-7
3.4	Election Procedures; Exchange Agent	A-8
3.5	Exchange Procedures; Surrender and Payment	A-9
3.6	Dissenters’ Shares	A-10
3.7	Stock Options	A-10
3.8	Adjustments	A-11
3.9	Fractional Shares	A-11
3.10	Withholding Rights	A-11
3.11	Lost Certificates	A-11
Article IV	The Surviving Corporation	A-11
4.1	Certificate of Incorporation	A-11
4.2	Bylaws	A-11
4.3	Directors and Officers	A-11

Article V	Representations and Warranties of the Company	A-12
5.1	Corporate Existence and Power	A-12
5.2	Corporate Authorization	A-12
5.3	Governmental Authorization	A-13
5.4	Consents and Approvals	A-13
5.5	Non-contravention	A-13
5.6	Capitalization	A-14
5.7	Subsidiaries	A-14
5.8	SEC Documents; Sarbanes-Oxley Act and Regulatory Statements	A-15
5.9	Financial Statements	A-16
5.10	Proxy Statement; Registration Statement	A-16
5.11	Absence of Certain Changes	A-16
5.12	No Undisclosed Material Liabilities	A-17
5.13	Compliance with Laws and Court Orders	A-18
5.14	Litigation	A-18
5.15	Material Contracts	A-18
5.16	Finders’ Fees	A-19
5.17	Opinion of Financial Advisor	A-19
5.18	Taxes	A-19
5.19	Employee Plans and Employees	A-20
5.20	Environmental Matters	A-22
5.21	Tax Treatment	A-23
5.22	Derivative Instruments	A-23
5.23	Insurance	A-23

A-ii

5.24	Capital; Management; CRA Rating	A-23
5.25	Properties	A-23
5.26	Private Equity Portfolio	A-24
5.27	Affiliate Transactions	A-24
5.28	Antitakeover Statutes; Rights Plans	A-24
5.29	Regulatory Matters	A-24
5.30	Certain Loan Matters	A-25
5.31	Intellectual Property	A-25

Article VI	Representations and Warranties of Parent	A-26
6.1	Corporate Existence and Power	A-26
6.2	Corporate Authorization	A-26
6.3	Governmental Authorization	A-27
6.4	Consents and Approvals	A-27
6.5	Non-contravention	A-27
6.6	Capitalization	A-27
6.7	Subsidiaries	A-28
6.8	SEC Filings and the Sarbanes-Oxley Act	A-28
6.9	Financial Statements	A-29
6.10	Proxy Statement; Registration Statement	A-30
6.11	Absence of Certain Changes	A-30
6.12	No Undisclosed Material Liabilities	A-30
6.13	Compliance with Laws and Court Orders	A-30
6.14	Litigation	A-31
6.15	Finders’ Fees	A-31
6.16	Tax Treatment	A-31
6.17	Regulatory Matters	A-31
6.18	Financing	A-31
6.19	Recent Purchases of Parent Stock	A-31

Article VII	Covenants of the Company	A-31
7.1	Conduct of the Company	A-31
7.2	Stockholder Meeting; Proxy Material	A-33
7.3	No Solicitation; Other Offers	A-34
7.4	Tax Matters	A-34
7.5	Termination of Company DRIP	A-35
7.6	Proxy Solicitor	A-35

Article VIII	Covenants of Parent	A-35
8.1	Conduct of Parent	A-35
8.2	Director and Officer Liability	A-35
8.3	Registration Statement	A-36
8.4	Stock Exchange Listing	A-36
8.5	Appointment of Advisory Board	A-36
8.6	Company Brand	A-36

Article IX	Covenants of Parent and the Company	A-36
9.1	Best Efforts	A-36
9.2	Certain Filings	A-37

A-iii

9.3	Public Announcements	A-37
9.4	Further Assurances	A-37
9.5	Access to Information	A-37
9.6	Notices of Certain Events	A-38
9.7	Confidentiality	A-38
9.8	Tax-free Reorganization	A-38
9.9	Affiliates	A-38
9.10	Employees	A-38
9.11	Bank Merger Agreement	A-39
9.12	Company Options	A-40
9.13	Prohibited Purchases or Sales	A-40

Article X	Conditions to the Merger	A-40
10.1	Conditions to Obligations of Each Party	A-40
10.2	Conditions to the Obligations of Parent	A-41
10.3	Conditions to the Obligations of the Company	A-42

Article XI	Termination	A-43
11.1	Termination	A-43
11.2	Effect of Termination	A-45

Article XII	Miscellaneous	A-45
12.1	Notices	A-45
12.2	Survival of Representations and Warranties	A-46
12.3	Amendments and Waivers	A-46
12.4	Expenses	A-46
12.5	Binding Effect; Benefit; Assignment	A-47
12.6	Schedules and Exhibits	A-47
12.7	Governing Law	A-47
12.8	Jurisdiction	A-47
12.9	WAIVER OF JURY TRIAL	A-47
12.10	Counterparts; Effectiveness	A-47
12.11	Entire Agreement	A-47
12.12	Severability	A-48
12.13	Specific Performance	A-48

SCHEDULES:

Company Disclosure Schedule
Parent Disclosure Schedule

EXHIBITS:

Exhibit A	—	Form of Voting Agreement
Exhibit B	—	Form of Company Rule 145 Affiliate Letter

Pursuant to Regulation S-K Item 601(b)(2), the schedules and Exhibit B to the Merger Agreement have been omitted and will be furnished supplementally to the Commission upon request.

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 13, 2006 between SANDY SPRING BANCORP, INC., a Maryland corporation (“Parent”) and CN BANCORP, INC., a Maryland corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Company and Parent deem it advisable and in the best interests of their respective stockholders and corporations to consummate the business combination transaction provided for herein in which the Company will merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Parent have approved this Agreement and the Merger contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, Sandy Spring Bank, a Maryland chartered commercial bank and a wholly-owned subsidiary of Parent (“Parent Bank”) and County National Bank, a national banking association and a wholly-owned subsidiary of the Company (“Company Bank”), have entered into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which Company Bank shall merge with and into Parent Bank (the “Bank Merger”) with the Parent Bank as the surviving bank in the Bank Merger, and the Bank Merger shall be consummated concurrently with the consummation of the Merger;

WHEREAS, concurrently with the execution of this Agreement, as a condition of the willingness of Parent to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement (the “Voting Agreement”) substantially in the form attached hereto as Exhibit A providing for, among other things, the agreement of such stockholders to vote Company Shares (as defined herein) in favor of the Merger and the approval and adoption of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (C) a merger, consolidation, share exchange, business combination, sale of all or substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (D) any other transaction to which the Company or the Company Bank is a party, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Bank Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act, codified at 12 U.S.C. 1828(c).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the State of Maryland are authorized or required by law to close.

“Company Balance Sheet” means the consolidated balance sheets of the Company as of December 31, 2005 and the footnotes thereto.

“Company Balance Sheet Date” means December 31, 2005.

“Company DRIP” means the Company’s Dividend Reinvestment and Stock Purchase Plan.

“Company DSPP” means the Company’s Director Stock Purchase Plan.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company Option” means each option or right to acquire Company Shares granted under the Company’s Equity Plans.

“Company Option Plan” means the Company’s Stock Option Plan.

“Company Equity Plans” means, collectively, the Company Option Plan, the Company DRIP, the Company ESPP and the Company DSPP.

“Company 10-K” means the Company’s annual report on Form 10-KSB for the fiscal year ended December 31, 2005.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of September 18, 2006 between Parent and the Company.

“Employee Plan” means all bonus, pension, profit sharing, deferred compensation, stock options, stock appreciation rights, stock purchase or other equity or incentive compensation, retirement, hospitalization, health benefits, medical or dental reimbursement, severance pay, vacation pay, disability, death benefits, insurance, fringe benefits, cafeteria plans, and all other similar plans, programs or arrangements providing benefits to any employee and/or non-employee director (including without limitation all “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA, and all “employee pension benefit plans” within the meaning of Section 3(2) of ERISA). In the case of an Employee Plan funded through a trust described in Code Section 401(a), or any other funding vehicle, each reference to such Employee Plan funded through a trust described in Code Section 401(a), or any other funding vehicle, shall include a reference to such trust, organization or other vehicle.

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, regarding human health and safety, the environment or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FDIA” means the Federal Deposit Insurance Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“Hazardous Substance” has the meaning given to such term in 42 U.S.C. §9601(14); provided, however, that such term shall also include any form of petroleum or natural gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insider” has the meaning set forth in 12 C.F.R. §215.1(h).

“Knowledge” of any Person that is not an individual means the knowledge of such Person’s Officers after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Maryland Law” means the Maryland Code.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes in tax, banking and similar laws or interpretations thereof by courts or governmental authorities, but only to the extent the effect on such Person and its Subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, but only to the extent the effect on such Person and its Subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates or the projected future interest rate environment, but only to the extent the effect on such Person and its Subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies, (d) actions and omissions of Parent or the Company taken with the prior written consent of the other party hereto in contemplation of the transactions contemplated hereby, (e) direct effects of compliance with this Agreement on operating performance of any Person, including expenses incurred in connection with the transactions contemplated hereby, (f) the effect of any change, or prospective change, in loan valuation, accrual or reserve policy which is undertaken by the Company or the Company Bank with the consent of Parent prior to the Effective Time to conform to those of Parent or Parent Bank, or the impact of changes in the fair market valuation policies of the Company’s and the Company Bank’s loans as of the Effective Time made with the consent of Parent, where the facts on which such adjusted valuation are based relate to events occurring prior to the date hereof, or (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, but only to the extent the effect on such Person and its Subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated banks and their holding companies.

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“OCC” means the Office of the Comptroller of the Currency.

“Officer” of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

“Parent Balance Sheet” means the consolidated balance sheets of Parent as of December 31, 2005 and the footnotes thereto.

“Parent Balance Sheet Date” means December 31, 2005.

“Parent Banking Subsidiary” means Parent Bank.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Regulation O Affiliate” means an “Affiliate” as defined in 12 C.F.R. § 215.2(a).

“Regulatory Authorities” means, collectively, the SEC, the Federal Trade Commission, the United States Department of Justice, the Board, the FDIC, the OCC, the Commissioner of Financial Regulation of the State of Maryland and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the parties hereto and their Subsidiaries.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transaction Documents” means this Agreement, the Bank Merger Agreement and the Voting Agreement.

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Agreement	Preamble
Average Closing Price	11.1	(d)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
BHC Act	5.1
Board	5.3
Cash Electing Company Share	3.1	(b)
Cash Election	3.2
Cash Election Consideration	3.1	(b)
Cash Election Price	3.1	(b)
Cash Proration Factor	3.3	(b)
Certificates	3.4	(a)
Closing	2.1	(c)
Closing Date	2.1	(c)
Code	Recitals

Company	Preamble
Company Bank	Recitals
Company Disclosure Schedule	Article 5
Company Employees	9.10	(a)
Company Intellectual Property Rights	5.31	(c)
Company Proxy Statement	5.10	(a)
Company Regulatory Statements	5.8	(h)
Company SEC Documents	5.8	(a)
Company Securities	5.6	(b)
Company Shares	5.6	(a)
Company Stockholder Meeting	7.2
Company Subsidiary Securities	5.7	(b)
CRA	5.24
Decision Period	11.1	(d)
Determination Date	11.1	(d)
Dissenters’ Shares	3.6
Effective Time	2.1	(a)
Election Date	3.2
Election Deadline	3.4	(c)
Election Form	3.4	(a)
End Date	11.1	(b)
Exchange Agent	3.4	(b)
Exchange Fund	3.4	(b)
Exchange Ratio	3.1	(b)
GAAP	5.9
Governmental Entity	5.3
Imputed Exchange Ratio	11.1	(d)
Indemnified Person	8.2	(a)
Index Price	11.1	(d)
Index Ratio	11.1	(d)
Material Contracts	5.15
Maximum Cash Election Number	3.3	(a)
MSDAT	2.1
Merger	Recitals
Merger Consideration	3.1	(b)
Minimum Cash Election Number	3.3	(a)
Non-Electing Company Shares	3.3	(d)
Parent	Preamble
Parent Bank	Recitals
Parent Disclosure Schedule	Article 6
Parent Ratio	11.1	(d)
Parent Regulatory Statements	6.8	(h)
Parent SEC Documents	6.8	(a)
Parent Stock	3.1	(b)
Payment Event	12.4	(b)

Registration Statement	6.10	(b)
Required Filings and Approvals	5.3
Starting Price	11.1	(d)
Stock Election Consideration	3.1	(b)
Stock Proration Factor	3.3	(d)
Superior Proposal	7.3	(c)
Surviving Corporation	2.1	(a)
Tax	5.18	(h)
Taxing Authority	5.18	(h)
Tax Return	5.18	(h)
Tax Sharing Agreements	5.18	(h)
Third-Party Intellectual Property Rights	5.31	(b)
368 Reorganization	5.21
Top Up Amount	11.1	(d)
Uncertificated Shares	3.4	(b)
Voting Agreement	Recitals
Watch List	5.30	(b)

1.2  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The use of the neuter gender in this Agreement shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender in this Agreement shall be deemed to include the neuter and feminine genders wherever necessary or appropriate and the use of the feminine gender in this Agreement shall be deemed to include the neuter and masculine genders wherever necessary or appropriate. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign governmental authority.

ARTICLE II

THE MERGER; CERTAIN RELATED MATTERS

2.1  The Merger; Closing.  (a) As soon as practicable, and in any event not more than five Business Days after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Parent shall file articles of merger with the Maryland State Department of Assessments and

Taxation (the “MSDAT”) and make all other filings or recordings required by Maryland Law in connection with the Merger. The Merger shall become effective (the “Effective Time”) at the time the Certificate of Merger is issued by the MSDAT (or at such later time as may be specified in the Certificate of Merger) in accordance with Maryland Law. Upon and following the Merger, the separate existence of the Company shall cease, and Parent shall be the Surviving Corporation (the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the State of Maryland. The name of the Surviving Corporation shall continue to be “Sandy Spring Bancorp, Inc.”

(b) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Parent, all as provided under Maryland Law.

(c) The closing of the Merger (the “Closing”) shall take place at such time and place as Parent and the Company shall agree, on the date when the Effective Time is to occur (the “Closing Date”).

ARTICLE III

CONVERSION OF THE COMPANY SHARES; CASH ELECTION;
EXCHANGE OF CERTIFICATES

3.1  Conversion of the Company Shares.  At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of capital stock of the Company or Parent:

(a) each issued Company Share owned by the Company or any Subsidiary of the Company immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be canceled, and no payment shall be made with respect thereto;

(b) each Company Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.1(a) or Section 3.6 or as adjusted pursuant to Section 11.1(d)(iii), be converted into the following (collectively, the “Merger Consideration”):

(i) for each such Company Share with respect to which an election to receive cash has been effectively made and not revoked or deemed converted into the right to receive the Stock Election Price pursuant to Section 3.3(b), or is deemed made pursuant to Section 3.3(d), as the case may be (each, a “Cash Electing Company Share”), the right to receive an amount equal to $25.00 (the “Cash Election Price”) in cash without interest (the “Cash Election Consideration”); and

(ii) for each other such Company Share, the right to receive 0.6657 of a share (the “Exchange Ratio”) of common stock, par value $1.00 per share (“Parent Stock”), of the Parent (the “Stock Election Consideration”) as may be adjusted pursuant to Section 11.1(d)(iii).

3.2  Elections.  Each Person (other than the Company and Parent) who, at the close of business on the date of the Company Stockholder Meeting (as defined in Section 7.2) or on such other date as the Parent and the Company publicly announce as the Election Date (such date, the “Election Date”), is a record holder of Company Shares will be entitled, with respect to any or all of such Company Shares, to make an election (a “Cash Election”) on or prior to such date to receive the Cash Election Consideration on the basis hereinafter set forth. No such Person shall be entitled to make a Cash Election with respect to Dissenters’ Shares; provided, however, that stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Maryland Law shall thereupon be deemed to have made a Cash Election with respect to such Company Shares pursuant to Section 3.6.

3.3  Proration of Election Price.  (a) Subject to adjustment pursuant to Section 11.1(d)(iii), the number of Company Shares to be converted into the right to receive the Cash Election Consideration at the Effective Time shall not be less than the number of Company Shares which is equal to (i) 40% of the Company Shares outstanding at the Effective Time (excluding any Company Shares to be canceled pursuant to Section 3.1(a))

minus (ii) the number of Dissenters’ Shares at the Effective Time (such difference, the “Minimum Cash Election Number”) and shall not exceed the number of Company Shares which is equal to (i) 50% of the Company Shares outstanding at the Effective Time (excluding any Company Shares to be canceled pursuant to Section 3.1(a)) minus (ii) the number of Dissenters’ Shares at the Effective Time (such difference, the “Maximum Cash Election Number”).

(b) If the number of Cash Electing Company Shares exceeds the Maximum Cash Election Number, then such Cash Electing Company Shares shall be treated in the following manner:

(i) A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Maximum Cash Election Number by (y) the total number of Cash Electing Company Shares.

(ii) A number of Cash Electing Company Shares covered by each stockholder’s Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing Company Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Consideration.

(iii) Each Cash Electing Company Share, other than those Company Shares converted into the right to receive the Cash Election Price in accordance with Section 3.3(b)(ii), shall be converted into the right to receive the Stock Election Consideration as if such Company Shares were not Cash Electing Company Shares.

(c) If the number of Cash Electing Company Shares is greater than or equal to the Minimum Cash Election Number and less than or equal to the Maximum Cash Election Number, then each Cash Electing Company Share shall be converted into the right to receive the Cash Election Price and each other Company Share (other than Company Shares to be canceled pursuant to Section 3.1(a) and other than Dissenters’ Shares) shall be converted into the right to receive the Stock Election Consideration.

(d) If the number of Cash Electing Company Shares is less than the Minimum Cash Election Number, then:

(i) Each Cash Electing Company Share shall be converted into the right to receive the Cash Election Price.

(ii) The Company Shares as to which a Cash Election is not in effect, excluding Company Shares to be cancelled pursuant to Section 3.1(a), (the “Non-Electing Company Shares”) shall be treated in the following manner:

(A) A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the difference between the Minimum Cash Election Number and the number of Cash Electing Company Shares, by (y) the total number of Non-Electing Company Shares.

(B) A number of Non-Electing Company Shares of each stockholder equal to the product of (x) the Stock Proration Factor and (y) the total number of Non-Electing Company Shares of such stockholder shall be converted into the right to receive the Cash Election Price (and a Cash Election shall be deemed to have been made with respect to such Company Shares).

(C) Each Non-Electing Company Share of each stockholder as to which a Cash Election is not deemed made pursuant to Section 3.3(d)(ii)(B) shall be converted into the right to receive the Stock Election Consideration.

3.4  Election Procedures; Exchange Agent.  (a) Prior to the date of the Company Stockholder Meeting, Parent and the Company shall prepare a form (an “Election Form”) pursuant to which a holder of record of Company Shares may make a Cash Election with respect to each Company Share owned by such holder. The Company shall cause an Election Form and a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in exchanging certificates representing Company Shares (the “Certificates”) for the Merger Consideration to be included with the Company Proxy Statement (as defined in Section 5.9(a)) and mailed to each holder of record of Company Shares as of the record date for such meeting.

(b) Prior to the date of the Company Stockholder Meeting, Parent shall appoint an agent independent of and unaffiliated with Parent or the Company (the “Exchange Agent”) for the purpose of (i) receiving Election Forms and determining, in accordance with this Article 3, the form of Merger Consideration to be received by each holder of Company Shares, and (ii) exchanging for the Merger Consideration (A) Certificates or (B) uncertificated Company Shares (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Article 3, (i) subject to Section 3.4(c), certificates representing the shares of Parent Stock that constitute the stock portion of the Merger Consideration and (ii) an amount of cash necessary to satisfy the cash portion of the Merger Consideration (the “Exchange Fund”). At the Effective Time or promptly thereafter, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Shares which have not previously been delivered to the Exchange Agent pursuant to Section 3.5(a) at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(c) A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m. eastern time on the date of the Company Stockholder Meeting (the “Election Deadline”) (i) an Election Form covering the Company Shares to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form and (ii) Certificates, in such form and with such endorsements, stock powers and signature guarantees as may be required by such Election Form or the letter of transmittal. Any Company Share with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 3.4(c) by the Election Deadline shall be deemed to be a Non-Electing Company Share. A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the Company Shares to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any Company Shares shall result in the revocation of all prior Election Forms with respect to all such Company Shares. Any termination of this Agreement in accordance with Article 11 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

(d) The Company and Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms and letters of transmittal.

3.5  Exchange Procedures; Surrender and Payment.  (a) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Shares represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(b) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving

Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(d) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.4(b) that remains unclaimed by the holders of Company Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 3.5 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.9, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.9 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

3.6  Dissenters’ Shares.  Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with Maryland Law (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration, and such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Maryland Law; provided that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Maryland Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Cash Election Price upon surrender in the manner provided in Section 3.5 of the Certificates that, immediately prior to the Effective Time, evidenced such shares, subject to proration in accordance with the provisions of Section 3.3 hereof in the event that such failure to perfect, withdrawal or other loss of appraisal rights occurs prior to the Effective Time. The Company shall give Parent (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands and any other instruments received by the Company relating to appraisal rights under Maryland Law with respect to the Company Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demands for payment of the fair value of the Company Shares and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

3.7  Stock Options.  Subject to the last sentence of this Section 3.7, each Company Option issued and outstanding at the Effective Time under the Company Option Plan shall be converted into an option to purchase a number of shares of Parent Stock in accordance with (a) the terms and conditions of the Company Option Plan pursuant to which such Company Option was issued, (b) the agreement evidencing the grant of such Company Option and (c) any other agreement between the Company and such optionee regarding such Company Option; provided, however, that from and after the Effective Time, each such Company Option shall be exercisable solely for Parent Stock; the number of shares of Parent Stock which may be acquired pursuant to such Company Option shall be the number of Company Shares subject to such Company Option multiplied by the Exchange Ratio, rounded down to the nearest whole share; and the exercise price per share shall be equal to the exercise price per Company Share divided by the Exchange Ratio, rounded down to the nearest cent. It is intended that the foregoing assumption and adjustment shall be effected in a manner consistent with the requirements of Section 424 of the Code, as to each Company Option which is an incentive stock option. Notwithstanding the foregoing, the Parent in its sole and complete discretion may offer to cancel any Company Option in exchange for a cash payment at Closing in an amount equal to the Cash Election Price minus the per share exercise price for such Company Option, subject to any required withholding of taxes.

3.8  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, (i) any change in the outstanding shares of capital stock of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, in each case whether by merger or otherwise or (ii) any stock dividend thereon with a record date during such period shall occur, the Merger Consideration, and any other amounts payable pursuant to this Agreement and, if applicable, the Cash Election Price, Exchange Ratio and their determination shall be appropriately adjusted.

3.9  Fractional Shares.  No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ Global Select Market, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

3.10  Withholding Rights.  Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which the Exchange Agent, Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

3.11  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Share represented by such Certificate, as contemplated by this Section 3.11.

ARTICLE IV

THE SURVIVING CORPORATION

4.1  Certificate of Incorporation.  The articles of incorporation of Parent in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

4.2  Bylaws.  The bylaws of Parent in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

4.3  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Parent at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Parent at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that:

5.1  Corporate Existence and Power.  The Company is duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly registered as a bank holding company under the U.S. Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

5.2  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of at least 80% of the outstanding Company Shares is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement (assuming due authorization and delivery by Parent) constitutes a valid and binding obligation of the Company, and will be enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought.

(b) The execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of the Company Bank. The Board of Directors of the Company Bank has declared the transactions contemplated by the Bank Merger Agreement to be advisable and fair to and in the best interests of the Company Bank’s sole stockholder and has directed that the Bank Merger Agreement and the transactions contemplated thereby be submitted to the Company as the Company Bank’s sole stockholder for approval and, except for the approval of the Bank Merger Agreement by the Company as the Company Bank’s sole stockholder, no other corporate proceedings on the part of the Company Bank are necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. The Bank Merger Agreement (assuming due authorization and delivery by Parent Bank) constitutes a valid and binding obligation of the Company Bank, and will be enforceable against the Company Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought.

(c) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) unanimously resolved (subject to Section 7.3(b)) to recommend approval of the Merger and adoption of the Merger Agreement by the Company’s stockholders.

5.3  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement, by the Company Bank of the Bank Merger Agreement, the consummation by the Company of the transactions contemplated hereby and the consummation by the Company Bank of the transactions contemplated by the Bank Merger Agreement, require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, including the Board of Governors of the Federal Reserve System (the “Board”), the FDIC, the OCC and the banking authorities of the State of Maryland (any of the foregoing, a “Governmental Entity”) other than (i) (A) the filing of articles of merger with respect to the Merger with the MSDAT, (B) the filing with and approval of the Bank Merger Agreement, and the issuance of a Certificate of Merger, by the Commissioner of Financial Regulation of Maryland and the filing of the Bank Merger Agreement and such Certificate of Merger with the MSDAT, (C) the filing with the Commissioner of Financial Regulation of Maryland of an application under Title 3, Subtitle 7 of the Financial Regulation of the Maryland Code (including a copy of the applications filed with the Federal Reserve Bank of Richmond under the Bank Merger Act with respect to the Bank Merger), and the approval of the Merger and the Bank Merger by the Commissioner of Financial Regulation of Maryland, and (D) the filing of appropriate documents with the relevant authorities of other states in which the Company and the Company Bank are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iv) the applications and notices required by, the filing with and approval of the Board under Section 3 of the BHC Act, with respect to the Merger, (v) the applications and notices required by, the filing with and approval of the Federal Reserve under the Bank Merger Act, and (vi) any other filings and approvals required by the banking authorities of the State of Maryland or any other state or the District of Columbia with respect to the Merger or the Bank Merger (the filings and approvals set forth in clauses (i) through (vi), the “Required Filings and Approvals”), and any other actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

5.4  Consents and Approvals.  Except for (i) the approval of the stockholders of the Company of this Agreement and the Merger in the manner described in Section 5.2(a) hereof, (ii) the approval of the Company in its capacity as the sole stockholder of the Company Bank of the Bank Merger Agreement and the Bank Merger, (iii) the Required Filings and Approvals and (iv) as set forth in Section 5.4 of the Company Disclosure Schedule, no material consents or approvals of any Person are necessary in connection with the execution, delivery and performance by the Company of this Agreement, the consummation of the Merger and the consummation of the other transactions contemplated hereby, or the execution, delivery and performance by the Company Bank of the Bank Merger Agreement, the consummation of the Bank Merger and the consummation of the other transactions contemplated thereby.

5.5  Non-contravention.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and the execution, delivery and performance by the Company Bank of the Bank Merger Agreement and the consummation of the transactions contemplated thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws or other governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Sections 5.3 and 5.4, contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) assuming compliance with the matters referred to in Sections 5.3 and 5.4, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that in the case of clause (ii), (iii) and (iv) would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) As of the date hereof, the Company knows of no reason why the tax opinion referred to in Section 10.1(g) should not be obtained on a timely basis.

5.6  Capitalization.  (a) The authorized capital stock of the Company consists of 5,000,000 shares of common stock, par value $10.00 per share (“Company Shares”), and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, there are (i) 1,728,011 Company Shares outstanding and (ii) Company Options to purchase an aggregate of 97,500 Company Shares outstanding (all of which are exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Equity Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company. All outstanding Company Shares and Company Options were issued in compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive right or similar right or any right of first refusal or similar right. In connection with each offering of Company Shares or Company Options, no documents or other information provided to the offerees by or on behalf of the Company contained any untrue statement of a material fact or failed to state a material fact required to be stated therein or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as set forth in this Section 5.6, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c) The Company has taken all actions necessary to suspend, effective as of the date hereof, the issuance of any Company Shares or any rights to acquire Company Shares under the Company DRIP, as required by the terms of the Company DRIP and any applicable laws.

5.7  Subsidiaries.  (a) (i) Company Bank is a duly organized national banking association and is validly existing and in good standing under the laws of the United States of America, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and (ii) each other Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except, in each of clauses (i) and (ii), for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Company Bank is an “insured bank” as defined in Section 3(h) of the FDIA. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Section 5.7(a) of the Company Disclosure Schedule.

(b) Except as set forth in Section 5.7(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Other than Company Bank, the Company does not own or control any shares of any class of capital stock of any “depository institution” as defined in Section 3 of the FDIA.

5.8  SEC Documents; Sarbanes-Oxley Act and Regulatory Statements.  (a) The Company has made available to Parent (i) the Company’s annual reports on Form 10-KSB for its fiscal years ended December 31, 2003, 2004 and 2005 and (ii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 5.8(a) and the amendments thereto, collectively, the “Company SEC Documents”).

(b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and all other statutes, rules and regulations adopted, enforced or promulgated by the SEC or applicable regulatory body, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.

(f) The Company is not deemed an accelerated filer as defined in Rule 12b-2 of the 1934 Act.

(g) Except as set forth in Section 5.8(g) of the Company Disclosure Schedule, there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any Officer or director or Insider of the Company or Insider of any Regulation O Affiliate. The Company has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were, at the time they were made, and continue to be, permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

(h) Since January 1, 2001, the Company and the Company Bank have timely filed all required annual and quarterly statements, reports and other documents (including exhibits and all other information incorporated therein) required to be filed with Regulatory Authorities (collectively, the “Company Regulatory Statements”). The Company Regulatory Statements, including the method for determining the Company’s and the Company Bank’s provision for loan and lease losses, are and have been prepared in conformity with regulatory accounting practices, applicable law and supervisory policy, consistently applied, for the periods covered thereby and (as may have been amended and restated or supplemented by Company Regulatory Statements filed subsequently but prior to the date hereof), fairly present in all material respects the statutory financial position of the Company and the Company Bank, as at the respective dates thereof and the results of operations of the Company and the Company Bank for the respective periods then ended. The Company Regulatory Statements complied in all material respects with any requirement of law when filed and no material deficiency has been asserted with respect to any Company Regulatory Statement by the Board, the OCC, the FDIC or any other Governmental Entity. The annual statutory balance sheets and income statements included in the Company Regulatory Statements have been audited, and the Company and the Company Bank have made available to Parent true and complete copies of all audit opinions related thereto. Neither the Company’s nor the Company Bank’s independent public accountants nor any employee of the Company or the Company Bank has alleged that any Company Regulatory Statement contains any misstatement or other defect which, if true, would cause the representations and warranties contained in this Section 5.8(h) to be untrue.

5.9  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in all material respects, in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

5.10  Proxy Statement; Registration Statement.  (a) The proxy statement of the Company to be filed as part of the Registration Statement with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

(b) None of the information provided by the Company for inclusion in the Registration Statement (as defined in Section 6.9(b)) or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

5.11  Absence of Certain Changes.  Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in Section 5.11 of the Company Disclosure Schedule or in the Company SEC Documents, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f) any making of any material loan, advance or capital contributions to or investment in any Person other than (x) loans in the ordinary course of the Company Bank’s lending business consistent with past practices and (y) loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

(g) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries;

(h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(i) any change in any material method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

(j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than, in the case of clause (v), increases granted to employees (other than officers) in the ordinary course of business consistent with past practice;

(k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(l) any material Tax election made (other than elections consistent with the Company’s and its Subsidiaries’ past practice) or changed, any annual tax accounting period changed, any material method of Tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

5.12  No Undisclosed Material Liabilities.  Except as set forth in Section 5.12 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof, and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

5.13  Compliance with Laws and Court Orders.  Except as set forth in Section 5.13 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is and, since January 1, 2003, has been in compliance with, and, to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discriminatory business practices, the applicable provisions of the Sarbanes-Oxley Act (which provisions do not include Section 404), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA PATRIOT) Act of 2001 and the Bank Secrecy Act), except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

5.14  Litigation.  Except as set forth in the Company SEC Documents filed prior to the date hereof and except as set forth in Section 5.14 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that (i) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or the Bank Merger or any of the other transactions contemplated hereby or by the Bank Merger Agreement or (ii) if determined or resolved adversely in accordance with the plaintiff’s demands, would (A) involve damages in excess of $100,000, (B) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or (iii) as of the date hereof, involve the imposition of permanent injunctive relief.

5.15  Material Contracts.

(a) Except for those agreements and other documents listed as exhibits to the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts the conduct of business or any line of business of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries is in breach of or default under any material contract, agreement, commitment, understanding, arrangement, lease, insurance policy or other instrument to which the Company or such Subsidiary is a party, by which the Company’s or such Subsidiary’s respective assets, business, or operations may be bound or affected, or under which the Company’s or such Subsidiary’s respective assets, business, or operations receives benefits (collectively “Material Contracts”), and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No other party to any of the Company’s or its Subsidiaries’ Material Contracts is, to the Company’s Knowledge, in default in respect of any such Material Contract, the effect of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Each of the Company’s and its Subsidiaries’ Material Contracts is valid and binding and in full force and effect and, to the Company’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Section 5.15(b) of the Company

Disclosure Schedule contains a true, correct and complete list of all the Company’s and its Subsidiaries’ Material Contracts. The Company has previously made available to Parent true and correct copies of each Material Contract set forth in Section 5.15(b) of the Company Disclosure Schedule.

5.16  Finders’ Fees.  Except for Sandler O’Neill & Partners, L.P., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

5.17  Opinion of Financial Advisor.  The Company has received the opinion of Sandler O’Neill & Partners, L.P., financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

5.18  Taxes.

(a) All income tax and other material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account valid extensions) under all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Except as set forth in Section 5.18(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(g) Section 5.18(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

5.19  Employee Plans and Employees.

(a) Section 5.19(a) of the Company Disclosure Schedule sets forth a list of every Employee Plan that has been maintained by the Company or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date.

(b) Each Employee Plan that has ever been maintained by the Company or any ERISA Affiliate, which has been intended to qualify under Section 401(a) of the Code, has received a favorable determination or approval letter from the IRS regarding its qualification under such Section and has, in fact, been qualified under Section 401(a) of the Code from the effective date of such Employee Plan through and including the Closing Date (or, if earlier, the date that all of such Employee Plan’s assets were distributed). No event or omission has occurred which would cause any Employee Plan that has ever been maintained by the Company or any ERISA Affiliate to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Each Employee Plan that has been maintained by the Company or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date has been maintained in material compliance with all applicable Laws, regulations or any other requirements. With respect to each Employee Plan that has been maintained by the Company or any ERISA Affiliate during the six (6) year period ending on the Closing Date, there has been no (i) to the Knowledge of the Company or Company Bank, “prohibited transaction”, as defined in Section 406 of ERISA or Code Section 4975, or (ii) nondeductible contributions. No claim, demand, litigation or governmental administrative proceeding (or investigation, audit or inquiry) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Employee Plan. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any such Employee Plan.

(d) All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Plans maintained by the Company or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date, for all periods prior to the Closing Date, have been timely made or, if not yet required to be paid or contributed, have been properly accrued (and all such unpaid but accrued amounts are described in Section 5.19(d) of the Company Disclosure Schedule).

(e) Neither the Company nor any ERISA Affiliate (i) has ever maintained any Employee Plan which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, (ii) has ever maintained any Multiemployer Plan, or (iii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle I of ERISA) or has ever promised to provide such post-termination benefits.

(f) With respect to each Employee Plan maintained by the Company or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Plan) have previously been delivered or made available to Parent: (i) all documents embodying or governing such Employee Plan, and any funding medium for the Employee Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the six (6) most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the six (6) most recent actuarial valuation reports completed with respect to such Employee Plan; (v) the summary plan description for each Employee Plan (or other descriptions of such Employee Plan provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Plan; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence to and from any state or federal agency within the last six (6) years with respect to such Employee Plan.

(g) Each Employee Plan currently maintained by the Company or any ERISA Affiliate may be amended, terminated or otherwise modified by the Company and/or the ERISA Affiliate that maintains such Employee Plan to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Plan, and no employee communication or provision of any Employee Plan document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Plan. Each asset held under any Employee Plan currently maintained by the Company or any ERISA Affiliate may be liquidated or terminated without the imposition of any market value adjustment, redemption fee, surrender charge or comparable liability.

(h) No oral or written representation or communication with respect to any term or provision of any Employee Plan has been made by the Company to any current or former employee of the Company which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such Employee Plan.

(i) For purposes of this Agreement, an entity “maintains” an Employee Plan if such entity sponsors, contributes to, or provides benefits under or through such Employee Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Plan, or if such Employee Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

(j) The Company has taken all actions necessary to suspend, effective as of the date hereof, the issuance of any and all Company Shares, Company Options or other equity awards under the Company ESPP and the Company DSPP, in each case as required by their respective terms and any applicable laws.

(k) As of the date of this Agreement, the Company and the Company Bank employ 42 full time employees and 4 part-time employees, the names, job titles and rates of compensation (including wages, salaries and bonuses, including anticipated or contingent bonuses, and deferred compensation) are listed in Section 5.19(k) of the Company Disclosure Schedule, and the Company and Company Bank generally enjoy good employer-employee relationships with their respective employees. The names of the officers and directors of the Company and Company Bank are listed in Section 5.19(k) of the Company Disclosure Schedule.

(l) Each of the Company and Company Bank is not currently, nor has either of them at any time in the prior six (6) years been, delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services performed for the Company or Company Bank or amounts required to be reimbursed to such employees or consultants.

(m) No collective bargaining agreement is in effect or is currently being negotiated by the Company or Company Bank and neither the Company nor Company Bank is bound by any collective bargaining agreement, nor is any labor union or similar organization organizing, or, to the Knowledge of the Company, intending to organize, any of the Company’s employees or Company Bank’s employees.

(n) To the Knowledge of the Company, none of the Company’s or Company Bank’s employment practices are currently being audited or investigated by any federal or state agency or other Governmental Entity and no facts or circumstances exist which could reasonably be expected to result in any such audit or investigation. There are no charges, claims or demands from any current employees or former employees of the Company or Company Bank regarding their employment or former employment, including, without limitation, claims or charges of employment discrimination, sexual harassment or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of the Company, threatened against or involving the Company or Company Bank.

(o) Neither the Company nor Company Bank has ever implemented any “plant closing” or “mass layoff” of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that would implicate such laws or regulations are currently contemplated by the Company or Company Bank.

(p) To the Knowledge of the Company, no current or former employee or consultant of the Company or Company Bank is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other contract relating to the right of any such person to be employed by, or otherwise perform services for, the Company or Company Bank and no facts or circumstances exist which could reasonably be expected to result in any such violation.

(q) Each of the Company and Company Bank have complied in all material respects with all applicable laws, regulations and requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws, regulations and requirements related to employment.

(r) None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, the consummation of the transactions contemplated hereby, nor the execution and delivery of the Bank Merger Agreement by Company Bank, the performance by Company Bank of its obligations thereunder, nor the consummation of the transactions contemplated thereby will (i) entitle any current or former employee, director or consultant of the Company or Company Bank to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company or Company Bank, (ii) increase or enhance any benefits payable under any Employee Plan, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such person.

(s) All “deferred compensation” as that term is defined under Section 409A of the Code (and any regulations or other guidance issued by the IRS with respect to Section 409A of the Code), which is provided under any agreement (written or oral) entered into by the Company or Company Bank on or before the Closing Date is grandfathered from, and not subject to, Section 409A of the Code.

5.20  Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company or any Subsidiary, is threatened by any Governmental Entity or other Person, in each case, with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law.

(b) The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and all Environmental Permits.

(c) There are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the Knowledge of the Company, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(d) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any Subsidiary has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

(e) Neither the Company nor any of its Subsidiaries is or will be subject to any transaction-triggered requirement arising under any Environmental Law in connection with the execution and delivery of this Agreement and the Bank Merger Agreement or the consummation of the transactions contemplated hereby or thereby.

(f) Neither the Company nor any of its Subsidiaries has assumed, directly or indirectly, any liability of any other Person under any Environmental Law.

(g) There are no Hazardous Substances in, on, under, emanating from, or migrating onto any portion of any property or structure currently or, to the Knowledge of the Company or Company Bank, formerly owned, leased, or occupied by the Company or any of its Subsidiaries.

(h) There is no toxic mold present in any structure owned, leased, or occupied by the Company or any of its subsidiaries.

(i) Neither the Company nor any of its Subsidiaries owns, operates or stores any underground storage tanks regulated under applicable Environmental Laws.

(j) For purposes of this Section 5.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries and for which, by contract, agreement or otherwise, the Company or any of its Subsidiaries is the successor to any liabilities of such predecessor that might arise or have arisen under any Environmental Law.

5.21  Tax Treatment.  Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

5.22  Derivative Instruments.  Neither the Company nor any of its Subsidiaries is party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of the Company, or for the account of one or more of its Subsidiaries or their customers.

5.23  Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries are in full force and effect; the Company and its Subsidiaries are not in default thereunder, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

5.24  Capital; Management; CRA Rating.  The Company Bank (i) is “well-capitalized” as that term is defined at 12 C.F.R. § 225.2(r)(2)(i), (ii) is “well-managed” as that term is defined at 12 C.F.R. § 225.2(s)(1) and (iii) has at least a “satisfactory” rating under the U.S. Community Reinvestment Act (the “CRA”).

5.25  Properties.  Except as set forth in Section 5.25 of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good and marketable title or a valid and enforceable leasehold, as applicable, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Company Balance Sheet as of the Company Balance Sheet Date or acquired after such date, except (i) Liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, provided taxes are paid as and when required under applicable Law notwithstanding any such contest, (ii) such imperfections of title, easements and encumbrances, if any, as do not materially impair the use of the respective property as such property is used on the date hereof, and, with respect to all fee-owned property, do not materially impair the fair market value of such property, (iii) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (iv) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens and encumbrances arising in the ordinary course of business, (v) Liens securing obligations that are reflected in such consolidated balance sheet, and changes in such obligations in the ordinary course of business since the Company Balance Sheet Date or (vi) the lessor’s interest in any such property that is leased. All material leases pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and are bona fide, arm’s length leases, at rents that constituted market rents as of the respective dates such leases were entered into. Section 5.25 of the Company Disclosure Schedule sets forth a true, correct and complete list of all real properties owned or leased by the Company or any of its Subsidiaries. The Company has made available to Parent copies of all documents creating or evidencing fee or leasehold interests of the Company and its Subsidiaries, including all modifications or amendments thereto.

5.26  Private Equity Portfolio.  The Company has furnished or made available to Parent true and complete information concerning its investments, or investments made by entities managed by it, in private equity, venture capital or similar types of investments. All such investments are owned by the Company, directly or indirectly, free and clear of all Liens and there have been no adverse events or developments with respect to any such investment since the Company Balance Sheet Date, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

5.27  Affiliate Transactions.  Except as set forth in Section 5.27 of the Company Disclosure Schedule, the Company Bank is not a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any “affiliate,” as such term is defined in Section 23A of the Federal Reserve Act. All of the Company’s agreements, arrangements or understandings with “affiliates” comply with Sections 23A and 23B of the Federal Reserve Act.

5.28  Antitakeover Statutes; Rights Plans.  (a) The Company has taken all action necessary to exempt the Merger, the Bank Merger and the Transaction Documents and the transactions contemplated hereby and thereby from Sections 3-601 through 3-604 and Sections 3-701 through 3-709 of the Maryland General Corporation Law, and, accordingly, neither such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, the Bank Merger, the Transaction Documents or any of the transactions contemplated thereby.

(b) No stockholder rights plan is, or at the Effective Time will be, applicable to the Merger, the Bank Merger or the Transaction Documents or any of the transactions contemplated thereby.

5.29  Regulatory Matters.

(a) Neither the Company nor any of its Subsidiaries is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any Governmental Entity, in each case that is material to the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement, submission or application, in each case that is material to the Company and its Subsidiaries.

5.30  Certain Loan Matters.

(a) Except as set forth in Section 5.30(a) of the Company Disclosure Schedule, as of December 31, 2005, the Company Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or which could reasonably be expected to be classified by a bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such Persons.

(b) Section 5.30(b) of the Company Disclosure Schedule contains the “watch list of loans” (“Watch List”) of the Company Bank as of December 31, 2005 and September 30, 2006. To the Knowledge of the Company and the Company Bank, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company Bank’s past practices, but which has not been included on the Watch List.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company Bank has kept complete and accurate books and records in connection with its loan agreements, notes or borrowing arrangements, and there are no oral modifications or amendments related to its loan agreements, notes or borrowing arrangements that are not reflected in the Company Bank’s records, no defenses as to the enforcement of any loan agreement, note or borrowing arrangement have been asserted, and there have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each loan agreement, note or borrowing arrangement is (i) represented by evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligations of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) The Company Bank has maintained the allowance for loan losses at a level which it believes is adequate to absorb reasonably anticipated losses in the loan, in accordance with GAAP and regulatory requirements.

(f) Except as set forth on Section 5.30(f) of the Company Disclosure Schedule, as of December 31, 2005, neither the Company nor any of its Subsidiaries other than the Company Bank is a party to any written or oral loan or other extension of credit.

5.31  Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, and, to the Knowledge of the Company, all patents and registered trademarks, trade names, service marks and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting.

(b) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”).

(c) No claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any of its Subsidiaries (the “Company Intellectual Property Rights”), (B) any material trade secret owned by the Company or any of its Subsidiaries, or (C) to the Knowledge of the Company, Third-Party Intellectual Property Rights licensed to the Company or any of its Subsidiaries, are currently pending or are threatened in writing by any Person.

(d) To the Knowledge of the Company, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person, (B) against the use by the Company or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted, (C) challenging the ownership or validity of any Company Intellectual Property Rights or other material trade secret owned by the Company, or (D) challenging the license or right to use any Third-Party Intellectual Rights by the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any Person, including any employee or former employee of the Company or any of its Subsidiaries

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule delivered by Parent to the Company on or prior to the date hereof (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company that:

6.1  Corporate Existence and Power.  Parent is duly incorporated as a corporation, validly existing and in good standing under the laws of the State of Maryland and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation and bylaws of Parent as currently in effect.

6.2  Corporate Authorization.

(a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly and validly approved by the Board of Directors of Parent, and no other corporate action on the part of Parent is necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement (assuming due authorization and delivery by Parent) constitutes a valid and binding obligation of Parent, and will be enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought.

(b) The execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Parent Bank. The Board of Directors of Parent Bank have declared the transactions contemplated by the Bank Merger Agreement to be advisable and have directed that the Bank Merger Agreement and the transactions contemplated thereby be submitted to Parent as Parent Bank’s sole stockholder for approval and, except for the approval of the Bank Merger Agreement by Parent as Parent Bank’s sole stockholder, no other corporate proceedings on the part of Parent Bank are necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby. The Bank Merger Agreement (assuming due authorization and delivery by the Company Bank) constitutes a valid and binding obligation of Parent Bank, and will be enforceable against Parent Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought.

6.3  Governmental Authorization.  The execution, delivery and performance by Parent of this Agreement, by the Parent Bank of the Bank Merger Agreement, the consummation by Parent of the transactions contemplated hereby and the consummation by the Parent Bank of the transactions contemplated by the Bank Merger Agreement, require no action by or in respect of, or filing with any Governmental Entity other than the Required Filings and Approvals, and any other actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.4  Consents and Approvals.  Except for (i) the approval of Parent in its capacity as the sole stockholder of Parent Bank of the Bank Merger Agreement and the Bank Merger, (ii) the Required Filings and Approvals and (iii) as set forth in Section 6.4 of the Parent Disclosure Schedule, no material consents or approvals of any Person are necessary in connection with the execution, delivery and performance by Parent of this Agreement, the consummation of the Merger and the consummation of the other transactions contemplated hereby, or the execution, delivery and performance by Parent Bank of the Bank Merger Agreement, the consummation of the Bank Merger and the consummation of the other transactions contemplated thereby.

6.5  Non-contravention.  (a) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby and the execution, delivery and performance by Parent Bank of the Bank Merger Agreement and the consummation of the transactions contemplated thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Parent Bank, (ii) assuming compliance with the matters referred to in Sections 6.3 and 6.4 contravene, conflict with or result in a violation or breach of any provision of any law, (iii) assuming compliance with the matters referred to in Sections 6.3 and 6.4, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) As of the date hereof, Parent knows of no reason why the tax opinion referred to in Section 10.1(g) should not be obtained on a timely basis.

6.6  Capitalization.  (a) The authorized capital stock of Parent consists of 50,000,000 authorized shares of Parent Stock par value $1.00 per share, of which 14,819,743 shares are issued and outstanding as of the date hereof. Authorized but unissued Parent Stock may be redesignated or reclassified as preferred stock. As of the date hereof, no shares of preferred stock are issued and outstanding. As of the date hereof, Parent’s equity compensation plans authorize the issuance of up to an aggregate of 2,460,986 shares of Parent Stock (of which options or other rights to purchase an aggregate of 773,421 shares of Parent Stock are exercisable). All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Parent Stock and all outstanding rights to acquire shares of Parent Stock were issued in compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive right or similar right or any right of first refusal or similar right.

(b) As of the date of this Agreement, except as set forth in this Section 6.6 and except as disclosed in the Parent SEC Documents, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

(c) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

6.7  Subsidiaries.  (a) Each Subsidiary of Parent is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate or other powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Each Subsidiary of Parent is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent. All material Subsidiaries of Parent and their respective jurisdictions of incorporation are identified in the Parent 10-K (by incorporation by reference or otherwise).

(b) Except as set forth on Section 6.7(b) of the Parent Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

6.8  SEC Filings and the Sarbanes-Oxley Act.  (a) Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2003, 2004 and 2005 and (ii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 6.8(a), collectively, the “Parent SEC Documents”).

(b) As of its filing date, each Parent SEC Document complied, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c) As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the 1934 Act.

(f) Parent and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of its internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (x) all significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2005.

(g) Parent has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

(h) Since January 1, 2003, Parent and each of the Parent Banking Subsidiaries has timely filed all required annual and quarterly statements and other documents (including exhibits and all other information incorporated therein) required to be filed with Regulatory Authorities (collectively, the “Parent Regulatory Statements”). The Parent Regulatory Statements, including the method for determining Parent’s and the Parent Banking Subsidiaries’ provision for loan and lease losses, are and have been prepared in conformity with regulatory accounting practices, applicable law and supervisory policy, consistently applied, for the periods covered thereby and (as may have been amended and restated or supplemented by Parent Regulatory Statements filed subsequently but prior to the date hereof), fairly present in all material respects the statutory financial position of Parent and the Parent Banking Subsidiaries, as at the respective dates thereof and the results of operations of Parent and the Parent Banking Subsidiaries for the respective periods then ended. The Parent Regulatory Statements complied in all material respects with any requirement of Law when filed and no material deficiency has been asserted with respect to any Parent Regulatory Statements by the FDIC or any other Governmental Entity. The annual statutory balance sheets and income statements included in the Parent Regulatory Statements have been audited, and Parent has made available to the Company true and complete copies of all audit opinions related thereto. Neither Parent’s nor the Parent Banking Subsidiaries’ independent public accountants nor any employee of the Parent or the Parent Banking Subsidiaries has alleged that any of the Parent Regulatory Statements contains any misstatement or other defect which, if true, would cause the representations and warranties contained in this Section 6.8(h) to be untrue.

6.9  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

6.10  Proxy Statement; Registration Statement.  (a) None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders of the Company vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the “Registration Statement”) and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 6.9 will not apply to statements or omissions in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent by the Company specifically for use therein.

6.11  Absence of Certain Changes.  Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice and, except as disclosed to the Company and as disclosed in the Parent SEC Documents filed prior to the date hereof, there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent other than Parent’s normal quarterly dividend, as such dividend may be increased in the ordinary course, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries; and

(c) any change in any material method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

6.12  No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

(a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof; and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.13  Compliance with Laws and Court Orders.  Parent and each of its Subsidiaries is and, since January 1, 2003, has been in compliance with, and to the Knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discriminatory business practices, the Sarbanes-Oxley Act (including Section 404 thereof), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA PATRIOT) Act of 2001 and the Bank Secrecy Act), except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.14  Litigation.  Except as set forth in the Parent SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the Knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

6.15  Finders’ Fees.  Except for Robert W. Baird & Co. Incorporated, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

6.16  Tax Treatment.  Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

6.17  Regulatory Matters.

(a) Neither Parent nor any of the Parent Banking Subsidiaries is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any Governmental Entity, in each case that is material to Parent.

(b) Neither Parent nor any of the Parent Banking Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application, in each case that is material to Parent.

6.18  Financing.  Parent has available on hand, or will have at Closing, sufficient cash and cash equivalents to pay the aggregate cash portion of the Merger Consideration pursuant to Article 3 of this Agreement. Parent has reserved a sufficient number of shares of Parent Stock in order to fulfill its obligations hereunder.

6.19  Recent Purchases of Parent Stock.  Neither Parent nor any of its Subsidiaries has purchased or sold on the NASDAQ Global Select Market, or submitted a bid to purchase or an offer to sell on the NASDAQ Global Select Market, directly or indirectly, any shares of Parent Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Parent Stock during the 10 consecutive trading days immediately preceding the date hereof, other than purchases or sales of Parent Stock (i) held by Parent or any Subsidiary of Parent in trust, managed, custodial or nominee accounts and the like, or held by mutual funds; (ii) acquired in respect of debts previously contracted, (iii) to fund Parent’s obligations under its dividend reinvestment plan in accordance with past practice or (iv) to satisfy Parent’s tax withholding obligations with respect to grants of restricted stock to employees.

ARTICLE VII

COVENANTS OF THE COMPANY

The Company agrees that:

7.1  Conduct of the Company.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and its

Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

(a) the Company shall not adopt or propose any change to its articles of incorporation or bylaws;

(b) the Company shall not (i) split, combine, subdivide, or reclassify its outstanding Company Shares; (ii) declare, set aside or pay any dividend of cash, stock or property in respect of the Company Shares other than (1) regular quarterly dividends not to exceed the amount paid per share on the Company Shares for the fiscal quarter ended September 30, 2006 and (2) a special year end dividend in an amount per share not to exceed the amount paid per share on the Company Shares for the fiscal quarter ended September 30, 2006; or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to do so, other than pursuant to the tender of Company Shares in payment of all or any portion of the exercise price of Company Options in accordance with the provisions of the Company Option Plan;

(c) the Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge or otherwise encumber any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for, shares of its capital stock, except in connection with the issuance of Company Shares upon the exercise of Company Options outstanding on the date hereof;

(d) the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(e) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments made available to Parent prior to the date hereof and (ii) in the ordinary course consistent with past practice;

(f) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

(g) the Company shall not (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company, other than severance payments in accordance with Section 9.10(a) hereof, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) amend or otherwise increase any benefits payable under any severance or termination pay policies or employment or change of control agreements, (iv) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a change in control to become a party to any such agreement or a participant in any such plan, or (v) amend the terms of any employee or director stock options or other stock based awards, or (vi) increase (or amend the terms of) any other employee benefit plan, program or arrangement of any type for directors, officers or employees of the Company;

(h) the Company shall not, and shall not permit any of its Subsidiaries to, enter into a new line of business;

(i) the Company shall not, and shall not permit Company Bank to, originate, purchase, extend or grant any loan other than in accordance with the Company’s or Company Bank’s lending policies in effect as of the date hereof, consistent with past practice; provided, however, that (A) each of the Company and Company Bank shall provide to Parent and Parent Bank a copy of the books and records of the Company’s and Company Bank’s Loan Committee with respect to any loan to any party with an aggregate loan relationship of $1,000,000 or more, (B) the Company and Company Bank shall provide Parent and Parent Bank with a copy of all minutes of all meetings of the Company’s and Company

Bank’s Loan Committee and (C) Parent and Parent Bank shall be entitled to have an observer present at all meetings of the Company’s and Company Bank’s Loan Committee;

(j) the Company shall not, and shall not permit any of its Subsidiaries to, offer to any third party the sale of any loan participation unless the Company or such Subsidiary shall have first offered Parent the right to participate in such sale and Parent shall not have accepted such participation within five days of such offer;

(k) the Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures, other than those contained in the Company’s annual budget, in an amount in excess of $100,000;

(l) except as expressly permitted by this Agreement and as set forth in Section 7.1(l) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, pay any bonuses to any employee, officer, director or other Person or authorize any severance pay or other benefit for any employee, officer, director or other Person;

(m) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any new, or amend in any respect any existing employment, consulting, non-competition or independent contractor agreement with any Person or alter the terms of any existing incentive bonus or commission plan, provided, however, that nothing contained herein shall prohibit the Company or Company Bank from hiring personnel at or below an annual compensation rate of $100,000 to satisfy its staffing needs in the ordinary course of business;

(n) the Company shall not, and shall not permit any of its Subsidiaries to, adopt any new or amend in any material respect any existing Employee Plan or grant any general increase in compensation to its employees as a class or to its officers or employees except for ordinary salary increases which may not exceed (i) with respect any individual employee, six percent (6%) of such employee’s annual base salary for the prior calendar year, and (ii) in the aggregate, not more than five percent (5%) of the total annual base salary paid to the employees of the Company and its Subsidiaries during 2006;

(o) the Company shall not, and shall not permit any of its Subsidiaries to, grant any increase in fees or other compensation or in other benefits to any directors; and

(p) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

7.2  Stockholder Meeting; Proxy Material.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 7.3(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly provide Parent with the information relating to the Company and Company Bank that is required to be included in the Registration Statement (including, without limitation all financial information relating to the Company), use its reasonable best efforts to cause the Company’s independent registered public accounting firm to provide any consents necessary for the filing of the Registration Statement, and mail to its stockholders as promptly as practicable after the effectiveness of the Registration Statement the Company Proxy Statement (which shall be filed as part of the Registration Statement and will include Parent’s prospectus) and all other proxy materials for the Company Stockholder Meeting, (ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the transactions contemplated hereby, subject to Section 7.3(b) and (iii) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. Unless this Agreement has been terminated in accordance with the terms of Article 11, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable and recommends that the stockholders of the Company reject it.

7.3  No Solicitation; Other Offers.  (a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 7.3(a), has made an unsolicited Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with terms no less favorable to the Company than those contained in the Confidentiality Agreement and/or (iii) following receipt of such Acquisition Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 7.2 hereof; but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with outside legal counsel to the Company, that taking such action is in the best interests of the Company and its stockholders and that such action is necessary to comply with its fiduciary duties under Maryland Law.

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of the preceding subsection unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company’s stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

7.4  Tax Matters.  (a) Neither the Company nor any of its Subsidiaries shall make (other than consistent with the Company’s and its Subsidiaries’ past practice) or change any material Tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

(b) To the extent required by GAAP, the Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes of the Company or its Subsidiaries due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company in connection with and due before the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation due before the Merger with respect to all such Taxes and fees, and, if required by applicable law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

7.5  Termination of Company DRIP.  The Company shall take all actions necessary to terminate the Company DRIP, the Company ESPP and the Company DSPP, in each case effective as of the Effective Time and in accordance with their respective terms and all applicable laws.

7.6  Proxy Solicitor.  If requested by Parent, the Company shall retain a proxy solicitor reasonably acceptable to Parent for the purpose of soliciting proxies on behalf of the Company’s board of directors to obtain the requisite vote at the Company Stockholder Meeting. The expenses of such proxy solicitor shall be paid solely by the Company.

ARTICLE VIII

COVENANTS OF PARENT

Parent agrees that:

8.1  Conduct of Parent.  From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

8.2  Director and Officer Liability.

(a) For six years after the Effective Time, Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”), and advance expenses in connection with any proceeding, in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Maryland Law or any other applicable laws or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) For six years after the Effective Time, Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’

liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 8.2(b), Parent shall not be obligated to pay premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date hereof.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 8.2.

(d) The rights of each Indemnified Person under this Section 8.2 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Maryland Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

8.3  Registration Statement.  Parent shall, subject to the Company’s timely delivery to Parent of the information relating to the Company and Company Bank in accordance with Section 7.2 hereof, promptly prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger.

8.4  Stock Exchange Listing.  Parent shall use its best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for quotation on the NASDAQ Global Select Market, subject to official notice of issuance.

8.5  Appointment of Advisory Board.  Subject to Parent’s Board of Directors Governance Policy, Parent shall, effective as of the Effective Time, cause Parent Bank to offer each individual who is currently serving as a director of the Company and/or Company Bank membership on an existing advisory board of Parent Bank or, if Parent shall in its discretion determine, on a newly created separate advisory board. If such individuals accept such offers to serve on such advisory board, each such individual shall be compensated at the rate of $600 per meeting for one year after the Closing Date and shall advise Parent with respect to deposit and lending activities in the Company’s former market area and with respect to the maintenance and development of customer relationships and the integration of Company Bank into Parent Bank.

8.6  Company Brand.  Subject to any restrictions imposed by applicable laws or regulatory requirements, Parent shall cause Parent Bank to develop signage or other appropriate means to communicate the Company’s brand as a division of Parent Bank for a period of at least one year after the Closing Date.

ARTICLE IX

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

9.1  Best Efforts.  Subject to the terms and conditions of this Agreement, the Company and Parent shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including (i) preparing and filing as promptly as practicable, and in any event within 60 days of the date hereof, with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental

Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (including the Required Filings and Approvals).

9.2  Certain Filings.  (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and the other applications for regulatory approval to be filed by Parent or Parent Bank (subject to applicable laws relating to the exchange of information by the parties and the preservation of any applicable attorney-client privilege), and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement, in each case each time before either such document (or any amendment thereto) is filed with the SEC or other regulatory authority and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of Parent and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement or the Registration Statement, as applicable, and from the applicable regulatory authorities with respect to other Required Filings and Approvals, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC or any Regulatory Authority.

9.3  Public Announcements.  Parent and the Company shall mutually agree as to the form of press release to be issued with respect to the announcement of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby. Parent and the Company shall consult with each other before issuing any other press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement, the Bank Merger Agreement or the transactions contemplated hereby and thereby and, except as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

9.4  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

9.5  Access to Information.  From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or Knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

9.6  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement;

(b) any notice or other communication from any Governmental Entity or Regulatory Authority in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.12, 5.13, 5.17, 5.18, 5.19, 5.20, 5.28, 6.12, 6.13, or 6.16 as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

9.7  Confidentiality.  Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of Parent and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Company shall, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

9.8  Tax-free Reorganization.  Prior to the Effective Time, each of Parent and the Company shall use its best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take any action after the Effective Time that could cause the Merger not to qualify as a 368 Reorganization.

9.9  Affiliates.  Within 30 days following the date of this Agreement, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. The Company shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit B hereto.

9.10  Employees.

(a) Following the Effective Time, all employees of the Company and its Subsidiaries (the “Company Employees”) shall be eligible to participate in employee benefit plans of Parent or its Subsidiaries in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate; provided, however, that Parent may instead continue the Employee Benefit Plans for the benefit of such employees or provide such employees with participation in the employee benefit plans of Parent or its Subsidiaries on a basis that is no less favorable to such employees than those Employee Benefit Plans in which they participated immediately prior to the Effective Time (it being understood that inclusion of Company Employees in Parent’s employee benefit plans may occur at different times with respect to different plans).

(b) Following the Effective Time, the Company Employees, other than those covered by the special severance or change in control arrangements set forth in Section 9.10(d) of the Parent Disclosure Schedule, upon executing an appropriate release in the form reasonably determined by Parent, shall be eligible to receive upon involuntary termination, for other than cause (which shall mean commission of a crime, other than a minor traffic offense, incompetence, or failure to follow supervisor’s lawful instructions) or voluntary termination following a decision by Parent to transfer the Company Employee to a division of Parent or Parent Bank other than the Company Bank Division described in Section 8.6, if such termination occurs within one year after the Effective Time, severance benefits at the rate of two weeks cash base salary (or hourly rate based upon the average weekly hours worked during the two months immediately preceding termination of employment) per year of service with the Company Bank or Parent Bank; provided, however, that no payment will be made for any accrued vacation pay, and the minimum severance payment to any such Company Employee who is so terminated shall be four weeks cash base salary.

(c) With respect to each Parent plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Parent plan shall waive pre-existing condition limitations to the same extent waived or to the extent that they do not apply under the applicable Company plan. Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent plan

(d) Parent agrees that it shall pay the severance and change in control payments set forth in Section 9.10(d) of the Parent Disclosure Schedule.

(e) Subject to applicable law and the provisions of the applicable plans, at the Closing, or as soon as practicable thereafter, the Company’s 401(k) plan shall be merged with and into Parent’s Cash and Deferred Profit Sharing Plan, and, if it is not feasible to merge the Company’s 401(k) plan with and into the Company’s Cash and Deferred Profit Sharing Plan because of applicable law, regulation or the terms of either of such plans, the Company 401(k) plan shall promptly be terminated, and the participants’ account balances under the Company 401(k) plan distributed, in accordance with law and such plan.

9.11  Bank Merger Agreement.

(a) Immediately after the execution and delivery of the Bank Merger Agreement, (i) Parent shall approve the Bank Merger Agreement as the sole stockholder of Parent Bank and (ii) the Company shall approve the Bank Merger Agreement as the sole stockholder of the Company Bank.

(b) The Company and Parent may revise the sequence of events or other procedural matters relating to the consummation of the Merger and the Bank Merger in such manner as they may reasonably determine will best facilitate consummation of the Merger and the Bank Merger; provided, that any action taken pursuant to this Section shall not (i) alter or change the kind or amount of consideration to be issued to the holders of the Company Shares as provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to the holders of the Company Shares or (iii) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

9.12  Company Options.  As soon as reasonably practicable after the Effective Time, Parent shall deliver to holders of Company Options which have been converted into options to acquire Parent Stock in accordance with the provisions of Section 3.7 hereof, a notice setting forth a statement of the modified terms thereof. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8, or on such other form as may be appropriate, with respect to the shares of Parent Stock subject to such options, and shall use its reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as such options remain outstanding.

9.13  Prohibited Purchases or Sales.  Neither Parent, the Company nor any Company Subsidiary shall purchase or sell on the NASDAQ Global Select Market, or submit a bid to purchase or an offer to sell on the NASDAQ Global Market, directly or indirectly, any shares of Parent Stock or any options, warrants, rights or other securities convertible into or exchangeable for shares of Parent Stock during the 10 consecutive trading days immediately preceding the Determination Date; provided that the foregoing restriction shall not be applicable to (i) purchases or sales of Parent Stock held by Parent or any Subsidiary of Parent in trust, managed, custodial or nominee accounts and the like, or held by mutual funds, (ii) shares acquired in respect of debts previously contracted, (iii) purchases of Parent Stock to fund Parent’s obligations under its dividend reinvestment plan in accordance with past practice or (iv) purchases or sales of Parent Stock to satisfy Parent’s tax withholding obligations with respect to grants of restricted stock to employees.

ARTICLE X

CONDITIONS TO THE MERGER

10.1  Conditions to Obligations of Each Party.  The obligations of the Company and Parent to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Merger shall have been approved and adopted by the stockholders of the Company in accordance with Maryland Law;

(b) no applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger and no action or proceeding by any Governmental Entity or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency shall be pending that challenges, seeks to make illegal, or otherwise directly or indirectly to restrain or prohibit the Merger or the Bank Merger;

(c) any applicable waiting period under the HSR Act, the BHC Act, the Bank Merger Act or any Maryland state law relating to the Merger shall have expired or been terminated;

(d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

(f) all actions or approvals by or in respect of, or filings with, any Governmental Entity and any Regulatory Authority required to permit the consummation of the Merger, including the Required Filings and Approvals, shall have been taken, obtained or made; and

(g) Parent and the Company shall have received an opinion from RSM McGladrey, Inc. that:

(i) The Merger will qualify as a “reorganization” under Section 368(a) of the Code;

(ii) No gain or loss will be recognized by Parent or the Company by reason of the Merger;

(iii) No gain or loss will be recognized by any Company shareholder (except in connection with the receipt of cash in lieu of a fractional share of Parent Stock or upon exercise of dissenters’ rights) upon the exchange of Company Shares for Parent Stock in the Merger;

(iv) The basis of the Parent Stock received by a Company shareholder who exchanges Company Shares for Parent Stock will be the same as the basis of the Company Shares surrendered in exchange therefor (subject to adjustments required as a result of receipt of cash in lieu of a fractional share of Parent Stock);

(v) The holding period of the Parent Stock received by a Company shareholder receiving Parent Stock will include the period during which the Company Shares surrendered in exchange therefor were held (provided that such Company Shares held by a Company shareholder was held as a capital asset at the Effective Time); and

(vi) Cash received by a Company shareholder in lieu of a fractional share interest of Parent Stock will be treated as having been received as a distribution in redemption of a fractional share interest of Parent Stock which he, she or it would otherwise be entitled to receive, subject to the provisions and limitations of Section 302 of the Code.

In rendering such opinion, RSM McGladrey, Inc. shall be entitled to rely upon customary representations of officers of Parent and the Company.

10.2  Conditions to the Obligations of Parent.  The obligations of Parent to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time) and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Entity or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or the Bank Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger or the Bank Merger, (ii) seeking to restrain or prohibit Parent’s (x) ability to exercise full rights of ownership of any shares of the Parent Bank or any of its Subsidiaries or Affiliates following the Effective Time or the effective time of the Bank Merger on all matters properly presented to the Parent Bank’s stockholders, or (y) operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iv) that otherwise, in the reasonable judgment of Parent, is likely to have a Material Adverse Effect on the Company or Parent;

(c) there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger or the Bank Merger, by any court, Governmental Entity or Regulatory Authority other than the application of the waiting period provisions of the HSR Act, the BHC Act or the Bank Merger Act to the Merger or the Bank Merger, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

(d) the Company shall have delivered to Parent a certification dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

(e) after the date hereof, there shall have been no enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter, or any other action or determination of any governmental agency or department relating to the status or conduct of the Company or any of its Subsidiaries that, in the reasonable good faith opinion of the Board of Directors of Parent, adversely affects in any material manner the anticipated economic benefits to Parent of the transactions contemplated hereby;

(f) no Required Filing or Approval shall have imposed a condition or restriction on any approval that would have or would reasonably be expected to have, after the Effective Time, a Material Adverse Effect on the Parent or the Parent Bank and its respective Subsidiaries, taken as a whole;

(g) no event, occurrence, revelation, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company shall have occurred and be continuing as of the Effective Time;

(h) the Company shall have delivered documentation reasonably satisfactory to Bancorp and its counsel that the Company DRIP, the Company ESPP and the Company DSPP will be terminated at the Effective Time in accordance with their respective terms and all applicable laws;

(i) Dissenters’ Shares shall constitute not more than 6.5% of the outstanding Company Shares; and

(j) Parent shall have received documentation reasonably satisfactory to Parent and its counsel that any and all change of control agreements and employment agreements between the Company, Company Bank or any other Company Subsidiary, on the one hand, and any officer or employee of the Company, Company Bank or any other Company Subsidiary, on the other hand, will be terminated effective as of the effective time.

10.3  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time) and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

(b) Fairness Opinion.  Sandler O’Neill & Partners, L.P. shall have delivered an opinion, substantially in the form referenced in Section 5.16 hereof, to the effect that as of the date of the mailing of the Company Proxy Statement and based upon and subject to the matters set forth therein, the Merger Consideration, is fair to the Company shareholders from a financial point of view.

ARTICLE XI

TERMINATION

11.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the date that is nine months after the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) (A) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

(iii) this Agreement and the Merger shall not have been approved and adopted in accordance with Maryland Law by the Company’s stockholders at the Company Stockholder Meeting (or any adjournment thereof);

(c) by Parent if:

(i) as permitted by Section 7.3(b)(iii), the Board of Directors of the Company shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger;

(ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

(iii) (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.2(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or (B) the Company shall have willfully and materially breached its obligations under Sections 7.2 and 7.3; or

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 12.4(b) in accordance with the terms, and at the times, specified therein, and provided, further, that, in the case of any termination by the Company, (A) the Company notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72-hour period;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.3(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii) during the three-day period following the Determination Date:

(1) the Average Closing Price shall be less than the product of 0.80 and the Starting Price; and

(2) (a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (b) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the date of this Agreement and subtracting 0.20 from such quotient (such number being referred to herein as the “Index Ratio”), subject to the following provisions of this Section 11.1(d)(iii). If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to Parent. During the five Business Day period (the “Decision Period”) commencing with its receipt of such notice, Parent may elect to pay, as additional Merger Consideration in accordance with Article 3, to each holder of Company Shares that, after the application of Section 3.3, are converted into the right to receive Parent Stock as provided in Article 3, additional shares of Parent Stock and/or cash in an amount per each such Company Share equal to the Top-Up Amount. The Top-Up Amount shall be paid (A) in shares of Parent Stock valued for this purpose at the Average Closing Price and (B) to the extent any Top-Up Amount is not paid pursuant to clause (A) above, such remaining Top-Up Amount shall be paid in cash; provided further that the portion of the Top-Up Amount paid in cash shall not be an amount that would cause either (x) the sum of the aggregate of all Top-Up Amounts payable in cash plus all Cash Election Consideration to exceed 57% of the total Merger Consideration (the value of which shall be determined as of the date on which Parent gives notice of its election to include a Top-Up Amount under this Section 11.1(d)(iii)) or (y) the failure of the condition set forth in Section 10.1(g) hereof. All payments of Top-Up Amounts, if any, shall be made as payments of additional Merger Consideration as provided in accordance with Article 3 but shall not, for the avoidance of doubt, be subject to Section 3.3.

The “Top-Up Amount” shall be the number obtained by multiplying (A) the Average Closing Price by (B) the excess of the Imputed Exchange Ratio over the Exchange Ratio.

The “Imputed Exchange Ratio” shall equal the lesser of:

(x) the number obtained by dividing (A) the product of the Starting Price multiplied by the Exchange Ratio multiplied by 0.80 by (B) the Average Closing Price; and

(y) the number obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio by (B) the Parent Ratio.

If Parent makes such election within the Decision Period, it shall give prompt written notice to the Company of such election and the Top-Up Amount, whereupon the Company shall have no right to terminate the Agreement pursuant to this Section 11.1(d)(iii) and this Agreement shall remain in full force and effect in accordance with its terms.

If, during the period between the date of this Agreement and the Determination Date, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the “Starting Price” shall be appropriately adjusted to account for such change for the purposes of this Section 11.1(d)(iii).

For purposes of this Section 11.1(d)(iii), the following terms shall have the meanings indicated below:

“Average Closing Price” means the average of the last reported sale prices per share of Parent Stock as reported on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Company) for the 10 consecutive trading days immediately preceding the Determination Date.

“Determination Date” means the date which is the seventh calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

“Index Price” means, on a given date, the closing price of the NASDAQ Bank Index.

“Starting Price” means $37.56.

The party desiring to terminate this Agreement pursuant to this Section 11.1 (other than pursuant to Section 11.1(a)) shall give notice of such termination to the other party.

11.2  Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof, or (iii) material breach of a representation or warranty by a party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure, including, without limitation, the fees and expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby. The provisions of this Section 11.2 and Sections 9.7, 12.4, 12.7, 12.8 and 12.9 shall survive any termination hereof pursuant to Section 11.1.

ARTICLE XII

MISCELLANEOUS

12.1  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to Parent, to:

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Attention: Hunter R. Hollar, President and CEO
Facsimile No.: (301) 774-8434

with a copy (which shall not constitute notice) to:

Dickstein Shapiro LLP
1825 Eye Street N.W.
Washington, D.C. 20006
Attention: Daniel L. Morgan, Esquire
Facsimile No.: (202) 420-2201

if to the Company, to:

CN Bancorp, Inc.
7405 Ritchie Highway
Glen Burnie, Maryland 21061
Attention: Jan W. Clark, President and CEO
Facsimile No.: (410) 760-7886

with a copy (which shall not constitute notice) to:

Kennedy & Baris, L.L.P.
4701 Sangamore Road, Suite P-15
Bethesda, Maryland 20816
Attention: Noel M. Gruber, Esquire
Facsimile No.: (301) 229-2443

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

12.2  Survival of Representations and Warranties.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Article III and Sections 8.2, 8.5, 9.4, 9.10(a), 9.10(b), 9.10(c), 9.10(d) and 9.12.

12.3  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement and the Merger by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Shares.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.4  Expenses.  (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to (i) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (ii) below, within two Business Days following such Payment Event, a fee of $1,764,000.

“Payment Event” means (i) the termination of this Agreement pursuant to Sections 11.1(c)(i), 11.1(c)(ii), 11.1(c)(iii)(B) or 11.1(d)(i); or (ii) the termination of this Agreement pursuant to Section 11.1(b)(i) or 11.1(b)(iii)but, in the case of this clause (ii) only if (x) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by Parent or any of its Affiliates) or a Third Party has publicly announced its intention to make an Acquisition Proposal or such Acquisition Proposal or intention has otherwise become widely known to the Company’s stockholders and (y) within nine months following the date of such termination: (A) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (B) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Company Shares; or (D) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Company Shares or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole (or, in any of clauses (A) through (D), the Company or any of its Subsidiaries shall have entered into a definitive agreement providing for such action); provided, however, that if the Company shall not have rejected, or recommended against, such Acquisition Proposal, or shall have failed to reconfirm at the request of Parent, its recommendation of the Merger, prior to a termination described in this clause (ii), then all of the provisions of this clause (ii)(y) shall apply for a period of 12 months following the date of such termination.

(c) The Company acknowledges that the agreements contained in this Section 12.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.4, it shall also pay any costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

12.5  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.2, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.2 and Section 8.5, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, provided that no such transfer or assignment may change the form or amount of consideration to be received by holders of Company Shares, or shall change the intended tax consequences to holders of Company Shares who receive Parent Stock in connection with the Merger and provided further, that any such transfer or assignment shall not relieve Parent of its obligations hereunder.

12.6  Schedules and Exhibits.  All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

12.7  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state.

12.8  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.1 shall be deemed effective service of process on such party.

12.9  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.10  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

12.11  Entire Agreement.  This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

12.12  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.13  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Maryland or any Maryland state court, in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Blank, Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

SANDY SPRING BANCORP, INC.

By:	/s/ Hunter R. Hollar
Name: Hunter R. Hollar

Title:	President and Chief Executive Officer

CN BANCORP, INC.

By:	/s/ Jan W. Clark
Name: Jan W. Clark

Title:	President and Chief Executive Officer

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
March 7, 2007

CN Bancorp, Inc.
7405 Ritchie Highway
Glen Burnie, Maryland 21061

Ladies and Gentlemen:

The undersigned are parties to the Agreement and Plan of Merger dated as of December 13, 2006 (the “Merger Agreement”) among Sandy Spring Bancorp, Inc., a Maryland corporation and a registered bank holding company (“Parent”), and CN Bancorp, Inc., a Maryland corporation and a registered bank holding company (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings given such terms in the Merger Agreement.

The Merger Agreement provides that any provision thereof may be amended or waived prior to the Effective Time, by a writing signed by the parties. The parties hereby agree as follows:

1. The parties have agreed to revise the last sentence of Section 3.7 of the Merger Agreement to read as follows: “Notwithstanding the foregoing, the Parent in its sole and complete discretion may, by written notice not later than twenty-five (25) Business Days prior to the Election Deadline, require the Company or Company Bank to offer to cancel any outstanding Company Option, effective immediately prior to the Effective Time, in exchange for a cash payment in an amount equal to the Cash Election Price minus the per share exercise price for such Company Option, subject to any required withholding of taxes.”

2. The parties have agreed to accept an opinion of KPMG LLP in lieu of the opinion from RSM McGladrey, Inc. contemplated by Section 10.1(g) of the Merger Agreement.

Each of the parties have executed this letter agreement by their respective authorized officers.

[Signatures follow]

SANDY SPRING BANCORP, INC.

By:	/s/ Philip J. Mantua
Name: Philip J. Mantua

Title:	Executive Vice President and CFO

Accepted this 8th day of March, 2007 by

CN BANCORP, INC.

By:	/s/ Jan W. Clark
Name: Jan W. Clark

Title:	President and CEO

Appendix B

December 13, 2006

Board of Directors
CN Bancorp, Inc.
7401 Ritchie Highway
Glen Burnie, MD 21061

Ladies and Gentlemen:

CN Bancorp, Inc. (“CN Bancorp”) and Sandy Spring Bancorp, Inc. (“Sandy Spring”) have entered into an Agreement and Plan of Merger, dated as of December 13, 2006 (the “Agreement”), pursuant to which CN Bancorp will be merged with and into Sandy Spring (the “Merger”). Concurrently with the execution and delivery of the Agreement, County National Bank (“CN Bank”), a wholly owned subsidiary of CN Bancorp and Sandy Spring Bank, a wholly owned subsidiary of Sandy Spring (“Sandy Spring Bank”), entered into an agreement and plan of merger pursuant to which CN Bank will merge with and into Sandy Spring Bank, with Sandy Spring Bank as the surviving bank entity. Under the terms of the Agreement, upon consummation of the Merger, each share of CN Bancorp common stock, par value $1.00 per share, issued and outstanding immediately prior to the Merger (the “CN Bancorp Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof (a) cash in an amount equal to $25.00 per share (the “Cash Election Price”), without interest or (b) 0.6657 of a share (the “Exchange Ratio” and together with the Cash Election Price, the “Merger Consideration”) of common stock, par value $1.00 per share, of Sandy Spring (the “Sandy Spring Stock”), subject to the election and proration procedures set forth in the Agreement. Such procedures provide generally, among other things, that the number of shares of CN Bancorp Common Stock to be converted into the right to receive the Cash Election Consideration shall not be less than the number of shares of CN Bancorp Common Stock which is equal to (i) 40% of the CN Common Stock outstanding at the Effective Time minus (ii) the number of Dissenters’ Shares at the Effective Time and shall not exceed the number of shares of CN Bancorp Common Stock which is equal to (i) 50% of the CN Bancorp Common Stock outstanding at the Effective Time minus (ii) the number of Dissenters’ Shares at the Effective Time. Capitalized terms used herein without definition shall have the meanings given to such term in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of CN Bancorp Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of CN Bancorp that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Sandy Spring that we deemed relevant; (iv) internal financial projections for CN Bancorp for the year ending December 31, 2006 prepared by and reviewed with management of CN Bancorp and an estimated growth rate for the years ended December 31, 2007 and December 31, 2008; (v) earnings per share estimates for Sandy Spring for the years ending December 31, 2006 and 2007 published by I/B/E/S and reviewed with the management of Sandy Spring and an assumed long term growth rate as confirmed with senior management of Sandy Spring; (vi) the pro forma financial impact of the Merger on Sandy Spring, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of CN Bancorp and Sandy Spring; (vii) the publicly reported historical price and trading activity for CN Bancorp’s and Sandy Spring’s common stock, including a comparison of certain financial and stock market information for CN Bancorp and Sandy Spring with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of CN Bancorp the business, financial condition, results of operations and prospects of Sandy Spring and held similar discussions with certain members of senior management of Sandy Spring regarding the business, financial condition, results of operations and prospects of Sandy Spring.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CN Bancorp or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of CN Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CN Bancorp and Sandy Spring or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CN Bancorp and Sandy Spring nor have we reviewed any individual credit files relating to CN Bancorp and Sandy Spring. We have assumed, with your consent, that the respective allowances for loan losses for both CN Bancorp and Sandy Spring are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal projections and estimated growth rates for CN Bancorp and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of CN Bancorp and used by Sandler O’Neill in its analyses, CN Bancorp’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of CN Bancorp and we assumed that such performance would be achieved. The consensus earnings projections used and relied upon by us in our analysis were the publicly available estimates for Sandy Spring as published on I/B/E/S, which were reviewed with management of Sandy Spring and we assumed that such performance would be achieved. We express no opinion as to such financial projections and estimates or the assumptions on which they are based. We have also assumed that there has been no material change in CN Bancorp’s and Sandy Spring’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that CN Bancorp and Sandy Spring will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice CN Bancorp has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Sandy Spring’s common stock will be when issued to CN Bancorp’s shareholders pursuant to the Agreement or the prices at which CN Bancorp’s and Sandy Spring’s common stock may trade at any time.

We have acted as CN Bancorp’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. CN Bancorp has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CN Bancorp and Sandy Spring and their affiliates. We may also actively trade the equity or debt securities of CN Bancorp and Sandy Spring or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of CN Bancorp in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of CN Bancorp as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of CN Bancorp Common Stock and does not address the underlying business decision of CN Bancorp to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for CN Bancorp or the effect of any other transaction in which CN Bancorp might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of CN Bancorp’s Common Stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Appendix C

Sections 3-201-3-213 of the Maryland General Corporation Law

§ 3-201.  “Successor” defined

(a) Corporation amending charter.  In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) Corporation whose stock is acquired.  When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

§ 3-202.  Right to fair value of stock

(a) General rule.  Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title.

(b) Basis of fair value.

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) When right to fair value does not apply.  Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

§ 3-203.  Procedure by stockholder

(a) Specific duties.  A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under § 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section.  A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204.  Effect of demand on dividend and other rights

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205.  Withdrawal of demand

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206.  Restoration of dividend and other rights

(a) When rights restored.  The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration.  The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207.  Notice and offer to stockholders

(a) Duty of successor.

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) Manner of sending notice.  The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208.  Petition for appraisal; consolidation of proceedings; joinder of objectors

(a) Petition for appraisal.  Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors.

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209.  Notation on stock certificate

(a) Submission of certificate.  At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation.  If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210.  Appraisal of fair value

(a) Court to appoint appraisers.  If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers — Filing.  Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Same — Contents.  The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Same — Service; objection.

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211.  Action by court on appraisers’ report

(a) Order of court.  The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order.

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest.

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings.

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment.  The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212.  Surrender of stock

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213.  Rights of successor with respect to stock

(a) General rule.  A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets.  After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange.  Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

Appendix D

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-KSB

(Mark One)
☑	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2006
☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number 333-100460

CN Bancorp, Inc.
(Name of small business issuer in its charter)

Maryland	52-1954386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7401 Ritchie Highway Glen Burnie, Maryland (Address of principal executive offices)	21061 (Zip Code)

Issuer’s telephone number:
410-760-7000

Securities registered under Section 12(b) of the Exchange Act:
None

Securities registered under Section 12(g) of the Exchange Act:
None

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑      No  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB  ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐      No ☑

Issuer’s revenues for its fiscal year ended December 31, 2006 were $10,191,311.

The aggregate market value of the Common Stock held by non-affiliates of the registrant, i.e., persons other than directors and executive officers of the registrant, is $27,250,625 as of March 6, 2007 based on a stock price of $24.45 per share, the last reported trade price of the common stock as of March 6, 2007.

The Registrant had 1,728,011 shares of Common Stock outstanding as of March 6, 2007.

DOCUMENTS INCORPORATED BY REFERENCE

PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2006, ARE INCORPORATED BY REFERENCE INTO PART II OF THIS FORM 10-KSB.

Transitional Small Business Disclosure Format.  YES: ☐      NO: ☑

FORWARD-LOOKING STATEMENTS

CN Bancorp, Inc makes forward-looking statements within the meaning of Section 27A of The Securities Act of 1933 and Section 21E of The Securities Exchange Act of 1934 in filings with the Securities and Exchange Commission (including this Annual Report on Form 10-KSB and exhibits thereto) that are subject to risks and uncertainties. These forward-looking statements include: statements of CN Bancorp’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of loan quality, probable loan losses, liquidity, market risk, off-balance sheet arrangements and interest rate risks, and statements of its ability to achieve financial and other goals. Forward-looking statements often use words such as “believe,” “expect,” “plan,” “may,” “will,” “should,” “project,” “contemplate,” “anticipate,” “forecast,” “intend” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by, among other things: the amount and timing of future changes in interest rates and other economic conditions, management’s estimates and projections of future interest rates and other economic conditions; future laws and regulations, including accounting principles; and a variety of other matters which, by their nature, are subject to significant uncertainties. You should not put undue reliance on any forward-looking statements.

Because of these uncertainties, the Company’s actual future results may differ materially from the results indicated by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

PART I

Item 1.	Description of Business

General

CN Bancorp, Inc. was incorporated under the laws of the State of Maryland on January 22, 1996, primarily to own all of the outstanding shares of capital stock of a proposed national bank to be named County National Bank.

The organizers of CN Bancorp, Inc. and County National Bank, most of whom are still directors and/or officers today, formed CN Bancorp, Inc. and County National Bank to fill what they believed was a need for a new community bank in Anne Arundel County, Maryland dedicated to providing excellent customer service and high quality banking products to the local community

To raise the capital necessary to organize County National Bank, CN Bancorp, Inc. conducted a private placement offering of its common stock. The private placement closed in December 1996, with CN Bancorp, Inc. selling all 860,000 shares that were offered, and raised gross offering proceeds of $8,600,000. County National Bank opened for business on December 19, 1996 from its Pasadena, Maryland location.

County National Bank serves individuals and small to medium sized businesses in Anne Arundel County, Maryland, with a specific focus in central and northern Anne Arundel County. County National Bank offers a wide range of deposit accounts and commercial and consumer loans, tax deferred accounts, safe deposit boxes, and other services to its customers. County National Bank also offers brokerage and insurance services to its customers through an affiliation with a broker/dealer. Telephone and online banking is available 24 hours a day.

County National Bank’s mission statement is to:

•	Provide the highest quality products and personalized services to meet the financial needs of our community and customers; and

•	Provide sound management to maximize our leadership position, never losing sight of the well being of our neighbors, friends, employees and stockholders.

In August 2001, the Federal Reserve Board approved CN Bancorp, Inc.’s election as a financial holding company. This means that, subject to Federal Reserve Board regulations, CN Bancorp, Inc. may engage in certain non-banking activities that are “financial in nature.” For example, financial holding companies may engage in or provide insurance underwriting and agency services, investment advisory services and merchant banking and underwriting services, and may deal or make a market in securities. We will consider business opportunities outside of commercial banking if a favorable opportunity is presented.

Entry into a Material Definitive Agreement

On December 13, 2006, CN Bancorp, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sandy Spring Bancorp, Inc. (“Sandy Spring”), whereby Sandy Spring agreed to acquire the Company by way of a merger of the Company with and into Sandy Spring, with Sandy Spring being the surviving corporation in the merger (the “Merger”). The Merger Agreement also provides for the merger of County National Bank, the Company’s wholly owned subsidiary, with and into Sandy Spring Bank, a Maryland bank and trust company and a wholly owned subsidiary of Sandy Spring (“SSB”). The merger of County National Bank and SSB will be governed by a separate merger agreement (the “Bank Merger Agreement”). In connection with the Merger Agreement, certain stockholders of the Company who are directors or executive officers of the Company and the Bank, entered into a Voting Agreement with Sandy Spring, under which they have agreed to vote their shares in favor of the Merger. Sandy Spring’s common stock is listed on the Nasdaq Global Select Market under the symbol “SASR”.

The Merger Agreement

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive either (i) $25.00 in cash (the “Cash Election Price”), or (ii) 0.6657 of a share of Sandy Spring common stock (the “Exchange Ratio” and, together with the Cash Election Price, the “Merger Consideration”). Each stockholder of the Company will be entitled to elect the number of its shares of Company common stock to be exchanged for the Cash Election Price, subject to a proration which will provide that Sandy Spring will pay cash for a minimum of 40% and a maximum of 50% of the outstanding shares of Company common stock and issue shares of Sandy Spring common stock in exchange for a minimum of 50% and a maximum of 60% of the outstanding shares of Company common stock. The Merger is intended to be a tax-free reorganization as to the portion of the Merger Consideration received as Sandy Spring common stock. Outstanding options to purchase Company common stock granted under the Company’s equity plans will be automatically converted into fully vested options to purchase Sandy Spring common stock, provided that Sandy Spring may offer to cash out options for a per share payment equal to the difference between the Cash Election Price and the per share exercise price of such option.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company that (i) the Company will not (A) solicit proposals relating to alternative business combination transactions involving the Company or its assets or (B) subject to certain exceptions, enter into discussions regarding, or provide material non-public information in connection with, an alternative business combination transaction involving the Company or its assets, (ii) the Company will hold a stockholders’ meeting to consider the approval of the Merger and the adoption of the Merger Agreement, and (iii) the Company’s board of directors will recommend that the Company’s stockholders adopt and approve the Merger Agreement and the Merger. The Merger Agreement provides that the closing of the Merger is subject to customary conditions which include the adoption and approval of the Merger and the Merger Agreement by the stockholders of the Company and the receipt of all required regulatory approvals. The Merger Agreement also provides for termination rights of both Sandy Spring and the Company under certain circumstances, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company is required to pay Sandy Spring a termination fee of $1,764,000.

Under the Merger Agreement, pending effectiveness of the Merger, the Company will be permitted to continue to pay regular quarterly dividends not in excess of $0.07 per quarter and a special year-end dividend not in excess of that amount. In accordance with the Merger Agreement, the Company suspended, effective upon execution of the merger agreement, the issuance of shares under its Dividend Reinvestment and Stock Purchase Plan. As such, with respect to all dividends, if any, declared after the date of the Merger Agreement, all shareholders will receive payment in cash.

The Merger Agreement contains representations and warranties that the Company and Sandy Spring made to each other as of the date of the Merger Agreement or other specific dates. Such representations and warranties are not intended to amend, supplement or supersede any statement contained in any documents filed by the Company or Sandy Spring with the Securities and Exchange Commission. The statements embodied in those representations and warranties were made solely for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to in connection with negotiating the Merger Agreement. Accordingly, you should not rely on the representations and warranties as accurate or complete characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk between the Company and Sandy Spring.

The foregoing summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was previously filed as Exhibit 2.1 to our Current Report on Form 8-K dated December 13, 2006.

The Bank Merger Agreement

Pursuant to the Bank Merger Agreement, (a) each share of County National Bank common stock issued and outstanding and (b) each share of County National Bank common stock owned by County National Bank as treasury stock will be cancelled and shall cease to exist and no stock of SSB or other consideration shall be delivered in exchange therefore. In the Bank Merger Agreement, County National Bank and SSB agreed to observe and perform the agreements and covenants of their respective parent corporations in the Merger Agreement and to take all other actions necessary under applicable laws and regulations to consummate the transactions contemplated by the Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement. The Bank Merger Agreement provides for its automatic termination in the event that the Company and Sandy Spring terminate the Merger Agreement. The foregoing summary is qualified in its entirety by reference to the full text of the Bank Merger Agreement, a copy of which was previously filed as Exhibit 2.2 to our Current Report on Form 8-K dated December 13, 2006.

The Voting Agreement

In connection with the Merger Agreement, certain stockholders of the Company each of whom is a director and/or officer of the Company or County National Bank, entered into a Voting Agreement with Sandy Spring under which each such stockholder agreed to vote his/her shares in favor of the adoption and approval of the Merger and the Merger Agreement. Such stockholders collectively own approximately 35% of the outstanding Company common stock. The foregoing summary is qualified in its entirety by reference to the full text of the Bank Merger Agreement, a copy of which was previously filed as Exhibit 99.1 to our Current Report on Form 8-K dated December 13, 2006.

Employment Agreements and Other Agreements

In connection with the Merger Agreement: (i) Jan W. Clark, the president and chief executive officer of Company, entered into an employment agreement with SSB which is contingent upon and effective as of the effective time of the merger, pursuant to which Mr. Clark would be employed as the president of the County National Bank division of SSB; and (ii) John G. Warner, the executive vice president of Company, entered into an employment agreement with SSB which is contingent upon and effective as of the effective time of the merger, pursuant to which Mr. Warner would be employed as the chief operating officer of the Company division of SSB. Under these agreements Messrs. Clark and Warner have also agreed to certain non-competition covenants covering the three years following their termination of employment with SSB.

Bank Location and Market Area

County National Bank serves its customers from branches located in the Glen Burnie, Pasadena, Odenton and Millersville areas of Anne Arundel County, Maryland. The Bank is leasing property in Linthicum, Maryland on which it intends to build a new branch. The Bank started construction of the branch the first quarter of 2007.

Central and northern Anne Arundel County continues to grow both in commerce and population. Baltimore-Washington International Thurgood Marshall Airport, located in northern Anne Arundel County, is the fastest growing airport in the region and among the 30 busiest in North America. Businesses have expanded and new business enterprises are opening to take advantage of needed aviation related ancillary and support services. The local economy is dominated by small to mid-size enterprises but also includes larger employers such as Northrup Grumman Corporation, Computer Sciences Corporation and General Dynamics Corporation. The county’s economy is associated with industry and commerce. There are over 5,000 business establishments in the central and northern Anne Arundel County market areas. Industries include high technology, communication, distribution and computer support services. Environmental related technology, regional data centers and the sciences are a growing segment of the commerce within the county. The housing market remains steady with strong demand in new housing as well as in the resale of homes in established neighborhoods.

Loan Portfolio

County National Bank offers a broad range of loans, including commercial loans, real estate loans, consumer loans and residential mortgage and home equity loans. Commercial business and commercial real estate loans for owner-occupied properties are County National Bank’s primary loan products.

The goal of County National Bank’s lending program is to meet the credit needs of our client base while using sound credit principles to protect the quality of our assets. Our business and credit strategy are relationship driven, and we strive to provide a reliable source of credit, a variety of credit alternatives and personalized advice.

At December 31, 2006 County National Bank had a legal lending limit of approximately $2.1 million to any one borrower, which constitutes approximately 15% of County National Bank’s unimpaired capital and surplus. The bank sells participations in loans to other lenders and CN Bancorp, Inc. that exceed County National Bank’s lending limits. We do not believe that loan participations purchased by County National Bank necessarily pose any greater risk of loss than loans that County National Bank originates.

The following is a description of the types of loans in our loan portfolio and the anticipated risks associated with each type of loan:

•	Commercial loans for business purposes including working capital, equipment purchases, lines of credit, letters of credit and government contract financing.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to repay using his or her employment and other income and which are secured by real property which can be valued easily, commercial business loans are riskier and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans depends substantially on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

•	Real estate loans, including land development and construction loan financing, primarily for owner-occupied premises.

Commercial real estate loans usually are larger and present more risk than do residential mortgage loans. Because payments on loans secured by commercial real estate depend on the successful operation or management of the properties that secure the loans, repayment can be affected significantly by downturns in the real estate market or in the economy. A downturn in the local real estate market could adversely affect our customers’ ability to pay on time and could affect the underlying liquidation value of our collateral, which in turn could adversely affect us.

Construction loans generally involve a higher degree of credit risk than residential mortgage loans. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development compared with the estimated cost of construction and, in the case of owner-occupied premises, the success of the owner’s business. If the estimate of value proves to be inaccurate, the value of the project when completed could be insufficient to ensure full repayment of the loan.

•	Consumer loans including automobile and personal loans, including personal lines of credit.

Consumer loans may present greater credit risk than residential mortgage loans because many consumer loans are unsecured or are secured by rapidly depreciating assets such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation. Consumer loan collections depend on the borrower’s continuing financial stability. If a borrower suffers personal financial difficulties, the loan may not be repaid. Also, various federal and state laws, including bankruptcy and insolvency laws, may limit the amount we can recover on such loans.

•	Residential mortgage loans, including first and second mortgage loans and home equity loans secured by single-family owner-occupied residences.

We require private mortgage insurance for loans in excess of 90% of a property’s value but we generally do not make loans with loan-to-value ratios in excess of 80%. Generally, our residential mortgage loans are “ARM” loans and we do not make 30-year fixed rate mortgage loans. We retain and service our residential mortgage loans.

Loans secured by real estate comprise the majority of the loan portfolio. The majority of the borrowers reside, work and/or conduct business in CN Bancorp, Inc.’s primary market area of Anne Arundel County, Maryland.

The table below presents loans by major categories as of the dates indicated.

	December 31,
	2006	%	2005	%
	(In thousands)

Real estate — construction	$8,325	8%	$4,330	5%
Residential real estate	31,188	31%	29,307	33%
Commercial real estate	34,480	34%	29,421	33%
Commercial — other	22,557	23%	22,367	25%
Consumer	3,448	4%	3,948	4%

	99,998	100%	89,373	100%

Unearned loan fees and costs, net	(20)		53
Allowance for loan and lease losses	(1,010)		(864)

	$98,968		$88,562

The table below sets forth the maturity distributions of the loan receivable portfolio as of December 31, 2006.

LOAN MATURITIES AS OF DECEMBER 31, 2006

	1 Year		After
	or Less	1-5 Years	5 Years	Total
	(In thousands)

Maturity of Loans Receivable:
Real estate — construction	$4,307	$657	$3,361	$8,325
Residential real estate	3,388	5,736	22,064	31,188
Commercial real estate	5,873	10,056	18,551	34,480
Commercial — other	7,233	9,835	5,489	22,557
Consumer	723	1,277	1,448	3,448

Total loans receivable	$21,524	$27,561	$50,913	$99,998

	(In thousands)
Fixed interest rates	$9,926	$3,768
Floating and adjustable interest rates	17,635	47,145

Total loans receivable	$27,561	$50,913

The real estate construction maturities include the permanent loan period, if applicable.

Loan and Asset Quality

County National Bank has written loan policies that require that certain underwriting, documentation and credit analysis standards be met for approval and funding of loans. Management and third party reviewers periodically review adherence to the policies. Exceptions to the policies, when made, are documented, justified and approved by management and/or the Board of Directors. Lending authority (secured and unsecured) is assigned to individual officers, the loan committee, the executive committee and the full board of directors of County National Bank under the loan policies.

Delinquent loans, and the level thereof, are reviewed monthly and presented to the board of directors of County National Bank. A listing of loans classified less than “pass” according to the loan policy is presented to the audit/compliance committee of the board of directors at least quarterly. Generally, loans that have payments ninety days or more past due are placed on non-accrual status unless there is a reasonable expectation of the timely collection of all amounts past due. Payments on non-accrual loans are allocated to principal and interest according to the original loan terms unless collection of all amounts due under the loan agreement is in doubt, in which case collections are applied to principal loan balances.

In the fourth quarter of 2005, County National Bank had acquired through foreclosure a boat resulting from the borrower’s loan delinquency. The boat was valued at $140,000 and is included in other assets at December 31, 2005. The Bank charged-off $52,796 against the allowance for loan losses related to the loan in 2005. In 2006, the Bank sold the boat realizing $165,000 after selling expenses and recorded a gain on the sale of $25,000. There was no foreclosed real estate owned or other assets acquired through foreclosure, deeds in lieu of foreclosure or repossession at December 31, 2006.

At December 31, 2006, CN Bancorp has one loan on non-accrual status which is in process of collection with a carrying amount of $40,000. The loan is secured by real estate with an estimated value in excess of that needed to satisfy the loan amount. The amount of the specific allowance for loan losses for this loan is $5,000 at December 31, 2006. Unrecognized interest on the loan at December 31, 2006 is approximately $2,300. CN Bancorp is not committed to lend funds to debtors whose loans are on non-accrual status or are considered impaired.

At December 31, 2005, CN Bancorp had two loans on non-accrual status which were in process of collection with carrying amounts totaling $62,332: (1) an impaired secured commercial loan in the amount of $49,667; and (2) an unsecured commercial loan in the amount of $12,665. The amount of the specific allowance for loan losses for these loans was $15,795 at December 31, 2005. Unrecognized interest on the loans at December 31, 2005 was approximately $3,600. CN Bancorp was not committed to lend funds to debtors whose loans are on non-accrual status or are considered impaired.

Securities Portfolio

CN Bancorp, Inc.’s portfolio is composed primarily of notes, bonds and mortgage-backed securities issued by the United States government and its direct and sponsored agencies and municipal bonds. The portfolio provides a source of liquidity, collateral for repurchase agreements and public funds as well as being a means of diversifying CN Bancorp, Inc.’s earning asset portfolio. While CN Bancorp, Inc. generally intends to hold its investment portfolio assets until maturity, a significant portion of the portfolio is classified as available for sale. Securities so classified are accounted for at fair value with the unrealized appreciation and depreciation reported as a separate component of stockholders’ equity, net of income tax effects. Securities classified in the held to maturity category are accounted for at amortized cost. CN Bancorp, Inc. invests in securities for the yield they produce and not to profit from trading the securities. There are no trading securities in the portfolio.

The table below presents the composition and carrying amounts of securities in the portfolio as of December 31, 2006 and December 31, 2005.

SECURITIES

	December 31,	December 31,
	2006	2005
	(In thousands)

Available for sale securities:
Mortgage-backed securities	$2,995	$3,558
U.S Government agencies	13,283	20,323

	16,278	23,881

Held to maturity securities:
Mortgage-backed securities	3,430	4,159
U.S Government agencies	3,000	4,003
Municipal bonds	1,312	—

	7,742	8,162

Equity securities	794	774

Total securities	$24,814	$32,817

The tables below show the maturities and average weighted yields for the securities portfolio at December 31, 2006. The majority of the mortgage-backed securities have final maturity dates of less than seven years.

MATURITIES AND WEIGHTED AVERAGE YIELDS ON SECURITIES
AS OF DECEMBER 31, 2006

			After One but
	Within One Year		within Five Years		After Five		Unspecified
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(In thousands)

Amortized cost basis:
U.S. Government agencies	$7,201	3.90%	$9,276	3.95%	$—	—	$—	—
Mortgage-backed securities	160	3.40%	6,145	3.56%	230	5.20%	—	—
Municipal bonds	—	—	—	—	1,312	5.92%	—	—
Equity securities	—	—	—	—	—	—	794	4.48%

Total securities	$7,361	3.89%	$15,421	3.79%	$1,542	5.81%	$794	4.48%

Carrying Value:
U.S. Government agencies	$7,157		$9,127		$—		$—
Mortgage-backed securities	158		6,031		235		—
Municipal bonds	—		—		1,312		—
Equity securities	—		—		—		794

Total securities	$7,315		$15,158		$1,547		$794

The mortgage-backed securities are listed in the schedule above by their stated maturity dates; however, monthly principal payments are made, at varying amounts, which will shorten the time frames specified above for these securities.

Deposits

County National Bank offers a wide range of interest bearing and non-interest bearing deposit accounts, including commercial and retail checking accounts, money market accounts, tax deferred accounts, interest bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. We pay competitive interest rates on time and savings deposits.

The average balances and average rates paid on deposits during the years ended December 31, 2006 and 2005 are shown in the tables below. All deposits are domestic deposits.

AVERAGE DEPOSITS BY MAJOR CLASSIFICATION

	December 31, 2006		December 31, 2005
	Average	Average	Average	Average
	Balance	Rate	Balance	Rate
	(In thousands)

Interest bearing:
Demand deposits	$16,997	0.95%	$14,584	0.64%
Savings accounts	40,068	3.25%	40,310	2.02%
Time deposits	36,475	3.76%	35,247	2.92%
Non-interest bearing:
Demand deposits	37,187		37,329

Total	$130,727	2.17%	$127,470	1.52%

The table below shows the maturities and amounts of time certificates (there are no other time deposits) issued in denomination of $100,000 or more at December 31, 2006 and 2005.

	2006	2005
	(In thousands)

Three months or less	$4,290	$1,227
Over three but within six months	2,603	2,726
Over six but within twelve months	3,421	6,119
Over twelve months	4,946	1,437

Total	$15,260	$11,509

Other Borrowed Funds

CN Bancorp, Inc. enters into sales of securities under agreements to repurchase the same securities with customers, which mature from one day to 30 days from the transaction date. These transactions are accounted for as borrowings and are secured by notes and bonds in the investment portfolio.

The table below sets forth information regarding borrowing from repurchase agreements during the years ended December 31, 2006 and 2005.

	December 31,	December 31,
	2006	2005
	(In thousands)

Total outstanding at period-end	$291	$548
Average interest rate at period-end	1.25%	1.25%
Average balance during the period	$625	$1,498
Average interest rate during the period	1.28%	0.80%
Maximum balance during the period	$3,540	$3,346

CN Bancorp, Inc. had no long-term debt during 2006 or 2005.

Other Banking and Financial Services

We offer commercial customers cash management services such as sweep accounts, account reconciliation and wire transfers of funds. Additionally, we make available telephone banking, ATM/debit cards, safe deposit boxes, after-hours deposit services, travelers’ checks, direct deposit of payroll and ACH origination for automated transactions for various accounts.

In addition, we offer our customers the ability to access information about their accounts and view information about County National Bank’s services and products on County National Bank’s website, www.countynational.com. Online banking permits customers to pay bills, transfer funds among accounts, download information to financial software packages, and send e-mails to County National Bank personnel.

Securities brokerage and insurance products are offered to customers through an affiliation with a broker/dealer.

County National Bank will consider offering additional banking products and services as warranted by customer demand. We believe that our data processing capability, provided through a third party vendor, will be adequate to support the introduction of new products and services.

Competition

Deregulation of financial institutions and acquisitions of banks across state lines has resulted in widespread changes in the financial services industry. In our market areas in Anne Arundel County, Maryland, we face strong competition from large banks headquartered within and outside of Maryland. In addition, we compete with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies and others providing financial services. Many of our competitors can finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and offer services and products that we cannot or will not offer. Also, some of our competitors have greater resources, access to borrowed funds at a lower rate than is available to us and substantially higher lending limits than that of County National Bank. Some of our competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies. Deposit competition is strong among institutions in our primary market area.

Employees

County National Bank had 41 full time employees and 5 part time employees as of December 31, 2006. None of our employees are covered by a collective bargaining agreement. We believe that relations with our employees are good. CN Bancorp, Inc. has no employees.

Supervision and Regulation

Both CN Bancorp, Inc. and County National Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not stockholders. The following references to the laws and regulations under which CN Bancorp, Inc. and County National Bank are regulated are brief summaries, and are qualified in their entirety by reference to such laws and regulations. We cannot predict the nature or the extent of the effect on our business and earnings that new federal or state legislation may have in the future.

Federal Bank Holding Company Regulation

CN Bancorp, Inc. is a bank holding company under the Bank Holding Company Act of 1956, as amended. As such, CN Bancorp, Inc. is subject to regulation and examination by the Federal Reserve Board, and is required to file periodic reports and any additional information that the Federal Reserve Board may require. The Bank Holding Company Act generally prohibits a bank holding company from engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries and acquiring or retaining direct or indirect control of any company engaged in any activities closely related to banking or managing or controlling banks.

On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (“GLBA”). Effective March 11, 2000, pursuant to authority granted under the GLBA, a bank holding company may elect to become a financial holding company and thereby engage in a broader range of financial and other activities than are permissible for traditional bank holding companies. In order to qualify for the election, all of the depository institution subsidiaries of the bank holding company must be well capitalized and well managed, as defined by regulation, and all of its depository institution subsidiaries must have achieved a rating of satisfactory or better with respect to meeting community credit needs.

Pursuant to the GLBA, financial holding companies are permitted to engage in activities that are “financial in nature” or incidental or complementary thereto and not a substantial risk to the safety and soundness of the depository institution or the financial system in general, as determined by the Federal Reserve Board. The GLBA identifies several activities as “financial in nature,” including, among others, insurance underwriting and agency, investment advisory services, merchant banking and underwriting, and dealing or making a market in securities. Being designated a financial holding company will allow insurance companies, securities brokers and other types of financial companies to affiliate with and/or acquire depository institutions. CN Bancorp, Inc. became a financial holding company in 2001.

The status of CN Bancorp, Inc. as a registered bank holding company under the Bank Holding Company Act and a financial holding company under the GLBA does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

The Federal Reserve Board must approve, among other things, the acquisition by a proposed bank holding company of control of more than 5% of the voting shares, or substantially all the assets, of any bank, or the merger or consolidation by a bank holding company with another bank holding company. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), the restrictions on interstate acquisitions of banks by bank holding companies were repealed as of September 29, 1995. The effect of the repeal of these restrictions is that, subject to certain time and deposit base requirements, CN Bancorp, Inc. may acquire a bank located in Maryland or any other state, and a bank holding company located outside of Maryland can acquire any Maryland-based bank holding company or bank.

Subsidiary banks of a bank holding company are subject to certain restrictions imposed by statute on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on taking such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. The Federal Reserve has adopted amendments to its Regulation Y, creating exceptions to the Bank Holding Company’s anti-tying prohibitions that give bank subsidiaries of holding companies greater flexibility in packaging products and services with their affiliates.

In accordance with Federal Reserve Board policy, CN Bancorp, Inc. is expected to act as a source of financial strength to County National Bank and to commit resources to support County National Bank in circumstances in which CN Bancorp, Inc. might not otherwise do so. The Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

The Federal Reserve Board imposes risk-based capital measures on bank holding companies in order to insure their capital adequacy. CN Bancorp, Inc. is currently exempt from most of these risk-based capital measures because of its size (less assets then prescribed by regulation). However, the Federal Reserve Board still requires that CN Bancorp, Inc. remain adequately capitalized and have the ability to retire any debt within 25 years from the date it is incurred.

CN Bancorp, Inc., as a bank holding company, is subject to dividend regulations of the Federal Reserve System. In general, a small bank holding company that has a debt to equity ratio greater than 1:1 is not expected to pay corporate dividends until such time as its debt to equity ratio declines to 1:1 or less and its bank subsidiary is otherwise well managed, well capitalized and not under any supervisory order. CN Bancorp, Inc. is a small bank holding company, and does not have a debt to equity ratio that is greater than 1:1.

State Bank Holding Company Regulation

CN Bancorp, Inc. is a Maryland-chartered bank holding company and is subject to various restrictions on its activities as set forth in Maryland law, in addition to those restrictions set forth in federal law.

Under Maryland law, an existing bank holding company that desires to acquire a Maryland state-chartered bank or trust company, a federally chartered bank with its main office in Maryland, or a bank holding company that has its principal place of business in Maryland, must file an application with the Maryland Commissioner of Financial Regulation. In approving the application, the Maryland Commissioner of Financial Regulation must consider whether the acquisition may be detrimental to the safety and soundness of the entity being acquired or whether the acquisition may result in an undue concentration of resources or a substantial reduction in competition in Maryland. The Maryland Commissioner of Financial Regulation may not approve an acquisition if, on consummation of the transaction, the acquiring company, together with all its insured depository institution affiliates, would control 30% or more of the total amount of deposits of insured depository institutions in Maryland. The Maryland Commissioner of Financial Regulation has authority to adopt by regulation a procedure to waive this requirement for good cause. In a transaction for which approval of the Maryland Commissioner of Financial Regulation is not required due to an exemption under Maryland law, or for which federal law authorizes the transaction without application to the Maryland Commissioner of Financial Regulation, the parties to the acquisition must provide written notice to the Maryland Commissioner of Financial Regulation at least 15 days before the effective date of the transaction.

Regulation of Depository Institution

General

County National Bank, as a national banking association whose accounts are insured by the Bank Insurance Fund (“BIF”) of the Federal Deposit Insurance Corporation up to the maximum legal limits, is subject to regulation, supervision and regular examinations by the Office of the Comptroller of the Currency. County National Bank is a member of the Federal Reserve System and, as such, is subject to certain regulations issued by the Federal Reserve Board. County National Bank also is subject to applicable banking provisions of Maryland law insofar as they do not conflict with or are not preempted by federal law. The regulations of these various agencies govern most aspects of County National Bank’s business, including setting required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices.

Competition among commercial banks, savings and loan associations and credit unions has increased following enactment of legislation that greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. Banks in the Washington, D.C./Maryland/Virginia area can, subject to limited restrictions, acquire or merge with a bank in another of the jurisdictions and can branch de novo in any of the jurisdictions.

Banking is a business that depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of a bank’s earnings. Thus, the earnings and growth of County National Bank are subject to the influence of economic conditions generally, both domestic and foreign, and also on the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, which regulates the supply of money. We cannot predict the nature and timing of changes in such policies and their impact on County National Bank.

Branching and Interstate Banking

Beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate bank merger transactions without regard to whether such a transaction is prohibited by the law of any state. Furthermore, under the Riegle-Neal Act, interstate acquisitions of branches are permitted if the law of the state in which the branch is located permits such acquisitions. The Riegle-Neal Act also authorizes the Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation to approve interstate branching de novo by national and non-member banks, respectively, but only in states which specifically allow for such branching.

The District of Columbia, Maryland and Virginia have all enacted laws that permit interstate acquisitions of bank branches and permit out-of-state banks to establish de novo branches.

USA Patriot Act

Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, commonly referred to as the “USA Patriot Act” or the “Patriot Act”, financial institutions are subject to prohibitions against specified financial transactions and account relationships, as well as enhanced due diligence standards intended to detect, and prevent, the use of the United States financial system for money laundering and terrorist financing activities. The Patriot Act requires financial institutions, including banks, to establish anti-money laundering programs, including employee training and independent audit requirements, meet minimum standards specified by the act, follow minimum standards for customer identification and maintenance of customer identification records, and regularly compare customer lists against lists of suspected terrorists, terrorist organizations and money launderers.

The U.S. Treasury Department (“Treasury”) has issued a number of implementing regulations that apply various requirements of the USA Patriot Act to financial institutions such as CN Bancorp. Those regulations impose new obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing. Treasury is expected to issue a number of additional regulations that will further clarify the USA Patriot Act’s requirements.

Failure of a financial institution to comply with the USA Patriot Act’s requirements could have serious legal and business consequences for the institution. CN Bancorp has adopted appropriate policies, procedures and controls to address compliance with the requirements of the USA Patriot Act under the existing regulations and will continue to revise and update its policies, procedures and controls to reflect changes required by the USA Patriot Act and Treasury’s regulations.

The costs or other effects of the compliance burdens imposed by the Patriot Act or future anti-terrorist, homeland security or anti-money laundering legislation or regulations cannot be predicted with certainty.

Gramm-Leach-Bliley Act

The GLBA altered substantially the statutory framework for providing banking and other financial services in the United States of America. The GLBA, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company or a subsidiary of a bank that qualifies as a financial subsidiary is permitted to engage in activities that are financial in nature or incidental or complementary to a financial activity. The activities that the GLBA expressly lists as financial in nature include insurance activities, providing financial and insurance advisory services, underwriting services, and limited merchant banking activities. To become eligible for these expanded activities, a bank holding company must be approved by the Federal Reserve Board as a financial holding company.

The GLBA also provides new protections against the transfer and use by financial institutions of consumers’ nonpublic personal information. A financial institution must provide to its customers, at the beginning of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. The new privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated third parties unless the institution discloses to the customer that the information may be so provided and the customer is given the opportunity to opt out of such disclosure

Capital Adequacy Guidelines

The Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation have all adopted risk-based capital adequacy guidelines by which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

Since December 31, 1992, national banks have been expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk-weighted assets (a “Total Risk-Based Capital Ratio) of 8%. At least half of this amount (4%) should be in the form of core capital.

Tier 1 capital for national banks generally consists of the sum of common stockholders’ equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 capital), less goodwill, without adjustment in accordance with Statement of Financial Accounting Standards 115. Tier 2 capital consists of the following: hybrid capital instruments, perpetual preferred stock which is not otherwise eligible to be included as Tier 1 capital, term subordinated debt and intermediate-term preferred stock, and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a commercial bank, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one-to-four-family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards, are assigned a 50% level in the risk-weighing system, as are certain privately issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

In addition to the risk-based capital requirements, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation have established a minimum 3% Leverage Capital Ratio (Tier 1 capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4%-5% or more. Under the applicable regulations, highest-rated banks are those that the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank that has less than the minimum Leverage Capital Ratio requirement must submit to the applicable regulator for review and approval of a reasonable plan describing the means and timing by which the bank will achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such a plan is deemed to be operating in an unsafe and unsound manner and could be subject to a cease-and-desist order.

The Office of the Comptroller of the Currency’s and the Federal Deposit Insurance Corporation’s regulations also provide that any insured depository institution with a Leverage Capital Ratio less than 2% is deemed to be operating in an unsafe or unsound condition. Operating in an unsafe or unsound manner could lead the Federal Deposit Insurance Corporation to terminate deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios if it has entered into and is in compliance with a written agreement with the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation to increase its Leverage Capital Ratio to such level as the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance by the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or their respective designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

Prompt Corrective Action

Each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. Under applicable regulations, a bank will be deemed to be: (i) “well capitalized” if it has a Total Risk-Based Capital Ratio of 10% or more, a Tier 1 Risk-Based Capital Ratio of 6% or more, a Leverage Capital Ratio of 5% or more and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has a Total Risk-Based Capital Ratio of 8% or more, a Tier 1 Risk-Based Capital Ratio of 4% or more and a Leverage Capital Ratio of 4% or more (3% under certain circumstances) and does not meet the definition of “well capitalized”); (iii) “undercapitalized” if it has a Total Risk-Based Capital Ratio that is less than 8%, a Tier 1 Risk-Based Capital Ratio that is less than 4% or a Leverage Capital Ratio that is less than 4% (3.3% under certain circumstances); (iv) “significantly undercapitalized” if it has a Total Risk-Based Capital Ratio that is less than 6%, a Tier 1 Risk-Based Capital Ratio that is less than 3% or a Leverage Capital Ratio that is less than 3%; and (v) “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

County National Bank is classified as well capitalized by its primary regulator in its latest report.

An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. The federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving the capital restoration plan, subject to extensions by the applicable agency.

An institution required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty is limited to the lesser of (i) an amount equal to 5% of the institution’s total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty expires after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, is subject to the restrictions in Section 38 of the Federal Deposit Insurance Act which are applicable to significantly undercapitalized institutions.

A critically undercapitalized institution will be placed in conservatorship or receivership within 90 days unless the Federal Deposit Insurance Corporation formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the Federal Deposit Insurance Corporation or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the four calendar quarters after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the Federal Deposit Insurance Corporation will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and the federal regulators agree to an extension. In general, good cause is defined as capital that has been raised and is immediately available for infusion into the bank except for certain technical requirements that may delay the infusion for a period of time beyond the 90 day time period.

Immediately upon becoming undercapitalized, an institution becomes subject to statutory provisions which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution’s assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include requiring the institution to raise additional capital, restricting transactions with affiliates, requiring divestiture of the institution or the sale of the institution to a willing purchaser, and any other supervisory action that the agency deems appropriate. Significantly undercapitalized and critically undercapitalized institutions are subject to these and additional mandatory and permissive supervisory actions.

Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution’s obligations exceed its assets; (ii) there is substantial dissipation of the institution’s assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution’s capital, and there is no reasonable prospect of becoming “adequately capitalized” without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution’s condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

Regulatory Enforcement Authority

The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) included substantial enhancement to the enforcement powers available to federal banking regulators. This enforcement authority included, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined in FIRREA. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. FIRREA significantly increased the amount of and grounds for civil money penalties and requires, except under certain circumstances, public disclosure of final enforcement actions by the federal banking agencies.

Deposit Insurance

The Federal Deposit Insurance Corporation has adopted a risk-based deposit insurance assessment system. The Federal Deposit Insurance Corporation assigns an institution to one of three capital categories based on the institution’s financial information, as of the reporting period ending seven months before the assessment period, consisting of (i) well capitalized, (ii) adequately capitalized or (iii) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the Federal Deposit Insurance Corporation by the institution’s primary federal regulator and information that the Federal Deposit Insurance Corporation determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. An institution’s assessment rate depends on the capital category and supervisory subcategory to which it is assigned.

Assessment rates for BIF insured deposits currently range from 5 basis points to 43 basis points. County National Bank has been assigned to a capital and supervisory subcategory that has an assessment rate of 5%. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the approximately $8.1 billion Financing Corporation noncallable bonds issued in the late 1980s as part of the government rescue of the thrift industry. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates in certain circumstances, including to maintain or achieve a designated reserve ratio for BIF deposits. The Federal Deposit Insurance Corporation has exercised its authority to raise rates in the past and may raise insurance premiums in the future. If such action is taken by the Federal Deposit Insurance Corporation, it could have an adverse effect on the earnings of CN Bancorp, Inc.

Under the Federal Deposit Insurance Act, insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation.

Transactions with Affiliates and Insiders

County National Bank is subject to the provisions of Section 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W of the Federal Reserve Bank which place limits on the amount of loans or extensions of credit to affiliates (as defined in the Federal Reserve Act), investments in or certain other transactions with affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The law and regulation limit the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of County National Bank and also limit the aggregate amount of transactions with all affiliates to 20% of capital and surplus. Loans and certain other extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in the regulation, and the purchase of low quality assets from affiliates is generally prohibited. The law and Regulation W also, among other things, prohibit an institution from engaging in certain transactions with certain affiliates (as defined in the Federal Reserve Act) unless the transactions are on terms substantially the same, or at least as favorable to such institution and/or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated entities. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies. In addition, under Regulation W:

•	a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

•	covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

•	with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

Regulation W generally excludes all nonbank and nonsavings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates. The Federal Reserve Board has proposed an amendment to Regulation W that would limit the aggregate amount of loans that may be purchased by a bank from its affiliates to no more than 100% of the bank’s capital stock and surplus. This amendment has not yet been adopted.

County National Bank is subject to the restrictions contained in Section 22(h) of the Federal Reserve Act and the Federal Reserve Board’s Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer or a greater-than-10% stockholder of a bank as well as certain affiliated interests of any of the foregoing may not exceed, together with all other outstanding loans to such person and affiliated interests, the loans-to-one-borrower limit applicable to national banks (generally 15% of the institution’s unimpaired capital and surplus), and all loans to all such persons in the aggregate may not exceed the institution’s unimpaired capital and unimpaired surplus. Regulation O also prohibits the making of loans in an amount greater than $25,000 or 5% of capital and surplus but in any event not over $500,000, to directors, executive officers and greater-than-10% stockholders of a bank, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. Furthermore, Regulation O requires that loans to directors, executive officers and principal stockholders of a bank be made on terms substantially the same as those that are offered in comparable transactions to unrelated third parties unless the loans are made pursuant to a benefit or compensation program that is widely available to all employees of the bank and does not give preference to insiders over other employees. Regulation O also prohibits a depository institution from paying overdrafts over $1,000 of any of its executive officers or directors unless they are paid pursuant to written pre-authorized extension of credit or transfer of funds plans.

All of County National Bank’s loans to its and CN Bancorp, Inc.’s executive officers, directors and greater-than-10% stockholders, and affiliated interests of such persons, comply with the requirements of Regulation W and 22(h) of the Federal Reserve Act and Regulation O.

Loans to One Borrower

County National Bank is subject to the statutory and regulatory limits on the extension of credit to one borrower. Generally, the maximum amount of total outstanding loans that a national bank may have to any one borrower at any one time is 15% of the bank’s unimpaired capital and surplus. A national bank may lend an additional 10% on top of the 15% if the amount that exceeds 15% of the bank’s unimpaired capital and surplus is fully secured by readily marketable collateral.

Liquidity

County National Bank is subject to the uniform reserve requirements of Federal Reserve Board Regulation D, which applies to all depository institutions with transaction accounts or non-personal time deposits. Specifically, amounts in transaction accounts above $8,500,000 and up to $45,800,000 must have reserves held against them in the ratio of 3% of the amount. Amounts above $45,800,000 require reserves of $1,119,000 plus 10% of the amount in excess of $45,800,000.

Dividends

The principal sources of CN Bancorp’s revenues are dividends received from its subsidiary bank and interest income it earns on the investment of the funds received through common stock sales. The amount of dividends that may be paid by County National Bank to CN Bancorp, Inc. depends on its earnings and capital position and is limited by statute, regulations and policies. As a national bank, County National Bank may not pay dividends from its paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including provisions for loan losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank’s net profits for the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, County National Bank may not pay a dividend if, after paying the dividend, it would be undercapitalized.

Community Reinvestment Act

The Community Reinvestment Act (“CRA”) requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. An institution’s CRA activities are considered in, among other things, evaluating mergers, acquisitions and applications to open a branch or facility, as well as determining whether the institution will be permitted to exercise certain of the powers allowed by the GLBA. The CRA also requires all institutions to make public disclosure of their CRA ratings. County National Bank was last examined for CRA compliance as of March 2004 and received a CRA rating of “Satisfactory.”

Check 21

On October 28, 2003, President Bush signed into law the Check Clearing for the 21st Century Act, also known as “Check 21.” The new law, which became effective on October 28, 2004, gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

•	allowing check truncation without making it mandatory;

•	requiring that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•	retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•	requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•	requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

Consumer Credit Reporting

On December 4, 2003, President George W. Bush signed the Fair and Accurate Credit Transactions Act amending the federal Fair Credit Reporting Act. These amendments to the Fair Credit Reporting Act (the “FCRA Amendments”) became effective in 2004.

The FCRA Amendments include, among other things:

•	requirements for financial institutions to develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer’s credit file stating that the consumer may be the victim of identity theft or other fraud;

•	for entities that furnish information to consumer reporting agencies (which would include us), requirements to implement procedures and policies regarding the accuracy and integrity of the furnished information, and regarding the correction of previously furnished information that is later determined to be inaccurate; and

•	a requirement for mortgage lenders to disclose credit scores to consumers.

The FCRA Amendments also prohibit a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes (the “opt-out”), subject to certain exceptions. We do not share consumer information among our affiliated companies for marketing purposes, except as allowed under exceptions to the notice and opt-out requirements. Because none of our affiliates is currently sharing consumer information with any other affiliate for marketing purposes, the limitations on sharing of information for marketing purposes do not have a significant impact on us.

Federal Deposit Insurance Reform

On February 8, 2006, President Bush signed the Federal Deposit Insurance Reform Act of 2005 (“FDIRA”). Among other things, FDIRA changes the Federal deposit insurance system by:

•	raising the coverage level for retirement accounts to $250,000;

•	indexing deposit insurance coverage levels for inflation beginning in 2012;

•	prohibiting undercapitalized financial institutions from accepting employee benefit plan deposits;

•	merging the Bank Insurance Fund and Savings Association Insurance Fund into a new Deposit Insurance Fund (the “DIF”); and

•	providing credits to financial institutions that capitalized the FDIC prior to 1996 to offset future assessment premiums.

FDIRA also authorizes the FDIC to revise the current risk-based assessment system, subject to notice and comment and caps the amount of the DIF at 1.50% of domestic deposits. The FDIC must issue cash dividends, awarded on a historical basis, for the amount of the DIF over the 1.50% ratio. Additionally, if the DIF exceeds 1.35% of domestic deposits at year-end, the FDIC must issue cash dividends, awarded on a historical basis, for half of the amount of the excess.

The FDIC was required to adopt rules implementing the various provisions of FDIRA by November 5, 2006. The rules adopted include:

•	Inflation Index; Certain Retirement Accounts and Employee Benefit Plan Accounts (effective 10/12/2006);

•	One-time Assessment Credit (effective 11/17/2006);

•	Assessment Dividends (effective 1/1/2007);

•	Operational Processes Governing the FDIC’s Deposit Insurance Assessment Statement (effective 1/1/2007);

•	Risk-Based Assessment System (effective 1/1/2007);

•	Designated Reserve Ratio (effective 1/1/2007); and

•	Official FDIC Sign and Advertising of FDIC Membership (effective 11/13/2007).

Other Regulations

Interest and other charges we collect or contract for are subject to state usury laws and federal laws concerning interest rates. For example, under the Service Members Civil Relief Act, which amended the Soldiers’ and Sailors’ Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation of a borrower who is on active duty with the United States military.

Our loan operations are also subject to federal laws applicable to credit transactions, such as the following:

•	The Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	The Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	The Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

Our deposit operations are subject to the following:

•	The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	The Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Proposed Legislation and Regulatory Actions

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

Item 2.	Description of Properties

The executive offices of CN Bancorp, Inc. and County National Bank are located at 7401 Ritchie Highway, Glen Burnie, Maryland 21061. The following sets forth certain information regarding the offices of CN Bancorp, Inc. and County National Bank.

Glen Burnie, Maryland

Since July 1997, County National Bank has leased three contiguous parcels from Tate Properties, L.L.C.: (1) 0.38 acres of land at 7405 Ritchie Highway, Glen Burnie, Maryland on which we constructed a 2,922 square foot branch building; (2) 0.725 acres of land with a 8,811 square foot building at 7401-7403 Ritchie Highway, Glen Burnie, Maryland which we use for our administrative offices; and (3) a 1,290 square foot house on a 0.26 acre lot available for sublease (was previously leased to an unrelated tenant for $1,050 per month).

The landlord is an entity owned by the family of Creston G. Tate, a stockholder and director of CN Bancorp, Inc. and a director of County National Bank. The initial term of the lease expired in May 2001 and County National Bank is in the second five-year renewal period of the lease with a monthly rent payment of $12,706 at December 31, 2006. The monthly rent increases annually based on increases in the consumer price index for the Washington Baltimore area. The lease contains an additional five-year renewal option as well as an option for the Bank to purchase the parcels from January 1, 2015 until May 1, 2016 at their appraised value. County National Bank is responsible for payment of real estate taxes, insurance, utilities and maintenance for the parcels.

Pasadena, Maryland

County National Bank leases 0.68 acres of land containing a 1,500 square foot building at 4001 Mountain Road, Pasadena, Maryland from an unaffiliated party for use as a bank branch. The initial term of the lease expired in September 2001 and County National Bank is in the second five-year renewal period of the lease with a monthly rent payment of $1,686 per month. The monthly rent increases annually based on increases in the consumer price index for the Washington-Baltimore area. The lease contains three additional five-year renewal options, a right of first refusal in the event of the sale of the property and an option for County National Bank to purchase the property for its appraised value from January 1, 2026 until May 30, 2026. County National Bank is responsible for payment of real estate taxes, insurance, utilities and maintenance for the property.

Odenton, Maryland

County National Bank acquired a 1.1 acre lot at 8759 Piney Orchard Parkway, Odenton, Maryland on which we built a 2,116 square foot bank branch. The branch was opened in June 1999. This property is lien free. As part of the land purchase, the seller agreed to a covenant prohibiting the operation of another banking institution in the shopping center in which our branch is located.

Millersville, Maryland

County National Bank leases a building site on Veterans Highway, Millersville, Maryland on which it built a new branch office. The owner/landlord of the site is an entity owned by the family of Creston G. Tate, a stockholder and director of CN Bancorp, Inc. and a director of County National Bank. The lease is for a five year term beginning in June 2003 but is renewable for seven additional five-year terms at the option of the Bank and contains the right of first refusal in the event of the sale of the property. The monthly rent payment at December 31, 2006 is $5,472. The monthly rent increases annually based on increases in the consumer price index for the Washington-Baltimore area. The branch was opened for business in January 2004.

Linthicum, Maryland

In February 2003, County National Bank leased, effective January 1, 2003, the buildings and real property located at 504 and 506 Camp Meade Road, Linthicum, Maryland primarily for use as a future branch site. The lease has an initial term of five years with four options to renew for five years each. The monthly rent increases annually based upon increases in the consumer price index for the Washington Baltimore area. The monthly rent amount at December 31, 2006 is $4,196. County National Bank has sublet one of the buildings for five years at $2,800 per month. The subtenant has one, five year renewal option but the rent amount for the renewal period would be negotiated at the renewal. The Bank started construction of the branch the first quarter of 2007.

Item 3.	Legal Proceedings

CN Bancorp, Inc. and County National Bank are not currently involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business.

Item 4.	Submission of Matters to a Vote of Security Holders — None

PART II

Item 5.	Market for Common Equity and Related Stockholder Matters

Securities Authorized for Issuance Under Equity Compensation Plans.  The following table sets forth information regarding outstanding options and other rights to purchase common stock granted under the Company’s compensation plans as of December 31, 2006:

Equity Compensation Plan Information

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued upon	Weighted Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	97,500	$14.36	149,815
Equity compensation plans not approved by security holders(2)	—	—	50,000

Total	97,500	$14.36	199,815

(1)	Consists of the Company’s Stock Option Plan and the Employee Stock Purchase Plan.

(2)	Consists of the Company’s Director Stock Purchase Plan.

COMMON STOCK AND DIVIDENDS

CN Bancorp, Inc. common stock is not currently traded on an organized exchange or on the Nasdaq Stock Market. In August 2002, CN Bancorp, Inc.’s common stock was first quoted for trading on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “CNBE.” Prior to August 2002, the common stock was traded only in private transactions and only on a very limited and sporadic basis. Since August 2002, the common stock has traded only sporadically and no assurance can be given that an active or established market will develop in the foreseeable future. The following table sets forth the high and low sales prices for the stock during each calendar quarter in 2006 and 2005. These sales may not be representative of value due to the infrequency of trades and the limited market for our common stock.

	2006		2005
	High	Low	High	Low

First Quarter	$16.00	$14.35	$14.25	$13.70
Second Quarter	17.00	16.25	16.50	13.70
Third Quarter	16.05	15.65	15.50	14.05
Fourth Quarter	26.00	21.00	15.00	13.50

CN Bancorp, Inc. had 391 stockholders of record at March 6, 2007. Common stock outstanding at that date was 1,728,011 shares. In addition, on March 6, 2007, CN Bancorp, Inc. had outstanding a total of 97,500 shares vested under option plans, including 51,000 options to purchase common shares at $14.50 per share and 46,500 options to purchase common shares at $14.20 per share.

CN Bancorp, Inc. declared four regular dividends (March, June, September and December) of $.07 per share ($.28 per share for the year) and one bonus dividend (December) of $.07 per share in 2006. In 2005, CN Bancorp, Inc. declared four quarterly dividends of $.05 per share ($.20 per share for the year) and one bonus dividend (December) of $.05 per share. CN Bancorp, Inc.’s continued ability to pay dividends will depend on its compliance with certain dividend regulations imposed upon it as a bank holding company by the Federal Reserve Board. In addition, CN Bancorp, Inc.’s ability to pay dividends may depend on the ability of County National Bank to pay dividends to CN Bancorp, Inc. County National Bank may not be able to pay dividends to CN Bancorp, Inc. unless it complies with certain regulatory requirements. In addition, CN Bancorp, Inc. will consider a number of other factors, including its earning prospects, financial condition and cash needs before deciding to pay additional dividends in the future.

Recent Sales of Unregistered Securities

In June 1997, CN Bancorp, Inc. issued warrants to purchase a total of 343,431 shares of common stock at $10.00 per share to organizers of County National Bank. These warrants were exercised in the amount of 50,831 in 2006, 272,600 shares in 2005 and 20,000 in 2004. The proceeds from the exercises of the warrants were used for general corporate purposes. The proceeds from the warrant exercises were $508,310 in 2006, $2,726,000 in 2005 and $200,000 in 2004. All the warrants were exercised prior to their expiration in March 2006.

There were no underwriting discounts or commissions paid with respect to the issuance of the common stock upon exercise of the warrants. CN Bancorp, Inc. believes that the issuance of the shares of common stock upon exercise of the warrants are exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) of the Securities Act of 1933. The transaction was not conducted by any form of general solicitation or general advertising and, in connection with the transaction, CN Bancorp, Inc. is taking reasonable care to assure that the purchasers of the common stock upon exercise of the warrants are not underwriters within the meaning of Section 2(11) of the Securities Act by, among other things, placing appropriate restrictive legends on the share certificates.

Item 6.	Management’s Discussion and Analysis

CN Bancorp, Inc. is the bank holding company for County National Bank. CN Bancorp, Inc.’s principal asset is its investment in all of the issued and outstanding capital stock of County National Bank, and its principal business is commercial banking.

County National Bank serves individuals and small to medium sized businesses in Anne Arundel County, Maryland, with a specific focus in central and northern Anne Arundel County. County National Bank offers a wide range of deposit accounts and commercial and consumer loans, tax deferred accounts, safe deposit boxes, and other services to its customers. Telephone and online banking is available 24 hours a day.

County National Bank’s mission statement is to:

•	Provide the highest quality products and personalized services to meet the financial needs of our community and customers; and

•	Provide sound management to maximize our leadership position, never losing sight of the well being of our neighbors, friends, employees and stockholders.

County National Bank serves its customers from branches in Glen Burnie, Pasadena, Odenton and Millersville, Maryland. County National Bank has leased land in Linthicum, Maryland on which it plans to build a branch in 2007.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table summarizes the selected consolidated financial information and other financial data. The selected statement of financial condition and statement of operations data are derived from the audited consolidated financial statements for the years ended December 31, 2006 and 2005. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this annual report. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At and for the	At and for the
	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005
	(In thousands except per share data)

Statement of Operations Data:
Interest income	$8,981	$7,091
Interest expense	2,843	1,950

Net interest income	6,138	5,141
Provision for loan losses	163	184

Net interest income after provision for loan losses	5,975	4,957
Other income	1,210	1,178
Other expense	4,990	4,484

Income before taxes	2,195	1,651
Income taxes	794	567

Net income	$1,401	$1,084

Per Share Data:
Earnings per share, basic	$0.82	$0.76
Earnings per share, diluted	0.81	0.71
Cash dividends (five dividends in 2006 and 2005)	0.35	0.25
Book value per share	11.97	11.47
Tangible book value per share	11.97	11.47
Weighted average shares outstanding, basic	1,715,073	1,435,278
Weighted average shares outstanding, diluted	1,738,699	1,521,542
Shares outstanding at end of period	1,728,011	1,664,342
Statement of Financial Condition Data:
Total Assets	$160,792	$147,596
Securities available for sale, at fair value	16,279	23,881
Securities held to maturity, at cost	7,742	8,162
Loans receivable, net of unearned income	99,978	89,426
Allowance for loan losses	1,010	864
Premises and equipment, net	3,685	3,914
Non-interest bearing deposits	37,947	37,666
Interest bearing deposits	100,716	89,418

Total deposits	138,663	127,084

Securities sold under agreements to repurchase	291	548
Stockholders’ equity including unrealized gains and losses	20,692	19,097

	At and for the	At and for the
	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005
	(In thousands except per share data)

Selected Performance and Other Ratios:
Return on average stockholders’ equity	6.96%	6.54%
Return on average assets	0.92%	0.74%
Net interest margin	4.34%	3.80%
Non-interest income to average assets	0.79%	0.81%
Non-interest expenses to average assets	3.27%	3.07%
Dividend payout ratio	43.07%	35.09%
Number of branches	4	4
Allowance for loan losses to total loans	1.01%	0.97%
Non-performing loans to total loans	0.04%	0.07%
Allowance for loan losses to non-performing loans	2,525.00%	1,386.13%
Applicable Company Capital Ratios:
Tier 1 risk-based capital	19.5%	19.9%
Total risk-based capital	20.5%	20.8%
Leverage capital	13.1%	12.9%
Stockholders’ equity to total assets	12.9%	12.9%

FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements within the meaning of Section 27A of The Securities Act of 1933 and Section 21E of The Securities Exchange Act of 1934 in filings with the Securities and Exchange Commission (including this Annual Report to Stockholders ) that are subject to risks and uncertainties. These forward-looking statements include: the Letter from the Chairman, President and Chief Executive Officer, Management’s Discussion and Analysis of Financial Condition and Results of Operations, statements of CN Bancorp’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of loan quality, probable loan losses, liquidity, market risk, off-balance sheet arrangements and interest rate risks, and statements of its ability to achieve financial and other goals. Forward-looking statements often use words such as “believe,” “expect,” “plan,” “may,” “will,” “should,” “project,” “contemplate,” “anticipate,” “forecast,” “intend” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by, among other things: the amount and timing of future changes in interest rates and other economic conditions, management’s estimates and projections of future interest rates and other economic conditions; future laws and regulations, including accounting principles; and a variety of other matters which, by their nature, are subject to significant uncertainties. You should not put undue reliance on any forward-looking statements.

Because of these uncertainties, the Company’s actual future results may differ materially from the results indicated by these forward-looking statements. In addition, the Company’s past results of operations do not necessarily indicate its future results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section of the annual report contains certain “forward-looking statements” which may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. See “Forward-Looking Statements.”

The following discussion and analysis of the financial condition and results of operations of CN Bancorp, Inc. should be read in conjunction with CN Bancorp, Inc.’s audited consolidated financial statements, including the related footnotes, included elsewhere in this annual report.

GENERAL

Overview

The Company continued a pattern of growth during the year ended December 31, 2006. This growth has resulted in improved operating results as compared to prior periods. Key measurements and events for the year ended December 31, 2006 include the following:

•	Total assets as of December 31, 2006 increased by 8.9% to $161 million as compared to $148 million as of December 31, 2005.

•	Net loans outstanding increased by 11.8% to $99 million as of December 31, 2006 from $89 million as of December 31, 2005.

•	Deposits as of December 31, 2006 were $139 million, an increase of $12 million or 9.1% from December 31, 2005.

•	The Company’s net income increased to $1,401,268, or 29.2%, for the year ended December 31, 2006 as compared to net income of $1,084,307 for the year ended December 31, 2005.

•	Net interest income, the Company’s main source of income, was $6.1 million during the year ended December 31, 2006 compared to $5.1 million for the same period in 2005. This represents an increase of 19.4% for the year December 31, 2006 as compared to 2005.

•	Non-interest income increased by $31,142 or 2.6%, for the year ended December 31, 2006, as compared to the year ended December 31, 2005.

•	Non-interest expenses increased by $505,615 or 11.3%, for the year ended December 31, 2006, as compared to 2005. The 2006 increase includes $150,000 of merger related costs which comprised 29.7% of the increase.

A detailed discussion of the factors leading to these changes can be found in the discussion below.

CN Bancorp, Inc. has continued to experience growth since it started operations in December 1996. Assets increased $13,196,656 (8.9%) to $160,792,498 at December 31, 2006 from $147,595,842 at December 31, 2005. Increases in loans comprised the majority of the increase in assets. The increase in assets was funded by increases in deposits. Net income increased by 29.2% primarily resulting from the increase in earning assets and market interest rate levels.

Agreement to Merge

On December 13, 2006, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Sandy Spring Bancorp, Inc. (Sandy Spring), whereby Sandy Spring will acquire the Company by way of a merger of the Company with and into Sandy Spring. The Merger Agreement also provides for the merger of County National Bank with and into Sandy Spring Bank, a Maryland bank and trust company, a wholly owned subsidiary of Sandy Spring. Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding share of the Company’s common stock will be converted into the right to receive either (i) $25.00 in cash (Cash Election Price), or (ii) 0.6657 of a share of Sandy Spring’s common stock. Each stockholder of the Company will be entitled to elect the number of its shares of Company common stock to be exchanged for the Cash Election Price, subject to a pro-ration which will provide that Sandy Spring will pay cash for a minimum of 40% and a maximum of 50% of the outstanding shares of Company common stock and issue shares of Sandy Spring common stock in exchange for a minimum of 50% and a maximum of 60% of the outstanding shares of Company common stock. The merger is intended to be a tax-free reorganization as to the portion of the merger consideration received as Sandy Spring common stock. Outstanding options to purchase Company common stock granted under the Company’s equity plans will be automatically converted into fully vested options to purchase Sandy Spring common stock, provided that Sandy Spring may offer to cash out options for a per share payment equal to the difference between the Cash Election Price and the per share exercise price of such option.

The Merger Agreement contains customary representations, warranties and covenants. The completion of the merger is subject to customary conditions which include the adoption and approval of the merger and the Merger Agreement by the stockholders of the Company and the receipt of all required regulatory approvals. The Merger Agreement also provides for termination rights and penalties for termination of the Merger Agreement under stated circumstances.

Critical Accounting Policies

CN Bancorp, Inc.’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

The most significant accounting policies followed by CN Bancorp, Inc. are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions and estimates underlying those amounts, management has identified the determination of the allowance for loan losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

CN Bancorp, Inc. believes it has developed appropriate policies and procedures for assessing the adequacy of the allowance for loan losses, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. CN Bancorp, Inc.’s assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations and the discovery of information with respect to borrowers which is not known to management at the time of the issuance of the consolidated financial statements. For additional discussion concerning CN Bancorp, Inc.’s allowance for loan losses and related matters, see “Provision for Loan Losses” below.

The Company has adopted Statement No. 123(R), Share-Based Payment, as of January 1, 2006 which requires that compensation cost related to share-based payment transactions be recognized in the financial statements (with limited exceptions). The amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost is recognized over the period that an employee provides service in exchange for the award. This statement requires the recording of compensation costs for stock purchase options awarded, if any. The Company is not required to award options under any of these plans. There were no options granted under any of these plans during 2006. Prior to January 1, 2006, CN Bancorp, Inc. had adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123 Accounting for Stock-Based Compensation and SFAS No. 148 Accounting for Stock-Based Compensation — Transition and Disclosure, but applied Accounting Principal Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its stock option and stock purchase plans.

FINANCIAL CONDITION

The loan portfolio comprises the majority of CN Bancorp, Inc.’s earning assets. Loans receivable (net of the allowance for loan losses, unearned fees and origination costs) increased by $10,406,033 (11.8%) from $88,561,597 at December 31, 2005 to $98,967,630 at December 31, 2006. Loans receivable, net, comprise 61.5% of assets ($160,792,498) as of December 31, 2006 and 60.0% of assets ($147,595,842) at December 31, 2005.

Residential real estate loans, excluding construction loans, increased $1,881,205 (6.4%) from $29,306,514 at December 31, 2005 to $31,187,719 at December 31, 2006. Commercial real estate loans, excluding construction loans, increased $5,059,539 (17.2%) from $29,420,805 at December 31, 2005 to $34,480,344 at December 31, 2006. Real estate construction loans increased by $3,995,487 (92.3%) from $4,329,827 at December 31, 2005 to $8,325,314 at December 31, 2006. Commercial loans increased by $189,633(0.9%) from $22,366,771 at December 31, 2005 to $22,556,404 at December 31, 2006. CN Bancorp, Inc. continued to concentrate on real estate secured lending for predominately owner-occupied properties as well as commercial loans. Consumer loans decreased by $501,130 (12.7%) from $3,948,754 at December 31, 2005 to $3,447,624 at December 31, 2006.

The allowance for loan losses was $1,010,000 (1.01% of loans) at December 31, 2006. The allowance was $864,000 (0.97% of loans) at December 31, 2005. At December 31, 2006, non-accrual loans totaled $40,000 as compared to $62,332 at December 31, 2005. Loans charged off in 2006 totaled $35,210 as compared to $140,728 during 2005. Recoveries on charged off loans were $18,294 during 2006 as compared to $20,418 in 2005.

During 2003, the Bank sold loan participations to family members of a director of the Bank and the Company on a non-recourse basis. Under these transactions, the family members acquired undivided percentage interests in specific loans held by the Bank. The participations were sold under the same terms and conditions as loan participations sold to non-related entities. The total amount of the loan participations sold was $2,058,741. The total loan participation amount outstanding at December 31, 2006 and December 31, 2005 was $601,950 and $673,026, respectively.

The securities portfolio at December 31, 2006 amounted to $24,814,135, a decrease of $8,003,243, or 24.4% from the amount at December 31, 2005. Funds obtained through security repayments were invested primarily in overnight funds and loans. Available for sale investment securities decreased to $16,278,622 at December 31, 2006 from $23,881,126 at December 31, 2005. Held to maturity securities decreased to $7,741,713 at December 31, 2006 from $8,162,452 at December 31, 2005. The carrying value of available for sale securities includes net unrealized losses of $303,986 at December 31, 2006 (reflected as unrealized losses of $186,617 in stockholders’ equity after deferred taxes) as compared to net unrealized losses of $455,320 ($279,521 net of taxes) as of December 31, 2005. Unrealized losses (and unrealized gains) are the result of interest rate levels differing from those existing at the time of securities’ acquisition and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on December 31, 2006 and 2005 and are subject to change daily as interest rates fluctuate. CN Bancorp has the intent and the ability to hold the securities to the maturity of the securities or the time required for the value of the securities to equal or exceed their cost.

Deposits are the major source of funds for lending and investment activities. Deposits increased $11,578,741 (9.1%) to $138,663,177 at December 31, 2006 from $127,084,436 at December 31, 2005. Non-interest bearing deposits increased 0.7%, savings deposits increased 13.2%, interest bearing demand deposits decreased 7.2% and certificates of deposit increased 21.1% during the year ended December 31, 2006. Included in the December 31, 2006 and 2005 savings deposits are two savings accounts of related customers with total balances of approximately $8 million.

Total stockholders’ equity was $20,692,366 at December 31, 2006 representing an increase of $1,595,787 from December 31, 2005. The increase from December 31, 2005 was attributable to the proceeds from the sale of stock under the Dividend Reinvestment and Stock Purchase Plan of $196,790, proceeds of $508,310 from sales of stock in connection with warrants being exercised, earnings of $1,401,268, a decrease in unrealized losses on available for sale investment securities of $92,904 less dividends of $603,485 ($0.35 per share).

At December 31, 2006, we continued to exceed all regulatory capital requirements to be considered a “well capitalized” financial institution under federal regulations.

RESULTS OF OPERATIONS

Net income

Net income for the year ended December 31, 2006 was $1,401,268, an increase of $316,961, or 29.2%, from $1,084,307 during 2005. Net income increased in 2006 as compared to 2005 because increases in net interest income and non-interest income exceeded increases in operating expenses. Net interest income increased by 19.4% and non-interest income increased 2.6% during 2006 versus 2005 while operating expenses increased by 11.3% during the same period. Net income was adversely affected during 2006 by merger related expenses in the amount of $150,000. These efforts resulted in the execution of a merger agreement during December 2006.

CN Bancorp, Inc.’s return on average equity was 6.96% in 2006 and 6.54% in 2005 as net income increased as market interest rates increased in 2006, the Company is operating more efficiently and utilizing the capital raised in late 2004. The return on average assets was 0.92% in 2006 and 0.74% in 2005.

Net Interest Income and Net Interest Margin

Net interest income is the amount by which interest earned on assets exceeds the interest paid on interest-bearing liabilities. CN Bancorp, Inc.’s principal interest earning assets are loans to businesses and individuals. Interest-bearing liabilities consist primarily of savings accounts, money market accounts and certificates of deposit. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets.

Total interest income increased by $1,890,432 or 26.6% to $8,981,348 for the year ended December 31, 2006 as compared to 2005. This increase was primarily attributable to the increase in market interest rates and the increase in interest bearing assets during 2006. Average interest earning assets increased by $6,222,000 to $141,453,000 in 2006 and the yield on the interest earning assets increased to 6.35% in 2006 from 5.24% in 2005.

Interest expense increased by $893,187 or 45.8% to $2,843,309 for the year ended December 31, 2006 as compared to 2005. This increase was primarily attributable to the rising market interest rates during 2006 and the increase in interest bearing liabilities during 2006. Average interest bearing liabilities increased by

$2,526,000 to $94,165,000 in 2006 and the cost of the interest bearing funds increased to 3.02% in 2006 from 2.13% in 2005.

Net interest income increased by $997,245, or 19.4%, during 2006 as compared to 2005. Net interest income increased because the average balance of interest earning assets increased more than the interest bearing liabilities. The net interest spread was 3.33% in 2006 as compared to 3.12% in 2005 due to interest rates on interest bearing assets increasing at a faster rate than rates on interest bearing liabilities. The net interest margin was 4.34% in 2006 and 3.80% in 2005.

The tables below present a summary of CN Bancorp, Inc.’s average daily balances, rates, interest income and expense, the interest rate spread and net interest margins for the years ended December 31, 2006 and 2005.

AVERAGE BALANCES, RATES AND INTEREST INCOME AND EXPENSE

	Years Ended December 31,
	2006			2005
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
	(In thousands)

Assets:
Interest-Earning Assets:
Federal funds sold	$14,995	$757	5.05%	$12,285	$405	3.30%
Interest bearing deposits	2,330	94	4.03%	3,282	94	2.86%
Investment securities	29,821	1,076	3.61%	36,086	1,162	3.22%
Loans receivable	95,257	7,054	7.41%	84,411	5,430	6.43%
Allowance for loan losses	(950)	—	—	(833)	—	—

	94,307	7,054	7.48%	83,578	5,430	6.50%

Total Interest Earning Assets	141,453	8,981	6.35%	135,231	7,091	5.24%

Non-interest earning assets	11,077			10,964

Total Assets	$152,530			$146,195

Liabilities and Stockholders’ Equity:
Interest-Bearing Liabilities:
Interest bearing demand deposits	$16,997	$161	0.95%	$14,584	$93	0.64%
Savings accounts	40,068	1,302	3.25%	40,310	816	2.02%
Time deposits	36,475	1,372	3.76%	35,247	1,029	2.92%
Securities sold under agreements to repurchase	625	8	1.28%	1,498	12	0.80%

Total Interest Bearing Liabilities	94,165	2,843	3.02%	91,639	1,950	2.13%

Non-interest Bearing Liabilities:
Demand deposits	37,187			37,329
Other	1,039			652

Total Liabilities	132,391			129,620
Stockholders’ equity	20,139			16,575

Total Liabilities and Equity	$152,530			$146,195

Net Interest Income		$6,138			$5,141

Net Interest Spread			3.33%			3.11%
Net Interest Margin			4.34%			3.80%
Ratio of Interest-Earning Assets
To Interest-Bearing Liabilities	150.22%			147.57%

Yields on securities are calculated based on amortized cost.

Nonaccruing loans are included in the average loan balances outstanding.

The tables below present the relative contribution of changes in volumes and changes in rates to the changes in net interest income for 2006 and 2005. The change in the interest income and interest expense attributable to the combined impact of both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

RATE/VOLUME ANALYSIS

	2006 vs. 2005			2005 vs. 2004
	Increase (Decrease)			Increase (Decrease)
	Volume	Rate	Total	Volume	Rate	Total

Interest-Earning Assets:
Federal funds and interest bearing deposits with banks	$62,154	$289,391	$351,545	$(8,432)	$270,072	$261,640
Securities	(206,510)	121,180	(85,330)	156,622	47,028	203,650
Loans receivable	706,749	917,468	1,624,217	555,677	355,646	911,323

Net Change in Interest Income	562,393	1,328,039	1,890,432	703,867	672,746	1,376,613

Interest Bearing Liabilities:
Interest bearing deposits	3,160	894,134	897,294	133,086	578,330	711,416
Note payable	—	—	—	—	—	—
Securities sold under agreements to repurchase	(6,950)	2,843	(4,107)	(4,975)	680	(4,295)

Net Change in Interest Expense	(3,790)	896,977	893,187	128,111	579,010	707,121

Change in Net Interest Income	$566,183	$431,062	$997,245	$575,756	$93,736	$669,492

Provision for Loan Losses

The provision for loan losses represents the amount charged against earnings to increase the allowance for loan losses to the level deemed appropriate by management. The provision for loan losses and the allowance for loan losses are based on management’s ongoing assessment of CN Bancorp, Inc.’s credit exposure and consideration of certain other relevant factors.

The adequacy of the allowance for loan losses is evaluated based upon loan categories except for loans rated substandard, doubtful or loss, which are evaluated separately and assigned loss amounts based upon the evaluation. Loss ratios are applied to each category of loan to determine estimated loss amounts. Categories of loans are identified as consumer (secured and unsecured), commercial (secured and unsecured) and mortgage loans (residential and commercial real estate). Loss ratios are determined based upon losses incurred adjusted for the effect of current economic conditions (currently strengthening), any industry concentration or identified weakness in an industry (none currently), credit management and underwriting policies changes and secured versus unsecured nature of loan category.

At December 31, 2006, the range of the loss ratios used to determine estimated losses by loan category were: consumer loans — 1.55% to 2.10%; commercial loans — 1.16% to 1.96%; and mortgage loans — 0.30% to 1.05%. Additional losses are estimated resulting from additional identified risks factors, such as loans with underwriting exceptions, the level and direction of payment delinquencies and the level of unsecured credit. These additional loss estimates are not allocated to the separate loan categories.

The adequacy of the allowance for loan losses is reviewed at least quarterly. Loans are assigned a risk rating based upon rating criteria consistent with regulatory definitions. The risk rating is adjusted, as necessary, if loans become delinquent, if significant adverse information is discovered regarding the underlying credit and, in the case of commercial loans and commercial real estate loans, the normal periodic review of the underlying credit indicate that a change in risk rating is appropriate. An estimated “low” and “high” loss percentage is applied to loans in each risk rating. These loss percentages increase as the loan risk rating increases. Loans rated as substandard, doubtful or loss are evaluated separately and assigned loss amounts based upon the separate evaluation. Risks factors identified beyond individual loan risks, such as economic conditions, underwriting exceptions and loan concentrations are quantified based upon management’s estimations of loss exposure. Loss percentages used are generally based upon management’s best estimates considering losses incurred. Estimated “low” and “high” allowance for loan loss amounts are derived by accumulating the estimated losses using the “low” and “high” loss percentages for each risk rating and adding losses based upon separate loan evaluations and identified other risks. The actual allowance for loan losses is compared to this range to ascertain that it is reasonably situated within the range. During 2006, there were no significant changes in estimation methods or assumptions that affected the methodology for assessing the appropriateness of the allowance. In addition, on at least a quarterly basis, the recorded allowance for loan losses (as a percent of loans) is compared to peer group levels to ascertain the reasonableness of the estimate.

At December 31, 2006, the “low” and “high” allowance determination resulted in a “low” allowance of .81% of loans and a “high” allowance of 1.11% of loans. The actual allowance for loan losses was 1.01% of loans.

The provision for loan losses was $162,916 during the year ended December 31, 2006 as compared to $184,310 for the year ended December 31, 2005, an 11.6% decrease. The decrease in provision for loan losses reflects the decrease in loan losses incurred during 2006 as well as the general low level of losses experienced during the last several years.

The allowance for loan losses represents 1.01% and 0.97% of loans receivable at December 31, 2006 and December 31, 2005, respectively. CN Bancorp, Inc. has no exposure to foreign countries or foreign borrowers. Management believes that the allowance for loan losses is adequate for each period presented.

The table below sets forth the period end loans receivable balances and summarizes CN Bancorp, Inc.’s loan loss experience for the periods presented as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

	Year Ended December 31,
	2006	2005

Allowance for loan losses:
Beginning balance	$864,000	$800,000
Charge-offs:
Mortgage loans	—	(50,027)
Commercial loans	(6,665)	—
Consumer loans	(28,545)	(90,701)

	(35,210)	(140,728)

Recoveries:
Commercial loans	6,665	10,938
Consumer loans	11,629	9,480

	18,294	20,418

Net charge-offs	(16,916)	(120,310)

Provision for loan losses	162,916	184,310

Ending balance	$1,010,000	$864,000

Ratios:
Net charge-offs to average loans	0.02%	0.14%
Net charge-offs to provision for loan losses	10.38%	65.28%
Allowance for loan losses to loans receivable	1.01%	0.97%

The table below presents information regarding non-performing loans at December 31, 2006 and 2005.

NON-PERFORMING LOANS

	December 31,	December 31,
	2006	2005

Non-accruing loans	$40,000	$62,332
Accruing loans past due 90 days or longer	—	—
Total non-performing loans	$40,000	$62,332

Non-accruing loans:
Interest income not recorded on non- accruing loans	$2,300	$3,646
Interest income included in net income for period on non-accruing loans collections	—	—
Ratios:
Non-performing loans to total loans	0.04%	0.07%
Non-performing loans to total assets	0.02%	0.04%
Allowance for loan losses to non- performing loans	2,525.00%	1,386.13%
Commitments to lend additional funds to non-performing loan customers	—	—
Restructured loans:	None	None

The table below illustrates the estimated breakdown of the allowance for loan losses as allocated to various segments of the loan portfolio.

ALLOWANCE FOR LOAN LOSSES BY CATEGORY

	December 31, 2006		December 31, 2005
		% of Loans in		% of Loans in
		Each Category	Allocated	Each Category
	Allocated Allowance	to Total Loans	Allowance	to Total Loans
	Amount	Receivable	Amount	Receivable
	(In thousands)

Consumer loans	$115	3.4%	$95	4.4%
Home Equity loans	24	11.1%	26	11.8%
Real estate loans	448	62.9%	284	58.8%
Commercial loans	375	22.6%	348	25.0%
Unallocated to loan type	48		111

	$1,010	100.0%	$864	100.0%

Non-interest Income

Non-interest income consisted primarily of fees and charges from depository accounts, increases in cash surrender value of life insurance policies, gains on sale of assets and other income. Non-interest income increased $31,142 or 2.6%, to $1,209,963 for the year ended December 31, 2006 as compared to $1,178,821 during 2005. This increase was primarily attributable to the increase in overdraft fees, continued increases in the number of customer accounts, usage of debit cards by customers and the use of owned ATM machines by non-customers. Also contributing to the increase in non-interest income was a $25,000 gain on the sale of foreclosed personal property and the increase in earnings on owned life insurance policies of $9,951 or 11.3% resulting from the higher interest rate environment during 2006 and additional investment in life insurance policies. These increases were partially offset by the lack of any gain on sales of loans during 2006, compared to a gain on sale of loans of $35,437 during 2005. The sale of loans is not a usual activity for the Company.

Non-interest Expense

Non-interest expense was $4,989,643 during the year ended December 31, 2006 representing an increase of $505,615 or 11.3%, as compared to $4,484,028 during 2005. The expense category comprising the largest changes in 2006 as compared to 2005 were: increase in compensation and related benefits of $223,508 (9.3%); increase in occupancy expenses of $32,645 (7.5%); increase in marketing and advertising expenses of $55,880 (75.0%); the decrease in depreciation and amortization expenses of $32,345 (9.4%); the increase in directors’ fees of $17,330 (18.0%); and, merger related activities expenses of $150,000 in 2006 (none in 2005). The increase in compensation and benefits resulted from normal salary increases and increased benefit costs. Occupancy costs increased because of higher energy costs and normal rent increases. Marketing expenses rose during 2006 as the Company increased its image advertising efforts. Depreciation and amortization expense declined as more assets were fully amortized during 2006 and 2005. Directors’ fees increased reflecting merger efforts. Merger related activities expenses are comprised primarily of legal fees relating to review and negotiations of merger proposals and the final agreement to merge.

Income Taxes

Income tax expense was $794,175 (36.2% of pre-tax income) for the year ended December 31, 2006 as compared to $566,970 (34.3% of pre-tax income) for 2005. The increase in the effective tax rate in 2006 versus 2005 reflects the non-deductibility of $67,000 of merger related expenses and higher state income taxes, as the amount of state tax-exempt interest income became a smaller portion of income before income taxes.

ASSET/LIABILITY MANAGEMENT

A principal objective of CN Bancorp, Inc.’s asset/liability management policy is to minimize exposure to changes in interest rates by an ongoing review of the maturity and re-pricing of interest-earning assets and interest- bearing liabilities. The asset/liability committee and the executive committee of the board of directors of County National Bank oversee this review.

The executive committee establishes policies to control interest rate sensitivity. Interest rate sensitivity is the volatility of a bank’s earnings resulting from movements in the market interest rates. Management monitors rate sensitivity in order to reduce vulnerability to interest rate fluctuations while maintaining adequate capital levels and acceptable levels of liquidity. Monthly financial reports provide management with information to evaluate and manage rate sensitivity and adherence to policy. CN Bancorp, Inc.’s asset/liability policy’s goal is to manage assets and liabilities in a manner that stabilizes net interest income and net economic value within a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to achieve dependable, steady growth in net interest income regardless of the behavior of interest rates in general.

As part of the interest rate risk sensitivity analysis, the asset/liability committee examines the extent to which CN Bancorp, Inc.’s assets and liabilities are interest rate sensitive and monitors the interest rate sensitivity gap. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market rates. The interest rate sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or re-price within such time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of declining interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If re-pricing of assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

CN Bancorp, Inc. currently has a negative gap over the short term, which suggests that the net yield on interest bearing assets and liabilities may decrease during periods of rising interest rates. However, a simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rate, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

The table below presents CN Bancorp, Inc.’s interest rate sensitivity at December 31, 2006. The table is based upon the earlier of the assets and liabilities re-pricing date or their maturity date.

RATE SENSITIVITY ANALYSIS

	December 31, 2006
	0-3	4-6	7-12	>1&<5
	Months	Months	Months	Years	5 YRS +	Total
	(In thousands)

Assets
Loans	$32,623	$5,459	$8,935	$46,749	$6,212	$99,978
Securities, at cost	1,000	711	5,875	15,262	1,476	24,324
Federal funds sold	23,613	—	—	—	—	23,613
Interest bearing deposits	1,891	—	—	—	—	1,891
Bank-owned life insurance	2,698	—	—	—	—	2,698

Total	61,825	6,170	14,810	62,011	7,688	152,504

Liabilities
Savings/Money
Market/NOW	60,128	—	—	—	—	60,128
Certificates of deposit	7,767	7,423	10,457	14,941	—	40,588
Repurchase agreements	291	—	—	—	—	291

Total	68,186	7,423	10,457	14,941	—	101,007

GAP:
Period	$(6,361)	(1,253)	4,353	47,070	7,688	$51,497

Cumulative		$(7,614)	$(3,261)	$43,809	$51,497

LIQUIDITY

Liquidity represents CN Bancorp, Inc.’s ability to efficiently manage cash flows to support the lending activities and the requirements of depositors. Liquidity is essential to fund fluctuations in the balance sheet and provide funds for growth. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.

Liquidity, which generally is maintained in cash and amounts due from banks and federal funds sold, totaled $27,410,288 at December 31, 2006 compared to $15,476,898 at December 31, 2005. Additional sources of asset liquidity include funds held in time deposits, cash flow from operations and the investment and loan portfolios. Liquidity needs may also be met by selling securities available for sale, selling loans, raising additional capital or borrowing funds. Securities classified as available-for-sale, which can provide additional sources of liquidity, totaled $16,278,622 and $23,881,126 as of December 31, 2006 and December 31, 2005, respectively. However, because most of these securities were in an unrealized loss position at December 31, 2006, and because management has the intent and ability to hold these securities until recovery or maturity, management does not consider the sale of these securities to be a source of liquidity at December 31, 2006.

Potential liability liquidity sources include our ability to attract additional deposits at competitive interest rates. In addition, CN Bancorp, Inc. has established a $1.5 million unsecured federal funds borrowing facility and a $15 million secured borrowing facility with a correspondent commercial bank as a reliable source for short-term funds. Borrowings under the secured facility would be collateralized by securities in the investment portfolio. CN Bancorp, Inc. has never borrowed funds under this facility.

Management believes that CN Bancorp, Inc. has sufficient liquidity to meet its needs. Maturing certificates of deposit are usually retained as we offer competitive rates on certificates of deposit. Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on our liquidity, capital or operations, nor are we aware of any current recommendation by regulatory authorities, which if implemented, would have a material effect on liquidity, capital or operations.

CN Bancorp, Inc. is a single bank holding company with no current business operations other than managing its investment in County National Bank, investing in loan participations from County National Bank and holding cash. CN Bancorp, Inc. pays its expenses from cash received from its loan participation portfolio, stock sales and from dividends, if any, from County National Bank. County National Bank may only pay dividends to CN Bancorp, Inc. if it complies with certain regulatory requirements.

CAPITAL ADEQUACY

The Company and the Bank are required to maintain capital ratios in accordance with guidelines adopted by the federal banking regulators. These guidelines are commonly known as Risk Based Capital Guidelines. Under these guidelines, banks are rated as “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” based upon its capital levels. Banks that are classified as undercapitalized,” “significantly undercapitalized” or “critically undercapitalized” are subject to increased regulatory oversight.

Risk-based capital standards require a bank to have Tier 1 capital of at least 4% and total capital (including Tier 1 capital) of at least 8% of risk-weighted assets to be considered “adequately capitalized.” The standards require a bank to have Tier 1 capital of at least 6% and total capital (including Tier 1 capital) of at least 10% of risk-weighted assets to be considered “well capitalized.” Tier 1 capital includes common stockholders’ equity, plus the net unrealized depreciation (or less the unrealized net appreciation) on securities available for sale, net of tax, less intangible assets.

The table below compares the Company’s and the Bank’s risk-based capital ratios and leverage ratio to the minimum regulatory requirements for the indicated periods.

RISK-BASED CAPITAL RATIOS

			Minimum Ratios
	December 31,	December 31,	To be ‘‘Adequately	To be ‘‘Well
	2006	2005	Capitalized”	Capitalized”

Total capital:
Company	20.5%	20.8%	8.0%	N/A
Bank	14.2%	13.6%	8.0%	10.0%
Tier I
Company	19.5%	19.9%	4.0%	N/A
Bank	13.2%	12.7%	4.0%	6.0%
Leverage Total
Company	13.1%	12.9%	4.0%	N/A
Bank	8.5%	8.0%	4.0%	5.0%

At December 31, 2006 and 2005, CN Bancorp, Inc. exceeded the capital requirements necessary to be considered a “well capitalized” financial institution under federal regulations.

EFFECTS OF INFLATION

CN Bancorp, Inc.’s asset and liability structure is primarily monetary in nature. As such, asset and liability values tend to move in concert with inflation. Changes in interest rates may have a more significant impact on financial performance than the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or at the same magnitude as prices of other goods and services, and may frequently reflect government policy initiatives or economic factors not measured by price index. CN Bancorp, Inc. strives to manage its interest sensitive assets and liabilities in order to offset the effects of rate changes and inflation.

OFF-BALANCE SHEET ARRANGEMENTS

Standby letters of credit are conditional commitments issued by County National Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. County National Bank holds collateral supporting those commitments for which collateral is deemed necessary. County National Bank has not been required to perform on any financial guarantees and has not incurred any losses on its commitments. The issuance of letters of credit is not a significant activity of County National Bank. Outstanding letters of credit at December 31, 2006 total $2,002,067 ($1,960,855 at December 31, 2005).

Commitments to extend credit are agreements to lend funds to customers as long as there are no violations of any condition established in the loan contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by County National Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include real estate (commercial and consumer property), accounts receivable, inventory, plant and equipment as well as income producing properties. Commitments to extend credit total $12,226,451 at December 31, 2006 ($14,822,411 at December 31, 2005). We believe that we have adequate resources to fund all loan commitments.

County National Bank has entered into leases for its branches and office space, most of which contain renewal options. The minimum net noncancelable future rental commitments at December 31, 2006 were as follows:

Year Ending December 31,

2007	$255,120
2008	200,064
2009	172,704
2010	172,704
2011	78,704

With the exception of the foregoing, the Company has no off-balance sheet arrangements, as defined, that have or are reasonably likely to have, a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Item 7.	Financial Statements

Letterhead

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
CN Bancorp, Inc.
Glen Burnie, Maryland

We have audited the accompanying consolidated statement of financial condition of CN Bancorp, Inc. and Subsidiary as of December 31, 2006, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of CN Bancorp, Inc. and Subsidiary as of December 31, 2005, were audited by other auditors whose report dated January 20, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CN Bancorp, Inc. and Subsidiary as of December 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Rowles & Company, LLP

Baltimore, Maryland
January 25, 2007

Letterhead

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
CN Bancorp, Inc.
Glen Burnie, Maryland

We have audited the accompanying consolidated statements of financial condition of CN Bancorp, Inc. and Subsidiary, as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CN Bancorp, Inc. and Subsidiary, as of December 31, 2005 and 2004 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  Beard Miller Company LLP

Baltimore, Maryland
January 20, 2006

CN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2006 and 2005

	2006	2005

ASSETS
Cash and due from banks	$3,797,606	$4,214,570
Federal funds sold	23,612,682	11,262,328

Cash and cash equivalents	27,410,288	15,476,898
Interest bearing deposits	1,890,666	2,884,893
Investment securities — available for sale (Note 2)	16,278,622	23,881,126
Investment securities — held to maturity (Note 2)	7,741,713	8,162,452
Other securities (Note 2)	793,800	773,800
Loans receivable, net of allowance for loan losses of $1,010,000 in 2006 and $864,000 in 2005 (Note 3)	98,967,630	88,561,597
Property, equipment and leasehold improvements, net (Note 4)	3,685,217	3,914,253
Cash surrender value of life insurance policies	2,698,392	2,600,679
Other assets	1,326,170	1,340,144

Total Assets	$160,792,498	$147,595,842

LIABILITIES
Non-interest bearing deposits	$37,946,831	$37,666,022
Interest bearing deposits (Note 5)	100,716,346	89,418,414

Total deposits	138,663,177	127,084,436
Securities sold under agreements to repurchase (Note 6)	291,030	548,367
Accounts payable and accrued expenses	1,145,925	866,460

Total Liabilities	140,100,132	128,499,263

Commitments (Note 9)

STOCKHOLDERS’ EQUITY (Notes 7, 8 and 10)
Preferred stock — $.01 par value; authorized 5,000,000 shares.
Issued and outstanding: none at December 31, 2006 and 2005	—	—
Common stock — $10 par value; authorized 5,000,000 shares.
Issued and outstanding: 1,728,011 shares at December 31, 2006 and 1,664,342 at December 31, 2005	17,280,107	16,643,415
Additional paid in capital	1,019,299	950,891
Retained earnings	2,579,577	1,781,794
Accumulated other comprehensive loss:
Unrealized losses on securities available for sale	(186,617)	(279,521)

Total Stockholders’ Equity	20,692,366	19,096,579

Total Liabilities and Stockholders’ Equity	$160,792,498	$147,595,842

The Notes to Consolidated Financial Statements are an integral part of these statements.

CN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2006 and 2005

	2006	2005

Interest income:
Interest and fees on loans	$7,054,228	$5,430,011
Federal funds sold	756,931	405,290
Interest bearing deposits	93,923	94,019
Securities	1,076,266	1,161,596

Total interest income	8,981,348	7,090,916

Interest expense:
Other deposits	2,835,495	1,938,201
Repurchase agreements	7,814	11,921

Total interest expense	2,843,309	1,950,122

Net interest income	6,138,039	5,140,794
Provision for loan losses (Note 3)	162,916	184,310

Net interest income after provision for loan losses	5,975,123	4,956,484

Non-interest income:
Fees and service charges from depository accounts	950,486	938,330
Increase in cash surrender value of life insurance policies	97,713	87,762
Other income	136,764	117,292
Gain on sale of foreclosed personal property	25,000	—
Gain on sale of loans	—	35,437

Total non-interest income	1,209,963	1,178,821

Non-interest expenses:
Compensation and related expenses	2,616,163	2,392,655
Occupancy expense	466,298	433,653
Depreciation and amortization	311,326	343,671
Consulting expense	95,860	89,213
Data processes expense	197,095	192,529
Director fees	113,430	96,100
Advertising and marketing expense	130,384	74,504
Equipment maintenance costs	130,393	120,119
Electronic funds transfer fees	87,500	92,126
Stationery and office supplies	80,830	86,246
Merger related activities costs	150,000	—
Other operating expenses	610,364	563,212

Total non-interest expenses	4,989,643	4,484,028

Income before income taxes	2,195,443	1,651,277
Income tax expense (Note 11)	794,175	566,970

NET INCOME	$1,401,268	$1,084,307

Basic earnings per share	$.82	$.76

Diluted earnings per share	$.81	$.71

Dividends declared per share	$.35	$.25

The Notes to Consolidated Financial Statements are an integral part of these statements.

CN BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2006 and 2005

	2006	2005

Net income	$1,401,268	$1,084,307
Change in unrealized gains and (losses) on securities available for sale	151,334	(233,897)
Tax effect	(58,430)	100,515

Other comprehensive loss	92,904	(133,382)

Total comprehensive income	$1,494,172	$950,925

The Notes to Consolidated Financial Statements are an integral part of these statements.

CN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2006 and 2005

				Accumulated
		Additional		Other
	Common	Paid in	Retained	Comprehensive
	Stock	Capital	Earnings	Income (Loss)	Total

Balance December 31, 2004	$13,845,652	$917,340	$1,078,002	$(146,139)	$15,694,855
Net income in 2005			1,084,307		1,084,307
Net change in unrealized gains and (losses) on securities available for sale				(133,382)	(133,382)
Sale of common stock under the Dividend Reinvestment and Stock Purchase Plan	71,763	33,551			105,314
Proceeds from warrant exercises	2,726,000				2,726,000
Dividends ($.25 per share)			(380,515)		(380,515)

Balance December 31, 2005	16,643,415	950,891	1,781,794	(279,521)	19,096,579
Net income in 2006			1,401,268		1,401,268
Net change in unrealized gains and (losses) on securities available for sale				92,904	92,904
Sale of common stock under the Dividend Reinvestment and Stock Purchase Plan	128,382	68,408			196,790
Proceeds from warrant exercises	508,310				508,310
Dividends ($.35 per share)			(603,485)		(603,485)

Balance December 31, 2006	$17,280,107	$1,019,299	$2,579,577	$(186,617)	$20,692,366

The Notes to Consolidated Financial Statements are an integral part of these statements.

CN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2006 and 2005

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,401,268	$1,084,307
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	311,326	343,671
Gain on sale of foreclosed personal property	(25,000)	—
Gain on sale of loans	—	(35,437)
Deferred income taxes	(141,240)	(107,533)
Provision for loan losses	162,916	184,310
Increase in cash surrender value of life insurance policies	(97,713)	(87,762)
Increase in other assets	(43,216)	(204,803)
Increase in other liabilities	203,978	302,977
Amortization of premiums and discounts	(55,352)	8,515

Net cash provided by operating activities	1,716,967	1,488,245

CASH FLOWS FROM INVESTING ACTIVITIES
Net increase in loans	(10,568,949)	(11,651,132)
Decrease (increase) in interest bearing deposits	994,227	1,502,390
Investment in securities — available for sale	(4,740,093)	(3,966,092)
Investment in securities — held to maturity	(1,311,940)	—
Investment in other securities	(20,000)	(35,900)
Principal payments and redemption of securities	14,281,962	8,253,334
Proceeds from sales of foreclosed personal property	165,000	—
Proceeds from sale of loans	—	1,800,000
Investment in life insurance policies	—	(1,175,000)
Purchase of property, equipment and leasehold improvements	(82,290)	(78,737)

Net cash used by investing activities	(1,282,083)	(5,351,137)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits including interest credited	11,578,741	6,883,298
Net increase (decrease) in securities sold under agreements to repurchase	(257,337)	25,827
Proceeds from warrant exercises	508,310	2,726,000
Sales of common stock under Dividend Reinvestment Plan	196,790	105,314
Dividends paid	(527,998)	(269,464)

Net cash provided by financing activities	11,498,506	9,470,975

NET INCREASE (DECREASE) IN CASH	11,933,390	5,608,083
Cash at beginning of period	15,476,898	9,868,815

Cash at end of period	$27,410,288	$15,476,898

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$2,813,482	$1,943,101

Income taxes paid	$911,586	$495,154

The Notes to Consolidated Financial Statements are an integral part of these statements.

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company and its Significant Accounting Policies

CN Bancorp, Inc. (the Company) was incorporated in January, 1996 under the laws of the State of Maryland to serve as a bank holding company and formed County National Bank (the Bank) as a wholly owned subsidiary. The Company is registered as a bank holding company and the Bank is chartered as a national bank. The Bank opened on December 19, 1996. The Company (as a bank holding company) and the Bank (as a nationally chartered bank) are subject to government supervision, regulations and control.

The Bank’s primary business activity is the solicitation and acceptance of deposits from within its market area and the use of such funds in loans and investments. The Bank is subject to competition from other financial institutions and financial service companies.

Merger Agreement

On December 13, 2006, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Sandy Spring Bancorp, Inc. (Sandy Spring), whereby Sandy Spring will acquire the Company by way of a merger of the Company with and into Sandy Spring. The Merger Agreement also provides for the merger of County National Bank with and into Sandy Spring Bank, a Maryland bank and trust company, a wholly owned subsidiary of Sandy Spring. Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding share of the Company’s common stock will be converted into the right to receive either (i) $25.00 in cash (Cash Election Price), or (ii) 0.6657 of a share of Sandy Spring’s common stock. Each stockholder of the Company will be entitled to elect the number of its shares of Company common stock to be exchanged for the Cash Election Price, subject to a pro-ration which will provide that Sandy Spring will pay cash for a minimum of 40% and a maximum of 50% of the outstanding shares of Company common stock and issue shares of Sandy Spring common stock in exchange for a minimum of 50% and a maximum of 60% of the outstanding shares of Company common stock. The merger is intended to be a tax-free reorganization as to the portion of the merger consideration received as Sandy Spring common stock. Outstanding options to purchase Company common stock granted under the Company’s equity plans will be automatically converted into fully vested options to purchase Sandy Spring common stock, provided that Sandy Spring may offer to cash out options for a per share payment equal to the difference between the Cash Election Price and the per share exercise price of such option.

The Merger Agreement contains customary representations, warranties and covenants. The completion of the merger is subject to customary conditions which include the adoption and approval of the merger and the Merger Agreement by the stockholders of the Company and the receipt of all required regulatory approvals. The Merger Agreement also provides for termination rights and penalties for termination of the Merger Agreement under stated circumstances. Under the Merger Agreement, the Company will be permitted to continue to pay regular quarterly dividends not in excess of $0.07 per quarter and was required to suspend the issuance of shares under its Dividend Reinvestment and Stock Purchase Plan. As such, with respect to all dividends, if any, declared after the date of the Merger Agreement, all shareholders will receive payment in cash.

The Company has agreed to discontinue awarding options and any other rights to acquire common shares of the Company under the Company’s Dividend Reinvestment and Stock Purchase Plan, the Stock Option Plan, the Employee Stock Purchase Plan and the Director Stock Purchase Plan from the agreement date to the completion of the merger.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, County National Bank. All inter-company accounts and transactions have been eliminated in consolidation.

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. See below for a discussion of the determination of that estimate.

Investment Securities

Available-for-sale securities consist of bonds and notes not classified as trading securities or as held-to-maturity securities. These securities are reported at their fair value with the unrealized holding gains and losses, net of tax, reported as a net amount in a separate component of stockholders’ equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. A charge to operations would occur if the fair value of the securities declines below cost and the Company’s intention or ability to hold the securities to maturity changes.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. In estimating other-then-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in the fair value. The related write-downs would be included in earnings as realized losses.

Other Securities

As a member of the Federal Reserve Bank of Richmond (Federal Reserve) and the Federal Home Loan Bank of Atlanta (FHLB), the Company is required to acquire and hold stock in these entities. Ownership of stock in these entities is restricted to members and can only be sold to and acquired from the respective entities at par. The Company also owns stock in Atlantic Central Bankers Bank (ACBB) and Maryland Financial Bank (MFB), banks that generally offers product and services only to other banks. Ownership of the ACBB shares is restricted to banks, and there is no active market for the ACBB or the MFB shares. As there is no readily determinable fair value for these securities, they are carried at cost.

Loans and Allowance for Loan Losses

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses and any unamortized deferred fees, costs, premiums and discounts. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on loans is discontinued when, in management’s opinion, the full collection of principal or interest is in doubt, or a scheduled loan payment has become over ninety days past due, unless the obligation is well secured and in the process of collection. Interest received on non-accrual loans generally is

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal.

The Company determines and recognizes impairment of loans in accordance with the provisions of Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan as amended by Statement 118, Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures. A loan is determined to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during the period of delay in payment if the Company expects to collect all amounts due, including past-due interest. An impaired loan is measured at the present value of its expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Statement No. 114 is generally applicable to all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment unless such loans are subject to a restructuring agreement. Interest payments received are recognized as interest income or, if ultimate collectibility of principal is in doubt, are applied to principal.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic determination and evaluation of the adequacy of the allowance assesses various factors including; inherent losses in all significant loans; known deterioration in concentrations of credit, certain classes of loans or collateral; historical loss experiences; results of independent reviews of loan quality and the allowance for loan losses; trends in portfolio quality, maturity and composition; volumes and trends in delinquencies and non-accrual loans, risk management policies and practices; lending policies and procedures; economic conditions and downturns in specific local industries; loss history; and the experience and quality of lending management and staff. Estimated losses in the portfolio are determined by applying loss ratios to loan categories, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately, to determine loss estimates.

The determination of the allowance for loan losses involves the use of various subjective estimates by management and may result in over or under estimations of the amount of inherent losses in the loan portfolio. To review the adequacy of the allowance, on a least a quarterly basis, management analyzes the loan portfolio through risk ratings. Each loan, other than impaired loans and loans considered substandard or doubtful, which are evaluated separately, is assigned a risk rating and estimated “low” and “high” loss percentages are applied to the loans in each rating. Management determines the loss percentages based upon its best estimates considering losses incurred. The allowance for loan losses is compared to this “low” and “high” range to ascertain that it is situated within the range.

The allowance is also compared on at least a quarterly basis to peer group levels. Management believes that the recorded allowance for loan losses is appropriate.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized to operations over the shorter of the lease term (including renewal options and purchase rights) or the life of the improvement.

Bank Owned Life Insurance

The Bank invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchase of life insurance by the Bank on a select group of officers. The Bank is the owner and beneficiary of the policies. This life insurance is carried at the cash surrender value of the

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

underlying policies. Income from the increase in the cash surrender value of the policies is included in other income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Securities Sold under Agreements to Repurchase

Securities sold under agreements to repurchase are accounted for as borrowings and recorded as a liability at the amount of the repurchase obligation. These transactions mature the next business day. The Company’s repurchase obligations are secured by Company owned securities with market values exceeding the obligations. These securities are segregated from other, non-pledged securities.

Deferred Income Taxes

Deferred income taxes are recognized for temporary differences between the financial reporting basis and the income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Concentration of Credit Risk

The Company grants loans to customers primarily in its market area in Maryland. The concentration of credit by type of loan is set forth in Note 3 below. The debtors’ ability to honor their contracts, including borrowing agreements, may be influenced by the economic conditions in the Company’s lending area.

The Company sells federal funds, which are not insured by the Federal Deposit Insurance Corporation, to up to three banking entities.

Comprehensive Income or Loss

Unrealized gains and losses on available for sale securities, net of tax, are reported as a separate component of the equity section in the consolidated statement of financial condition. Changes in the net unrealized gains and losses are components of comprehensive income or loss and are not included in reported net income or loss.

Advertising Costs

The Company expenses advertising costs as incurred.

Earnings Per Share

Basic EPS is computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in the earnings of the Company. The determination

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the amount of common stock equivalents arising from warrants and options issued by the Company requires the use of the average market price of the common shares during the year. The Company’s common shares are traded on the over-the-counter bulletin board (OTCBB) market. The volume of trading activity is light; therefore, management used the average price of all reported buy and sell transactions during the year ended December 31, 2006 and 2005 of $18.07 and $14.52 per share, respectively, to determine dilutive shares during 2006 and 2005.

The weighted average number of common shares and dilutive securities (comprised of warrants and options) and resultant per share computations are as follows:

	2006	2005

Weighted average shares outstanding	1,715,073	1,435,278
Common stock equivalents	23,626	86,264

Average common shares and equivalents	1,738,699	1,521,542

Net income	$1,401,268	$1,084,307
Basic earnings per share	$.82	$.76
Diluted earnings per share	$.81	$.71

Stock Options

The Company has adopted Statement No. 123(R), Share-Based Payment, as of January 1, 2006 which requires that compensation cost related to share-based payment transactions be recognized in the financial statements (with limited exceptions). The amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost is recognized over the period that an employee provides service in exchange for the award. This statement requires the recording of compensation costs for options or shares sold under the Company’s compensatory stock purchase and option plans, if any. The Company is not required to award options under any of these plans. There were no options granted under any of these plans during 2006.

Prior to January 1, 2006, the Company had adopted the disclosure-only provisions of SFAS No. 123 Accounting for Stock-Based Compensation and SFAS No. 148 Accounting for Stock-Based Compensation — Transition and Disclosure, but applies Accounting Principal Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its plans. No compensation expense related to the Plans was recorded in 2005. If the Company had elected to recognize compensation cost based on fair value at the grant dates for the option awards under the compensatory plans consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts as set forth below in 2005:

2005

Net income, as reported	$1,084,307
Less pro forma stock- based compensation expense determined under fair value method, net of related taxes for SOP options:	164,281

Pro forma net income	$920,026

Net income per share:
Basic — as reported	$.76
Basic — pro forma	.64
Diluted — as reported	.71
Diluted — pro forma	.60

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted average fair value of the stock options granted in December 2005 of $3.22 per option was estimated using the Black-Scholes option-pricing model with the following assumptions: Dividend yield- 1.40%; risk free interest rate- 4.42% to 4.51%; expected volatility- 12% and average life- 4 to 10 years.

Reclassification

Certain prior year’s amounts have been reclassified to conform to the current year’s method of presentation.

Note 2.  Investment Securities

Investment securities are summarized as follows:

AVAILABLE-FOR- SALE SECURITIES

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2006:
Mortgage-backed securities	$3,105,245	$4,245	$114,627	$2,994,863
U.S. Government agency notes	13,477,363	1,215	194,819	13,283,759

	$16,582,608	$5,460	$309,446	$16,278,622

December 31, 2005:
Mortgage-backed securities	$3,670,094	$—	$112,180	$3,557,914
U.S. Government agency notes	20,666,352	—	343,140	20,323,212

	$24,336,446	$—	$455,320	$23,881,126

HELD-TO-MATURITY SECURITIES

December 31, 2006:
Mortgage-backed securities	$3,429,547	$—	$120,812	$3,308,735
Municipal bonds	1,312,084	9,911	1,287	1,320,708
U.S. Government agency notes	3,000,082	—	54,444	2,945,638

	$7,741,713	$9,911	$176,543	$7,575,081

December 31, 2005:
Mortgage-backed securities	$4,159,164	$—	$122,050	$4,037,114
U.S. Government agency notes	4,003,288	—	76,360	3,926,928

	$8,162,452	$—	$198,410	$7,964,042

There were no sales of securities during 2006 or 2005.

Securities with a carrying amount of $292,004 (cost of $292,693 and fair value of $292,004) are pledged to customers under repurchase agreements at December 31, 2006. Securities with a carrying amount of $250,182 (cost of $250,182 and fair value of $247,600) are pledged to a local municipality as partial security for performance letters of credit issued for the benefit of the municipality.

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The stated maturity of securities available-for-sale and held-to-maturity are as follows at December 31, 2006:

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Matures within 1 year	$6,360,701	$6,314,562	$1,000,727	$990,400
Matures after 1 through 5 years	9,991,526	9,729,434	5,428,902	5,263,973
Matures beyond 5 years	230,381	234,626	1,312,084	1,320,708

	$16,582,608	$16,278,622	$7,741,713	$7,575,081

Below are schedules of securities with unrealized losses at December 31, 2006 and 2005. Unrealized losses (and unrealized gains) are the result of interest rate levels differing from those existing at the time of securities’ acquisition and, as to mortgage backed securities, actual and estimated prepayment speeds. These unrealized losses are considered temporary as they reflect fair values on December 31, 2006 and are subject to change daily as interest rates fluctuate. The Company has the intent and the ability to hold the securities to the maturity of the securities or the time required for the value of the securities to equal or exceed their cost.

	Continuous Unrealized Losses			Continuous Unrealized Losses
	for Less than 12 Months			for 12 Months or More
			Unrealized			Unrealized
December 31, 2006	Fair Value	#	Losses	Fair Value	#	Losses

Mortgage-backed securities:
Available for Sale	$—	—	$—	$2,760,237	5	$114,627
Held to Maturity	—	—	—	3,308,735	6	120,812

	—	—	—	6,068,972	11	235,439

U.S. Government agency notes:
Available for Sale	3,469,080	4	6,271	9,515,382	8	188,548
Held to Maturity	—	—	—	2,945,638	3	54,444

	3,469,080	4	6,271	12,461,020	11	242,992

Municipal bonds- Held to Maturity	201,518	1	1,287	—	—	—

Total	$3,670,598	5	$7,558	$18,529,992	22	$478,431

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Continuous Unrealized Losses			Continuous Unrealized Losses
	for Less than 12 Months			for 12 Months or More
			Unrealized			Unrealized
December 31, 2005	Fair Value	#	Losses	Fair Value	#	Losses

Mortgage-backed securities:
Available for Sale	$361,444	1	$1,614	$3,196,470	5	$110,566
Held to Maturity	—	—	—	4,037,114	6	122,050

	361,444	1	1,614	7,233,584	11	232,616

U.S. Government agency notes:
Available for Sale	—	—	—	20,323,212	17	343,140
Held to Maturity	—	—	—	3,926,928	3	76,360

	—	—	—	24,250,140	20	419,500

Total	$361,444	1	$1,614	$31,483,724	31	$652,116

Other Securities

As a requirement for membership in the Federal Reserve and the FHLB, the Company is required to acquire and hold stock in these entities. The amount of stock that the Company is required to own is determined by separate formulas used by each entity. The Company also voluntarily acquired stock in ACBB and MFB. The Company records the Federal Reserve, FHLB, ACBB and MFB shares at cost. Investment in the shares of these entities is as follows:

	December 31,
	2006	2005

Federal Reserve Bank of Richmond stock	$282,000	$282,000
Federal Home Loan Bank of Atlanta stock	286,800	266,800
Atlantic Central Bankers Bank stock	75,000	75,000
Maryland Financial Bank stock	150,000	150,000

	$793,800	$773,800

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.  Loans and Allowance for Loan Losses

The Bank grants commercial and consumer loans to customers primarily in its market area of Anne Arundel County in Maryland. The principal categories of the loan portfolio are as follows:

	December 31,
	2006	2005

Commercial loans	$22,556,404	$22,366,771
Consumer loans	3,447,624	3,948,754
Real Estate loans:
Commercial real estate	34,480,344	29,420,805
Residential real estate	31,187,719	29,306,514
Construction	8,325,314	4,329,827

Total real estate loans	73,993,377	63,057,146

Total	99,997,405	89,372,671
Deferred (fees) and costs, net	(19,775)	52,926
Allowance for loan losses	(1,010,000)	(864,000)

	$98,967,630	$88,561,597

The allowance for loan losses activity for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005

Balance at beginning of period	$864,000	$800,000
Provision for loan losses	162,916	184,310
Less: Commercial loans charged off	6,665	—
Mortgage loans charged off	—	50,027
Consumer loans charged off	28,545	90,701

	35,210	140,728

Recoveries: Commercial loans	6,665	10,938
Consumer loans	11,629	9,480

	18,294	20,418

Balance at end of period	$1,010,000	$864,000

At December 31, 2006, CN Bancorp has one loan on non-accrual status which is in process of collection with a carrying amount of $40,000. The loan is secured by real estate with an estimated value in excess of that needed to satisfy the loan amount. The amount of the specific allowance for loan losses for this loan is $5,000 at December 31, 2006. Unrecognized interest on the loan at December 31, 2006 is approximately $2,300. CN Bancorp is not committed to lend funds to debtors whose loans are on non-accrual status or are considered impaired.

At December 31, 2005, CN Bancorp had two loans on non-accrual status which were in process of collection with carrying amounts totaling $62,332: (1) an impaired secured commercial loan in the amount of $49,667; and (2) an unsecured commercial loan in the amount of $12,665. The amount of the specific allowance for loan losses for these loans was $15,795 at December 31, 2005. Unrecognized interest on the loans at December 31, 2005 was approximately $3,600. CN Bancorp was not committed to lend funds to debtors whose loans where on non-accrual status or considered impaired.

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006 and 2005, the balance of commercial and real estate loans serviced by the Company for others under loan participation agreements was $3,458,700 and $3,608,047, respectively. The related mortgage servicing rights are not material and are included in other assets.

Certain officers and directors (and companies in which they have a 10% or more beneficial ownership) have loans with the Bank. The activity of these loans during 2006 and 2005 is as follows:

	2006	2005

Total loans at beginning of year	$6,642,101	$4,235,607
New loans and funding during the year	1,546,712	2,889,347
Existing loans to new officers and directors	—	1,237,963
Repayments during the year	(1,277,297)	(1,720,816)

Total loans at end of year	$6,911,516	$6,642,101

Note 4.  Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are as follows at December 31:

	Useful
	Lives	2006	2005

Land	Not applicable	$387,768	$387,768
Building	40 years	466,945	521,877
Leasehold improvements	15 to 40 years	2,617,208	2,617,208
Furniture and equipment	3 to 15 years	1,489,454	1,803,474
Construction in process	Not applicable	115,067	113,708

		5,076,442	5,444,035
Accumulated depreciation and amortization		1,391,225	1,529,782

Net		$3,685,217	$3,914,253

Construction in process is comprised of costs of preparing building site for new branch facilities.

Note 5.  Deposits

Deposit balances are summarized below as of December 31:

	2006	2005

Non-interest bearing accounts	$37,946,831	$37,666,022
NOW accounts	6,690,636	6,688,476
Money market accounts	7,598,156	8,712,590
Savings accounts	45,839,426	40,500,733
Time deposit accounts:
Less than $100,000	25,328,537	22,007,453
$100,000 or more	15,259,591	11,509,162

	$138,663,177	$127,084,436

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The time deposit accounts mature and/or re-price as follows: within one year — $25,634,338; one to two years — $8,643,478; two to three years — $3,256,693; three to four years — $2,963,850; four to five years — $89,769.

Note 6.  Other Borrowed Funds

The Bank enters into sales of securities under agreements to repurchase the same securities, which mature the next business day. Securities pledged as collateral for securities sold under agreements to repurchase include various debt securities having an aggregate carrying amount of $292,004 and $555,311 at December 31, 2006 and 2005, respectively. The cost of and fair value of the securities were $292,693 and $292,004 at December 31, 2006 and $555,311 and $548,963 at December 31, 2005, respectively.

Information concerning securities sold under agreements to repurchase at and during the year ended December 31, 2006 and 2005 is summarized as follows:

	2006	2005

Total outstanding at year-end	$291,030	$548,367
Average balance during the year	$624,842	$1,498,356
Average interest rate during the year	1.28%	.80%
Maximum balance during the year	$3,540,047	$3,345,763

The Bank has established a $1.5 million unsecured federal funds borrowing facility and a $15 million secured borrowing facility with a correspondent commercial bank. Borrowings under the secured facility would be collateralized by securities in the investment portfolio. The Bank has not borrowed funds under these facilities.

Note 7.  Capital Stock

The Company sold warrants to purchase common stock to the Company’s organizers. Under the warrants, 343,431 shares of common stock could have been issued at the price of $10.00 per share. The warrants were exercisable on or after March 20, 1998 and they expired on March 20, 2006. Warrants representing 50,831 shares were exercised in 2006, 272,600 shares in 2005 and 20,000 shares in 2004. None of these warrants were outstanding at December 31, 2006.

In April 2004, the Board of Directors approved the Company’s Dividend Reinvestment and Stock Purchase Plan (DRIP) which authorizes up to 200,000 shares of common stock for use under the DRIP. Under the DRIP, the shareholder may receive dividends paid on the common stock of the Company that they own in additional shares of common stock of the Company. Shareholders are also allowed to purchase additional shares of common stock on the dividend payment dates up to a maximum value of $5,000. The shares are sold under this plan at the fair market value of the stock on the dividend declaration date. During 2006, 12,838 shares of common stock were issued under the DRIP. During 2005, 7,176 shares of common stock were issued under the DRIP. There are remaining 174,651 shares of stock available for use under the DRIP at December 31, 2006.

The Company is authorized to issue 5,000,000 shares of $.01 par value preferred stock. No preferred stock has been offered or issued.

Note 8.  Stock Options

In May 2004, the shareholders approved the Company’s Employee Stock Purchase Plan (ESPP) authorizing up to 50,000 shares of common stock for use under the ESPP. Under the ESPP, the Company may award options to employees to purchase common stock at the purchase price for the shares at the lower of 85% of fair market value of the common stock on the date of the option grant or on the exercise date of the

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

option. During 2004, 2,685 shares were purchased by employees under the ESPP. There are no outstanding options to purchase common shares at December 31, 2006 or 2005 under the ESPP. No shares were granted or sold under the plan during 2006 and 2005.

In April 2004, the Board of Directors approved the Company’s Director Stock Purchase Plan (DSPP) authorizing up to 50,000 shares of common stock for use under the DSPP. Under the DSPP, the Company may award options to directors to purchase common stock at fair market value as of the date of the option grant. No shares were purchased during 2006, 2005 or 2004 under the DSPP and there are no outstanding options to purchase common shares at December 31, 2006.

In May 2004, the shareholders approved the Company’s Stock Option Plan (SOP) authorizing up to 200,000 shares of common stock for use under SOP. Under the SOP, the Company may award options to designated officers and employees to purchase common stock at the minimum purchase price of fair market value of the common stock on the date of the option grant. The options have a maximum term of ten years.

The Board of Directors determines the vesting, term and purchase price for each option granted within the parameters of the SOP.

At December 31, 2006 outstanding options, all of which are fully vested, under the SOP were: options to purchase 51,000 shares of its common stock at $14.50 per share, which options expire in December 2015; options to purchase 46,500 shares of common stock at $14.20 per share, which options expire in December 2014. No options were exercised in 2006 or 2005.

The intrinsic value of the outstanding options to purchase common stock at December 31, 2006 is shown below. All of the outstanding options are fully vested.

Number of			Intrinsic
Shares	Expiration Date	Exercise Price	Value

46,500	December 2014	$14.20	$492,900
51,000	December 2015	$14.50	525,300

97,500			$1,018,200

Note 9.  Commitments

Commitments to extend credit are agreements to lend funds to customers as long as there are no violations of any condition established in the loan contracts. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment as well as income producing properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary. The Bank has not been required to perform on any financial guarantees and has not recorded or incurred any losses on its commitments.

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Bank’s commitments at December 31, 2006 and 2005 follows:

	2006	2005

Commitments to extend credit	$12,226,451	$14,822,411

Standby letters of credit	$2,002,067	$1,960,855

The Bank has entered into leases for its branches and office space which contain renewal options as well as options or rights to purchase the leased property at fair value (comprised substantially of the ground under the facilities). The minimum net non-cancelable future rental commitments at December 31, 2006 are as follows:

Year Ending December 31,

2007	$255,120
2008	200,064
2009	172,704
2010	172,704
2011	78,704

The related net rent expense was $244,589 and $228,226 in 2006 and 2005, respectively.

Note 10.  Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Company and the Bank must maintain minimum capital and other requirements of regulatory authorities when declaring and paying dividends. The Company and the Bank have complied with such capital requirements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulation) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2006, that the Company and the Bank meet capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must meet minimum total risk-based, Tier I risk-based and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the Company’s and the Bank’s category.

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Actual capital amounts and ratios are presented in the table below:

			To be		To be
			“Adequately		“Well
	Actual		Capitalized”		Capitalized”
December 31, 2006	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital(a):
Company	$21,393,211	20.5%	$8,343,242	≥8.0%	N/A
Bank	13,864,080	14.2%	7,803,540	≥ 8.0%	$9,754,425	≥10.0%
Tier I Capital(a):
Company	20,383,211	19.5%	4,171,621	≥ 4.0%	N/A
Bank	12,854,080	13.2%	3,901,770	≥ 4.0%	5,852,655	≥6.0%
Tier I Capital(b):
Company	20,383,211	13.1%	6,248,826	≥ 4.0%	N/A
Bank	12,854,080	8.5%	6,028,172	≥ 4.0%	7,535,215	≥ 5.0%
December 31, 2005
Total Capital(a):
Company	$19,827,137	20.8%	$7,619,946	≥ 8.0%	N/A
Bank	12,390,126	13.6%	7,282,221	≥ 8.0%	$9,102,776	≥ 10.0%
Tier I Capital(a):
Company	18,963,137	19.9%	3,809,973	≥4.0%	N/A
Bank	11,526,126	12.7%	3,641,111	≥4.0%	5,461,666	≥ 6.0%
Tier I Capital(b):
Company	18,963,137	12.9%	5,898,699	≥4.0%	N/A
Bank	11,526,126	8.0%	5,740,928	≥4.0%	7,176,160	≥ 5.0%

(a)	to risk weighted assets

(b)	to average assets

Note 11.  Income Taxes

Income tax expense consists of the following for the years ended December 31, 2006 and 2005:

	2006	2005

Current:
Federal	$808,713	$600,955
State	126,702	73,548

	935,415	674,503

Deferred:
Federal	(118,416)	(93,608)
State	(22,824)	(13,925)

	(141,240)	(107,533)

	$794,175	$566,970

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reasons for the differences between the statutory federal income tax rates are summarized as follows:

	2006		2005
	Amount	Rate	Amount	Rate

Tax at statutory rates	$746,451	34.0%	$561,434	34.0%
State income taxes net of federal tax benefit	68,560	3.1%	39,354	2.4%
Increase in cash surrender value of life insurance	(33,222)	(1.5)%	(29,839)	(1.8)%
Non-deductible merger costs	22,780	1.0%	—	—
Municipal bond interest	(11,904)	(0.5)%	—	—
Other	1,510	0.1%	(3,979)	(.3)%

	$794,175	36.2%	$566,970	34.3%

The deferred income tax account is comprised of the following at December 31, 2006 and 2005:

	2006	2005

Deferred tax assets:
Allowance for loan losses	$360,997	$303,240
Deferred compensation plan	165,308	107,858
Unrealized losses on securities, net	117,369	175,799

	643,674	586,897

Deferred tax liabilities:
Accumulated depreciation	126,846	173,608
Other	21,055	326

	147,901	173,934

Net deferred tax assets	$495,773	$412,963

Federal and state income taxes payable of $227,191 ($190,341 Federal and $36,850 state) in 2006 and $177,278 ($166,536 Federal and $10,742 state) in 2005 are included in other liabilities.

Note 12.  Related Party Transactions

The Bank leases two properties from entities controlled by a director and stockholder of the Company. One property is used for the Bank’s operations offices and a branch facility. The lease expires in May 2011 but is renewable at the option of the Bank for an additional five-year period. The monthly payment under this lease at December 31, 2006 is $12,706. Lease payments made for these facilities totaled $150,062 in 2006 and $145,163 in 2005. The other leased property is used as a branch facility that opened in January 2004. The lease expires in May 2008 but is renewable at the option of the Bank for seven additional five-year periods. The monthly payment under this lease at December 31, 2006 is $5,472. Lease payments of $64,774 and $62,513 were made under this lease during 2006 and 2005, respectively.

During 2003, the Bank sold loan participations to family members of a director of the Bank and the Company on a non-recourse basis. Under these transactions, the family members acquired undivided percentage interests in specific loans held by the Bank. The participations were sold under the same terms and conditions as loan participations sold to non-related entities. The total loan participation amount outstanding at December 31, 2006 and December 31, 2005 was $601,950 and $673,026, respectively.

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.  Retirement Plans

The Company has entered into Supplemental Executive Retirement Plan and Consulting Agreements (SERPs) with several officers under which the Company has agreed to provide retirement benefits to the officers. The balance of each officer’s unfunded SERP liability account will determine the amount of the benefit to each officer at retirement as this balance will be paid to the officer over ten years after retirement. Until retirement, the SERP liability accounts are increased by the after Federal income tax effect of the increases in the cash surrender value of life insurance policies acquired by the Company. During 2005, new SERP agreements were established with additional officers and the existing SERPs were enhanced. The Company invested $1,175,000 in new life insurance policies in 2005 to fund the new/enhanced benefits. During 2006 and 2005, $140,122 and $126,350, respectively were added to the SERP liability balances and charged to compensation expense. The balance of all SERP liability accounts was $401,707 at December 31, 2006 and $261,585 at December 31, 2005.

The Bank has a 401(k) profit sharing plan for those employees who meet the eligibility requirements set forth in the plan. The plan does not require the Bank to match the participants’ contributions; however, the Bank expensed $44,616 and $45,324 for matching the contributions in 2006 and 2005, respectively.

Note 14.  Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005 are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and due from banks	$3,797,606	$3,797,606	$4,214,570	$4,214,570
Federal funds sold	23,612,682	23,612,682	11,262,328	11,262,328
Interest bearing deposits	1,890,666	1,890,666	2,884,893	2,884,893
Investment securities (total)	24,814,135	24,647,503	32,817,378	32,618,968
Loans, net	98,967,630	98,304,952	88,561,597	88,691,945
Accrued interest receivable	585,383	585,383	595,131	595,131
Mortgage servicing rights	14,031	14,031	26,321	26,321
Financial liabilities:
Non-interest bearing deposits	$37,946,831	$37,946,831	$37,666,022	$37,666,022
Interest bearing deposits	100,716,346	100,926,241	89,418,414	89,519,351
Securities sold under agreements to repurchase	291,030	291,030	548,367	548,367
Accrued interest payable	83,398	83,398	53,571	53,571
Off-balance sheet commitments	—	—	—	—

The fair value of cash and due from banks, federal funds sold, interest bearing deposits, accrued interest receivable and mortgage serving rights are equal to the carrying amounts. The fair values of Government agency securities and mortgage-backed securities are determined using market quotations. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rate loans is estimated to equal the carrying amount. The valuation of loans is adjusted for possible credit losses.

The fair value of non-interest bearing deposits, interest-bearing checking, savings, and money market deposit accounts, securities sold under agreements to repurchase, and accrued interest payable are equal to the carrying amounts. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

Note 15.  Parent Company Financial Information

Information as to the financial position of CN Bancorp, Inc. as of December 31, 2006 and 2005 and results of operations and cash flows for the years then ended follows:

Statements of Financial Condition

	2006	2005

Assets
Cash in bank and on hand	$1,656,547	$3,406,752
Loans receivable	6,023,170	4,059,558
Investment in subsidiary	13,163,236	11,659,569
Investment in stock of Maryland Financial Bank	150,000	150,000
Other assets	26,310	13,280

	$21,019,263	$19,289,159

Liabilities and Stockholders’ Equity
Dividends payable	$241,922	$166,434
Other payables	84,975	26,146

	326,897	192,580

Stockholders’ equity	20,692,366	19,096,579

	$21,019,263	$19,289,159

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Operations

	2006	2005

Dividends from bank subsidiary	$—	$—
Interest income	407,396	273,525
Less expenses:
Management fees	140,000	120,000
Merger related activities costs	150,000	—
Other administrative expenses	90,710	93,425

	380,710	213,425

Income before equity in undistributed net income of bank subsidiary and income tax expense	26,686	60,100
Income tax expense	36,181	23,211

Income (loss) before equity in undistributed net income of bank subsidiary	(9,495)	36,889
Equity in undistributed net income of bank subsidiary	1,410,763	1,047,418

Net income	$1,401,268	$1,084,307

Statements of Cash Flows

	2006	2005

Cash flows from operating activities:
Net income	$1,401,268	$1,084,307
Equity in undistributed earnings of bank subsidiary	(1,410,763)	(1,047,418)
Increase in other assets	(13,030)	(280)
Increase (decrease) in payables	58,830	(2,855)

Net cash provided by operating activities	36,305	33,754

Cash flows from investing activities:
Increase in loans receivable	(1,963,612)	(715,853)

Net cash used in investing activities	(1,963,612)	(715,853)

Cash flows from financing activities:
Sales of stock under Dividend Reinvestment Plan	196,790	105,314
Proceeds from warrant exercises	508,310	2,726,000
Dividends	(527,998)	(269,464)

Net cash provided by financing activities	177,102	2,561,850

Increase (decrease) in cash and cash equivalents	(1,750,205)	1,879,751
Cash and cash equivalents at beginning of period	3,406,752	1,527,001

Cash and cash equivalents at end of period	$1,656,547	$3,406,752

Note 16.  Recent Accounting Pronouncements

In February 2006, the FASB published FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155” or the “Statement”). SFAS 155 amends FASB Statements No. 133,

CN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting for Derivative Instruments and Hedging Activities and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Among other things, the Statement resolves issues related to the financial reporting of certain hybrid financial instruments (financial instruments that have embedded derivatives) to be accounted for as a whole at fair value if the holder elects this option. This accounting eliminates the need to bifurcate the derivative from its host. The Statement also eliminates certain previous guidance that provided that beneficial interests in securitized financial assets are not subject to the provisions of SFAS No. 133. Lastly, the Statement also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. The adoption of this Statement did not have a material impact on the Company’s consolidated financial statements.

In March 2006, the FASB published FASB Statement No. 156, Accounting for Servicing of Financial Assets(“SFAS No. 156” or the “Statement”). This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in each of several specific situations. It also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either of two accepted measurement methods for each class of separately recognized servicing assets and servicing liabilities. Further, the Statement permits, at its initial adoption, a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights. Lastly, the Statement requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of this Statement did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS will be applied prospectively and is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. SFAS 157 is not expected to have a material impact on the Company’s consolidated financial statements.

In September 2006 the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 106 and 132R. Under this standard, companies must recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on their balance sheets. The effective date of the recognition and disclosure provisions for calendar year public companies is for the calendar years ending after December 15, 2006. SFAS 158 did not have a material impact on the Company’s consolidated financial statements since the Company does not have any defined benefit plans.

FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — and interpretation of FASB Statement No. 109 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006.

Item 8.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

CN Bancorp, Inc. dismissed Beard Miller Company LLP (Beard Miller) as CN Bancorp, Inc.’s independent registered public accounting firm effective on March 1, 2006. Beard Miller served as the Company’s independent registered accounting firm to audit the Company’s consolidated financial statements as of and for the years ended December 31, 2005, 2004 and 2003. Beard Miller’s reports on the consolidated financial statements of the Company as of and for the years ended December 31, 2005, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Beard Miller on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard Miller, would have caused Beard Miller to make reference to the subject matter of the disagreement in their reports on the financial statement for such periods.

CN Bancorp, Inc. appointed Rowles & Company, LLP (Rowles) as the Company’s new independent registered public accounting firm effective on March 1, 2006. Rowles will serve as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ended December 31, 2006. Prior to the engagement, the Company had not consulted with Rowles regarding accounting principles to specific completed or contemplated transactions, the type of audit opinion that Rowles might render on the financial statements or any financial reporting issues. The Company has authorized Beard Miller to respond fully to any inquiries by Rowles regarding matters related to the items described herein.

Item 8A.  Controls and Procedures

CN Bancorp, Inc.’s management, under the supervision and with the participation of its Chief Executive Officer and the Chief Financial Officer, evaluated as of the last day of the period covered by this report, the effectiveness of the design and operation of the Company’s disclosure controls and procedures, as defined in Rule 15d-15 under the Securities Exchange Act of 1934. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this report. There were no significant changes in the Company’s internal control over financial reporting (as defined in Rule 15d-15 under the Securities Act of 1934) during the year ended December 31, 2006, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting

PART III

Item 9.	Directors, Executive Officers, Promoters, Control Persons and Corporate Governance; Compliance with Section 16(a) of the Exchange Act

CN Bancorp, Inc.’s directors and executive officers and County National Bank’s directors and executive officers are as follows:

Name	Age	Position

Jan W. Clark	70	Chairman of the Board of Directors, and President and Chief Executive Officer of CN Bancorp, Inc.; Director, President and Chief Executive Officer of County National Bank
John E. DeGrange, Sr.	63	Vice Chairman of the Board of Directors of CN Bancorp, Inc.; Vice Chairman of the Board of Directors of County National Bank
Carl L. Hein, Jr.	79	Director and Treasurer of CN Bancorp, Inc.; Director and Treasurer of County National Bank
Gerald V. McDonald	71	Director of CN Bancorp, Inc.; Chairman of the Board of Directors of County National Bank
Creston G. Tate	79	Director of CN Bancorp, Inc.; Director of County National Bank
John G. Warner	64	Director and Executive Vice President of CN Bancorp, Inc.; Director and Executive Vice President of County National Bank
F. Paul Dorr, Jr.	66	Director of County National Bank
Robert P. Musselman, Sr.	66	Director of County National Bank
Wade H. Ritchie III	47	Director of County National Bank
Daljit S. Sawhney	64	Director of County National Bank
LeRoy C. Taylor	72	Director of County National Bank
K. Patricia Wellford	65	Director of County National Bank
Michael T. Storm	56	Chief Financial Officer of CN Bancorp, Inc.; Senior Vice President and Chief Financial Officer of County National Bank
Michael L. Derr	56	Vice President, County National Bank

Messrs. DeGrange and Tate’s terms as directors of CN Bancorp, Inc. expire at the 2007 annual meeting of stockholders of CN Bancorp, Inc.

Messrs. McDonald and Clark’s terms as directors of CN Bancorp, Inc. expire at the 2008 annual meeting of stockholders of CN Bancorp, Inc.

Messrs. Hein and Warner’s terms as directors of CN Bancorp, Inc. expire at the 2009 annual meeting of stockholders of CN Bancorp, Inc.

Jan W. Clark is the chairman of the board of directors and president and chief executive officer of CN Bancorp, Inc., and he is a director and president and chief executive officer of County National Bank. He has held these positions since 1996, with the exception of his position as chairman, which he assumed in May 2000. Mr. Clark was the former president and chief executive officer of another bank located in Glen Burnie, Maryland, having served in that capacity from 1991 to March 1995. Mr. Clark was a director of that bank and its holding company from 1988-1995, where he served on various board of directors’ committees. Mr. Clark also served as a director of North Arundel Savings Bank, FSB from 1975 to 1988. Prior to 1991, Mr. Clark was a principal of the accounting firm of Clark and Anderson, of which he was one of the founders. He has been a certified public accountant since 1969.

John E. DeGrange, Sr. has been a director of CN Bancorp, Inc. and of County National Bank since 1996. He became vice chairman of the board of directors of County National Bank in May 1999 and vice chairman of the board of directors of CN Bancorp, Inc., in May 2000. Mr. DeGrange was the president of DeGrange Lumber Company, Inc. from 1962 until November 1995, and from 1965 until 1996 he was an officer of The DeGrange Company, a company formed to hold real estate for DeGrange Lumber Company, Inc. Mr. DeGrange was a director of a local bank from 1984 to 1995 as well as the treasurer of that bank’s holding company from 1993 to 1995. Since 1996, Mr. DeGrange has been a self-employed painting contractor.

Carl L. Hein, Jr. is a director and the treasurer of CN Bancorp, Inc. and a director and the treasurer of County National Bank. He has served in those capacities since 1996. Mr. Hein is currently the president of Hein Bros, Inc. and has served in that capacity for over 20 years. Hein Bros, Inc. is a third generation business located in Glen Burnie, Maryland and is a major supplier of heating fuel to retail and commercial customers. The company provides maintenance service for heating and air conditioning systems in addition to its fuel and heating and oil sales.

John G. Warner has served as executive vice president of CN Bancorp, Inc. and County National Bank and as a director of CN Bancorp, Inc. and of County National Bank since 1996. From 1991 until 1996, Mr. Warner was a consultant in the construction industry. From 1990 to 1991, Mr. Warner was president of First Federal Savings Bank of Annapolis. From 1989 to 1990, Mr. Warner was a senior vice president in the lending division of First Annapolis Savings Bank. Prior to those positions, Mr. Warner served in management capacities for over 25 years with several commercial banks, including Maryland National Bank and State National Bank of which he was the president.

Gerald V. McDonald has been a director of CN Bancorp, Inc. since 2001. He has served as a director of County National Bank since 1997 and presently serves as Chairman of the Board. Mr. McDonald owned and served as the president of Chesapeake Optical Company, a manufacturer of prescription lenses, from 1967 until he sold the company in 2002. He currently has consulting arrangements with that company. Since 1978, Mr. McDonald also has been the president of Ferguson Test Kits, a manufacturer of drug test kits. He is also a general partner of Chesapeake Group Enterprises and Miles Center Associates.

Creston G. Tate has been a director of CN Bancorp, Inc. and of County National Bank since 1996. Mr. Tate is the president and chief executive officer of Tate Chrysler Plymouth (Glen Burnie); Tate Dodge, Inc.; Tate Dodge, Chrysler Plymouth; Tate Chrysler Plymouth of Frederick, Inc.; and Tate Chevrolet, Geo, BMW, Inc., and has served in those capacities for over 35 years.

F. Paul Dorr, Jr. has been a director of County National Bank since 1999. Since 1958, Mr. Dorr has owned, and served as the president of, F.P. Dorr & Sons, Inc., an automotive service company located in Crownsville, Maryland. Mr. Dorr was a director of a local bank from 1986 to 1995.

Robert P. Musselman, Sr. has been a director of County National Bank since 1996. Mr. Musselman currently is the president of Musselman’s Dodge, Inc. and has served in that capacity for over five years. Mr. Musselman owns a number of businesses in the Anne Arundel County area including Musselman’s Dodge, Inc., Robert Musselman’s Body Shop, Inc., Modern Builders Plus, Drum Point Associates, Trigroup, LLC and Terrie’s Auto Sales. Mr. Musselman was a director of a saving bank from 1986 to 1989.

Wade H. Ritchie III was elected to the Board of Directors of County National Bank in 2005. Mr. Ritchie is a Certified Public Accountant and, since 1989, he has been a principal and Vice President in the public accounting firm of Clark and Anderson, P.A. He has served on the Peer Review Committee for the Maryland Association of Certified Public Accountants for twelve years. He also serves as the Treasurer for the North Arundel Hospital Foundation Board.

Dr. Daljit Singh Sawhney has been a director of County National Bank since 1996. Dr. Sawhney currently practices medicine in Glen Burnie, Maryland and is president of Sawhney-Khandelival, P.A. Dr. Sawhney has served in this capacity since 1975. Dr. Sawhney received his medical training at the Amritson Medical College in Punjab, India and served his internship at Harbor Hospital Center in Baltimore. Dr. Sawhney also is executive vice president of Sawhney Neurology, P.A. and president of Crain Towers, Inc., a real estate concern.

LeRoy C. Taylor has been a director of County National Bank since 1996, and has served as chairman of the Bank’s audit committee since 1996. Since 1975, Mr. Taylor has been a certified public accountant in private practice in Baltimore and Glen Burnie, Maryland. Mr. Taylor is a member of the Maryland Association of Certified Public Accountants and was a director of the North Anne Arundel County Chamber of Commerce in 1985.

K. Patricia Wellford has been a director of County National Bank since 1996. Mrs. Wellford was a director of a local bank from 1990 to 1995. Mrs. Wellford serves as a director of the Odenton Heritage Society, the Hospice of the Chesapeake, the Odenton Health Association and as an advisory director of the Greater Odenton Improvement Association. From 1994 to 1998, Ms. Wellford served as an administrative aide to a Maryland state delegate. She has been retired since 1998.

Michael T. Storm has been the senior vice president and chief financial officer of County National Bank since 1998 and chief financial officer of CN Bancorp since 2001. Prior to joining County National Bank, he was a self-employed banking consultant during 1997. He was the executive vice president and chief financial officer of Annapolis National Bank from 1990-1997.

Michael L. Derr joined County National Bank in May 2001 as a vice president. From 1999 until 2001, he served as senior vice president and chief operating officer of Harbor Capital National Bank in Rockville, Maryland. Prior to joining the organizing efforts of Harbor Capital National Bank, Mr. Derr was president of MLD Consulting, Inc., a bank consulting company, which he founded in 1998. Mr. Derr previously served as assistant vice president and vice president of operations at a local bank from 1989 to 1998. From 1972 to 1989, Mr. Derr held various positions, including vice president of operations, at another banking institution.

The directors of CN Bancorp, Inc. are divided into three classes, with each class containing one-third of the total number of directors, as near as is possible. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected. Pursuant to the charter of CN Bancorp, Inc., the term of office of one of the three classes of directors expires each year. The officers of CN Bancorp, Inc. are elected annually by the board of directors following the annual meeting of stockholders and serve for terms of one year or until their successors are duly elected and qualified except where a longer term is expressly provided in an employment contract duly authorized and approved by the board of directors of CN Bancorp, Inc.

Directors of County National Bank are elected annually by CN Bancorp, Inc., its sole stockholder.

The Company has adopted a Code of Ethics that applies to all directors, officers and employees of CN Bancorp, Inc. and subsidiaries.

Committees and Meeting of the Board of Directors

Meetings.  The Board of Directors of the Company met 13 times during 2006 and the Board of Directors of County National Bank met 14 times during 2006. All members of the both Boards of Directors attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2006 fiscal year or any portion thereof.

Audit Committee.  The Board of Directors has a standing Audit Committee. The Audit Committee is responsible for the selection, review and oversight of the Company’s independent accountants, the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company’s reporting practices and the evaluation of the Company’s internal controls and accounting procedures. It also periodically reviews audit reports with the Company’s independent auditors. The Audit Committee of the Company is also responsible for the pre-approval of all non-audit services provided by its independent auditors. Non-audit services are only provided by the Company’s independent accountants to the extent permitted by law. Pre-approval is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than 5% of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. The Audit Committee of the Company is comprised of Mr. Gerald McDonald (Chairman), Mr. John E. DeGrange, Sr. and Mr. Carl L. Hein, Jr. Each of the members of the Audit Committee is independent, as determined under the definition of independence under Rule 4350(d) of the Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Audit Committee. During 2006, the Audit Committee met eleven times. The Board of Directors of County National Bank also has an Audit Committee, which also met eleven times during 2006, comprised of the members of the Company’s Audit Committee plus Mr. Wade H. Ritchie III, CPA and Mr. LeRoy Taylor, CPA.

The Board of Directors of the Company has determined that the Company does not currently have an “audit committee financial expert,” as defined under the rules of the Securities and Exchange Commission, serving on its Audit Committee. The Company believes that all of the members of the Audit Committee are qualified to serve on the committee and have the experience and knowledge to perform the duties required of the committee. The Company does not have any independent directors who would qualify as an audit committee financial expert, as defined. The Company believes that it has been, and may continue to be, impractical to recruit such a director unless and until the Company is significantly larger.

Nominations.  The nominating committee consists of all of the members of the Board of Directors who are “independent directors” within the meaning of Rule 4200(a)(15) of the Nasdaq Stock Market. The nominating committee is responsible for the evaluation of nominees for election as director, the nomination of director candidates for election by the shareholders and evaluation of sitting directors. The Board has not developed a formal policy for the identification or evaluation of nominees. In general, when the Board determines that expansion of the Board or replacement of a director is necessary or appropriate, the nominating committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The committee would review any special expertise, for example, that qualifies a person as an audit committee financial expert, membership or influence in a particular geographic or business target market, or other relevant business experience. To date the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The nominating committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors. Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Secretary and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected. Because of the small size of the Company and the limited need to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

Compensation.  The Company does not have a standing compensation committee or a charter; rather County National Bank’s Human Resources Committee evaluates officer and employee compensation issues subject to the approval of the County National Bank’s (Bank) Board of Directors. (All members of the Company’s Board of Directors are members of the Bank Board of Directors). Bank management makes recommendations to the Human Resources Committee as to employee benefit programs and officer and employee compensation. The compensation of senior officers, including the President/CEO and Executive Vice President, is reviewed and approved directly by the Chairman of the Human Resources Committee. The members of the Human Resource Committee are directors Mr. John E. DeGrange, Jr., Chairman, Mr. Carl L. Hein, Jr., Mr. Gerald V. McDonald and Mrs. K. Patricia Wellford, all of whom are “independent directors” as defined under Rule 4200(a) of the Nasdaq Stock Market. Mr. Michael L. Derr, VP is a non-voting member of this committee providing liaison between management and the committee. This Committee met twice during 2006. Neither the Company nor the Human Resources Committee engaged compensation consultants during the year.

Shareholder Communications.  Company shareholders who wish to communicate with the Board of Directors or an individual director may write to CN Bancorp, Inc. 7401 Ritchie Highway, Glen Burnie, Maryland 21060, Attention Shirley Palmer, Corporate Secretary or to the attention of an individual director or Chairman of the Board. Your letter should indicate that you are a shareholder, and whether you own your shares in street name. Letters received will be retained until the next Board meeting, when they will be available to the addressed director or the Chairman of the Board. There is no assurance that all communications will receive a response.

Director Attendance at the Annual Meeting.  The Board believes it is important for all directors to attend the Annual Meeting of Shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, the Company encourages all Company and County National Bank directors to attend each Annual Meeting of Shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the Directors attended the last stockholder meeting in May 2006.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1) Reviewed and discussed with management the audited financial statements included in the Company’s Annual Report and Form 10-KSB;

(2) Discussed with Rowles & Company, LLP, the Company’s independent auditors, the matters required to be discussed by statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board

(3) Received the written disclosures and letter from Rowles & Company, LLP as required by Independence Standards Board Standard No. 1; and

(4) Discussed with Rowles & Company, LLP its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2006. The Audit Committee has also considered whether the amount and nature of non-audit services provided by Rowles & Company, LLP is compatible with the auditor’s independence.

The Audit Committee of the Company is comprised of Mr. Gerald McDonald (Chairman), Mr. John E. DeGrange, Sr. and Mr. Carl L. Hein, Jr.

Compliance with Section 16(a) of the Exchange Act

Not Applicable. CN Bancorp, Inc.’s officers, directors and 10% or greater stockholders are not required to file reports required pursuant to Section 16(a) of the Exchange Act.

Item 10.	Executive Compensation

The following table summarizes the total compensation paid for the fiscal year 2006 to the president and chief executive officer of CN Bancorp, Inc. and County National Bank, and to each other named officer whose compensation exceeded $100,000 for the year ended December 31, 2006 (the “named executive officers”). Compensation is paid by County National Bank, and CN Bancorp, Inc pays no additional compensation.

SUMMARY COMPENSATION TABLE

				All Other
Name and Position	Year	Salary	Bonus	Compensation(1)	Total

Jan W. Clark,	2006	$205,571	$10,500	$69,549	$285,619
President and CEO,
CN Bancorp, Inc. and
County National Bank
John G. Warner,	2006	$187,858	$9,500	$52,978	$250,063
Executive Vice President,
CN Bancorp, Inc.,
Executive Vice President and COO,
County National Bank
Michael T. Storm,	2006	$139,839	$8,500	$28,063	$176,402
Chief Financial Officer,
CN Bancorp, Inc.
Senior Vice President and CFO,
County National Bank
Michael L. Derr,	2006	$121,506	$7,500	$47,486	$176,492
Vice President
County National Bank
Ralph F. Ebbenhouse,	2006	$110,103	—	$7,954	$118,057
Vice President
County National Bank

(1)	Amounts include the increase in the vested interest in Supplemental Executive Retirement Plan (SERP), car allowances, life insurance premiums and contributions to benefit plans. For 2006, these amounts totaled $53,945, $9,000, $840 and $5,764, respectively, for Mr. Clark; $38,207, $9,000, $840 and $4,931, respectively, for Mr. Warner; $16,267, $7,200, $664 and $3,932, respectively, for Mr. Storm; $43,580, $0, $544 and $3,362, respectively, for Mr. Derr, and; $0, $4,500, $482 and $2,972, respectively, for Mr. Ebbenhouse.

Employment Agreements

Jan W. Clark and John G. Warner each have an employment agreement with County National Bank as amended and restated effective as of August 21, 2006. Each agreement is effective for an initial term of three years and is subject to automatic successive one-year renewals at the end of each year so that the remaining term continues to be three years, unless written notice of non-renewal is provided to the them between ten and 30 days prior to the anniversary date of the agreement. Pursuant to the agreements, Mr. Clark will serve as President and Chief Executive Officer of the County National Bank and the Company, and Mr. Warner will serve as Executive Vice President of the County National Bank and the Company. Each agreement provides for an annual salary, subject to annual merit increases, and for an annual bonus determined by the board of directors at its discretion. Both agreements also provide for participation in any bonus, incentive and other executive compensation programs as are made available to senior management of the County National Bank from time to time, which include an annual automobile allowance and life insurance benefits. Each agreement provides that the executive will not be compensated for his service as a director.

Each agreement also contains severance provisions that call for payments to Mr. Clark or Mr. Warner, as the case may be, in the event that they are terminated without cause or in connection with a change in control as defined in the agreements. If the agreement is not renewed as provided therein and the employee is involuntarily terminated without cause, then Mr. Clark or Mr. Warner will receive an amount equal to his base salary, incentive compensation awarded prior to his termination, and any benefits to which he is entitled (or the cash equivalent of such benefits) for a period equal to the remaining term of the agreement and 12 months thereafter. The amounts payable for the initial six-month period will be paid one day after six months from the date of the employee’s termination, with the remainder paid on the Bank’s regular payroll dates. In the event of the employee’s total disability or death, the employee or his beneficiary will receive the same amounts on the Bank’s regular payroll dates but only for the reminder of the term of the agreement and not for the 12-month period thereafter. If the employee is involuntarily terminated for cause or voluntarily terminates his employment he is entitled only to his base pay and benefits due and owing through the date of such termination. Incentive compensation awarded to the employee, but not paid as of the date of termination, will be forfeited.

If the agreement is terminated following a change in control, then Mr. Clark or Mr. Warner will receive a lump-sum payment equal to the sum of (a) the excess of (i) 2.99 times the employee’s average annual taxable compensation paid by County National Bank during the most recent five taxable years ending before the date of the change in control over (ii) the aggregate present value of all other payments to Mr. Clark or Mr. Warner in the nature of compensation that are treated for federal income tax purposes as contingent on the change in control, plus (b) a pro-rated annual bonus equal to the greater of the Mr. Clark’s or Mr. Warner’s target or actual bonus for the year in which the agreement terminates. These payments would be approximately $513,000 and $496,000 to Mr. Clark and Mr. Warner, respectively, as of December 31, 2006. In addition, pursuant to the agreement all of Mr. Clark’s or Mr. Warner’s employee’s stock awards will immediately vest, and each will be entitled to medical coverage (or the cash equivalent thereof) for up to two years.

In addition to the foregoing payments, under certain conditions Mr. Clark and Mr. Warner each will be entitled to gross-up payments to the extent such payments result in the imposition of any excise tax, interest or penalties. Each agreement contains confidentiality, non-competition and non-solicitation provisions.

In connection with the Agreement and Plan of Merger with Sandy Spring Bancorp, Inc., as discussed in Item 1 above: (i) Jan W. Clark, the president and chief executive officer of Company, entered into an employment agreement with SSB which is contingent upon and effective as of the effective time of the merger, pursuant to which Mr. Clark would be employed as the president of the County National division of SSB; and (ii) John G. Warner, the executive vice president of Company, entered into an employment agreement with SSB which is contingent upon and effective as of the effective time of the merger, pursuant to which Mr. Warner would be employed as the chief operating officer of the Company division of SSB. Under these agreements Messrs. Clark and Warner have also agreed to certain non-competition covenants covering the three years following their termination of employment with SSB.

Michael T. Storm is a party to an “at will” letter agreement with County National Bank dated December 31, 1997, effective January 1, 1998. The agreement provides for an annual salary, subject to annual merit increases. Although the agreement is silent with respect to bonuses, County National Bank may also pay discretionary bonuses to Mr. Storm. If County National Bank terminates employment without cause, Mr. Storm is entitled to receive his salary and COBRA premiums for six months either in a lump sum payment or monthly installments.

Michael L. Derr is a party to an “at will” letter agreement with County National Bank dated March 20, 2001, effective April 30, 2001. The agreement provides for an annual salary, subject to annual merit increases. Although the agreement is silent with respect to bonuses, County National Bank may also pay discretionary bonuses to Mr. Derr.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning all option holdings for the fiscal year ended December 31, 2006 for each of the named executive officers.

OPTIONS

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options-	Options-	Exercise	Expiration
Name	Exercisable	Un-exercisable	Price	Date

Jan W. Clark	6,500	—	$14.20	12/6/2014
	6,500	—	$14.50	12/5/2015
John G. Warner	6,500	—	$14.20	12/6/2014
	6,500	—	$14.50	12/5/2015
Michael T. Storm	6,500	—	$14.20	12/6/2014
	6,500	—	$14.50	12/5/2015
Michael L. Derr	6,500	—	$14.20	12/6/2014
	6,500	—	$14.50	12/5/2015
Ralph F. Ebbenhouse	2,500	—	$14.20	12/6/2014
	5,000	—	$14.50	12/5/2015

Supplemental Executive Retirement Plan

County National Bank has purchased bank owned life insurance, referred to as BOLI, as an investment and as a means of funding retirement benefits for certain executives. These policies, of which County National Bank is the sole beneficiary, are owned by County National Bank, have been paid for in their entirety and are intended to generate income to satisfy its obligations under Supplemental Executive Retirement Plan and Consulting Agreements (SERPs) entered into by County National Bank with the executives. County National Bank intends to hold the policies until the death of the named insured officers. However, County National Bank can liquidate the policies for their cash surrender value but to do so would subject County National Bank to income taxes on the total earnings on the policies, which taxes have not been accrued. County National Bank has entered into the SERPs as part of its effort to attract and retain qualified executives.

County National Bank has entered into SERPs with Jan W. Clark, John G. Warner, Michael T. Storm, Michael L. Derr, Ralph F. Ebbenhouse, Janet King and Douglas W. DeVaughn. Under the SERPs, County National Bank has agreed to pay certain benefits to each executive upon retirement, which is defined in the SERPs as 65 years of age, voluntary resignation, involuntary termination or death. While the executive is employed, County National Bank maintains a pre-retirement account as a liability account on its books for the benefit of the executive. The pre-retirement account is increased or decreased each year by the earnings on a life insurance policy (or policies), adjusted for tax benefits in some cases, until the executive’s termination of employment, death or retirement. Four of the SERPs contain personal services/consulting provisions whereby payments, other than payments of the pre-retirement accounts, depend upon services to be rendered by the executives after retirement.

The following table lists the death benefit payable to County National Bank upon the death of the seven executives as of December 31, 2006 along with the related cash surrender value of the life insurance (CSV) recorded as an asset. Also included are the balances of the pre-retirement accounts as of December 31, 2006. There are not separate policies for Mr. Storm or Mrs. King; rather, life insurance is carried on Mr. Derr for Mr. Storm’s benefits and Mr. Ebbenhouse for Mrs. King’s benefits.

	Death Benefit		Pre-Retirement
	Payable to		Account
Name	Bank	Related CSV	Balance

Jan W. Clark	$1,665,231	$1,034,053	$166,592
John G. Warner	1,306,426	695,280	119,665
Michael L. Derr	1,225,234	565,812	43,580
Michael T. Storm	—	—	43,580
Ralph F. Ebbenhouse	554,786	268,714	9,357
Janet King	—	—	9,357
Douglas W. DeVaughn	353,275	134,533	9,533

Total	$4,104,952	$2,698,392	$401,664

Pursuant to the SERPs, if the executive is continuously employed from the effective date of the SERP to retirement age, the executive is entitled to receive the balance in his pre-retirement account in 120 equal monthly installments commencing 30 days following retirement. In addition, under the SERPS with Misters Clark, Warner, Derr and Storm, County National Bank will pay the executive for personal services each year (and partial year), if rendered, subsequent to the executive’s retirement until the executive’s death.

If the executive dies while there is a balance in the executive’s pre-retirement account, County National Bank will pay the balance in a lump sum to the executive’s designated beneficiary. If the executive voluntarily resigns or is terminated without cause with less than five years of service prior to retirement, the executive has no rights to the balance in his pre-retirement account. If the executive voluntarily resigns or is terminated without cause with five or more years of service prior to retirement, the executive is entitled to receive 100% of the balance in his pre-retirement account either over 120 equal payments commencing 30 days after the executive reaches retirement age or as otherwise determined by the Board of Directors. From the time of termination of employment to the date the executive reaches retirement age, the balance in the executive’s pre-retirement account earns interest at the same interest rate as that paid by County National Bank on its retail statement savings accounts.

If the executive is terminated for cause (as defined in the SERP), the executive forfeits all rights under the SERP. If the executive is terminated without cause or voluntarily resigns after a change of control (as defined in the SERP) of CN Bancorp, Inc. or County National Bank, the executive is entitled to benefits following retirement age as if the executive had been continuously employed from the effective date of the SERP to retirement age, and the executive remains eligible for the death benefits described above.

The SERPs are unfunded and the rights of the named executives to the benefits under the SERP are that of a general creditor of County National Bank.

Employer Benefit Plans

All directors, officers and employees of County National Bank are eligible to participate in County National Bank’s loan program pursuant to which such persons are eligible to receive loans from County National Bank at 100 basis points (one percent) below the prevailing market rate for equivalent loans, subject to satisfaction with County National Bank’s underwriting standards for such loans.

County National Bank currently provides health care benefits, including medical, disability and group life insurance, subject to certain deductibles and copayments, for its full time employees.

County National Bank maintains a 401(k) profit sharing plan for employees who meet the eligibility requirements set forth in the plan. Pursuant to the plan, County National Bank may make a discretionary matching contribution and/or a discretionary profit sharing contribution to the plan. All such contributions must comply with the federal pension laws non-discrimination requirements and the terms of the plan. In determining whether to make a discretionary contribution, County National Bank’s board of directors evaluates County National Bank’s current and future prospects and management’s desire to reward and retain employees and attract new employees. County National Bank may also make discretionary contributions so as to comply with the federal pension laws.

Director Compensation

CN Bancorp Inc. does not currently pay any fees to its directors.

County National Bank does not currently pay any fees to its two inside directors, Jan W. Clark and John G. Warner. An inside director is a director who is also an employee of the Bank.

Outside directors of County National Bank are paid $600 per month for meetings attended. Outside directors who are members of the executive committee of the board of directors receive an additional $300 per month. Outside directors who are members of the loan committee and perform appraisal review services receive an additional $250 per month regardless of the number of reviews performed. Outside directors receive $75 for any other committee meeting attended.

DIRECTOR COMPENSATION
(All of the below are County National Bank directors)

Total Fees
Earned
or Paid in
Name	Cash

John E. DeGrange, Sr.	$18,255
F. Paul Dorr, Jr.	9,225
Carl L. Hein, Jr.	13,725
Gerald V. McDonald	14,100
Robert P. Musselman, Sr.	7,800
Wade H. Ritchie III	10,200
Daljit Singh Sawhney	8,400
Creston G. Tate	12,975
LeRoy C. Taylor	9,150
K. Patricia Wellford	9,600

Employee Stock Purchase Plan

The stockholders of CN Bancorp, Inc. approved the Employee Stock Purchase Plan in May 2004. 50,000 shares of CN Bancorp, Inc.’s common stock is reserved under this plan for employees to buy such shares in amounts determined by the Board of Directors. The purchase price under this plan is eighty-five percent of the “fair market value” of the common stock at the date of grant of the right to purchase shares, or at the date of exercise of the right, whichever is lower. Employees (including officers) must meet certain minimum weekly work hours and be employed by CN Bancorp, Inc. or subsidiaries for a least a year to be eligible under this plan. During 2004, 2,685 shares of common stock were sold to employees under this plan for $11.99 per share. No shares were granted or sold under the plan during 2006 or 2005 and there are no outstanding grants at December 31, 2006. Under the Agreement and Plan of Merger with Sandy Spring Bancorp, Inc., the ESPP was suspended.

Stock Option Plan

The stockholders of CN Bancorp, Inc. approved the Stock Option Plan in May 2004. The Stock Option Plan provides for discretionary awards of options to purchase up to an aggregate of 200,000 shares of CN

Bancorp, Inc. common stock to officers and key employees of the Company and subsidiaries as determined by a committee of directors at the fair market value of the common stock on the date of grant. The term of the options can extend to ten years. The options granted to employees may be incentive stock options, which are intended to be eligible for favorable tax treatment to the employee, and options to employees or directors may be nonqualified stock options. The Company did not grant any stock options during 2006. There are 97,500 options outstanding at December 31, 2006 under the plan. Under the Agreement and Plan of Merger with Sandy Spring Bancorp, Inc., the Stock Option Plan was suspended subject to the terms of the existing outstanding options.

Director Stock Purchase Plan

The Board of Directors of CN Bancorp, Inc. approved the Director Stock Purchase Plan (DSPP) in 2004. The purpose of this plan is to encourage directors to acquire shares in the Company. 50,000 shares of CN Bancorp, Inc.’s common stock is reserved under this plan for directors to buy such shares in amounts determined by the Board of Directors. The purchase price under this plan is the “fair market value” of the common stock at the date of grant. The exercise date on the awarded grants may not be later than twelve months after the date of grant. No shares were purchased during 2006 or 2005 under this plan and there are no outstanding options to purchase common shares at December 31, 2006. Under the Agreement and Plan of Merger with Sandy Spring Bancorp, Inc., the DSPP was suspended.

Item 11.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth the beneficial ownership of CN Bancorp, Inc.’s common stock as of March 6, 2007 by (i) persons believed by CN Bancorp, Inc. to beneficially own more than 5% of the common stock; (ii) CN Bancorp, Inc.’s and County National Bank’s directors and executive officers; and (iii) all directors and executive officers of CN Bancorp, Inc. as a group. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

			Total
		Options to	Number of
	Shares of	Purchase	Shares	Percentage
	Common	Common	Beneficially	of
Name and Address of Beneficial Owner(1)	Stock	Stock(c)	Owned(a)	Ownership(b)

Jan W. Clark(2)	26,643	13,000	39,643	2.28%
John E. DeGrange, Sr.(3)	32,500	—	32,500	1.88%
Michael L. Derr(4)	1,213	13,000	14,213	0.82%
F. Paul Dorr(5)	4,158	—	4,158	0.24%
Carl L. Hein, Jr.(6)	51,500	—	51,500	2.98%
Gerald V. McDonald(7)	42,767	—	42,767	2.47%
Robert P. Musselman, Sr.	139,500	—	139,500	8.07%
Wade H. Ritchie III	6,000		6,000	0.35%
Daljit S. Sawhney(8)	74,977	—	74,977	4.34%
Michael T. Storm(9)	830	13,000	13,830	0.79%
Creston G. Tate	200,000	—	200,000	11.57%
LeRoy C. Taylor	3,620	—	3,620	0.21%
John G. Warner	23,576	13,000	36,576	2.10%
K. Patricia Wellford	6,182	—	6,182	0.36%
Directors and Officers as a Group (14 people)	613,466	52,000	665,466	37.39%

(a)	The total number of shares beneficially owned includes shares of common stock owned by the named persons as of the date noted above and shares of common stock subject to options held by the named persons that are exercisable as of, or within 60 days of, said date.

(b)	The shares of common stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(c)	In December 2005, CN Bancorp, Inc. issued options to purchase common stock at $14.50 per share to certain officers and employees under the Stock Option Plan. The options are fully vested, immediately exercisable and expire in December 2015. In December 2004, CN Bancorp, Inc. issued options to purchase common stock at $14.20 per share to certain officers and employees under the Stock Option Plan. The options are fully vested,immediately exercisable and expire in December 2014. The 13,000 shares under option noted above per officer are comprised of 6,500 shares of the 2004 option grant and 6,500 of the 2005 option grant.

(1)	The address of each person listed in the foregoing table is the address of CN Bancorp, Inc., 7401 Ritchie Highway, Glen Burnie, Maryland 21061

(2)	Mr. Clark has sole investment power with respect to 16,353 shares and 13,000 shares issuable under options, and shares investment and voting power with his wife with respect to 10,290 shares.

(3)	Mr. DeGrange has sole investment and voting power with respect to 16,200 shares and shares investment and voting power with his wife with respect to 6,300 shares. Includes 10,000 shares owned by DeGrange Lumber Company, Inc.

(4)	Mr. Derr has sole investment power with respect to 1,007 shares and 13,000 shares issuable under options and shares investment and voting power with his wife as to 206 shares.

(5)	Mr. Dorr has sole investment power with respect to 4,058 shares and investment and voting power with his wife as to 100 shares.

(6)	Mr. Hein has sole investment and voting power with respect to 39,050 shares. He is the personal representative for the estate of his deceased wife that controls 12,450 shares.

(7)	Mr. McDonald has sole investment power with respect to 20,659 shares and shares investment and voting power with his wife with respect to 22,108 shares.

(8)	Mr. Sawhney has sole investment power with respect to 49,867 shares investment and voting power with his wife with respect to 25,110 shares.

(9)	Mr. Storm has sole investment power with respect to 13,000 shares issuable under options and shares investment and voting power with his wife as to all other shares.

Item 12.	Certain Relationships and Related Transactions, and Director Independence

Warrants

On June 16, 1997, CN Bancorp, Inc. issued and sold to Jan W. Clark, a family general partnership controlled by John E. DeGrange, Sr., Carl L. Hein, Henry L. Hein, Robert P. Musselman, Sr., Shirley S. Palmer, Daljit Singh Sawhney, Creston G. Tate, LeRoy C. Taylor, John G. Warner and K. Patricia Wellford, for $0.01 each, a warrant to purchase one share of CN Bancorp, Inc. common stock for each share purchased by such persons in CN Bancorp, Inc.’s private placement offering in 1996. Each of the these individuals, other than Ms. Palmer, is a current or former director of CN Bancorp, Inc. and/or County National Bank. Ms. Palmer previously was the assistant secretary of CN Bancorp, Inc. and is currently its secretary. Each of these individuals was an organizer of County National Bank. CN Bancorp, Inc. issued warrants to purchase a total of 343,431 shares to these persons. The warrants were exercisable at $10.00 per share, which was the price at which shares were offered in the private placement offering. The warrants became exercisable in March 1998, and expired in March 2006. Warrants representing 20,000 shares were exercised in 2004, 272,600 shares in 2005 and 50,831 shares in 2006. There are no shares remaining under these warrants at December 31, 2006.

Lease

We lease space for our administrative offices and for County National Bank’s Glen Burnie branch and Millersville branch from entities controlled by Creston G. Tate, a director of CN Bancorp, Inc. and County National Bank. The terms of the leases are described in Item 2 — “Description of Properties”. During the year ended December 31, 2006, we paid $64,774 pursuant to these leases, We believe that the lease terms are at least as favorable as those that could be obtained from an unrelated third party.

Banking Transactions

Our directors and officers and the business and professional organizations with which they are associated have and will continue to have banking transactions, including deposit accounts, loans and loan participations, with County National Bank in the ordinary course of business. Any loans and loan commitments are made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and officers must comply with County National Bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from considering any such loan application.

In 2003, County National Bank sold loan participations to family members of Gerald V. McDonald, a director of the Company and the Chairman of the Board of County National Bank, on a non-recourse basis. Under these transactions, the family members acquired undivided percentage interests in specific loans held by County National Bank. The participations were sold under the same terms and conditions as loan participations sold to non-related entities. The total loan participation amount outstanding at December 31, 2006 and December 31, 2005 was $601,950 and $673,026, respectively.

Director Independence

Our Board of Directors has determined that the following directors are “independent directors” as defined in Rule 4200(a)(15) of the Nasdaq Stock Market: John E. DeGrange, Sr., Carl L. Hein, Jr., Gerald V. McDonald, Creston G. Tate, F. Paul Dorr, Jr., Robert P. Musselman, Sr., Wade H. Ritchie III, Daljit S. Sawhney, LeRoy C. Taylor and K. Patricia Wellford.

Item 13.	Exhibits

3.1		Amended Articles of Incorporation of CN Bancorp, Inc.(1)
3.2		Amended and Restated Bylaws of CN Bancorp, Inc.(1)
4.1		Rights of Holders of Common Stock (as contained in the Amended Articles of Incorporation included herein as Exhibit 3.1)(1)
4.2		Form of Common Stock Certificate(1)
4.3		Form of Warrant Exercisable for $10.00 per Share(1)
4.4		Form of Warrant Exercisable for $12.00 per Share(1)
10.1		Agreement and Plan of Merger dated December 13, 2006 between Sandy Spring Bancorp, Inc. and CN Bancorp, Inc.(12)
+10	.3	Employment Agreement between County National Bank and Jan W. Clark dated August 21, 2006(11)
+10	.4	Employment Agreement between County National Bank and John G. Warner dated August 21, 2006(11)
10.7		Ground Lease Agreement dated July 1, 1996 between Tate Dodge, Inc. and County National Bank(1)
10.8		First Amendment to Ground Lease Agreement dated July 1, 1997 among Tate Dodge, Inc., Tate Properties, L.L.C. and County National Bank(1)
10.9		Ground Lease Agreement dated September 16, 1996 between Grace Anna Muhl and County National Bank(1)
10.10		Lease dated January 1, 2003 between Ara and Mary Lou Ayanian and County National Bank(2)

+10	.11	Amended and Restated Executive Supplemental Retirement Plan and Consulting Agreement between County National Bank and Jan W. Clark dated June 18, 2002(3)
+10	.12	Amended and Restated Executive Supplemental Retirement Plan and Consulting Agreement between County National Bank and John G. Warner dated June 18, 2002(3)
+10	.13	Amended and Restated Executive Supplemental Retirement Plan and Consulting Agreement between County National Bank and Michael L. Derr dated June 18, 2002(3)
+10	.14	Amended and Restated Executive Supplemental Retirement Plan and Consulting Agreement between County National Bank and Michael T. Storm dated June 18, 2002(3)
10.15		Ground Lease Agreement between Tate Veterans Highway, LLC and County National Bank(3)
+10	.16	CN Bancorp, Inc. Stock Option Plan(4)
+10	.17	Form of Incentive Stock Option Agreement for Stock Option Plan(6)
+10	.18	CN Bancorp, Inc. Director Stock Purchase Plan(5)
+10	.19	Director Stock Purchase Plan Offer and Acceptance Forms(6)
+10	.20	Letter Agreement between Michael T. Storm and County National Bank dated December 31, 1997(6)
+10	.21	Letter Agreement between Michael L. Derr and County National Bank dated March 20, 2001(6)
+10	.22	Terms of Director Cash Compensation
+10	.23	Salary Increases and Bonuses to Executive Officers
10.24		Dividend Reinvestment and Stock Purchase Authorization Form(7)
+10	.25	Unfunded (Director) Deferred Compensation Agreement(8)
+10	.26	Executive Supplemental Retirement Plan Agreement between County National Bank and Ralph F. Ebbenhouse(10)
14		Code of Ethics (revised)(9)
21.1		Subsidiaries of CN Bancorp, Inc.(1)
23.1		Consent of Rowles & Company, LLP
23.2		Consent of Beard Miller Company LLP
31.1		Rule 13a-14(a) /15d-14(a) Certification — CEO
31.2		Rule 13a-14(a) /15d-14(a) Certification — CFO
32.1		Certification of Periodic Financial Report pursuant to 18 U.S.C. Section 1350 — CEO
32.2		Certification of Periodic Financial Report pursuant to 18 U.S.C. Section 1350 — CFO

(1)	Filed by CN Bancorp, Inc. as an exhibit to, and are hereby incorporated by reference from, CN Bancorp, Inc.’s Registration Statement on Form SB-2, as amended, under the Securities Act of 1933, Registration Number 333-100460.

(2)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s 2002 Form 10KSB.

(3)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s 2003 Form 10KSB.

(4)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s Registration Statement on Form S-8, under the Securities Act of 1933, as amended (Registration Number 333-116380).

(5)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s Registration Statement on Form S-8, under the Securities Act of 1933, as amended (Registration Number 333-116359).

(6)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s 2004 Form 10KSB and amendment thereto.

(7)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s Registration Statement on Form S-3, under the Securities Act of 1933, as amended (Registration Number 333-114355).

(8)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s Form 8-K filed on December 16, 2004.

(9)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s Form 8-K filed on June 28, 2004.

(10)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s 2005 Form 10KSB.

(11)	Filed as an exhibit to, and is hereby incorporated by reference from CN Bancorp, Inc.’s September 2006 Form 10-QSB filed on November 7, 2006.

(12)	Filed as Exhibit 2.1 to CN Bancorp, Inc.’s Current Report on Form 8-K dated December 13, 2006 and incorporated herein by reference.

The exhibits denominated with a “+” are compensatory plans or arrangements.

Item 14.	Principal Accountant Fees and Services

The Company engaged Rowles as its independent accountant for 2006. Beard Miller was its independent accountant during 2005. All services from the independent accountants during 2006 and 2005 were pre-authorized and requested by the Audit Committee of the Company prior to the services being performed. Below is a schedule of fees by related service for Rowles and Beard Miller during 2006 and 2005, respectively.

	2006	2005	Comments

Audit fees	$30,500	$29,124	Audit services and reviews of SEC filings
Audit-Related fees	—	—
Tax fees	3,000	3,000	Preparation of income and related tax returns
All Other fees	—	—

	$33,500	$32,124

The Audit Committee is required to approve all audit and non-audit services, if any, provided by its independent accountant prior to such services being rendered. Non-audit services can only be provided by the Company’s independent accountant to the extent permitted by law. There were no services provided by Beard Miller or Rowles pursuant to the de minimus exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CN Bancorp, Inc.

By:	/s/ Jan W. Clark
Jan W. Clark
President and Chief Executive Officer

Date: March 6, 2007

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Name	Position	Date

/s/ Jan W. Clark Jan W. Clark	Chairman of the Board of Directors, President, Chief Executive Officer, (Principal Executive Officer)	March 6, 2007

/s/ Michael T. Storm Michael T. Storm	Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2007

/s/ John E. DeGrange, Sr. John E. DeGrange, Sr.	Vice Chairman of the Board of Directors	March 6, 2007

/s/ Carl L. Hein, Jr. Carl L. Hein, Jr.	Treasurer and Director	March 6, 2007

/s/ Gerald V. McDonald Gerald V. McDonald	Director	March 6, 2007

/s/ Creston G. Tate Creston G. Tate	Director	March 6, 2007

/s/ John G. Warner John G. Warner	Executive Vice President and Director	March 6, 2007

SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO SECTION 15(D) OF THE EXCHANGE ACT BY NON-REPORTING ISSUERS

Subsequent to the date of this filing, CN Bancorp, Inc. intends to provide proxy materials to its security holders in connection with its annual meeting of security holders. A copy of such proxy materials will be furnished to the Securities and Exchange Commission for its information and CN Bancorp, Inc. understands that such materials will not be considered to be filed or subject to the liabilities of Section 18 of the Exchange Act.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Officers and Directors

The Maryland General Corporation Law (the “MGCL”) provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he/she shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

The charter of Sandy Spring Bancorp, Inc. (“Bancorp”) provides, as to indemnification:

(a) Subject to applicable provision of federal law, Bancorp shall indemnify to the fullest extent permissible under the MGCL any individual who is or was a director, officer, employee or agent of Bancorp, and any individual who serves or served at Bancorp’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in any proceeding in which the individual is made a party as a result of his service in such capacity. An individual will not be indemnified if (i) it is established that the act or omission at issue was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (ii) the individual actually received an improper personal benefit in money, property or services; or (iii) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful. In the event any litigation is brought against a director of Bancorp, authorization is made to advance all expenses needed by the director to defend the lawsuit. There shall be no obligation to repay the expenses forwarded, unless it shall be determined ultimately by Bancorp, in accordance with the indemnification provisions of the Bancorp charter and the MGCL, that the director shall not be entitled to indemnification.

(b) The rights of indemnification provided for in the indemnification provisions of the Bancorp charter shall not be exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Rights of indemnification under the indemnification provisions of the Bancorp charter shall continue as to a person who has ceased to serve in one of the capacities listed in the immediately preceding paragraph and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 21.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of December 13, 2006 as amended, by and between Sandy Spring Bancorp, Inc. and CN Bancorp, Inc. (included as Appendix A to the Proxy Statement/Prospectus contained in Part I of this Registration Statement and incorporated herein by reference). Pursuant to Regulation S-K Item 601(b)(2), the Schedules and Exhibit B to the Merger Agreement have been omitted and will be furnished supplementally to the Commission upon request.
3.1	Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended (incorporated by reference to Exhibit 3.1 of the Form 10-Q of Sandy Spring Bancorp, Inc., as filed with the Securities and Exchange Commission on August 8, 1996).
3.2	Bylaws of Sandy Spring Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of the Form 8-K of Sandy Spring Bancorp, Inc., as filed with the SEC on May 13, 1992).

Exhibit
Number	Description

3.3	Amendment to Articles of Incorporation of Sandy Spring Bancorp, Inc. dated April 24, 2001 (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form S-4 of Sandy Spring Bancorp, Inc., as filed with the SEC on November 22, 2006, Registration No. 333-138905).
5.1	Opinion of Dickstein Shapiro LLP regarding legality (to be filed by amendment).
8.1	Opinion of KPMG LLP regarding certain United States federal income tax matters (to be filed by amendment).
10.1	Voting Agreement dated December 13, 2006 by and among Sandy Spring Bancorp, Inc. and the stockholders of CN Bancorp, Inc. who are signatories thereto (incorporated by reference to Bancorp’s Current Report on Form 8-K as filed with the SEC on December 14, 2006).
10.2	Employment Agreement dated December 13, 2006 by and between Sandy Spring Bank and Jan W. Clark.
10.3	Employment Agreement dated December 13, 2006 by and between Sandy Spring Bank and John G. Warner.
10.4	Amended and Restated Executive Supplemental Retirement Plan Agreement dated December 13, 2006 by and between Sandy Spring Bancorp, Inc. and Jan W. Clark.
10.5	Amended and Restated Executive Supplemental Retirement Plan Agreement dated December 13, 2006 by and between Sandy Bancorp, Inc. and John G. Warner.
23.1	Consent of Dickstein Shapiro LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of McGladrey & Pullen, LLP.
23.3	Consent of Rowles & Company.
23.4	Consent of Sandler O’Neill & Partners, L.P.
23.5	Consent of Beard Miller Company LLP.
24.1	Power of Attorney of Registrant’s Board of Directors.
99.1	Opinion of Sandler O’Neill & Partners, L.P. regarding fairness (included as Appendix B to the Proxy Statement/Prospectus contained in Part I of this Registration Statement and incorporated herein by reference).
99.2	Form of Proxy Card for CN Bancorp, Inc. Special Meeting of Stockholders.
99.3	Form of Election Form and Letter of Transmittal and Instructions for completing the Election Form and Letter of Transmittal (to be filed by amendment).

(b) Financial Statement Schedules:  All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto, which in the case of Bancorp, are incorporated by reference herein and, in the case of CNB, are included in Appendix D to the Proxy Statement/Prospectus contained in Part I of this Registration Statement.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) that every prospectus (i) that is filed pursuant to the immediately preceding paragraph (1) or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Olney, State of Maryland on March 8, 2007.

SANDY SPRING BANCORP, INC.
(Registrant)

By:	/s/ Hunter R. Hollar
Name: Hunter R. Hollar

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Hunter R. Hollar Hunter R. Hollar	President and Chief Executive Officer (Principal Executive Officer)	March 8, 2007

/s/ Philip J. Mantua Philip J. Mantua	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 8, 2007

/s/ Dennis P. Neville Dennis P. Neville	Senior Vice President/Controller (Principal Accounting Officer)	March 8, 2007

A majority of the Board of Directors:

John Chirtea, Mark E. Friis, Susan D. Goff, Marshall H. Groom, Solomon Graham, Gilbert L. Hardesty, Hunter R. Hollar, Pamela A. Little, Charles F. Mess, Robert L. Orndorff, Jr., David E. Rippeon, Craig A. Ruppert, Lewis R. Schumann and W. Drew Stabler (Chairman).

Date: March 8, 2007

By:	/s/ Ronald E. Kuykendall
Ronald E. Kuykendall
Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of December 13, 2006 as amended, by and between Sandy Spring Bancorp, Inc. and CN Bancorp, Inc. (included as Appendix A to the Proxy Statement/Prospectus contained in Part I of this Registration Statement and incorporated herein by reference). Pursuant to Regulation S-K Item 601(b)(2), the Schedules and Exhibit B to the Merger Agreement have been omitted and will be furnished supplementally to the Commission upon request.
3.1	Articles of Incorporation of Sandy Spring Bancorp, Inc., as amended (incorporated by reference to Exhibit 3.1 of the Form 10-Q of Sandy Spring Bancorp, Inc., as filed with the Securities and Exchange Commission on August 8, 1996).
3.2	Bylaws of Sandy Spring Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of the Form 8-K of Sandy Spring Bancorp, Inc., as filed with the Securities and Exchange Commission on May 13, 1992).
3.3	Amendment to Articles of Incorporation of Sandy Spring Bancorp, Inc. dated April 24, 2001 (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form S-4 of Sandy Spring Bancorp, Inc. as filed with the SEC on November 22, 2006, Registration No. 333-138905).
5.1	Opinion of Dickstein Shapiro LLP regarding legality (to be filed by amendment).
8.1	Opinion of KPMG LLP regarding certain United States federal income tax matters (to be filed by amendment).
10.1	Voting Agreement dated December 13, 2006 by and among Sandy Spring Bancorp, Inc. and the stockholders of CN Bancorp, Inc. who are signatories thereto (incorporated by reference to Bancorp’s Current Report on Form 8-K as filed with the SEC on December 14, 2006).
10.2	Employment Agreement dated December 13, 2006 by and between Sandy Spring Bank and Jan W. Clark.
10.3	Employment Agreement dated December 13, 2006 by and between Sandy Spring Bank and John G. Warner.
10.4	Amended and Restated Executive Supplemental Retirement Plan Agreement dated December 13, 2006 by and between Sandy Spring Bancorp, Inc. and Jan W. Clark.
10.5	Amended and Restated Executive Supplemental Retirement Plan Agreement dated December 13, 2006 by and between Sandy Bancorp, Inc. and John G. Warner.
23.1	Consent of Dickstein Shapiro LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of McGladrey & Pullen, LLP.
23.3	Consent of Rowles & Company.
23.4	Consent of Sandler O’Neill & Partners, L.P.
23.5	Consent of Beard Miller Company LLP.
24.1	Power of Attorney of Registrant’s Board of Directors.
99.1	Opinion of Sandler O’Neill & Partners, L.P. regarding fairness (included as Appendix B to the Proxy Statement/Prospectus contained in Part I of this Registration Statement and incorporated by reference herein).
99.2	Form of Proxy Card for CN Bancorp, Inc. Special Meeting of Stockholders.
99.3	Form of Election Form and Letter of Transmittal and Instructions for completing the Election Form and Letter of Transmittal (to be filed by amendment).